As filed with the Securities and Exchange Commission on September 18, 2013

Registration No. 333-190855

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

under

the Securities Act of 1933

RAAM GLOBAL ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1311	20-0412973
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

1537 Bull Lea Rd., Suite 200

Lexington, Kentucky 40511

(859) 253-1300

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Howard A. Settle

President and Chief Executive Officer

1537 Bull Lea Rd., Suite 200

Lexington, Kentucky 40511

(859) 253-1300

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Sarah K. Morgan

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2300

Houston, Texas 77002-6760

(713) 758-2222

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Amount of Registration Fee(1)
12.50% Senior Notes due 2015	$50,000,000	$6,820(2)
Guarantees of 12.50% Senior Notes due 2015(3)		None(4)

(1)	Calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933.
(2)	Previously paid.
(3)	Century Exploration New Orleans, LLC, Century Exploration Houston, LLC and Century Exploration Resources, LLC, our subsidiaries, have guaranteed the notes being registered.
(4)	Pursuant to Rule 457(n) of the Securities Act of 1933, no registration fee is required for the Guarantees.

Each registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant Guarantors as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employee Identification No.
Century Exploration Houston, LLC(1)	Delaware	61-1439624
Century Exploration New Orleans, LLC(2)	Delaware	61-1104948
Century Exploration Resources, LLC(3)	Delaware	20-8957252

(1)	The address for Century Exploration Houston, LLC is 10210 Grogan’s Mill Road, Suite 300, The Woodlands, Texas 77380.
(2)	The address for Century Exploration New Orleans, LLC is Three Lakeway Center, Suite 2800, 3838 North Causeway Blvd., Metairie, Louisiana, 70002.
(3)	The address for Century Exploration Resources, LLC is 1537 Bull Lea Rd., Suite 200, Lexington, Kentucky 40511, and the telephone number for each of the Registrant Guarantors is (859) 253-1300.

The information in this prospectus is not complete and may change. We may not complete the Exchange Offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 2013

PROSPECTUS

RAAM Global Energy Company

Offer to Exchange

Up To $50,000,000 of

12.50% Senior Notes due 2015

That Have Not Been Registered Under

The Securities Act of 1933

Which are referred to as the “old notes,”

For

Up To $50,000,000 of

12.50% Senior Notes due 2015

That Have Been Registered Under

The Securities Act of 1933,

Which are referred to as the “new notes.”

Terms of the New 12.50% Senior Notes due 2015 Offered in the Exchange Offer:

•

The old notes are, and the new notes will be, additional notes under an indenture pursuant to which we initially issued $150,000,000 aggregate principal amount of our 12.50% senior secured notes due 2015 on September 24, 2010 and an additional $50,000,000 aggregate principal amount on July 15, 2011, each in a private placement (the “initially issued notes”). The new notes have identical terms, other than the issue date and issue price, and constitute part of the same series as the initially issued notes. All references in this prospectus to “notes” includes all notes issued under the indenture, unless the context indicates otherwise.

•

The terms of the new notes are materially identical to the terms of the old notes that were issued on April 11, 2013, except that the new notes will be registered under the Securities Act of 1933 (the “Securities Act”) and will not contain restrictions on transfer, registration rights or provisions for additional interest.

Terms of the Exchange Offer:

•	We are offering to exchange up to $50,000,000 of our old notes for new notes with materially identical terms that have been registered under the Securities Act and are freely tradable.

•	We will exchange all old notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2013, unless extended.

•	Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The exchange of new notes for old notes will not be a taxable event for U.S. federal income tax purposes.

You should carefully consider the risks set forth under “Risk Factors” beginning on page 11 of this prospectus before participating in the Exchange Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2013

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. In making your investment decision, you should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus is accurate as of any date other than its respective date.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. Please read “Plan of Distribution.”

This prospectus incorporates by reference business and financial information about us that is not included in or delivered with this prospectus. We will provide to each person, including any beneficial owner to whom a prospectus is delivered, a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing us at the following address: 1537 Bull Lea Rd., Suite 200, Lexington, Kentucky 40511 or by calling (859) 253-1300. To obtain timely delivery, you must request the information no later than                 , 2013.

i

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward looking statements. All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this prospectus, the words “could,” “should,” “would,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan,” “foresee” and similar expressions are intended to identify forward looking statements, although not all forward looking statements contain such identifying words.

Forward looking statements may include statements that relate to, among other things, our:

•	forward looking oil and natural gas reserve estimates;

•	future financial and operating performance and results;

•	business and financial strategy and budgets;

•	market prices;

•	technology;

•	amount, nature and timing of capital expenditures;

•	drilling of wells and the anticipated results thereof;

•	timing and amount of future production of oil and natural gas;

•	competition and government regulations;

•	operating costs and other expenses;

•	cash flow and anticipated liquidity;

•	prospect development;

•	property acquisitions and sales; and

•	plans, forecasts, objectives, expectations and intentions.

These forward looking statements are based on management’s current beliefs, expectations and assumptions about future events, based on currently available information, as to the outcome and timing of future events. When considering forward looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in this prospectus.

Forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the anticipated future results or financial condition expressed or implied by the forward looking statements. These risks, uncertainties and other factors include but are not limited to:

•	low and/or declining prices for oil and natural gas;

•	oil and natural gas price volatility;

•	risks associated with drilling, including completion risks, cost overruns and the drilling of non-economic wells or dry holes;

•	federal and state regulatory developments and approvals;

•	ability to raise additional capital to fund future capital expenditures;

•	cash flow and liquidity;

•	ability to find, acquire, market, develop and produce new oil and natural gas properties;

•	uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of development expenditures;

•	geological concentration of our reserves;

•	discovery, acquisition, development and replacement of oil and natural gas reserves;

•	operating hazards attendant to the oil and natural gas business;

•	down hole drilling and completion risks that are generally not recoverable from third parties or insurance;

•	potential mechanical failure or under-performance of significant wells or pipeline mishaps;

•	availability and cost of material and equipment;

•	delays in anticipated start-up dates;

•	actions or inactions of third-party operators of our properties;

•	ability to find and retain skilled personnel;

•	strength and financial resources of competitors;

•	potential defects in title to our properties;

•	possible losses from future litigation;

•	environmental risks;

•	changes in interest rates;

•	developments in oil and natural gas-producing countries;

•	weather conditions or events similar to those of September 11, 2001, Hurricanes Katrina, Rita, Gustav and Ike and the Deepwater Horizon explosion; and

•	worldwide political and economic conditions.

We believe that it is important to communicate our expectations of future performance to our investors. However, events may occur in the future that we are unable to accurately predict, or over which we have no control. We caution you against putting undue reliance on forward looking statements or projecting any future results based on such statements. Please review the “Risk Factors” included in this prospectus so that you are aware of the various risks associated with an investment in the notes.

Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reservoir engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions could change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.

All subsequent written and oral forward looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and any other cautionary statements that may accompany such forward looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

Our revenues, operating results, financial condition and ability to borrow funds or obtain additional capital depend substantially on prevailing prices for oil and natural gas. Declines in oil or natural gas prices may materially adversely affect our financial condition, liquidity, ability to obtain financing and operating results. Lower oil or natural gas prices also may reduce the amount of oil or natural gas that we can produce economically. A decline in oil and/or natural gas prices could have a material adverse effect on the estimated value and estimated quantities of our oil and natural gas reserves, our ability to fund our operations and our financial condition, cash flow, results of operations and access to capital. Historically, oil and natural gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile.

PROSPECTUS SUMMARY

This summary highlights certain information concerning our business. Because this is a summary, it may not contain all of the information that may be important to you and to your investment decision. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto included elsewhere in this prospectus. You should read this prospectus carefully and should consider, among other things, the matters set forth in “Risk Factors.” In this prospectus, unless indicated otherwise, references to “RAAM,” the “Company,” “our company,” “we,” “our” and “us” refer to RAAM Global Energy Company and its subsidiaries. The estimates of the proved reserves of the Company as of December 31, 2012 included in this prospectus are based on a reserve report prepared by each of Netherland, Sewell & Associates, Inc., independent petroleum engineers, Cawley, Gillespie and Associates, Inc., independent petroleum engineers, and H.J. Gruy and Associates, Inc., independent petroleum engineers (collectively, the “Reserve Reports”). For the definitions of certain terms used in the oil and natural gas industry, see “Glossary of Oil and Natural Gas Terms.”

In this prospectus we refer to the notes to be issued in the exchange offer as the “new notes” and the notes issued on April 11, 2013 as the “old notes.” We refer to the new notes and the old notes collectively as the “notes.”

Our Company

We are a privately held oil and natural gas company engaged in the exploration, development, production, exploitation and acquisition of oil and gas properties. Our producing assets are located offshore in the Gulf of Mexico and onshore in Louisiana, Texas, Oklahoma and California.

We have traditionally focused on acquiring assets in and around the United States Gulf Coast. Over the last decade we have worked to diversify our asset base through the acquisition and development of both conventional onshore assets and long-lived unconventional resource plays that are capable of supporting sustainable growth. Our assets create a portfolio of production, resources and opportunities that are balanced between long-lived, dependable production and exploration and development opportunities. Current development projects are focused on three main areas: shallow waters offshore, onshore conventional assets in Texas, Louisiana and Oklahoma and unconventional assets in Oklahoma and New Mexico. We have selectively acquired and accumulated a portfolio of oil and natural gas leases in both oil and natural gas prone unconventional areas domestically. We plan to continue to augment our Gulf Coast production, increase our proved reserves and the reserve life of our portfolio through the development of these unconventional assets.

At December 31, 2012, we had estimated total proved oil and natural gas reserves of 25.0 MMBoe (59% oil). For 2012, our net daily production averaged 11,399 Boepd, which generated revenue of $203.8 million.

Core Properties

Our core properties include assets offshore in the Gulf of Mexico in Louisiana state waters and United States federal waters, onshore in Texas and Louisiana and conventional and unconventional assets in Oklahoma and California.

Offshore

Gulf of Mexico — Louisiana State Waters. We commenced operations in the Breton Sound 53 Field in 1989 and currently operate 13 producing wells from 2 manned production platforms which we own. Average net daily production for the year ended December 31, 2012 was 4,678 Boepd. Our leasehold position encompassed 10,993 net acres with proved reserves of 5,632 MBoe at December 31, 2012. We have had a 76% drilling success rate in the Breton Sound 53 Field since 2000. Historical drilling success has been in the Uvig and Tex W zones above 10,500 feet. Recent development of the field has focused on newly discovered deep plays of the Big Hum and Cris I zones from 10,500 to 17,000 feet.

Gulf of Mexico — Federal Waters. We commenced operations in the shallow water West Cameron 368 Field and Ship Shoal 154 Field in the United States federal waters in 1987 and 1990, respectively, and we currently own and operate 16 wells and 14 production platforms. Average net daily production for the year ended December 31, 2012 from the United States federal waters was 1,383 Boepd. Our leasehold position encompassed 78,056 net acres with proved reserves of 9,612 MBoe as of December 31, 2012.

Onshore

Gulf Coast. We currently operate 18 producing wells onshore along the Gulf Coast. Average net daily production for the year ended December 31, 2012 was 4,965 Boepd. Our leasehold position encompassed 45,528 net acres with proved reserves of 6,182 MBoe at December 31, 2012. In Texas, we have focused on the Eocene Yegua/Cook Mountain trend, which produces natural gas with high condensate yields. Average net daily production for the year ended December 31, 2012 was 4,534 Boepd from 15 producing wells. In Louisiana, we have focused on the Lower Miocene Atchafalaya Basin. Average net daily production for the year ended December 31, 2012 was 209 Boepd from 2 producing wells. In addition, we realized 222 Boepd of production for the year ended December 31, 2012 from 3 wells in other areas of Louisiana and Mississippi. During 2012, we sold three (two producing and one non-producing) of the wells in our non-core area that were located in Texas, Louisiana and Mississippi. We still have one non-core well remaining which is located in Louisiana.

Resource Plays

Oklahoma. Our leasehold position in the shallow oil Mississippi Chat and Mississippi Lime formation of Oklahoma encompassed approximately 66,522 net acres with proved reserves of 3,077 MBoe at December 31, 2012 and average net daily production for the year ended December 31, 2012 of 109 Boepd from 39 producing wells. In November 2011, we entered into an agreement whereby we divided the original Osage Tribe concession consisting of 74,580 gross concession acres. Under the agreement, the total acreage consisting of 3,040 gross acres (1,520 net acres) remained under the original 50/50 ownership and we remained as non-operator. The remaining concession was divided into two parcels. We took 100% ownership of the Eastern parcel of the concession consisting of 37,290 net concession acres, and we were named as operator. The western parcel is now owned and operated 100% by our Joint Venture Partner. In June 2011, we acquired a 40% interest in another Osage Tribe concession consisting of 27,712 net concession acres. This acreage position lies directly east and adjacent to the Eastern Parcel of the original concession which we now own and operate 100% of. We believe the proximity of the two concessions will allow for a more efficient development of the acreage.

California. Our leasehold position in the San Joaquin Basin in California encompassed approximately 27,860 net acres with proved reserves of 541 MBoe at December 31, 2012 and average net daily production for the year ended December 31, 2012 of 264 Boepd from 3 producing wells. One of these wells was drilled in 2011 but completed and brought online during 2012. At December 31, 2012, it was shut-in. The other two wells were drilled, completed and brought online during 2012 and were producing at year end.

General Corporate Information

RAAM is a Delaware corporation with principal offices at 1537 Bull Lea Rd., Suite 200, Lexington, Kentucky 40511. We can be reached at (859) 253-1300 and our website address is www.raamglobal.com. We make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission, or the SEC, available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

The Exchange Offer

On April 11, 2013, we completed a private offering of the old notes. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed to deliver to you this prospectus and related registration statement and to use our reasonable best efforts to cause the registration statement to become effective by January 6, 2014.

Exchange Offer	We are offering to exchange new notes for old notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2013, unless we decide to extend it.

Condition to the Exchange Offer	The registration rights agreement does not require us to accept old notes for exchange if the exchange offer, or the making of any exchange by a holder of the old notes, would violate any applicable law or interpretation of the staff of the SEC. The exchange offer is not conditioned on a minimum aggregate principal amount of old notes being tendered.

Procedures for Tendering Old Notes	To participate in the exchange offer, you must follow the procedures established by The Depository Trust Company or “DTC,” for tendering notes held in book-entry form. These procedures, referred to as the Automated Tender Offer Program or “ATOP,” require that (i) the exchange agent receive, prior to the expiration date of the exchange offer, a computer generated message known as an “agent’s message” that is transmitted through DTC’s Automated Tender Offer Program, and (ii) DTC confirms that:

•	DTC has received your instructions to exchange your notes, and

•	you agree to be bound by the terms of the letter of transmittal.

For more information on tendering your old notes, please refer to the section in this prospectus entitled “Exchange Offer — Terms of the Exchange Offer,” “— Procedures for Tendering,” and “Description of Notes — Book Entry; Delivery and Form.”

Guaranteed Delivery Procedures	None.

Withdrawal of Tenders	You may withdraw your tender of old notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer — Withdrawal of Tenders.”

Acceptance of Old Notes and Delivery of New Notes

If you fulfill all conditions required for proper acceptance of old notes, we will accept any and all old notes that you properly tender in the exchange offer on or before 5:00 p.m. New York City time on the expiration date. We will return any old note that we do not accept for exchange to you without expense promptly after the expiration date and acceptance of the old notes for exchange. Please refer to the section in this prospectus entitled “Exchange Offer — Terms of the Exchange Offer.”

Fees and Expenses	We will bear expenses related to the exchange offer. Please refer to the section in this prospectus entitled “Exchange Offer — Fees and Expenses.”

Use of Proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement.

Consequences of Failure to Exchange Old Notes	If you do not exchange your old notes in this exchange offer, you will no longer be able to require us to register the old notes under the Securities Act except in limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the old notes unless we have registered the old notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

U.S. Federal Income Tax Consequences	The exchange of new notes for old notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “Certain United States Federal Income Tax Considerations.”

Exchange Agent	We have appointed The Bank of New York Mellon Trust Company, N.A. as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal to the exchange agent addressed as follows:

The Bank of New York Mellon Trust Company, N.A., as

Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations - Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, NY 13057

Attn: Christopher Landers

Telephone: 315-414-3362

Facsimile: 732-667-9408

Eligible institutions may make requests by facsimile at 732-667-9408 and may confirm facsimile delivery by calling 315-414-3362.

Terms of the New Notes

The new notes will be materially identical to the old notes except that the new notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The new notes will evidence the same debt as the old notes, and the same indenture will govern the new notes and the old notes.

The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all information that may be important to you. For a more complete understanding of the new notes, please refer to the section entitled “Description of Notes” in this prospectus.

Issuer	RAAM Global Energy Company

Securities Offered	$50.0 million aggregate principal amount of the 12.50% Senior Notes due 2015. The old notes are, and the new notes will be, additional notes under an indenture pursuant to which we sold the initially issued notes. The new notes have identical terms, other than the issue date and issue price, and constitute part of the same series as the initially issued notes.

Maturity Date	October 1, 2015.

Interest	We will pay interest in cash on the principal amount of the new notes at an annual rate of 12.50%. We will pay interest on the new notes semi-annually, in arrears, on each April 1 and October 1. Interest on each new note will accrue from April 1, 2013.

Guarantees	The new notes will be fully and unconditionally guaranteed, jointly and severally on a senior secured basis by each of our existing and future domestic subsidiaries that guarantee indebtedness under our Amended Revolving Credit Facility. The guarantees will rank senior in right of payment to all existing and future senior subordinated indebtedness of these subsidiaries and equal in right of payment with all existing and future senior secured indebtedness of these subsidiaries.

Collateral	The new notes and the guarantees will be secured by a security interest in substantially all of our, and all of our existing and future domestic subsidiaries’ (other than our existing and future unrestricted subsidiaries’), assets to the extent they constitute collateral under our Amended Revolving Credit Facility, subject to certain exceptions. The lien securing the new notes will be subordinated and junior to liens securing our senior credit facility pursuant to the terms of an intercreditor agreement. See “Description of Notes — Collateral” and “Description of Notes — Intercreditor Agreement.”

Ranking

The new notes will be our senior secured obligations. The new notes and the guarantees will rank senior in right of payment to all of our and the guarantors’ future subordinated indebtedness and equal in right of payment with all of our and the guarantors’ existing and future senior indebtedness, including indebtedness under such senior credit facility. However, the new notes and the guarantees will be effectively subordinated to indebtedness under such senior credit facility and additional permitted first lien indebtedness to the extent of the value of the collateral securing such senior credit facility and such additional permitted first lien indebtedness.

Optional Redemption	Until October 1, 2014, we may redeem up to 35% of the aggregate principal amount of the notes at a price equal to 112.50% of the principal amount, plus accrued and unpaid interest to the date of redemption, with the net cash proceeds of certain equity offerings. On or after October 1, 2014 until March 31, 2015, we may redeem some or all of the new notes at an initial redemption price equal to par value plus one-half the coupon plus accrued and unpaid interest to the date of redemption. On or after April 1, 2015, we may redeem some or all of the new notes at a redemption price equal to par plus accrued and unpaid interest to the date of redemption. We may also redeem some or all of the new notes at any time prior to October 1, 2014 at the “make-whole” prices described in this prospectus and at any time on or after April 1, 2015 at par.

Change of Control Offer	If we experience a change in control, the holders of the new notes will have the right to require us to purchase their notes at a price in cash equal to 101% of the principal thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

Asset Sale Offer	Upon certain asset sales, we may have to use the proceeds to offer to repurchase the new notes at an offer price in cash equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Certain Indenture Covenants	We will issue the new notes under an indenture, dated September 24, 2010, with The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent. The indenture, among other things, limits our ability and the ability of our restricted subsidiaries to:

•	incur or guarantee additional indebtedness or issue certain preferred stock;

•	pay dividends, repurchase equity securities, redeem subordinated debt or make investments or other restricted payments;

•	issue capital stock of our subsidiaries;

•	transfer or sell assets, including capital stock of our subsidiaries;

•	incur dividend or other payment restrictions affecting certain of our subsidiaries;

•	create or incur liens;

•	change our line of business;

•	enter into certain transactions with affiliates; and

•	merge, consolidate or transfer substantially all of our assets.

These covenants are subject to a number of important limitations and exceptions. See “Description of Notes — Certain Covenants.”

Transfer Restrictions; Absence of a Public Market for the New Notes	The new notes generally will be freely transferable, but will also be new securities for which there will not initially be a market. There can be no assurance as to the development or liquidity of any market for the new notes. We do not intend to apply for a listing of the new notes on any securities exchange or any automated dealer quotation system.

Risk Factors	Investing in the new notes involves risks. See “Risk Factors” beginning on page 11 for a discussion of certain factors you should consider in evaluating whether or not to tender your old notes.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratios of consolidated earnings to fixed charges for the periods presented:

	Six Months Ended June 30, 2013		Year Ended December 31,
			2012		2011	2010	2009	2008
Ratio of earnings to fixed charges	0.9x	(1)	0.6x	(2)	2.4x	4.2x	17.0x	35.2x

(1)	Our ratio of earnings to fixed charges was less than 1.0 for the six months ended June 30, 2013. To achieve a ratio of earnings to fixed charges of 1.0x, we would have had to generate additional earnings of approximately $1.7 million for the period.
(2)	Our ratio of earnings to fixed charges was less than 1.0 for the year ended December 31, 2012. To achieve a ratio of earnings to fixed charges of 1.0x, we would have had to generate additional earnings of approximately $11.2 million for the year. During the year ended December 31, 2012, we recorded a non-cash ceiling test write-down of $37.0 million. Excluding this non-cash write-down and the related tax effects, our ratio of earnings to fixed charges would have been 1.9x for the year ended December 31, 2012.

For purposes of computing the ratio of earnings to fixed charges, “earnings” consists of pretax income from continuing operations plus fixed charges (excluding capitalized interest) and amortization of capitalized interest. “Fixed charges” represents interest incurred (whether expensed or capitalized), amortization of debt expense and that portion of rental expense on operating leases deemed to be the equivalent of interest.

We did not have any preferred stock outstanding, and there were no preferred stock dividends paid or accrued during the periods presented above.

Risk Factors

You should carefully consider the information set forth in the section entitled “Risk Factors” beginning on page 11 and all other information in this prospectus before participating in the exchange offer.

Organizational Structure

The following diagram is intended to illustrate our general corporate structure and the basic relationship of our subsidiary guarantors to us.

SUMMARY HISTORICAL FINANCIAL DATA

The following table presents summary historical financial information for the periods and as of the dates indicated. The summary statement of operations data for the three years ended December 31, 2012, 2011 and 2010 and the balance sheet data as of December 31, 2012, 2011 and 2010 are derived from our audited consolidated financial statements. The summary statement of operations data for the six months ended June 30, 2013 and 2012 and the balance sheet data as of June 30, 2013 are derived from our unaudited condensed consolidated financial statements included in this prospectus. For further information that will help you better understand the summary data, you should read this financial data in conjunction with the “Selected Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus and the financial statements and related notes and other financial information included elsewhere in this prospectus. Our historical results of operations are not necessarily indicative of results to be expected for any future periods.

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
	(unaudited)		(As Restated)	(As Restated)	(As Restated)
	(dollars in thousands)
Statement of Operations Data:
Revenues:
Gas sales	$32,492	$30,236	$63,535	$87,064	$79,331
Oil sales	49,791	58,085	119,504	113,722	83,122
Realized and unrealized (losses) gains on derivatives, net	(474)	22,319	20,769	13,650	17,417

Total revenues	81,809	110,640	203,808	214,436	179,870

Costs and expenses:
Production and delivery costs	15,938	18,128	35,529	34,326	31,569
Production taxes	3,910	4,765	9,314	10,259	5,732
Workover costs	1,458	1,440	2,772	7,730	10,470
Depreciation, depletion and amortization	36,181	62,727	118,041	71,763	67,312
General and administrative expenses	9,630	10,295	20,780	28,861	16,731

Total operating expenses	67,117	97,355	186,436	152,939	131,814

Income from operations	$14,692	$13,285	$17,372	$61,497	$48,056

Balance Sheet Data:
Cash and cash equivalents	$55,891	$44,441	$68,671	$51,743	$81,032
Oil and gas properties, net	678,203	672,368	654,268	615,907	461,363
Total assets	792,892	806,146	779,454	744,552	621,698
Total debt, including current portion	259,530	259,500	254,541	204,634	152,653
Total shareholders’ equity	292,009	302,565	293,549	302,391	295,201

SUMMARY RESERVE AND OPERATING DATA

The following tables set forth our estimates of our proved reserves and future net cash flows as of December 31, 2012 using SEC pricing based on the average price as of the first day of each of the twelve months ended December 31, 2012. Our reserve estimates as of December 31, 2012 are calculated by adding reserve estimates from reserve reports prepared by each of Netherland, Sewell & Associates, Inc., independent petroleum engineers, H.J. Gruy and Associates, Inc., independent petroleum engineers, and Cawley, Gillespie & Associates, Inc., independent petroleum engineers. SEC pricing assumptions were as follows: $2.76 per MMBtu for natural gas and $91.21 per Bbl for oil. These prices are adjusted for energy content, transportation fees and regional price differentials resulting in weighted adjusted product prices for the proved reserves over the remaining lives of the properties of $94.04 per Bbl of crude oil and oil equivalents and $3.01 per MMBtu of gas. See “Supplemental Oil and Gas Disclosures” for further information.

	SEC Pricing
	Reserve Category
	PDP	PDNP	PUD	Total
Net Proved Reserves:
Oil (MBbls)	2,449	2,491	9,767	14,707
Natural gas (MMcf)	35,954	14,271	11,797	62,022

Future net revenues (dollars in thousands):
Oil	$260,384	$263,199	$859,513	$1,383,096
Natural gas	128,651	46,848	31,366	206,865

Total revenues	389,035	310,047	890,879	1,589,961
Production costs	(154,110)	(86,305)	(162,948)	(403,363)
Development and abandonment costs	(45,040)	(18,814)	(178,335)	(242,189)

Future net cash flows before taxes	$189,885	$204,928	$549,596	$944,409

Recently, we determined that our proved undeveloped reserves associated with our EB 920 Project likely will not continue to meet the requirements of reasonable certainty to remain booked as proved reserves as of September 30, 2013. Proved undeveloped reserves related to the EB 920 Project were estimated at 8.4 million barrels of oil equivalent at December 31, 2012, or 71.2% of our total proved undeveloped reserves and 33.3% of our total proved reserves at such date. These proved reserves had an estimated present value discounted at 10% using SEC reserves criteria and pricing (“PV-10”) of approximately $210.1 million at December 31, 2012.

As a result of the expected downward revisions to eliminate the EB 920 Project proved undeveloped reserves, we expect to incur an increased depletion rate and a significant non-cash impairment charge during the quarter ended September 30, 2013. An impairment charge is due to the application of a “ceiling test,” which limits capitalized oil and gas property costs to the aggregate of the PV-10 of future net cash flows from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair value of unproved properties, each after income tax effects.

We intend to continue to pursue efforts to realize the value of our EB 920 Project investment, including potential farmout arrangements and potential direct recourse against the U.S. Government pursuant to the appeal described under “Business — Our Operations — Summary of Oil and Natural Gas Properties and Projects Offshore.”

RISK FACTORS

You should carefully consider each of the risks described below and the matters addressed under “Cautionary Statement Regarding Forward-Looking Statements,” together with all of the other information contained in this prospectus, including our consolidated financial statements and related notes, included elsewhere in the prospectus. The risks described below are not the only risks facing us or that may materially adversely affect our business. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business. If any of the following risks develop into actual events, our business, financial condition or results of operations could be materially adversely affected and you may lose all or part of your investment.

Risks Related to the Business

More comprehensive and stringent regulation in the U.S. Gulf of Mexico in the aftermath of the Macondo well oil spill may result in increased costs and delays in offshore oil and natural gas exploration and production operations, which costs and delays may be significant.

Following an April 30, 2010 fire and explosion aboard the Deepwater Horizon drilling rig and resulting oil spill from the Macondo well operated by a third party in ultra-deep water in the U.S. Gulf of Mexico, there have been a series of regulatory initiatives developed and implemented at the federal level to address the direct impact of the incident and to prevent similar incidents in the future. Beginning in 2010 and continuing through 2012, the U.S. Department of the Interior (“DOI”), through a series of its bureaus that have since evolved into the present day Bureau of Ocean Energy Management (“BOEM”) and Bureau of Safety and Environmental Enforcement (“BSEE”) has issued a variety of regulations and Notices to Lessees and Operators (“NTLs”) intended to impose additional safety, permitting and certification requirements applicable to exploration, development and production activities in the U.S. Gulf of Mexico. These regulatory initiatives effectively slowed down the pace of drilling and production operations in the U.S. Gulf of Mexico as adjustments were being made in operating procedures, certification requirements and lead times for inspections, drilling applications, drilling permits, and exploration and production plan reviews, and as the federal agencies evolved into their present day bureaus.

Under the DOI’s current organizational format, the BOEM administers offshore leasing, resource evaluation, oil and natural gas exploration and production plan reviews, renewable energy development, NEPA analyses, and environmental studies whereas the BSEE manages responsibility for the safety and enforcement functions imposed on offshore oil and natural gas operations, including the development and enforcement of safety and environmental regulations, permitting of offshore exploration, development and production activities, inspections, offshore regulatory programs, oil spill response and compliance programing and training. As one of many offshore oil and natural gas exploration and production operators, we are required to comply with this more comprehensive and stringent array of legal requirements as conditions to initiating and/or continuing offshore activities in the U.S. Gulf of Mexico, compliance with which has made it more difficult and costly in proceeding with those activities and more prone to potential delays, whether due to permit delays, the aggregate effect of more regulation, the need for new or retrofitted equipment, updated processes or qualified personnel, or otherwise.

In addition to the array of new or revised safety, permitting and certification requirements developed and implemented by the DOI in the past few years, there have been a variety of proposals to change existing laws and regulations that could affect offshore development and production such as, for example, a proposal to significantly increase the minimum financial responsibility demonstration required under the OPA. To the extent that the existing regulatory initiatives implemented and pursued over the past few years or any future restrictions, whether through legislative or regulatory means or increased or broadened enforcement programs, foster uncertainties or delays in our offshore oil and natural gas development or exploration activities, then such conditions may have a material adverse effect on our results of operations and financial position.

Requirements and permitting procedures imposed by the BOEM or BSEE could significantly delay our receipt of, or performance under, permits to drill new wells in offshore waters.

Subsequent to the Deepwater Horizon incident in ultra-deep waters of the U.S. Gulf of Mexico, in 2010, the DOI, through a series of its bureaus that have since evolved into the present day BOEM and BSEE issued a series of regulatory requirements imposing new standards and permitting procedures for new wells to be drilled in federal waters of the OCS. These new regulatory requirements include the following:

•

The Environmental NTL, which imposes new and more stringent requirements for documenting the environmental impacts potentially associated with the drilling of a new offshore well and significantly increases oil spill response requirements.

•

The Compliance and Review NTL, which imposes requirements for operators to secure independent reviews of well design, construction and flow intervention processes, and also requires certifications of compliance from senior corporate officers.

•

The Drilling Safety Rule, which prescribes tighter cementing and casing practices, imposes standards for the use of drilling fluids to maintain well bore integrity, and stiffens oversight requirements relating to blowout preventers and their components, including shear and pipe rams.

•

The Workplace Safety Rule, which requires operators to have a comprehensive safety and environmental management system (“SEMS”) in order to reduce human and organizational errors as root causes of work-related accidents and offshore spills. On September 14, 2011, the BOEMRE issued proposed rules that would amend the Workplace Safety Rule by requiring the imposition of certain added safety procedures to a company’s SEMS not covered by the original rule and revising existing obligations that a company’s SEMS be audited by requiring the use of an independent third party auditor who has been pre-approved by the agency to perform the auditing task.

Following the issuance of these new regulatory requirements, the BOEM and BSEE have been taking much longer than in the past to review and approve permits for new wells. These new requirements and any associated permitting delays increase the costs of preparing permit applications and will increase the costs of new wells, well workovers and well re-completions, particularly for wells drilled in deeper water on the OCS. We are uncertain what long-term effect, if any, the BOEM’s or BSEE’s additional regulatory requirements and permitting procedures will have on our offshore operations. Accordingly, we may be subject to a variety of unforeseen adverse consequences arising directly or indirectly from these new regulatory requirements.

Our estimates of future asset retirement obligations may vary significantly from period to period and are especially significant because our operations include the U.S. Gulf of Mexico.

We are required to record a liability for the discounted present value of our asset retirement obligations to plug and abandon inactive, non-producing wells, to remove inactive or damaged platforms, facilities and equipment, and to restore the land or seabed at the end of oil and natural gas production operations. These costs are typically considerably more expensive for offshore operations as compared to most land-based operations due to increased regulatory scrutiny and the logistical issues associated with working in waters of various depths. Estimating future restoration and removal costs in the U.S. Gulf of Mexico is especially difficult because most of the removal obligations are many years in the future, regulatory requirements are subject to change or more restrictive interpretation, and asset removal technologies are constantly evolving and may result in additional or increased costs. As a result, we may make significant increases or decreases to our estimated asset retirement obligations in future periods. For example, because we operate in the U.S. Gulf of Mexico, platforms, facilities and equipment are subject to damage or destruction as a result of hurricanes. The estimated cost to plug and abandon a well or dismantle a platform can change dramatically if the host platform from which the work was anticipated to be performed is damaged or toppled rather than structurally intact. Accordingly, our estimate of future asset retirement obligations could differ dramatically from what we may ultimately incur as a result of damage from a hurricane.

In addition to the NTLs discussed previously, the DOI, through its bureaus, issued an NTL, effective October 15, 2010, that established a more stringent regimen for the timely decommissioning of what is known as “idle iron” wells, platforms and pipelines that are no longer producing or serving exploration or support functions related to an operator’s lease in the U.S. Gulf of Mexico. Historically, many oil and natural gas producers in the Gulf of Mexico have delayed the plugging, abandoning or removal of such idle iron until they met the final decommissioning regulatory requirement, which has been established as being within one year after the lease expires or terminates, a time period that sometimes is years after use of the idle iron has been discontinued. The recently issued NTL sets forth new standards that trigger decommissioning timing requirements; any well that has not been used during the past five years for exploration or production on active leases and is no longer capable of producing in paying quantities must be permanently plugged or temporarily abandoned within three years time. Plugging or abandonment of wells may be delayed by two years if all of such well’s hydrocarbon and sulfur zones are appropriately isolated. Similarly, platforms or other facilities that are no longer useful for operations must be removed within five years of the cessation of operations. The triggering of these plugging, abandonment and removal activities under what may be viewed as an accelerated schedule in comparison to historical decommissioning efforts may serve to increase, perhaps materially, our future plugging, abandonment and removal costs, which may translate into a need to increase our estimate of future asset retirement obligations required to meet such increased costs. Moreover, the implementation of this NTL could likely result in increased demand for salvage contractors and equipment, resulting in increased estimates of plugging, abandonment and removal costs and increases in related asset retirement obligations.

Oil and natural gas prices are volatile, and a substantial or extended decline in oil and natural gas prices could affect our financial results and impede growth.

Our future revenues, profitability and cash flow will depend substantially upon the prices and demand for oil and natural gas. The markets for these commodities are volatile and even relatively modest drops in prices can affect our financial results and impede our growth. Prices for oil and natural gas fluctuate widely in response to relatively minor changes in the supply and demand for oil and natural gas, market uncertainty and a variety of additional factors beyond our control, such as:

•	domestic and foreign supplies of oil and natural gas;

•	price and quantity of foreign imports of oil and natural gas;

•	the cost of exploring for, developing, producing, transporting and marketing oil and natural gas;

•	actions of the Organization of Petroleum Exporting Countries and other state-controlled oil companies relating to oil and natural gas price and production controls;

•	level of consumer product demand;

•	level of global oil and natural gas exploration and productivity;

•	domestic and foreign governmental regulations;

•	level of global oil and natural gas inventories;

•

political conditions in or affecting other oil-producing and natural gas-producing countries, including the current conflicts in the Middle East and conditions in South America, Africa, Australia and Russia;

•	weather conditions;

•	technological advances affecting oil and natural gas consumption;

•	volatile trading patterns in the commodity-futures markets;

•	overall United States and global economic conditions; and

•	price and availability of alternative fuels.

Further, oil prices and natural gas prices do not necessarily fluctuate in direct relationship to each other. Lower oil and natural gas prices may not only decrease our expected future revenues on a per unit basis but also may reduce the amount of oil and natural gas that we can produce economically. This may result in us having to make substantial downward adjustments to our estimated proved reserves and could have a material adverse effect on our financial condition and results of operations.

We periodically enter into derivative transactions with respect to a portion of our expected future production. We cannot assure you that such transactions will reduce the risk or minimize the effect of any decline in oil or natural gas prices. Any substantial or extended decline in demand for oil or natural gas would have a material adverse effect on our financial condition and results of operations. Any substantial or extended decrease in crude oil and natural gas prices would render uneconomic a significant portion of our exploration, development and exploitation projects. This may result in our having to make significant downward adjustments to our estimated proved reserves. As a result, a substantial or extended decline in crude oil or natural gas prices or demand for crude or natural gas may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

Recently, we determined that our proved undeveloped reserves associated with our Ewing Bank Block 920 (“EB 920” or “Flatt’s Guitar”) Project in the Gulf of Mexico, likely will not continue to meet the requirements of reasonable certainty to remain booked as proved reserves as of September 30, 2013. Proved undeveloped reserves related to the EB 920 Project were estimated at 8.4 million barrels of oil equivalent at December 31, 2012, or 71.2% of our total proved undeveloped reserves and 33.3% of our total proved reserves at such date. These proved reserves had an estimated present value discounted at 10% using SEC reserves criteria and pricing (“PV-10”) of approximately $210.1 million at December 31, 2012.

As a result of the expected downward revisions to eliminate the EB 920 Project proved undeveloped reserves, we expect to incur an increased depletion rate and a significant non-cash impairment charge during the quarter ended September 30, 2013. An impairment charge is due to the application of a “ceiling test,” which limits capitalized oil and gas property costs to the aggregate of the PV-10 of future net cash flows from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair value of unproved properties, each after income tax effects.

Recovery of proved undeveloped reserves requires significant capital expenditures and successful drilling operations. The future development of our remaining undeveloped reserves into proved developed reserves is highly dependent upon our ability to fund estimated total capital development costs. We cannot be sure that our estimated costs are accurate. Further, our drilling efforts may be delayed or unsuccessful, and actual reserves may prove to be less than current reserve estimates, which could have a material adverse effect on our financial condition, future cash flows and results of operations. For a more detailed discussion of our current liquidity, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

We are unsure what long-term effect, if any, the BOEM’s new regulatory requirements and permitting procedures will have on our ability to develop EB 920 or our other offshore operations. We are also unsure what effect, if any, amendments to OPA will have on this lease and our other offshore operations. However, it is possible that due to changes in regulation we will be unable to develop our remaining offshore proved undeveloped reserves.

Our business may suffer if we lose key personnel.

We depend to a large extent on the services of certain key management personnel, including Howard A. Settle, our President, Chief Executive Officer, and Chairman of the Board of Directors, Jonathan B. Rudney, Co-Founder and a member of our Board of Directors, Jeff T. Craycraft, our Treasurer and Chief Financial

Officer, and Elizabeth A. Barr, our Vice President of Administration. These individuals have extensive experience and expertise in evaluating and analyzing producing oil and natural gas properties and drilling prospects, maximizing production from oil and natural gas properties, marketing oil and natural gas production and developing and executing financing and derivative strategies. The loss of any of these individuals could have a material adverse effect on our operations. We do not maintain key-man life insurance with respect to any of our employees. Our success is dependent on our ability to continue to employ and retain skilled technical personnel. Competition for such professionals is intense. If we cannot retain our technical personnel or attract additional experienced technical personnel, our ability to compete could be harmed.

Lower oil and natural gas prices may cause us to record ceiling test write-downs.

We use the full-cost method of accounting to account for our oil and natural gas operations. Accordingly, we capitalize the cost to acquire, explore for and develop oil and natural gas properties. Under full cost accounting rules, the net capitalized costs of oil and natural gas properties may not exceed a “ceiling limit” which is based upon the present value of estimated future net cash flows from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties. If at the end of any quarterly period we determine that the net capitalized costs of oil and natural gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings in the period then ended. This is called a “ceiling test write down.” This charge does not impact cash flow from operating activities, but does reduce our stockholders’ equity. For example, during 2012, the Company had a write down of approximately $37 million to capitalized oil and natural gas properties primarily as a result of lower natural gas and crude oil pricing assumptions, lower than anticipated success rate on drilling and higher than expected capital expenditures incurred. The risk that we will be required to write down the carrying value of oil and natural gas properties increases when oil and natural gas prices are low or volatile. In addition, write downs may occur if we experience substantial downward adjustments to our estimated proved reserves.

Our derivative activities could result in financial losses or could reduce our net income.

To achieve more predictable cash flows and to reduce our exposure to fluctuations in the prices of oil and natural gas, we have and may continue to enter into derivative transactions for a significant portion of our oil and natural gas production. If we experience a sustained material interruption in our production, we might be forced to satisfy all or a portion of our derivative obligations without the benefit of the cash flows from our sale of the underlying physical commodity, resulting in a substantial diminution of our liquidity. Our ability to use derivative transactions to protect us from future oil and natural gas price declines will be dependent upon oil and natural gas prices at the time we enter into future derivative transactions and our future levels of derivatives, and as a result our future net cash flows may be more sensitive to commodity price changes.

Our policy has been to utilize derivative transactions to reduce the variability in cash flows associated with a significant portion of our near–term estimated oil and natural gas production. However, our price derivative strategy and future derivative transactions will be determined at our discretion. We are not under an obligation to hedge a specific portion of our production. The prices at which we hedge our production in the future will be dependent upon commodities prices at the time we enter into these transactions, which may be substantially higher or lower than current oil and natural gas prices. Accordingly, our price derivative strategy may not protect us from significant declines in oil and natural gas prices received for our future production. Conversely, our derivative strategy may limit our ability to realize cash flows from commodity price increases. It is also possible that a substantially larger percentage of our future production will not be hedged as compared with the prior few years, which would result in our oil and natural gas revenues becoming more sensitive to commodity price changes. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Oil and Gas Derivatives” for additional information on our oil and natural gas derivative contracts.

Our derivative transactions expose us to counterparty credit risk.

Our derivative transactions expose us to risk of financial loss if a counterparty fails to perform under a derivative contract. Disruptions in the financial markets could lead to sudden changes in a counterparty’s liquidity, which could impair its ability to perform under the terms of the derivative contract. We are unable to predict sudden changes in a counterparty’s creditworthiness or ability to perform. Even if we do accurately predict sudden changes, our ability to negate the risk may be limited depending upon market conditions.

During periods of falling commodity prices, such as late 2008, our derivative receivable positions increase, which increases our exposure. If the creditworthiness of our counterparties deteriorates and results in their nonperformance, we could incur a significant loss.

The enactment of derivatives legislation could have an adverse effect on our ability to use derivative instruments to reduce the effect of commodity price, interest rate and other risks associated with our business.

On July 21, 2010 new comprehensive financial reform legislation, known as the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”), was enacted that establishes federal oversight and regulation of the over-the-counter derivatives market and entities, such as us, that participate in that market. The Act requires the Commodity Futures Trading Commission (“CFTC”), the SEC and other regulators to promulgate rules and regulations implementing the new legislation. In its rulemaking under the Act, the CFTC has issued final regulations to set position limits for certain futures and option contracts in the major energy markets and for swaps that are their economic equivalents. Certain bona fide hedging transactions would be exempt from these position limits. The position limits rule was vacated by the United States District Court for the District of Colombia in September of 2012 although the CFTC has stated that it will appeal the District Court’s decision. The CFTC also has finalized other regulations, including critical rulemakings on the definition of “swap”, “security-based swap”, “swap dealer” and “major swap participant.” The Act and CFTC rules also will require us in connection with certain derivatives activities to comply with clearing and trade-execution requirements (or take steps to qualify for an exemption to such requirements). In addition, new regulations may require us to comply with margin requirements although these regulations are not finalized and their application to us is uncertain at this time. Other regulations also remain to be finalized, and the CFTC recently has delayed the compliance dates for various regulations already finalized. As a result, it is not possible at this time to predict with certainty the full effects of the Act and CFTC rules on us and the timing of such effects. The Act also may require the counterparties to our derivative instruments to spin off some of their derivatives activities to a separate entity, which may not be as creditworthy as the current counterparty.

The Act and any new regulations could significantly increase the cost of derivative contracts (including from swap recordkeeping and reporting requirements and through requirements to post collateral which could adversely affect our available liquidity), materially alter the terms of derivative contracts, reduce the availability of some derivatives to protect against risks we encounter, reduce our ability to monetize or restructure our existing derivative contracts, and potentially increase our exposure to less creditworthy counterparties. If we reduce our use of derivatives as a result of the Act and regulations, our results of operations may become more volatile and our cash flows may be less predictable, which could adversely affect our ability to plan for and fund capital expenditures. Finally, the Act was intended, in part, to reduce the volatility of oil and natural gas prices, which some legislators attributed to speculative trading in derivatives and commodity instruments related to oil and natural gas. Our revenues could therefore be adversely affected if a consequence of the Act and regulations is to lower commodity prices. Any of these consequences could have material adverse effect on our financial condition and results of operations.

Reserve estimates depend on many assumptions that may turn out to be inaccurate and any material inaccuracies in the reserve estimates or underlying assumptions of our properties will materially affect the quantities and present value of those reserves.

Estimating crude oil and natural gas reserves is complex and inherently imprecise. It requires interpretation of the available technical data and making many assumptions about future conditions, including price and other economic conditions. In preparing such estimates, projection of production rates, timing of development expenditures and available geological, geophysical, production and engineering data are analyzed. The extent, quality and reliability of this data can vary. This process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. If our interpretations or assumptions used in arriving at our reserve estimates prove to be inaccurate, the amount of oil and natural gas that will ultimately be recovered may differ materially from the estimated quantities and net present value of reserves owned by us. Any inaccuracies in these interpretations or assumptions could also materially affect the estimated quantities of reserves shown in the reserve reports. Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from estimates. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

Unless we replace crude oil and natural gas reserves our future reserves and production will decline.

Our future crude oil and natural gas production will depend on our success in finding, developing or acquiring additional reserves. If we are unable to replace reserves through drilling or acquisitions, our level of production and cash flows will be adversely affected. In general, production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Our total proved reserves decline as reserves are produced unless we conduct other successful exploration and development activities or acquire properties containing proved reserves, or both. Our ability to make the necessary capital investment to maintain or expand our asset base of oil and natural gas reserves would be impaired to the extent cash flow from operations is reduced and external sources of capital become limited or unavailable. We may not be successful in exploring for, developing or acquiring additional reserves. We also may not be successful in raising funds to acquire additional reserves.

Our exploration, development, production exploitation projects require substantial capital expenditures. We may be unable to obtain necessary capital or financing on satisfactory terms, which could lead to a decline in our crude oil and natural gas reserves.

The crude oil and natural gas industry is capital intensive. We make and expect to continue to make substantial capital expenditures in our business for the exploration, development, production, exploitation and acquisition of crude oil and natural gas reserves. Improvement in commodity prices may result in an increase in our actual capital expenditures. Conversely, a significant decline in product prices could result in a decrease in our capital expenditures. We intend to finance our future capital expenditures primarily through cash flows from operations and through borrowings under our Amended Revolving Credit Facility, however, our financing needs may require us to alter or increase our capitalization substantially. The issuance of additional debt may require that a portion of our cash flows from operations be used for the payment of interest and principal on our debt, thereby reducing our ability to use cash flows to fund working capital, capital expenditures and acquisitions. Our cash flows from operations and access to capital are subject to a number of variables, including:

•	our proved reserves;

•	the level of crude oil and natural gas we are able to produce from existing wells;

•	the prices at which our crude oil and natural gas are sold;

•	our ability to acquire, locate and produce new reserves; and

•	the ability of our banks to lend.

If our revenues or the borrowing base under our Amended Revolving Credit Facility decrease as a result of lower crude oil or natural gas prices, operating difficulties, declines in reserves or for any other reason, we may have limited ability to obtain the capital necessary to sustain our operations at current levels. If additional capital is needed, we may not be able to obtain debt or equity financing. If cash generated by operations or cash available under our Amended Revolving Credit Facility is not sufficient to meet our capital requirements, the failure to obtain additional financing could result in a curtailment of our operations relating to development of our prospects, which in turn could lead to a decline in our crude oil and natural gas reserves, and could adversely affect our business, financial condition and results of operations.

Competition for oil and natural gas properties and prospects is intense and some of our competitors have larger financial, technical and personnel resources that could give them an advantage in evaluating and obtaining properties and prospects.

We operate in a highly competitive environment for reviewing prospects, acquiring properties, marketing oil and natural gas and securing trained personnel. Many of our competitors are major or independent oil and natural gas companies that possess and employ financial resources that allow them to obtain substantially greater technical and personnel resources than us. We actively compete with other companies when acquiring new leases or oil and natural gas properties. For example, new offshore leases may be acquired through a “sealed bid” process and are generally awarded to the highest bidder. These additional resources can be particularly important in reviewing prospects and purchasing properties. Competitors may be able to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Competitors may also be able to pay more for productive oil and natural gas properties and exploratory prospects than we are able or willing to pay. If we are unable to compete successfully in these areas in the future, our future revenues and growth may be diminished or restricted.

We may not be able to keep pace with technological developments in our industry.

The natural gas and oil industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As others use or develop new technologies, we may be placed at a competitive disadvantage or competitive pressures may force us to implement those new technologies at substantial costs. In addition, other natural gas and oil companies may have greater financial, technical, and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies we use now or in the future were to become obsolete or if we are unable to use the most advanced commercially available technology, our business, financial condition, and results of operations could be materially adversely affected.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute exploration and exploitation plans on a timely basis and within budget, and consequently could adversely affect our anticipated cash flow.

We utilize third-party services to maximize the efficiency of our organization. The cost of oil field services typically fluctuates based on demand for those services. There is no assurance that we will be able to contract for such services on a timely basis or that the cost of such services will remain at a satisfactory or affordable level. Shortages or the high cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our exploitation and exploration operations, which could have a material adverse effect on our business, financial condition or results of operations.

Drilling for natural gas and oil is a speculative activity involving many uncertainties and operating risks that can prevent us from realizing profits and can cause substantial losses.

We engage in exploration and development drilling activities. Any such activities may be unsuccessful for many reasons. In addition to a failure to find oil or natural gas, drilling efforts can be affected by adverse weather conditions (such as hurricanes and tropical storms in the Gulf of Mexico), cost overruns, equipment shortages and mechanical difficulties. Therefore, the successful drilling of a gas or oil well does not ensure we will realize a profit on our investment. A variety of factors, both geological and market-related, could cause a well to become uneconomic or only marginally economic. In addition to their costs, unsuccessful wells could impede our efforts to replace reserves.

Our business involves a variety of inherent operating risks, including:

•	fires;

•	delays imposed by or resulting from compliance with regulatory requirements;

•	pressure or irregularities in geological formations;

•	title problems;

•	explosions;

•	blow-outs and surface cratering;

•	uncontrollable flows of crude oil, natural gas, formation water or well fluids;

•	natural disasters, such as hurricanes and other adverse weather conditions;

•	pipe, cement, subsea well or pipeline failures;

•	casing collapses;

•	mechanical difficulties, such as lost or stuck oil field drilling and service tools;

•	abnormally pressured formations;

•	shortages of, or delays in, obtaining drilling rigs or equipment, or water for hydraulic fracturing activities; and

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environmental hazards, such as natural gas leaks, crude oil spills, pipeline or tank ruptures, encountering naturally occurring radioactive materials and unauthorized discharges of brine, well fluids, toxic gases or other pollutants into the surface and subsurface environment.

If we experience any of these problems, well bores, platforms, gathering systems and processing facilities could be affected, which could adversely affect our ability to conduct operations. We could also incur substantial losses due to costs and/or liability incurred as a result of:

•	injury or loss of life;

•	severe damage to and destruction of property, natural resources and equipment;

•	pollution and other environmental damage;

•	clean-up responsibilities;

•	regulatory investigations and penalties;

•	suspension of our operations; and

•	repairs to resume operations.

Prospects that we decide to drill may not yield crude oil or natural gas in commercially viable quantities.

Prospects that we decide to drill that do not yield crude oil or natural gas in commercially viable quantities will adversely affect our results of operations and financial condition. Our prospects are in various stages of evaluation, ranging from a prospect which is ready to drill to a prospect that will require substantial additional seismic data processing and interpretation. There is no way to predict in advance of drilling and testing whether any particular prospect will yield crude oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether crude oil or natural gas will be present or, if present, whether crude oil or natural gas will be present in commercial quantities. We cannot assure you that the analogies we draw from available data from other wells, more fully explored prospects or producing fields will be applicable to our drilling prospects.

Market conditions or transportation impediments may hinder access to oil and natural gas markets or delay production.

Market conditions, the unavailability of satisfactory oil and natural gas transportation or the remote location of our drilling operations may hinder our access to oil and natural gas markets or delay production. The availability of a ready market for oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines or trucking and terminal facilities. In offshore operations, the availability of a ready market depends on the proximity of and our ability to tie into existing production platforms that we own or operate or that are owned and operated by others and, where facilities are owned and operated by others, the ability to negotiate commercially satisfactory arrangements with the owners or operators. We may be required to shut-in wells or delay initial production for lack of a market or because of inadequacy or unavailability of pipeline or gathering system capacity. When that occurs, we will be unable to realize revenue from those wells until the production can be tied to a gathering system. This can result in considerable delays from the initial discovery of a reservoir to the actual production of the oil and natural gas and realization of revenues.

We are not the operator on all our current properties and we will not be the operator on all of our future properties and therefore will not be in a position to control the timing of development efforts, the associated costs, or the rate of production of the reserves on certain of such properties.

We currently operate 100% of our conventional wells; however, as we carry out our planned drilling program, we will not serve as operator of all planned wells. We conduct and will conduct many of our operations through joint ventures in which we share control with other parties. We are not the well operator for several of our joint ventures. There is the risk that our partners may at any time have economic, business or legal interests or goals that are inconsistent with those of the project or us. As a result, we may have limited ability to exercise influence over the operations of some non-operated properties or their associated costs. Dependence on the operator and other working interest owners for these projects, and limited ability to influence operations and associated costs could prevent the realization of targeted returns on capital in drilling or acquisition activities. The success and timing of development and exploitation activities on properties operated by others depend upon a number of factors that will be largely outside of our control, including:

•	the timing and amount of capital expenditures;

•	the availability of suitable drilling rigs, drilling equipment, support vessels, production and transportation infrastructure and qualified operating personnel;

•	the operator’s expertise and financial resources;

•	approval of other participants in drilling wells;

•	selection of technology; and

•	the rate of production of the reserves.

Our insurance may not protect us against all business and operating risks.

We do not maintain insurance for all of the potential risks and liabilities associated with our business. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially, and in some instances, certain insurance policies are economically unavailable or available only for reduced amounts of coverage. Therefore, we will not be fully insured against all risks, including high-cost business interruption insurance and drilling and completion risks that are generally not recoverable from third parties or insurance. In addition, pollution and environmental risks generally are not fully insurable. Losses and liabilities from uninsured and underinsured events and delay in the payment of insurance proceeds could have a material adverse effect on our financial condition and results of operations. As a result of a number of recent catastrophic events like the terrorist attacks on September 11, 2001 and Hurricanes Katrina, Rita, Gustav

and Ike, as well as the recent Deepwater Horizon disaster, insurance underwriters increased insurance premiums for many of the coverages historically maintained and issued general notices of cancellation and significant changes for a wide variety of insurance coverages. The oil and natural gas industry suffered extensive damage from Hurricanes Katrina, Rita, Gustav and Ike. As a result, insurance costs have increased significantly from the costs that similarly situated participants in this industry have historically incurred. Insurers are requiring higher retention levels and limit the amount of insurance proceeds that are available after a major wind storm in the event that damages are incurred. If storm activity in the future is as severe as it was in 2005, or if there is another catastrophic event similar to the Deepwater Horizon incident, insurance underwriters may no longer insure Gulf of Mexico assets against weather-related damage. Our business interruption insurance may not be economically available in the future, which could adversely impact business prospects in the Gulf of Mexico and adversely impact our operations. If an accident or other event resulting in damage to our operations, including severe weather, terrorist acts, war, civil disturbances, pollution or environmental damage, occurs and is not fully covered by insurance or a recoverable indemnity from a customer, it could adversely affect our financial condition and results of operations. Moreover, we may not be able to maintain adequate insurance in the future at rates we consider reasonable or be able to obtain insurance against certain risks.

Our operations are subject to complex government laws and regulations that may expose us to significant costs and liabilities.

Crude oil and natural gas exploration and production operations in the United States and the U.S. Gulf of Mexico are subject to extensive federal, regional, state and local laws and regulations. Companies operating onshore and in the U.S. Gulf of Mexico are subject to laws and regulations addressing, among other items, land use and lease permit restrictions, bonding and other financial assurance related to drilling and production activities, spacing of wells, unitization and pooling of properties, plugging and abandonment of wells and associated infrastructure after production has ceased and operational reporting and taxation. We may be required to make significant capital and operating expenditures or perform other corrective actions at our wells and properties to comply with the requirements of these laws and regulations or the terms or conditions of permits issued pursuant to such requirements, and our compliance with future laws or regulations, or with any adverse change in the interpretation or enforcement of existing laws and regulations, could increase such compliance costs. Regulatory limitations and restrictions could also delay or curtail our operations and could have a significant impact on our financial condition or results of operations.

We may incur significant costs and liabilities in complying with environmental laws and regulations.

Our oil and natural gas exploration, development and production operations are subject to stringent federal, regional, state and local laws and regulations governing the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations may:

•	require the acquisition of a permit before conducting drilling or other regulated activity commences;

•	restrict the types, quantities and concentration of materials that can be released into the environment in connection with regulated activities;

•	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas;

•	impose substantial liabilities for pollution resulting from operations; and

•	require decommissioning or plugging of abandoned platforms and wells.

Numerous governmental authorities, such as the EPA and analogous state environmental agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them, often requiring difficult and costly actions. Failure to comply with these laws and regulations or the terms or conditions of required environmental permits may result in the assessment of administrative, civil and/or criminal penalties; the imposition of investigatory, remedial or corrective action obligations; and the issuance of injunctions or orders limiting or prohibiting some or all of our operations.

There is inherent risk of incurring significant environmental costs and liabilities in the performance of our operations due to our handling of petroleum hydrocarbon and wastes, because of air emissions and wastewater discharges related to our operations, and as a result of historical operations and waste disposal practices. Under certain environmental laws and regulations that impose strict, joint and several liability, we may be required to remediate contamination on our properties regardless of whether such contamination resulted from the conduct of others or from consequences of our own actions that were in compliance with all applicable laws and regulations at the time those actions were taken. Claims for damages to persons, property or natural resources may result from environmental and other impacts of our operations. In addition, future spills or releases of regulated substances or accidents or the discovery of currently unknown contamination could expose us to material losses, expenditures and environmental or health and safety liabilities, including liabilities resulting from lawsuits brought by private litigants or neighboring property owners or operators for personal injury or property damage related to our operations or the land on which our operations are conducted. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly well construction, drilling, water management, or completion activities, or waste handling, storage, transport, disposal or cleanup requirements or other unforeseen liabilities could require us to make significant expenditures to attain and maintain compliance and may otherwise have a material adverse effect on our industry in general and on our own results of operations, competitive position or financial condition. We may not be able to recover some or any of these costs from insurance. See “Business — Environmental Matters and Regulation.”

We may experience difficulty in achieving and managing future growth.

Future growth may place strains on our resources and cause us to rely more on project partners and independent contractors, possibly negatively affecting our financial condition and results of operations. Our ability to grow will depend on a number of factors, including:

•	our ability to obtain leases or options on properties for which we have 3-D seismic data;

•	our ability to acquire additional 3-D seismic data;

•	our ability to identify and acquire new exploratory prospects;

•	our ability to develop existing prospects;

•	our ability to continue to retain and attract skilled personnel;

•	our ability to maintain or enter into new relationships with project partners and independent contractors;

•	the results of our drilling program;

•	hydrocarbon prices; and

•	our access to capital.

We may not be successful in upgrading our technical, operations, and administrative resources or in increasing our ability to internally provide certain of the services currently provided by outside sources, and we may not be able to maintain or enter into new relationships with project partners and independent contractors. Our inability to achieve or manage growth may adversely affect our financial condition and results of operations.

Climate change legislation or regulations restricting emissions of “greenhouse gases” could result in increased operating costs and reduced demand for the crude oil and natural gas that we produce.

In December 2009, the EPA determined that emissions of carbon dioxide, methane and other “greenhouse gases” present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes. Based on these findings, the EPA adopted regulations to restrict emissions of greenhouse gases under existing provisions of the CAA that, among other things, establish PSD provisions and Title V operating permit reviews of certain large stationary sources that are potential major sources of greenhouse gas emissions. The EPA has also adopted rules requiring the monitoring and reporting of greenhouse gas emissions from specified sources in the United States, including, among others, onshore and offshore oil and natural gas production facilities, on an annual basis, which includes certain of our oil and natural gas operations.

While the United States Congress has from time to time considered adopting legislation to reduce emissions of greenhouse gases, there has not been significant activity in the form of adopted legislation to reduce greenhouse gas emissions at the federal level in recent years. In the absence of such federal climate legislation, a number of state and regional efforts have emerged that are aimed at tracking and/or reducing greenhouse gas emissions by means of cap and trade programs that typically require major sources of greenhouse gas emissions, such as electric power plants, to acquire and surrender emission allowances in return for emitting those greenhouse gases. If Congress undertakes comprehensive tax reform in the coming year, it is possible that such reform may include a carbon tax, which could impose additional direct costs on operations and reduce demand for refined products. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address greenhouse gas emissions would impact the Company’s business, any such future laws and regulations that require reporting of greenhouse gases or otherwise limit emissions of greenhouse gases from our equipment and operations could require us to incur increased operating costs, such as costs to purchase and operate emissions control systems, to acquire emissions allowances or comply with new regulatory or reporting requirements. Any such legislation or regulatory programs could also increase the cost of consuming, and thereby reduce demand for, the oil and natural gas we produce. Consequently, legislation and regulatory programs to reduce emissions of greenhouse gases could have an adverse effect on our business, financial condition and results of operations.

Finally, it should be noted that some scientists have concluded that increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climatic events. If any such effects were to occur, they could have an adverse effect on our financial condition and results of operations.

Federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing, as well as governmental reviews of such activities could make it more difficult or costly for us to perform fracturing of producing formations and could have an adverse effect on our ability to produce oil and natural gas from new wells.

Hydraulic fracturing is an important and common practice that is used to stimulate production of hydrocarbons, particularly natural gas, from tight formations. The process involves the injection of water, sand and chemicals under pressure into targeted subsurface formations to fracture the surrounding rock and stimulate production. We recently utilized hydraulic fracturing in the completion and development of one of our horizontal wells, and we have used hydraulic fracturing in the completion of four vertical wells in the Texas Yegua Trend. We intend to use the process for certain of our future wells. The process is typically regulated by state oil and gas commissions or other similar state agencies but the EPA has asserted federal regulatory authority over hydraulic fracturing involving diesel fuels and published draft permitting guidance in May 2012 addressing the performance of such activities using diesel fuels. In November 2011, the EPA announced its intent to develop and issue regulations under the Toxic Substances Control Act to require companies to disclose information regarding the chemicals used in hydraulic fracturing and the agency currently plans to issue a Notice of Proposed Rulemaking that would seek public input on the design and scope of such disclosure regulations. In addition, Congress from time to time considered legislation to provide for federal regulation of hydraulic fracturing under the SDWA and to require disclosure of the chemicals used in the hydraulic fracturing process. At the state level, several states have adopted or are considering adopting legal requirements that could impose more stringent permitting, disclosure, and well construction requirements on hydraulic fracturing activities. Local government also may seek to adopt ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular. In the event that new or more stringent federal, state, or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where we operate, we could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of exploration, development, or production activities, and perhaps even be precluded from drilling wells.

In addition, certain governmental reviews have been conducted or are underway that focus on environmental aspects of hydraulic fracturing practices. The White House Council on Environmental Quality is coordinating an administration-wide review of hydraulic fracturing practices. The EPA has commenced a study of the potential environmental effects of hydraulic fracturing activities, with a first progress report outlining work currently underway by the agency released on December 21, 2012 and a final report drawing conclusions about the potential impacts of hydraulic fracturing on drinking water resources expected to be available for public comment and peer review by 2014. Moreover, the EPA is developing effluent limitations for the treatment and discharge of wastewater resulting from hydraulic fracturing activities and plans to propose these standards by 2014. Other governmental agencies, including, the U.S. Department of Energy and the U.S. Department of the Interior have evaluated or are evaluating different aspects of how hydraulic fracturing might adversely affect the environment. These studies, depending on their results, could spur initiatives to regulate hydraulic fracturing under the SDWA or under newly established legislation.

Our estimates of proved reserves have been prepared under SEC rules that went into effect for fiscal years ending on or after December 31, 2009. This timing may make comparisons to prior periods difficult and could limit our ability to book additional proved undeveloped reserves in the future.

This annual report includes estimates of our proved reserves as of December 31, 2012, which have been presented pursuant to SEC rules that require companies to prepare their reserves estimates using updated reserve definitions and pricing based on 12-month unweighted first-day-of-the-month average pricing. The rules in effect for years ending before December 31, 2009 required that reserve estimates be calculated using year-end pricing. Under the current rules the pricing that was used for estimates of our reserves as of December 31, 2012 was based on an unweighted average 12-month West Texas Intermediate posted price of $91.21 per Bbl for oil and a Henry Hub spot price of $2.76 per MMBtu for natural gas. As a result of these changes, direct comparisons to our prior period reserves amounts may be more difficult.

Another impact of the current SEC rules is a general requirement that, subject to limited exceptions, proved undeveloped reserves may only be booked if they relate to wells scheduled to be drilled within five years of the date of booking. This rule may limit our potential to book additional proved undeveloped reserves as we pursue our drilling program. Moreover, we may be required to write down our future proved undeveloped reserves if we do not drill and develop those reserves within the required five-year timeframe.

The present value of future net revenues from our proved reserves will not necessarily be the same as the current market value of our estimated oil and natural gas reserves.

You should not assume that the present value of future net revenues from our proved reserves is the current market value of our estimated oil and natural gas reserves. For the years prior to 2009, we based the estimated discounted future net revenues from our proved reserves on prices and costs in effect on the day of the estimate. In accordance with new SEC requirements, we currently base the estimated discounted future net revenues from our proved reserves on the twelve-month unweighted arithmetic average of the first-day-of-the-month price for the preceding twelve months. Actual future net revenues from our oil and natural gas properties will be affected by factors such as:

•	actual prices we receive for crude oil and natural gas;

•	actual cost of development and production expenditures;

•	the amount and timing of actual production; and

•	changes in governmental regulations or taxation.

The timing of both our production and our incurrence of expenses in connection with the development and production of oil and natural gas properties will affect the timing and amount of actual future net revenues from proved reserves, and thus their actual present value. In addition, the 10% discount factor we use when calculating discounted future net revenues may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and natural gas industry in general.

An increase in interest rates would increase the cost of servicing our indebtedness and could reduce our profitability.

Indebtedness we may incur under the Amended Revolving Credit Facility will bear interest at variable rates. As a result, an increase in interest rates, whether because of an increase in market interest rates or an increase in our own cost of borrowing, would increase the cost of servicing our indebtedness and could materially reduce the availability of debt financing, which may result in increases in the interest rates and borrowing spreads at which lenders are willing to make future debt financing available to us. The impact of such an increase would be more significant than it would be for some other companies because of our substantial indebtedness.

We plan to pursue acquisitions as part of our growth strategy and there are risks in connection with acquisitions.

Our growth has been attributable in part to acquisitions of producing properties and companies. We expect to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms we consider favorable. However, we cannot assure you that suitable acquisition candidates will be identified in the future, or that we will be able to finance such acquisitions on favorable terms. In addition, we compete against other companies for acquisitions, and we cannot assure you that we will successfully acquire any material property interests. Further, we cannot assure you that future acquisitions by us will be integrated successfully into our operations or will increase our profits.

The successful acquisition of producing properties requires an assessment of numerous factors beyond our control, including, without limitation:

•	recoverable reserves;

•	exploration potential;

•	future oil and natural gas prices;

•	operating costs; and

•	potential environmental and other liabilities.

In connection with such an assessment, we perform a review of the subject properties. The resulting assessments are inexact and their accuracy uncertain, and such a review may not reveal all existing or potential problems, nor will it necessarily permit us to become sufficiently familiar with the properties to fully assess their merits and deficiencies. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is made. Additionally, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may be substantially different in operating and geologic characteristics or geographic location than our existing properties. While our current operations are focused in the federal and state waters of the Gulf of Mexico, offshore Louisiana and onshore Louisiana, Texas, California, and New Mexico, we may pursue acquisitions or properties located in other geographic areas.

Certain federal income tax deductions currently available with respect to oil and natural gas exploration and development may be eliminated as a result of future legislation.

President Obama’s proposed Fiscal Year 2013 Budget includes proposed legislation that would, if enacted into law, make significant changes to United States tax laws, including the elimination or postponement of certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies. These changes include, but are not limited to: (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain domestic production activities and (iv) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could become effective. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that are currently available to us with respect to our oil and natural gas exploration and development activities, and any such change could have an adverse effect on our financial condition and results of operations.

The covenants in the indenture governing our 12.5% Senior Notes due 2015 (the “Senior Notes”) and our Amended Revolving Credit Facility could negatively impact our financial condition, results of operations and business prospects and prevent us from fulfilling our obligations under the notes.

The covenants contained in the indenture governing the Senior Notes and our Amended Revolving Credit Facility could have important consequences for our operations, including:

•	making it more difficult for us to satisfy our obligations under the Senior Notes or other indebtedness and increasing the risk that we may default on our debt obligations;

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requiring us to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

•	limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate and other activities;

•	limiting management’s discretion in operating our business;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	limiting our ability to hedge our production;

•	detracting from our ability to withstand successfully a downturn in our business or the economy generally;

•	placing us at a competitive disadvantage against less leveraged competitors; and

•	making us vulnerable to increases in interest rates, because debt under our Amended Revolving Credit Facility may vary with prevailing interest rates.

We may be required to repay all or a portion of our debt on an accelerated basis in certain circumstances. If we fail to comply with the covenants and other restrictions in the indenture governing the Senior Notes and our Amended Revolving Credit Facility, it could lead to an event of default and the consequent acceleration of our obligation to repay outstanding debt. Our ability to comply with these covenants and other restrictions may be affected by events beyond our control, including prevailing economic and financial conditions. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Amended Revolving Credit Facility” and “— 12.50% Senior Secured Notes due 2015” for additional information on our covenants and other restrictions.

We have identified material weaknesses in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. As disclosed in our Annual Report on Form 10-K/A in Item 9A, “Controls and Procedures,” management identified material weaknesses in our internal control over financial reporting as of December 31, 2012. A material weakness is defined as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. As a result of these material weaknesses, our management concluded that our internal control over financial reporting was not effective based on criteria set forth by the Committee of Sponsoring Organization of the Treadway Commission, or COSO, in Internal Control — Integrated Framework. We have developed a remediation plan that is designed to address these material weaknesses. At June 30 , 2013, we were working to remediate the material weaknesses; however, the material weaknesses will not be considered remediated until the applicable remedial controls operate for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively. If our remedial measures are insufficient to address the material weaknesses, or if additional material weaknesses or significant deficiencies in our internal control are discovered or occur in the future, our consolidated financial statements may contain material misstatements and we could be required to restate our financial results again, which could lead to substantial additional costs. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our consolidated financial statements. If we fail to achieve and maintain the adequacy of our internal controls in accordance with applicable standards, we may be unable to conclude on an ongoing basis that we have effective internal controls over financial reporting.

Risks Related to the Notes

If you do not properly tender your old notes, you will continue to hold unregistered old notes and your ability to transfer old notes will remain restricted and may be adversely affected.

We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of old notes.

If you do not exchange your old notes for new notes pursuant to the exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register old notes under the Securities Act unless our registration rights agreement with the initial purchasers of the old notes requires us to do so. Further, if you continue to hold any old notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer of these notes outstanding.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The old notes have not been registered under the Securities Act, and may not be resold by purchasers thereof unless the old notes are subsequently registered or an exemption from the registration requirements of the Securities Act is available. However, we cannot assure you that, even following registration or exchange of the old notes for new notes, that an active trading market for the old notes or the new notes will exist, and we will have no obligation to create such a market. At the time of the private placement of the old notes, the initial purchasers advised us that they intended to make a market in the old notes and, if issued, the new notes. The initial purchasers are not obligated, however, to make a market in the old notes or the new notes and any market-making may be discontinued at any time at their sole discretion. No assurance can be given as to the liquidity of or trading market for the old notes or the new notes.

The liquidity of any trading market for the notes and the market price quoted for the notes will depend upon the number of holders of the notes, the overall market for high yield securities, our financial performance or prospects or the prospects for companies in our industry generally, the interest of securities dealers in making a market in the notes and other factors.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

As of June 30, 2013, we had no indebtedness outstanding under our Amended Revolving Credit Facility and $250 million aggregate principal amount of the Notes. This and any future substantial indebtedness we may incur could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	make it more difficult for us to satisfy our financial obligations, including with respect to the notes;

•	restrict us from making strategic acquisitions or cause us to make non-strategic divestitures;

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require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

In addition, the terms of the indenture governing the notes and our Amended Revolving Credit Facility contain restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

Despite our substantial indebtedness level, we and our subsidiaries may still be able to incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness, including notes in addition to the notes and other secured indebtedness, in the future. Although the indenture governing the notes and the agreement governing our Amended Revolving Credit Facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. If new debt is added to our existing debt levels, the related risks that we now face would intensify. In addition, the indenture governing the notes and the agreement governing our Amended Revolving Credit Facility will not prevent us from incurring obligations that do not constitute indebtedness under the agreements.

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets and our ability to make payments on the notes is therefore dependent upon the performance of our subsidiaries.

We are a holding company and conduct all of our operations through our subsidiaries. All of our operating income is generated by our operating subsidiaries. We must rely on dividends and other advances and transfers of funds from our subsidiaries, and earnings from our investments in cash and marketable securities, to provide the funds necessary to meet our debt service obligations, including payment of principal and interest on the notes. Although we are the sole stockholder, directly or indirectly, of each of our operating subsidiaries and, therefore, able to control their respective declarations of dividends, applicable laws may prevent our operating subsidiaries from being able to pay such dividends. In addition, such payments may be restricted by claims against our subsidiaries by their creditors, such as suppliers, vendors, lessors, and employees, and by any applicable bankruptcy, reorganization, or similar laws applicable to our operating subsidiaries. The availability of funds, and therefore the ability of our operating subsidiaries to pay dividends or make other payments or advances to us, will depend upon their operating results.

Our Chairman, President and Chief Executive Officer and a member of our Board collectively own approximately 63.8% of our outstanding common stock, giving them influence and control in corporate transactions and other matters, which may conflict with noteholders’ interests.

As of June 30, 2013, Howard A. Settle, our Chairman, President and Chief Executive Officer, beneficially owned 31,142.91 shares of our outstanding common stock representing approximately 49.8% of our outstanding common shares and Jonathan B. Rudney, a member of our Board, owned 8,750 shares of our outstanding common stock representing approximately 14.0% of our outstanding common shares. As a result, Messrs. Settle and Rudney have the ability to control the election of our directors, determine our corporate and management policies, determine our financing arrangements, control the payment of dividends, and determine the outcome of certain corporate transactions or other matters submitted to our shareholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. As controlling shareholders, Messrs. Settle and Rudney could make decisions that conflict with noteholders’ interests.

We may not be able to generate sufficient cash flow to meet our debt service obligations.

Our ability to make payments on our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. We cannot assure you that our business will generate sufficient cash flow from operations to service our outstanding indebtedness, or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other capital needs. If our business does not generate sufficient cash flow from operations to service our outstanding indebtedness, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our debt;

•	selling assets; or

•	seeking to raise additional capital.

However, we cannot assure you that we would be able to implement alternative financing plans, if necessary, on commercially reasonable terms or at all, or that implementing any such alternative financing plans would allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financings, could materially and adversely affect our business, financial condition, results of operations and prospects.

The covenants in the indenture governing the notes and our Amended Revolving Credit Facility could negatively impact our financial condition, results of operations and business prospects and prevent us from fulfilling our obligations under the notes.

The covenants contained in the indenture governing the notes and our Amended Revolving Credit Facility could have important consequences for our operations, including:

•	making it more difficult for us to satisfy our obligations under the notes or other indebtedness and increasing the risk that we may default on our debt obligations;

•

requiring us to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

•	limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate and other activities;

•	limiting management’s discretion in operating our business;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	limiting our ability to hedge our production;

•	detracting from our ability to withstand successfully a downturn in our business or the economy generally;

•	placing us at a competitive disadvantage against less leveraged competitors; and

•	making us vulnerable to increases in interest rates, because debt under our Amended Revolving Credit Facility may vary with prevailing interest rates.

We may be required to repay all or a portion of our debt on an accelerated basis in certain circumstances. If we fail to comply with the covenants and other restrictions in the indenture governing the notes and our Amended Revolving Credit Facility, it could lead to an event of default and the consequent acceleration of our obligation to repay outstanding debt. Our ability to comply with these covenants and other restrictions may be affected by events beyond our control, including prevailing economic and financial conditions.

Under certain circumstances a court could cancel the notes or the related guarantees and the security interests that secure the notes and any guarantees under fraudulent conveyance laws.

Our issuance of the notes, the related guarantees and the liens that secure the notes and any guarantees may be subject to review under federal or state fraudulent transfer law. If we become a debtor in a case under the United States Bankruptcy Code or encounter other financial difficulty, a court might avoid (that is, cancel) our obligations under the notes, the guarantees and/or the liens. The court might do so if it found that when we issued the notes or the debt being refinanced with the proceeds of the notes, (i) we received less than reasonably equivalent value or fair consideration and (ii) we either (1) were rendered insolvent, (2) were left with inadequate capital to conduct our business or (3) believed or reasonably should have believed that we would incur debts beyond our ability to pay. The court could also avoid the notes, the guarantees and/or the liens securing the notes without regard to factors (i) and (ii), if it found that we issued the notes, the guarantees with actual intent to hinder, delay or defraud our creditors.

Similarly, if one of our guarantors becomes a debtor in a case under the United States Bankruptcy Code or encounters other financial difficulty, a court might cancel its guarantee if it finds that when such guarantor issued its guarantee (or in some jurisdictions, when payments became due under the guarantee) or when we issued the guarantee being refinanced with the proceeds of the notes, factors (i) and (ii) above applied to such guarantor, such guarantor was a defendant in an action for money damages or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied), or if it found that such guarantor issued its guarantee with actual intent to hinder, delay or defraud its creditors.

In addition, a court could avoid any payment by us or any guarantor pursuant to the notes or a guarantee or any realization on the pledge of assets securing the notes or the guarantees, and require the return of any payment or the return of any realized value to us or the guarantor, as the case may be, or to a fund for the benefit of the creditors of us or the guarantor. In addition, under the circumstances described above, a court could subordinate rather than avoid obligations under the notes, the guarantees or the pledges. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the notes from another guarantor or from any other source.

The test for determining solvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. In general, a court would consider an entity insolvent either if the sum of its existing debts exceeds the fair value of all of its property, or its assets’ present fair saleable value is less than the amount required to pay the probable liability on its existing debts as they become due. For this analysis, “debts” includes contingent and unliquidated debts.

The indenture governing the notes limits the liability of each guarantor on its guarantee to the maximum amount that such guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. We cannot assure you that this limitation will protect such guarantees and/or security arrangements from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees and/or security arrangements would suffice, if necessary, to pay the notes in full when due. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.

If a court avoided our obligations under the notes and/or security arrangements and the obligations of all of the guarantors under their guarantees and/or security arrangements, you would cease to be our creditor or creditor of the guarantors and likely have no source from which to recover amounts due under the notes. Even if any guarantee and/or security arrangement of a guarantor is not avoided as a fraudulent transfer, a court may subordinate the guarantee and/or security arrangements to that guarantor’s other debt. In that event, the guarantees would be structurally subordinated to all of that guarantor’s other debt.

The liens on the collateral securing the notes are junior and subordinate to the liens on the collateral securing our obligations under our Amended Revolving Credit Facility and any other permitted first lien indebtedness. If there is a default, the value of the collateral may not be sufficient to repay both the lenders under our Amended Revolving Credit Facility and holders of other permitted first lien indebtedness and the holders of the notes.

The notes are secured by second-priority liens, subject to certain permitted liens and encumbrances described in the security documents relating to the notes, to be granted by us on our assets that secure the obligations under our Amended Revolving Credit Facility and other permitted first lien indebtedness on a first priority basis.

The rights of the holders of the notes with respect to the collateral securing the notes are limited pursuant to the terms of the security documents relating to the notes, the intercreditor agreement and the indenture governing the notes. Under the terms of those agreements, the holders of the notes have a second priority lien, subject to certain permitted liens and encumbrances described in the security documents relating to the notes, on all of the collateral that secures the obligations under our Amended Revolving Credit Facility and other permitted first lien indebtedness. The second priority liens securing the notes may also secure additional notes on an equal and ratable basis. Accordingly, any proceeds received upon a realization of the collateral securing the notes will be applied first to amounts due under our Amended Revolving Credit Facility and other permitted first lien indebtedness before any amounts will be available to pay the holders of the notes. Under the terms of the indenture governing the notes, we are permitted to incur first lien indebtedness in amounts in excess of the current commitments under our Amended Revolving Credit Facility, all of which can be secured by the collateral on a first-priority lien basis and which will be entitled to payment out of the proceeds of any sale of such collateral before the holders of the notes are entitled to any recovery from such collateral.

The notes are secured only to the extent of the value of the assets having been granted as security for the notes, which may not be sufficient to satisfy our obligations under the notes.

No appraisals of any of the collateral have been prepared by us or on behalf of us in connection with this offering. The fair market value of the collateral is subject to fluctuations based on factors that include, among others, our ability to implement our business strategy, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. In addition, courts could limit recovery if they apply non-New York law to a proceeding and deem a portion of the interest claim usurious in violation of public policy. The amount to be received upon the sale of any collateral would be dependent on numerous factors, including, but not limited to the actual fair market value of the collateral at such time, general market and economic conditions and the timing and the manner of the sale.

To the extent that the claims of the holders of the notes exceed the value of the assets securing those notes and other liabilities, those claims will rank equally with the claims of the holders of any outstanding senior unsecured indebtedness. As a result, if the value of the assets pledged as security for the notes and other liabilities is less than the value of the claims of the holders of the notes and other liabilities, those claims may not be satisfied in full before the claims of our unsecured creditors are paid.

The rights of holders of the notes with respect to the collateral are substantially limited by the terms of the intercreditor agreement.

Under the terms of the intercreditor agreement, that was entered into between the collateral agent for the notes and the agent under our Amended Revolving Credit Facility, at any time that obligations that have the benefit of the first-priority liens on the collateral securing the notes are outstanding, any action that may be taken by the collateral agent with respect to the collateral securing the notes, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, will be significantly restricted. Under the terms of the intercreditor agreement, the collateral agent for the notes may exercise rights and remedies with respect to the collateral only after the passage of 180 days after notification from the collateral agent for the notes to the agent under the Amended Revolving Credit Facility that either (i) the obligations with respect to the notes have become due in full as a result of acceleration or otherwise (and such acceleration has not been rescinded) or (ii) any payment or insolvency event of default has occurred and is then continuing under the indenture or the other documents executed in connection therewith. After the passage of such period, the collateral agent for the notes will only be permitted to exercise remedies to the extent that the First Lien Collateral Agent or any other first lien creditor is not diligently pursuing an enforcement action with respect to all or a material portion of the collateral or diligently attempting to vacate any stay or prohibition against such exercise.

The intercreditor agreement provides that, at any time that obligations that have the benefit of the first-priority liens on the collateral are outstanding, the collateral agent for the notes may not assert any right of marshalling that may be available under applicable law with respect to the collateral. Without this waiver of the right of marshalling, holders of indebtedness secured by first-priority liens in the collateral would likely be required to liquidate collateral on which the notes did not have a lien, if any, prior to liquidating the collateral securing the notes, thereby maximizing the proceeds of the collateral that would be available to repay obligations under the notes. As a result of this waiver, the proceeds of sales of the collateral securing the notes could be applied to repay any indebtedness secured by first priority liens in such collateral before applying proceeds of other collateral securing indebtedness, and the holders of notes may recover less than they would have if such proceeds were applied in the order most favorable to the holders of the notes.

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and the subsidiary guarantees will be released automatically, without your consent or the consent of the collateral agent for the notes, and you may not realize any payment upon disposition of such collateral.

Subject to certain exceptions, in the event of any release permitted or consented to under our senior credit facility, the liens on the collateral securing the notes will be automatically released. See “Description of Notes — Collateral.” In addition, the Liens on the Collateral securing the notes may be released with consent of holders of a majority of the principal amount of outstanding notes.

Upon certain sales of the assets that comprise the collateral, we may be required to repay amounts outstanding under our Amended Revolving Credit Facility prior to repayment of any other indebtedness, including the notes, with the proceeds of such collateral disposition.

As a result of the intercreditor agreement, the rights that would otherwise be available to you as a creditor are substantially limited, especially in circumstances where we become insolvent. The terms and provisions of the intercreditor agreement could adversely affect your rights as a creditor.

The intercreditor agreement precludes the holders of the notes from initiating any insolvency proceeding, including initiating an involuntary proceeding under the U.S. federal bankruptcy laws. If, in the event of any insolvency or liquidation proceeding, the lenders under our senior credit facility desire to permit the use of cash collateral or to permit certain DIP financing, the collateral agent for the notes will, subject to certain exceptions, not be permitted to raise any objection to such cash collateral use or DIP financing. The intercreditor agreement limits the right of the collateral agent for the notes to seek relief from the “automatic stay” in an insolvency proceeding or to seek or accept “adequate protection” from a bankruptcy court even though such holders’ rights with respect to the collateral are being affected.

The indenture permits certain additional notes that are permitted to be incurred under the debt incurrence covenant to be secured by an equal and ratable lien on the collateral. The value of your rights to the collateral would be reduced by any increase in the indebtedness secured by the collateral.

We may be permitted to incur additional notes under the indenture secured by liens on the collateral. The value of your rights to the collateral would be reduced by any increase in the indebtedness secured by the collateral. The value of the collateral and the amount to be received upon a sale of such collateral will depend upon many factors including, among others, the condition of the collateral and the oil and gas development and exploration industry, the ability to sell the collateral in an orderly sale, the condition of the international, national and local economies, the availability of buyers and similar factors. No appraisal has been obtained in respect of the collateral in connection with this offering and you should not rely upon the book value of the collateral as a measure of realizable value for such assets. By their nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In addition, a significant portion of the collateral includes assets that may only be usable, and thus retain value, as part of our existing operating businesses.

Accordingly, any such sale of the collateral separate from the sale of certain operating businesses may not be feasible or of significant value. To the extent that holders of other secured indebtedness or other third parties hold liens (including statutory liens), whether or not permitted by the indenture governing the notes, such holders or other third parties may have rights and remedies with respect to the collateral securing the notes that, if exercised, could reduce the proceeds available to satisfy the obligations under the notes.

Rights of holders of the notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral agent for the notes to repossess and dispose of the collateral securing the notes and the guarantees upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us or our domestic restricted subsidiaries that provide security for the notes or guarantees prior to, or possibly even after, the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Applicable legislation in other jurisdictions may impose similar approval requirements in relation to debtors in foreign proceedings. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes or any guarantees could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

In the event of our bankruptcy, holders of the notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the notes exceed the fair market value of the collateral securing the notes.

In any bankruptcy proceeding with respect to us or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the notes on the date of the bankruptcy filing was less than the then current principal amount of the notes. Upon a finding by the bankruptcy court that the notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. In such event, the secured claims of the holders of the notes would be limited to the value of the collateral.

Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the holders of the notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive other “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of undercollateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes.

Any future pledge of collateral might be avoidable by a trustee in bankruptcy.

Any future pledge of, or security interest or lien granted on, collateral in favor of the collateral agent might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

Rights of holders of the notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

The collateral securing the notes and the guarantees includes substantially all of our and the guarantors’ tangible and intangible assets that secure our indebtedness under our senior credit facility, whether now owned or acquired or arising in the future. If additional subsidiaries are formed or acquired that are required to guarantee the notes pursuant to the terms of the indenture, additional financing statements or their foreign equivalents would be required to be filed to perfect the security interest in the assets of such subsidiaries. Depending on the type of the assets constituting after-acquired collateral, additional action may be required to be taken by the collateral agent for the notes, or the collateral agent for our senior credit facility, to perfect the security interest in such assets, such as the delivery of physical collateral, the execution of account control agreements or the execution and recordation of mortgages or deeds of trust. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after acquired collateral. The collateral agent for the notes and the collateral agent for our senior credit facility have no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the notes and the guarantees against third parties.

The collateral is subject to casualty risks.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the notes and the subsidiary guarantees.

Moreover, the collateral agent may need to evaluate the impact of potential liabilities before determining to foreclose, to the extent it may do so under the security documents related to the notes, on collateral consisting of real property because owners and operators of real property may in some circumstances be held liable under environmental laws for the costs of remediating or preventing the release or threatened release of hazardous substances at such real property. Consequently, the collateral agent may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the notes.

We are permitted to create unrestricted subsidiaries, which will not be subject to any of the covenants in the indenture governing the notes, and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay our indebtedness.

Unrestricted subsidiaries will not be subject to the covenants under the indenture governing the notes, and their assets will not be available as security for the notes. Unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our indebtedness, including the notes.

An adverse rating of the notes may cause their trading price to fall.

If a rating agency rates the notes, it may assign a rating that is lower than the rating expected by the noteholders. Ratings agencies also may lower ratings on the notes or any of our other debt in the future. If rating agencies assign a lower than-expected rating or reduce, or indicate that they may reduce, their ratings of our debt in the future, the trading price of the notes could significantly decline.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of certain change of control events, we would be required to offer to repurchase all or any part of the notes then outstanding for cash at 101% of the principal amount. The source of funds for any repurchase required as a result of any change of control will be our available cash or cash generated from our operations or other sources, including:

•	sales of assets; or

•	sales of unregistered equity, if possible at acceptable terms.

We cannot assure you that sufficient funds would be available at the time of any change of control to repurchase your notes. Additionally, a “change of control” is an event of default under our Amended Revolving Credit Facility that would permit the lenders to accelerate the debt outstanding under such facility. Finally, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future, which could negatively impact our ability to conduct our business operations.

The term “change of control” is limited to certain specified transactions and may not include other events that might adversely affect our financial condition. Our obligation to repurchase the notes upon a change of control would not necessarily afford holders of notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

At the closing of the offering of the old notes, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed, for the benefit of the holders of the old notes, at our cost, to do the following:

•	file a registration statement with the SEC with respect to the exchange offer for the new notes by October 8, 2013; and

•	use our reasonable best efforts to cause the registration statement to become effective by January 6, 2014, and to complete the exchange offer after the registration becomes effective.

Upon the SEC’s declaring the exchange offer registration statement effective, we agreed to offer the new notes in exchange for surrender of the old notes. We have agreed to use our reasonable best efforts to keep the registration statement effective until the consummation of the exchange offer in accordance with its terms.

For each old note surrendered to us pursuant to the exchange offer, the holder of such old note will receive a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from April 1, 2013. The registration rights agreement also provides an agreement to include in the prospectus for the exchange offer certain information necessary to allow a broker-dealer who holds old notes that were acquired for its own account as a result of market-making activities or other ordinary course trading activities (other than old notes acquired directly from us or one of our affiliates) to exchange such old notes pursuant to the exchange offer and to satisfy the prospectus delivery requirements in connection with resales of new notes received by such broker-dealer in the exchange offer. We agreed to use best efforts to maintain the effectiveness of the exchange offer registration statement for these purposes until the consummation of the exchange offer in accordance with its terms.

The preceding agreement is needed because any broker-dealer who acquires old notes for its own account as a result of market-making activities or other trading activities is required to deliver a prospectus meeting the requirements of the Securities Act. This prospectus covers the offer and sale of the new notes pursuant to the exchange offer and the resale of new notes received in the exchange offer by any broker-dealer who held old notes acquired for its own account as a result of market-making activities or other trading activities other than old notes acquired directly from us or one of our affiliates.

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new notes issued pursuant to the exchange offer would in general be freely tradable after the exchange offer without further registration under the Securities Act. However, any purchaser of old notes who is an “affiliate” of ours or who intends to participate in the exchange offer for the purpose of distributing the related new notes:

•	will not be able to rely on the interpretation of the staff of the SEC,

•	will not be able to tender its new notes in the exchange offer, and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each holder of the old notes (other than certain specified holders) who desires to exchange old notes for the new notes in the exchange offer will be required to make the representations described below under “ — Procedures for Tendering — Your Representations to Us.”

Pursuant to a registration rights agreement, we further agreed to file with the SEC a shelf registration statement to register for public resale old notes held by any holders of old notes under certain circumstances. For a description of our registration rights agreement, please see “Description of Notes — Registration Rights; Additional Interest.”

Terms of the Exchange Offer

Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to 5:00 p.m. New York City time on the expiration date. We will issue new notes in principal amount equal to the principal amount of old notes surrendered in the exchange offer. Old notes may be tendered only for new notes and only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $50,000,000 in aggregate principal amount of the old notes is outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Old notes that the holders thereof do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These old notes will continue to be entitled to the rights and benefits such holders have under the indenture relating to the notes.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section labeled “ — Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2013, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any old notes by giving oral or written notice of such extension to their holders. During any such extensions, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “ — Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion:

•	to delay accepting for exchange any old notes,

•	to extend the exchange offer, or

•	to terminate the exchange offer,

by giving oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer. In the event of a material change in the exchange offer, including the waiver by us of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or exchange any new notes for, any old notes if the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting old notes for exchange in the event of such a potential violation.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us the representations described under “ — Purpose and Effect of the Exchange Offer,” “ — Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the new notes under the Securities Act.

We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give prompt oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

In order to participate in the exchange offer, you must properly tender your old notes to the exchange agent as described below. It is your responsibility to properly tender your old notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

There is no procedure for guaranteed late delivery of the notes.

If you have any questions or need help in exchanging your notes, please call the exchange agent, whose address and phone number are set forth in “Prospectus Summary — The Exchange Offer — Exchange Agent.”

All of the old notes that are eligible for tender were issued in book-entry form and are represented by global certificates held for the account of DTC. We have confirmed with DTC that these old notes may be tendered using the Automated Tender Offer Program (“ATOP”) instituted by DTC. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their old notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender old notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

Determinations under the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

When We Will Issue New Notes

In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	a book-entry confirmation of such old notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Old Notes Not Accepted or Exchanged

If we do not accept any tendered old notes for exchange or if old notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged old notes will be returned without expense to their tendering holder. Such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

Your Representations to Us

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any new notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the new notes;

•

you are not our “affiliate,” as defined in Rule 405 of the Securities Act or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

•

if you are a broker-dealer that will receive new notes for your own account in exchange for old notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus (or to the extent permitted by law, make available a prospectus) in connection with any resale of such new notes.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m. New York City time on the expiration date. For a withdrawal to be effective you must comply with the appropriate procedures of DTC’s ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn old notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any old notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the old notes. This crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following the procedures described under “ — Procedures for Tendering” above at any time prior to 5:00 p.m., New York City time, on the expiration date.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, telephone, electronic mail or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

•	all registration and filing fees and expenses;

•	all fees and expenses of compliance with federal securities and state “blue sky” or securities laws;

•	accounting and legal fees, disbursements and printing, messenger and delivery services, and telephone costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

Consequences of Failure to Exchange

If you do not exchange new notes for your old notes under the exchange offer, you will remain subject to the existing restrictions on transfer of the old notes. In general, you may not offer or sell the old notes unless the offer or sale is either registered under the Securities Act or exempt from the registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the old notes. This carrying value is the aggregate principal amount of the old notes less any bond discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive old notes in a like principal amount. The form and terms of the new notes are materially identical in all respects to the form and terms of the old notes, except the new notes will be registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for additional interest. Old notes surrendered in exchange for new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of new notes will not result in any change in outstanding indebtedness.

SUPPLEMENTAL OIL AND GAS DISCLOSURES

December 31, 2012

The following table sets forth certain unaudited information concerning our proved oil and natural gas reserves as of December 31, 2012. There are numerous uncertainties inherent in estimating the quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact. See “Risk Factors — Risks Related to Our Business.” Reserve estimates depend on many assumptions that may turn out to be inaccurate.

Any material inaccuracies in these reserve estimates or underlying assumptions could materially affect the quantity and present values of our reserves. All of the reserves are located in the United States.

Proved Reserves

Oil Reserves (MBbls)
Balance, December 31, 2011	12,949
Production	(1,104)
Purchases of reserves in-place	—
Extensions, discoveries and improved recovery	2,052
Transfers / sales of reserves in-place	—
Revisions of previous estimates	810

Balance, December 31, 2012	14,707

Natural Gas Reserves (MMcf)
Balance, December 31, 2011	63,059
Production	(18,411)
Purchases of reserves in-place	—
Extensions, discoveries and improved recovery	14,737
Transfers / sales of reserves in-place	—
Revisions of previous estimates	2,637

Balance, December 31, 2012	62,022

Total Oil Equivalent (MBoe)
Balance, December 31, 2011	23,459
Production	(4,172)
Purchases of reserves in-place	—
Extensions, discoveries and improved recovery	4,508
Transfers / sales of reserves in-place	—
Revisions of previous estimates	1,249

Balance, December 31, 2012	25,044

Standardized Measure of Discounted Future Net Cash Flows

The standardized measure of discounted future net cash flows from estimated proved reserves is provided as a common base for comparing oil and natural gas reserves of enterprises in the industry and may not represent the fair market value of the oil and natural gas reserves or the present value of future cash flow of equivalent reserves due to various uncertainties inherent in making these estimates. Those factors include changes in oil and natural gas prices from prices used in the estimates, unanticipated changes in future production and development costs and other uncertainties in estimating quantities and present values of oil and natural gas reserves.

The following table presents the standardized measure of discounted future pre-tax net cash flow from the ownership interest in proved oil and natural gas reserves as of December 31, 2012. The standardized measure of future pre-tax net cash flows as of December 31, 2012 is calculated based on average prices as of the first day of each of the twelve months ended December 31, 2012 at $91.21 per Bbl for oil and $2.76 per MMBtu for natural gas. The resulting estimated future pre-tax cash flows is reduced by estimated future costs to produce the estimated proved reserves based on actual operating cost levels at December 31, 2012. The future pre-tax cash flow is reduced to present value by applying a 10% discount rate.

The standardized measure of estimated discounted future pre-tax cash flow is not intended to represent the replacement cost or fair market value of the oil and natural gas properties.

At December 31, 2012
(As Restated) (dollars in thousands)
Future pre-tax cash flows	$1,589,961
Future production costs	(403,363)
Future development and abandonment costs	(242,189)

Future net cash flows before income taxes and discount for timing	$944,409
Future income taxes	(302,694)
Discount for estimated timing of net cash flows	(276,935)

Standardized measure of discounted future net cash flows	$364,780

Recently, we determined that our proved undeveloped reserves associated with our EB 920 Project likely will not continue to meet the requirements of reasonable certainty to remain booked as proved reserves as of September 30, 2013. Proved undeveloped reserves related to the EB 920 Project were estimated at 8.4 million barrels of oil equivalent at December 31, 2012, or 71.2% of our total proved undeveloped reserves and 33.3% of our total proved reserves at such date. These proved reserves had an estimated present value discounted at 10% using SEC reserves criteria and pricing (“PV-10”) of approximately $210.1 million at December 31, 2012.

As a result of the expected downward revisions to eliminate the EB 920 Project proved undeveloped reserves, we expect to incur an increased depletion rate and a significant non-cash impairment charge during the quarter ended September 30, 2013. An impairment charge is due to the application of a “ceiling test,” which limits capitalized oil and gas property costs to the aggregate of the PV-10 of future net cash flows from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair value of unproved properties, each after income tax effects.

We intend to continue to pursue efforts to realize the value of our EB 920 Project investment, including potential farmout arrangements and potential direct recourse against the U.S. Government pursuant to the appeal described under “Business — Our Operations — Summary of Oil and Natural Gas Properties and Projects Offshore.”

SELECTED FINANCIAL AND OTHER DATA

The following table presents our summary consolidated historical financial data for the periods and as of the dates indicated. The statement of operations and balance sheet data for the five years ended December 31, 2012, 2011, 2010, 2009 and 2008 are derived from our consolidated financial statements. The statement of operations and balance sheet data for the six months ended June 30, 2013 and 2012 are derived from our unaudited condensed consolidated financial statements included in this prospectus. For further information that will help you better understand the summary data, you should read this financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes and other financial information included elsewhere in this prospectus. These historical results are not necessarily indicative of results to be expected for any future periods.

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(unaudited)		(As Restated)	(As Restated)	(As Restated)	(As Restated)	(As Restated)
						(unaudited)
	(dollars in thousands)
Statement of Operations Data:
Revenues:
Gas sales	$32,492	$30,236	$63,535	$87,064	$79,331	$75,312	$137,527
Oil sales	49,791	58,085	119,504	113,722	83,122	65,709	84,847
Realized and unrealized (losses) gains on derivatives, net	(474)	22,319	20,769	13,650	17,417	44,420	85,956
Insurance proceeds	—	—	—	—	—	20,207	2,660

Total revenues	81,809	110,640	203,808	214,436	179,870	205,648	310,990

Costs and expenses:
Production and delivery costs	15,938	18,128	35,529	34,326	31,569	25,831	19,188
Production taxes	3,910	4,765	9,314	10,259	5,732	5,894	9,556
Workover costs	1,458	1,440	2,772	7,730	10,470	8,439	11,444
Depreciation, depletion and amortization	36,181	62,727	118,041	71,763	67,312	66,285	83,835
General and administrative expenses	9,630	10,295	20,780	28,861	16,731	20,573	10,418

Total operating expenses	67,117	97,355	186,436	152,939	131,814	127,022	134,441

Income from operations	14,692	13,285	17,372	61,497	48,056	78,626	176,549

Other income (expenses):
Interest income	38	33	78	244	276	363	762
Interest expense	(14,587)	(8,809)	(21,315)	(17,198)	(9,057)	(4,349)	(2,488)
Income (loss) from equity investment	—	—	—	(2,044)	(5,156)	492	(7,561)
Loss on sale or disposal of inventory	—	—	(954)	(20)	(1,463)	(1,257)	—
Other income (expense), net	(147)	217	431	204	434	861	469

Total other income (expenses)	(14,696)	(8,559)	(21,760)	(18,814)	(14,966)	(3,890)	(8,818)

Income (loss) before taxes	(4)	4,726	(4,388)	42,683	33,090	74,736	167,731

Income tax (benefit) provision	(26)	1,427	(1,796)	17,295	5,794	33,580	60,903

Net income (loss) including noncontrolling interest	22	3,299	(2,592)	25,388	27,296	41,156	106,828

Net income attributable to noncontrolling interest (net of tax)	951	203	1,314	1,524	1,682	715	1,442

Net income (loss) attributable to RAAM Global	$(929)	$3,096	$(3,906)	$23,864	$25,614	$40,441	$105,386

Statement of Cash Flows Data:
Capital expenditures	$77,181	$121,102	$180,500	$228,178	$86,936	$137,794	$193,350
Cash flow provided by (used in):
Operating activities	45,131	60,240	128,278	172,928	114,209	185,505	122,401
Investing activities	(59,946)	(119,284)	(155,007)	(246,034)	(87,838)	(142,334)	(191,522)
Financing activities	2,035	51,742	43,657	43,817	25,773	(22,335)	45,302

Balance Sheet Data (at period end):
Cash and cash equivalents	$55,891	$44,441	$68,671	$51,743	$81,032	$28,888	$10,052
Oil and gas properties, net	678,203	672,368	654,268	615,907	461,363	452,683	334,388
Total assets	792,892	806,146	779,454	744,552	621,698	575,618	570,159
Total debt, including current portion	259,530	259,500	254,541	204,634	152,653	114,122	128,960
Total shareholders’ equity	292,009	302,565	293,549	302,391	295,201	270,885	226,355

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the “Selected Financial and Other Data” and the financial statements and related notes included elsewhere in this prospectus. The following discussion and analysis contains forward looking statements that reflect our future plans, estimates, beliefs and expected performance. The forward looking statements are dependent upon events, risks and uncertainties that may be outside our control. Our actual results could differ materially from those discussed in these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the volatility of oil and natural gas prices, production timing and volumes, estimates of proved reserves, operating costs and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements,” all of which are difficult to predict. As a result of these risks, uncertainties and assumptions, the forward looking events discussed may not occur.

Overview

We are a privately held oil and natural gas exploration and production company engaged in the exploration, development, production and acquisition of oil and gas properties. Our operations are located in the Gulf of Mexico, offshore Louisiana and onshore Louisiana, Texas, Oklahoma and California. We focus on the development of both conventional oil and gas plays and unconventional resource plays. Historically, we have successfully developed conventional oil and gas plays in the offshore Gulf of Mexico and onshore Texas and Louisiana. More recently, we have redirected our focus to the acquisition and development of acreage in the shallow oil, tight gas sand and oil shale plays throughout the United States. Since 2007, we have targeted unconventional plays, including tight gas and oil in shale in Oklahoma, California, and New Mexico and have obtained land positions in these plays.

Our assets create a portfolio of production, resources and opportunities that are balanced between long-lived, dependable production and exploration and development opportunities. Current development projects are focused on three main areas: shallow waters offshore, onshore conventional assets in Texas, Louisiana and Oklahoma, and unconventional assets in Oklahoma and California. We have selectively acquired and accumulated a portfolio of oil and gas leases in both oil and gas prone unconventional areas domestically. We plan to continue to augment our Gulf Coast production, increase our proved reserves and the reserve life of our portfolio through the development of these unconventional assets.

Our use of capital for exploration, development and acquisitions allows us to direct our capital resources to what we believe to be the most attractive opportunities as market conditions evolve. We have historically acquired properties that we believe will meet or exceed our rate of return criteria. For acquisitions of properties with additional development, exploitation and exploration potential, we have focused on acquiring properties that we expect to operate so that we can control the timing and implementation of capital spending. In some instances, we have acquired non-operated property interests at what we believe to be attractive rates of return either because they provided a foothold in a new area of interest or complemented our existing operations. We intend to continue to acquire both operated and non-operated properties to the extent we believe they meet our return objectives. In addition, our willingness to acquire non-operated properties in new areas provides us with geophysical and geologic data that may lead to further acquisitions in the same area, whether on an operated or non-operated basis.

Our revenue, profitability and future growth rate depend substantially on factors beyond our control, such as economic, political and regulatory developments as well as competition from other sources of energy. Oil and natural gas prices historically have been volatile and may fluctuate widely in the future. Sustained periods of low prices for oil or natural gas could materially and adversely affect our financial position, our results of operations, the quantities of oil and natural gas reserves that we can economically produce and our access to capital.

The primary factors affecting our production levels are capital availability, the success of our drilling program and our inventory of drilling prospects. In addition, we face the challenge of natural production declines. As initial reservoir pressures are depleted, production from a given well decreases. We attempt to overcome this natural decline primarily through drilling our existing undeveloped reserves. Our future growth will depend on our ability to continue to add reserves in excess of production. Our ability to add reserves through drilling is dependent on our capital resources and can be limited by many factors, including our ability to timely obtain drilling permits and regulatory approvals. Any delays in drilling, completing or connecting our new wells to gathering lines will negatively affect our production, which will have an adverse effect on our revenues and, as a result, cash flow from operations.

We plan to continue to move away from dry gas in the coming year and to continue to target oil and liquids rich gas plays. We focus our efforts on increasing reserves and production while controlling costs at a level that is appropriate for long–term operations. Our future cash flows from operations are dependent upon our ability to manage our overall cost structure.

Recent Developments

During May 2013, a workover was performed successfully in the federal waters of Ship Shoal, and the well was placed into service on May 29, 2013. In the shallow waters of Louisiana, we drilled a successful well in the Breton Sound area which is currently being completed and we expect to bring it online in late August 2013. As a part of our remediation program for the wells in the Yegua Trend in East Texas which experienced casing failures due to formation collapse, we have drilled a sidetrack well which will be completed during August 2013 and is expected to go online in early September 2013. We are currently drilling a replacement well as part of the remediation program in the Yegua Trend which we expect to be placed into service during October 2013. We also drilled additional wells in the Yegua Trend which began producing in late June and early July 2013. July production averaged 9,562 Boepd as compared to an average of 8,718 Boepd for the second quarter of 2013 and 10,434 Boepd for the first quarter of 2013.

Recently, we determined that our proved undeveloped reserves associated with our EB 920 Project likely will not continue to meet the requirements of reasonable certainty to remain booked as proved reserves as of September 30, 2013. Proved undeveloped reserves related to the EB 920 Project were estimated at 8.4 million barrels of oil equivalent at December 31, 2012, or 71.2% of our total proved undeveloped reserves and 33.3% of our total proved reserves at such date. These proved reserves had an estimated present value discounted at 10% using SEC reserves criteria and pricing (“PV-10”) of approximately $210.1 million at December 31, 2012.

As a result of the expected downward revisions to eliminate the EB 920 Project proved undeveloped reserves, we expect to incur an increased depletion rate and a significant non-cash impairment charge during the quarter ended September 30, 2013. An impairment charge is due to the application of a “ceiling test,” which limits capitalized oil and gas property costs to the aggregate of the PV-10 of future net cash flows from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair value of unproved properties, each after income tax effects.

We intend to continue to pursue efforts to realize the value of our EB 920 Project investment, including potential farmout arrangements and potential direct recourse against the U.S. Government pursuant to the appeal described under “Business — Our Operations — Summary of Oil and Natural Gas Properties and Projects Offshore.”

How We Evaluate Our Operations

We use a variety of financial and operational measures to assess our performance. Among these measures are (1) volumes of crude oil and natural gas produced, (2) crude oil and natural gas prices realized, (3) per unit operating and administrative costs and (4) Adjusted EBITDA. The following table contains financial and operational data for the three and six months ended June 30, 2013 and 2012 and for each of the three years ended December 31, 2012, 2011 and 2010.

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2013	2012	2012	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(As Restated)	(As Restated)	(As Restated)
Average daily production:
Oil (Bbl per day)	2,350	2,985	2,560	2,894	3,015	2,877	2,920
Natural gas (Mcf per day)	38,205	50,398	42,065	51,028	50,304	48,303	44,308
Oil equivalents (Boe per day)	8,718	11,384	9,571	11,399	11,399	10,927	10,305
Average prices:(1)
Oil ($/Bbl)	$106.94	$110.41	$107.46	$110.27	$108.28	$108.30	$77.99
Natural gas ($/Mcf)	$4.55	$3.02	$4.27	$3.26	$3.45	$4.94	$4.91
Oil equivalents ($/Boe)	$55.97	$57.67	$47.22	$53.33	$43.87	$50.34	$43.19
Production expense ($/Boe)	$10.40	$9.40	$9.20	$8.74	$8.52	$8.61	$8.39
General and administrative expenses ($/Boe)	$5.89	$4.79	$5.56	$5.11	$5.18	$7.03	$4.42
Net income (loss) attributable to RAAM Global (in thousands)	$1,510	$(1,946)	$(929)	$3,096	$(3,906)	$23,864	$25,614
Adjusted EBITDA(2) (in thousands)	$21,220	$29,929	$50,775	$84,145	$143,731	$125,305	$131,448

(1)	Average prices presented do not give effect to our derivative contracts. Please see “— Oil and Gas Derivatives” for a discussion of our derivative activities.
(2)	Adjusted EBITDA as used herein represents net income before unrealized gains (losses) on derivatives, interest expense, income taxes, and depreciation, depletion and amortization. We consider Adjusted EBITDA to be an important indicator for the performance of our business, but not a measure of performance calculated in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). We have included this non-GAAP financial measure because management utilizes this information for assessing our performance and liquidity and as an indicator of our ability to make capital expenditures, service debt and finance working capital requirements. Management believes that Adjusted EBITDA is a measurement that is commonly used by analysts and some investors in evaluating the performance and liquidity of companies in our industry. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes noncash expense items, such as depletion. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance and liquidity of our core cash operations. Adjusted EBITDA should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with U.S. GAAP or as an alternative to net cash provided by operating activities as a measure of our profitability or liquidity. Adjusted EBITDA has significant limitations, including that it does not reflect our cash requirements for capital expenditures, contractual commitments, working capital or debt service. In addition, other companies may calculate Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

The following table sets forth a reconciliation of net income as determined in accordance with U.S. GAAP, the most comparable U.S. GAAP measure, to Adjusted EBITDA for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2013	2012	2012	2011	2010
	(Unaudited)		(Unaudited)		(As Restated)	(As Restated)	(As Restated)
	(dollars in thousands)
Net income (loss) attributable to RAAM Global	$1,510	$(1,946)	$(929)	$3,096	$(3,906)	$23,864	$25,614
Unrealized (gains) losses on derivatives	(7,218)	(12,548)	962	8,086	10,077	(4,815)	23,670
Interest expense	7,822	2,688	14,587	8,809	21,315	17,198	9,057
Depreciation, depletion and amortization	17,855	43,659	36,181	62,727	118,041	71,763	67,313
Income taxes	1,251	(1,924)	(26)	1,427	(1,796)	17,295	5,794

Adjusted EBITDA	$21,220	$29,929	$50,775	$84,145	$143,731	$125,305	$131,448

The table below shows realized and unrealized gains and losses on derivatives from operations, which are recorded as Realized and unrealized gains (losses) on derivatives, net in our condensed consolidated statements of operations for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2013	2012	2012	2011	2010
	(Unaudited)		(Unaudited)		(As Restated)	(As Restated)	(As Restated)
	(dollars in thousands)
Realized (losses) gains on derivatives, net:
Oil	$(565)	$(333)	$(55)	$(3,096)	$(2,611)	$(5,095)	$417
Natural gas	(927)	3,687	543	33,501	33,457	13,930	40,670

Realized (losses) gains on derivatives, net	(1,492)	3,354	488	30,405	30,846	8,835	41,087
Unrealized gains (losses) on derivatives, net	7,218	12,548	(962)	(8,086)	(10,077)	4,815	(23,670)

Realized and unrealized gains (losses) on derivatives, net	$5,726	$15,902	$(474)	$22,319	$20,769	$13,650	$17,417

The table below shows realized revenues from oil and gas sales. Sales revenues are summarized with realized gains and losses on derivative settlements.

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2013	2012	2012	2011	2010
	(Unaudited)		(Unaudited)		(As Restated)	(As Restated)	(As Restated)
	(dollars in thousands)
Oil sales	$22,869	$29,987	$49,791	$58,085	$119,504	$113,722	$83,122
Realized (losses) gains on oil derivatives, net	(565)	(333)	(55)	(3,096)	(2,611)	(5,095)	417

Total realized revenues from oil sales	$22,304	$29,654	$49,736	$54,989	$116,893	$108,627	$83,539

Gas sales	$15,806	13,855	$32,492	$30,236	$63,535	$87,064	$79,331

Realized (losses) gains on derivatives, net	(927)	3,687	543	33,501	33,457	13,930	40,670

Total realized revenues from gas sales(1)	$14,879	$17,542	$33,035	$63,737	$96,992	$100,994	$120,001

(1)	Total realized revenues from oil and gas sales as used herein represents oil and gas sales combined with realized gains and losses on derivatives settlements. We consider Total realized revenues from oil and gas sales to be an important indicator for the performance of our business, but not a measure of performance calculated in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). We have included this non-GAAP financial measure because management utilizes this information for assessing our performance. Management believes that Total realized revenues from oil and gas sales is a measurement that can be used by analysts and some investors in evaluating the performance of companies in our industry. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it includes the effect on revenues of cash received or paid on derivative settlements. Total realized revenues from oil and gas sales should not be considered as an alternative to total revenues or any other performance measure derived in accordance with U.S. GAAP. Other companies may calculate Total realized revenues differently than we do, limiting their usefulness as comparative measure.

The table below shows the average realized price per unit from operations including the effects of commodity derivative instruments realized for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2013	2012	2012	2011	2010
	(Unaudited)		(Unaudited)		(As Restated)	(As Restated)	(As Restated)
Oil:
Average sales price ($/Bbl)	$106.94	$110.41	$107.46	$110.27	$108.28	$108.30	$77.99
Effects of commodity derivatives ($/Bbl)	(2.64)	(1.22)	(0.12)	(5.88)	(2.37)	(4.86)	0.39

Average realized Price ($/Bbl)	$104.30	$109.19	$107.34	$104.39	$105.91	$103.44	$78.38

Natural gas:
Average sales price ($/Mcf)	$4.55	$3.02	$4.27	$3.26	$3.45	$4.94	$4.91
Effects of commodity derivatives ($/Mcf)	(0.27)	0.81	0.07	3.60	1.82	0.79	2.51

Average realized Price ($/Mcf)	$4.28	$3.83	$4.34	$6.86	$5.27	$5.73	$7.42

Totals:
Average sales price ($/Boe)	$55.97	$57.67	$47.22	$53.33	$43.87	$50.34	$43.19
Effects of commodity derivatives ($/Boe)	(9.10)	(12.11)	0.57	3.90	7.39	2.22	10.93

Average realized Price ($/Boe)	$46.87	$45.56	$47.79	$57.23	$51.26	$52.56	$54.12

Results of Operations

The following table sets forth the unaudited results of operations for the three and six months ended June 30, 2013 and 2012 and the audited results of operations for the years ended December 31, 2012, 2011 and 2010.

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2013	2012	2012	2011	2010
	(Unaudited)		(Unaudited)		(As Restated)	(As Restated)	(As Restated)
	(dollars in thousands)
Revenues:
Gas sales	$15,806	$13,855	$32,492	$30,236	$63,535	$87,064	$79,331
Oil sales	22,869	29,987	49,791	58,085	119,504	113,722	83,122
Realized and unrealized gains (losses) on derivatives, net	5,726	15,902	(474)	22,319	20,769	13,650	17,417

Total revenues	44,401	59,744	81,809	110,640	203,808	214,436	179,870
Costs and expenses:
Production and delivery costs	8,252	9,734	15,938	18,128	35,529	34,326	31,569
Production taxes	1,820	2,340	3,910	4,765	9,314	10,259	5,732
Workover costs	802	478	1,458	1,440	2,772	7,730	10,470
Depreciation, depletion and amortization	17,855	43,659	36,181	62,727	118,041	71,763	67,312
General and administrative expenses	4,655	4,673	9,630	10,295	20,780	28,861	16,731

Total operating expenses	33,384	60,884	67,117	97,355	186,436	152,939	131,814

Income (loss) from operations	11,017	(1,140)	14,692	13,285	17,372	61,497	48,056
Other income (expenses):
Interest expense, net	(7,800)	(2,669)	(14,549)	(8,776)	(21,237)	(16,954)	(8,781)
Loss from equity investment	—	—	—	—	—	(2,044)	(5,156)
Loss on sale or disposal of inventory	—	—	—	—	(954)	(20)	(1,463)
Other income (expense), net	(25)	25	(147)	217	431	204	434

Total other income (expenses)	(7,825)	(2,644)	(14,696)	(8,559)	(21,760)	(18,814)	(14,966)

Income (loss) before taxes	3,192	(3,784)	(4)	4,726	(4,388)	42,683	33,090
Income tax provision (benefit)	1,251	(1,924)	(26)	1,427	(1,796)	17,295	5,794

Net income (loss) including noncontrolling interest	$1,941	$(1,860)	$22	$3,299	(2,592)	25,388	27,296
Net income attributable to noncontrolling interest (net of tax)	431	86	951	203	1,314	1,524	1,682

Net income (loss) attributable to RAAM Global	$1,510	$(1,946)	$(929)	$3,096	$(3,906)	$23,864	$25,614

Three Months Ended June 30, 2013 Compared to Three Months Ended June 30, 2012

Revenues

Oil and natural gas production. Oil and natural gas production for the three months ended June 30, 2013 decreased to 0.8 MMBoe from 1.0 MMBoe for the three months ended June 30, 2012. During the three months ended June 30, 2013, gas production decreased 24% and oil production decreased 21%, resulting in a 23%

decrease in BOE over the three months ended June 30, 2012. Oil and natural gas production decreased due to a production decline from some of our wells in the Yegua Trend and the West Cameron area, which was only partially offset by production from new wells brought online. We have experienced casing failure in the Yegua Trend, which is believed to be the result of the collapse of the formation resulting from the normal decrease in pressure as the field was produced. The Company has a remediation program in place for correcting this situation. In addition our federal wells in the West Cameron area have steep declines, and we currently have no drilling activity in that area.

Total revenues. Total revenues for the three months ended June 30, 2013 decreased to $44.4 million from $59.7 million for the three months ended June 30, 2012. Gas revenues (exclusive of derivatives) increased $2.0 million or 14% due to higher gas prices, partially offset by lower gas volumes for the three months ended June 30, 2013 as compared to the three months ended June 30, 2012. Gas prices increased by 12% from an average price of $3.02 for the three months ended June 30, 2012 to an average gas price of $4.55 for the three months ended June 30, 2013. Realized gas revenues (including realized revenues from derivative activities) decreased by $2.7 million or 15% due mainly to the decline in realized gains (losses) from gas derivatives. Realized losses on gas derivatives during the three months ended June 30, 2013 totaled $0.9 million, a decrease from realized gains on gas derivatives during the three months ended June 30, 2012 of $3.7 million. Realized average gas prices increased from $3.83 for the three months ended June 30, 2012 to $4.28 for the three months ended June 30, 2013.

Oil revenues (exclusive of derivatives) decreased $7.1 million or 24% due to lower oil volumes and lower oil prices. The average oil price of $106.94 for the three months ended June 30, 2013 decreased by 3% over the average oil price of $110.41 for the three months ended June 30, 2012. Oil revenues (including realized revenues from derivative activities) decreased by $7.3 million or 25% due to lower oil prices and lower oil volumes. Realized losses on oil derivatives during the three months ended June 30, 2013 totaled $0.6 million, a decrease from realized losses on oil derivatives during the three months ended June 30, 2012 of $0.3 million. Realized average oil prices decreased from $109.19 for the three months ended June 30, 2012 to $104.30 for the three months ended June 30, 2013.

Unrealized gains on oil and natural gas derivative contracts were $7.2 million for the three months ended June 30, 2013 as compared to $12.5 million for the three months ended June 30, 2012. The significant fluctuation from period to period is due to the volatility of oil and natural gas prices and changes in the fair values of our outstanding derivative contracts during these periods.

Operating costs and expenses

Production and delivery costs. Production and delivery costs for the three months ended June 30, 2013 decreased to $8.3 million from $9.7 million for the same period in 2012. Production and delivery costs per Boe increased to $10.40 per Boe for the three months ended June 30, 2013 from $9.40 per Boe for the same period in 2012 as a result of decreased oil and gas production described above in the second quarter of 2013. In the second quarter of 2013 the Company experienced lower costs for boat transportation services, supplies and tools, and Safety and Environmental Management System (SEMS) compliance efforts than those during the same period in 2012.

Production taxes. Production taxes were $1.8 million for the three months ended June 30, 2013, and $2.3 million for the comparable period in 2012. The Company pays production taxes to state governments at rates specified by geographic location and commodity. The decrease in production taxes is due to the decrease in oil and gas sales between periods.

Workover costs. Our workover costs for the three months ended June 30, 2013 were $0.8 million, or $1.01 per Boe, and $0.5 million for the same period in 2012, or $0.46 per Boe. Workovers are performed on wells that need certain mechanical changes or enhancements to maintain or increase production. Due to mechanical needs during the second quarter of 2013, the Company performed more workovers in that period than were necessary during the 2012 period.

Depreciation, depletion and amortization. Depreciation, depletion and amortization expense for the three months ended June 30, 2013 decreased to $17.9 million from $43.7 million for the three months ended June 30, 2012. The decrease in depreciation, depletion and amortization expense was primarily because of a $24.0 million ceiling test write-down at June 30, 2012.

General and administrative expenses. General and administrative expenses were flat at $4.7 million for the three months ended June 30, 2013 and 2012, respectively.

Interest expense, net. Net interest expense increased to $7.8 million for the three months ended June 30, 2013, from $2.7 million for the three months ended June 30, 2012 because of higher debt levels, higher interest rates and lower amounts of capitalized interest during the 2013 period due to a reduction in properties and costs eligible for capitalized interest. Debt balances averaged $250.0 million and $215.3 million during the three months ended June 30, 2013 and 2012, respectively. Interest rates averaged 11.9% and 11.2% during the three months ended June 30, 2013 and 2012, respectively.

Income tax provision (benefit). For the three months ended June 30, 2013, the Company recorded income tax expense of $1.3 million as compared to an income tax benefit of $1.9 million for the three months ended June 30, 2012. Income tax provision (benefit) recognized was based on effective tax rate calculations of approximately 39.2% at June 30, 2013 and approximately 50.8% at June 30, 2012. The difference in the rates for the second quarters of 2013 and 2012 was primarily due to a change in the expected annual financial results which affected both the federal and state annualized tax rates.

Six Months Ended June 30, 2013 Compared to Six Months Ended June 30, 2012

Revenues

Oil and natural gas production. Oil and natural gas production for the six months ended June 30, 2013 decreased to 1.7 MMBoe from 2.1 MMBoe for the six months ended June 30, 2012. During the six months ended June 30, 2013, gas production decreased 18% and oil production decreased 12%, resulting in a 16% decrease in BOE over the six months ended June 30, 2012. Oil and natural gas production decreased due to a production decline from some of our wells in the Yegua Trend and the West Cameron area, which was only partially offset by production from new wells brought online. We have experienced casing failure in the Yegua Trend, which is believed to be the result of the collapse of the formation resulting from the normal decrease in pressure as the field was produced. The Company has a remediation program in place for correcting this situation. In addition our federal wells in the West Cameron area have steep declines, and we currently have no drilling activity in that area.

Total revenues. Total revenues for the six months ended June 30, 2013 decreased to $81.8 million from $110.6 million for the six months ended June 30, 2012. Gas revenues (exclusive of derivatives) increased $2.3 million or 7% due to higher gas prices, partially offset by lower gas volumes for the six months ended June 30, 2013 as compared to the six months ended June 30, 2012. Gas prices increased by 31% from an average price of $3.26 for the six months ended June 30, 2012 to an average gas price of $4.27 for the six months ended June 30, 2013. Realized gas revenues (including realized revenues from derivative activities) decreased by $30.7 million or 48% due mainly to the monetization of gas derivatives of $23.3 million during February 2012. Realized gains on gas derivatives during the six months ended June 30, 2013 totaled $0.5 million, a decrease from realized gains on gas derivatives during the six months ended June 30, 2012 of $33.5 million. Realized average gas prices decreased from $6.86 for the six months ended June 30, 2012 to $4.34 for the six months ended June 30, 2013.

Oil revenues (exclusive of derivatives) decreased $8.3 million or 14% due to lower oil volumes and lower oil prices. The average oil price of $107.46 for the six months ended June 30, 2013 decreased by 3% over the average oil price of $110.27 for the six months ended June 30, 2012. Oil revenues (including realized revenues from derivative activities) decreased by $5.3 million or 9% due to lower oil prices and lower oil volumes.

Realized losses on oil derivatives during the six months ended June 30, 2013 totaled $55,000, an increase from realized losses on oil derivatives during the six months ended June 30, 2012 of $3.1 million. Realized average oil prices, including the effects of commodity derivatives, increased from $104.39 for the six months ended June 30, 2012 to $107.34 for the six months ended June 30, 2013.

Unrealized losses on oil and natural gas derivative contracts were $1.0 million for the six months ended June 30, 2013 as compared to $8.1 million for the six months ended June 30, 2012. The significant fluctuation from period to period is due to the volatility of oil and natural gas prices and changes in the fair values of our outstanding derivative contracts during these periods.

Operating costs and expenses

Production and delivery costs. Production and delivery costs for the six months ended June 30, 2013 decreased to $15.9 million from $18.1 million for the same period in 2012. Production and delivery costs per Boe increased to $9.20 per Boe for the six months ended June 30, 2013 from $8.74 per Boe for the same period in 2012 as a result of decreased oil and gas production described above in the first half of 2013. In the first half of 2013 the Company experienced decreased costs for fuel, boat transportation services, supplies and tools, and Safety and Environmental Management System (SEMS) compliance efforts than those during the same period in 2012.

Production taxes. Production taxes were $3.9 million for the six months ended June 30, 2013, and $4.8 million for the comparable period in 2012. The Company pays production taxes to state governments at rates specified by geographic location and commodity. The decrease in production taxes is due to the decrease in oil and gas sales between periods.

Workover costs. Our workover costs for the six months ended June 30, 2013 were $1.5 million, or $0.84 per Boe, and $1.4 million for the same period in 2012, or $0.69 per Boe. Workovers are performed on wells that need certain mechanical changes or enhancements to maintain or increase production. Due to mechanical needs during the first half of 2013, the Company performed more workovers in that period than were necessary during the 2012 period.

Depreciation, depletion and amortization. Depreciation, depletion and amortization expense for the six months ended June 30, 2013 decreased to $36.2 million from $62.7 million for the six months ended June 30, 2012. The decrease in depreciation, depletion and amortization expense was primarily because of a $24.0 million ceiling test write-down at June 30, 2012.

General and administrative expenses. General and administrative expenses for the six months ended June 30, 2013 were $9.6 million as compared to $10.3 million for the same period in 2012. The decrease in general and administrative expenses was mainly due to lower consultant compensation costs and legal fees during the 2013 period.

Interest expense, net. Net interest expense increased to $14.5 million for the six months ended June 30, 2013, from $8.8 million for the six months ended June 30, 2012 because of higher debt levels and lower amounts of capitalized interest due to a reduction in properties and costs eligible for capitalized interest offset by lower interest rates during the 2013 period. Debt balances averaged $250.0 million and $207.6 million during the six months ended June 30, 2013 and 2012, respectively. Interest rates averaged 11.3% and 11.8% during the six months ended June 30, 2013 and 2012, respectively.

Income tax (benefit) provision. For the six months ended June 30, 2013, the Company recorded an income tax benefit of $26,000 as compared to income tax expense of $1.4 million for the six months ended June 30, 2012. Income tax (benefit) provision recognized was based on effective tax rate calculations of approximately 648.0% at June 30, 2013 and approximately 30.2% at June 30, 2012. The difference in the rates for the first six months of 2013 and 2012 was primarily due to a change in the expected annual financial results which affected both the federal and state annualized tax rates.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Revenues

Oil and natural gas production. Oil and natural gas production for the year ended December 31, 2012 increased to 4.2 MMBoe from 4.0 MMBoe for the year ended December 31, 2011. Gas and oil production for the year ended December 31, 2012 increased by 4% and 5%, respectively, over the year ended December 31, 2011. The increase in production during 2012 was due to increased gas and condensate production from onshore Texas and increased oil production from California which more than offset the decline in production mainly from the offshore wells in federal waters.

Total revenues. Total revenues for the year ended December 31, 2012 decreased to $203.8 million from $214.4 million for the year ended December 31, 2011. Gas revenues (exclusive of derivatives) decreased by $23.5 million or 27% due to lower gas prices which declined by 30% from an average price of $4.94 for the year ended December 31, 2011 to an average gas price of $3.45 for the year ended December 31, 2012. Realized gas revenues (including realized revenues from derivative activities) decreased by $4.0 million or 4% due to lower gas prices which declined by 8% from an average price of $5.73 for the year ended December 31, 2011 to an average gas price of $5.27 for the year ended December 31, 2012. Realized gains on gas derivatives, net increased by $19.5 million or 140% due mainly to the monetization of gas derivatives of $23.3 million during the year ended December 31, 2012.

Oil revenues (exclusive of derivatives) increased by $5.8 million or 5% due to an increase in oil volumes of 53,561 barrels or 5%. The average oil price of $108.28 for the year ended December 31, 2012 was approximately the same as the $108.30 price for the year ended December 31, 2011. Realized oil revenues (including realized revenues from derivative activities) increased by $8.3 million or 8% due to higher oil prices which increased by 2% from an average oil price of $103.44 for the year ended December 31, 2011 to $105.91 for the year ended December 31, 2012. Realized losses on oil derivatives, net decreased by 49% or $2.5 million from a loss of $5.1 million for the year ended December 31, 2011 to a loss of $2.6 million for the year ended December 31, 2012.

Unrealized gain or loss on derivatives was a loss of $10.1 million for the year ended December 31, 2012 as compared to a gain of $4.8 million for the year ended December 31, 2011. The significant fluctuation from year to year is due to the volatility of oil and natural gas prices and changes in the fair values of our outstanding derivative contracts during these periods.

During 2012, the Company realized a net decline in average prices realized from the sale of oil and natural gas of $1.30 per barrel resulting in an average sales price of $51.26 per Boe as of December 31, 2012 compared to an average sales price of $52.56 per Boe as of December 31, 2011. This decline was mainly due to the lower gas prices.

Operating costs and expenses

Production and delivery costs. Our production and delivery costs for 2012 increased to $35.5 million, or $8.52 per Boe, from $34.3 million in 2011, or $8.61 per Boe. The increase in production and delivery costs was primarily attributable to higher costs for contract pumping services and Safety and Environmental Management System (SEMS) compliance efforts offset by lower lift boat and engineering services.

Production taxes. Production taxes for 2012 decreased to $9.3 million from $10.3 million in 2011. The Company pays production taxes to state governments at rates specified by geographic location and commodity. The decrease in production taxes is due to the decrease in realized oil and gas revenues between periods.

Workover costs. Our workover costs for 2012 decreased to $2.8 million, or $0.66 per Boe, from $7.7 million in 2011, or $1.94 per Boe. Workovers are performed on wells that need certain mechanical changes or enhancements to maintain or increase production. Due to mechanical needs as well as new governmental regulations, the Company performed more workovers during 2011 than were necessary during 2012.

Depreciation, depletion and amortization. Depreciation, depletion and amortization for 2012 increased to $118.0 million from $71.8 million in 2011. The increase in depreciation, depletion and amortization was primarily due to a larger net oil and gas property base at December 31, 2012 as compared to December 31, 2011 and a “ceiling test” write down of $37.0 million during 2012.

General and administrative expenses. General and administrative expenses decreased to $20.8 million in 2012 down from $28.9 million in 2011. The decrease in general and administrative expenses was principally due to lower legal fees, improvements in accounts receivable aging and the related reversal of the allowance, and non-recurring stock-based compensation to employees for the establishment of office locations devoted to mid-continent activities during 2011.

Interest expense, net. Net interest expense increased to $21.2 million in 2012 up from $17.0 million in 2011 due to higher debt levels, slightly offset by a reduced weighted average interest rate. Debt balances averaged $228.9 million during 2012 and $173.2 million during 2011. Interest rates averaged 11.1% during 2012 and 12.5% during 2011.

Loss from equity investment. Loss from equity investment was zero for the year ended December 31, 2012 compared to a $2.0 million loss for the year ended December 31, 2011. The Company recorded an “other than temporary impairment” on its equity method investment in Attune Australia, LLC during the third quarter of 2011. The investment value was zero at December 31, 2012 and 2011.

Loss on sale or disposal of inventory. The loss on sale or disposal of inventory for 2012 increased to $1.0 million up from $20,000 in 2011. During 2012, the majority of pipe and casing inventory in storage yards was sold to an unrelated third party after it was determined that it would not be utilized in the Company’s projected 2013 drilling program. During 2011, there were no sales or lower of cost or market adjustments; only a minor disposal occurred.

Other income (expense), net. For 2012, other income was $431,000 as compared to $204,000 in 2011. The increase was mainly due to the timing of receipt of various non-recurring miscellaneous income items.

Income tax provision. For 2012, the Company recorded an income tax benefit of $1.8 million as compared to an income tax provision of $17.3 million for 2011. Income tax (benefit) provision recognized was based on effective tax rates of 40.9% for 2012 and 40.5% for 2011. Our effective tax rate differs from the statutory U.S. federal income tax rate primarily because of state and local income taxes and tax percentage depletion in excess of cost basis.

During 2012, the Company filed a refund claim with the IRS to carryback the net operating loss (“NOL”) generated in 2011 to the 2009 tax year. The NOL carryback lowered federal taxable income in 2009, and therefore also lowered the amount of the Section 199 deduction allowed for that year. The decrease in the 2009 Section 199 deduction decreased the amount of the income tax refund by $1.4 million. The tax effect of the decreased Section 199 deduction combined with the net state income tax benefit from the change in estimated 2011 taxable income caused a 20.6% decrease to the Company’s 2012 effective tax rate as compared to 2011.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Revenues

Oil and natural gas production. Oil and natural gas production for the year ended December 31, 2011 increased to 4.0 MMBoe from 3.8 MMBoe for the year ended December 31, 2010. The increase in production during 2011 was due to a net increase from the exploration activities in the shallow waters of Louisiana and onshore Texas partially offset by the general decline in production from the offshore wells in federal waters. We had a capital expenditure program of $227.3 million in 2011 that was used primarily on drilling in Louisiana state waters and the implementation of active drilling programs onshore Texas and in Oklahoma.

Total revenues. Total revenues for the year ended December 31, 2011 increased to $214.4 million from $179.9 million for the year ended December 31, 2010. Gas revenues (exclusive of derivatives) increased $7.7 million or 10% due to increased gas volumes. Gas prices were relatively flat and increased by 1% from an average price of $4.91 for the year ended December 31, 2010 to an average gas price of $4.94 for the year ended December 31, 2011. Realized gas revenues (including realized revenues from derivative activities) decreased by $19 million or 16% due to lower gas prices which declined by 23% from an average price of $7.42 for the year ended December 31, 2010 to an average gas price of $5.73 for the year ended December 31, 2011. Realized gains on gas derivatives, net decreased by $26.7 million or 66% due to lower hedged prices.

Oil revenues (exclusive of derivatives) increased $30.6 million or 37% due to an increase in oil prices. The average oil price increased by $30.31 or 39% from an average price of $77.99 for the year ended December 31, 2010 to an average oil price of $108.30 for the year ended December 31, 2011. Oil revenues (including realized revenues from derivative activities) increased by $25.1 million or 30%. The average oil price including realized derivatives increased by $25.06 or 32% from an average price of $78.38 for the year ended December 31, 2010 to an average price of $103.44 for the year ended December 31, 2011.

Unrealized gain or loss on oil and natural gas derivative contracts was a gain of $4.8 million for the year ended December 31, 2011 as compared to a loss of $23.7 million for the year ended December 31, 2010. The significant fluctuation from year to year is due to the volatility of oil and natural gas prices and changes in the fair values of our outstanding derivative contracts during these periods.

During 2011, the Company realized a net decline in average prices realized from the sale of oil and natural gas of $1.56 per barrel resulting in an average sales price of $52.56 per Boe as of December 31, 2011 compared to an average sales price of $54.12 per Boe as of December 31, 2010. The decline was a result of lower hedged gas and oil prices during 2011.

Operating costs and expenses

Production and delivery costs. Our production and delivery costs for 2011 increased to $34.3 million, or $8.61 per Boe, from $31.6 million in 2010, or $8.39 per Boe. The increase in production and delivery costs was primarily attributable to more repair and maintenance costs and enhanced regulatory and compliance efforts required on our platforms.

Production taxes. Production taxes for 2011 increased to $10.3 million from $5.7 million in 2010. The Company pays production taxes to state governments at rates specified by geographic location and commodity. The increase in production taxes is due to the increase in realized oil and gas revenues between periods.

Workover costs. Our workover costs for 2011 decreased to $7.7 million, or $1.94 per Boe, from $10.5 million in 2010, or $2.78 per Boe. Workovers are performed on wells that need certain mechanical changes or enhancements to maintain or increase production. Due to mechanical needs, the Company performed less workovers during 2011 than were necessary during 2010.

Depreciation, depletion and amortization. Depreciation, depletion and amortization for 2011 increased to $71.8 million from $67.3 million in 2010. The increase in depreciation, depletion and amortization was primarily due to a larger net oil and gas property base at December 31, 2011 as compared to December 31, 2010.

General and administrative expenses. General and administrative expenses increased to $28.9 million in 2011 up from $16.7 million in 2010. The increase in general and administrative expenses was principally due to higher salaries and non-recurring changes to benefit plans related to the establishment of office locations devoted to mid-continent activities, increased consultant compensation for the use of more specialized consultants on technical projects and additional accounting and legal fees incurred for regulatory compliance matters pursuant to the registration of the Senior Notes.

Interest expense, net. Net interest expense increased to $17.0 million in 2011 up from $8.8 million in 2010 due to an increase in our average interest rate resulting from the initial issuance of the 2015 Senior Secured Notes in September 2010 and the issuance of additional 2015 Senior Secured Notes in July 2011. Debt balances averaged $173.2 million during 2011 and $118.4 million during 2010. Interest rates averaged 12.5% during 2011 and 5.9% during 2010.

Loss from equity investment. Loss from equity investment was a $2.0 million loss for the year ended December 31, 2011 compared to a $5.2 million loss for the year ended December 31, 2010. The Company recorded an “other than temporary impairment” on its equity method investment in Attune Australia, LLC during the third quarter of 2011 and also during the fourth quarter of 2010. The investment value was zero at December 31, 2011.

Loss on sale or disposal of inventory. The loss on sale or disposal of inventory for 2011 decreased to $20,000 down from $1.5 million in 2010. During 2010, a lower of cost or market analysis was performed resulting in a write down of $1.5 million to existing pipe and casing inventory in storage yards. During 2011, there were no adjustments resulting from the lower of cost or market analysis; only a minor disposal occurred.

Other income (expense), net. For 2011, other income was $204,000 as compared to $434,000 in 2010. The decrease was mainly due to the timing of receipt of various non-recurring miscellaneous income items.

Income tax provision. For 2011, the Company recorded income tax expense of $17.3 million as compared to income tax expense of $5.8 million for 2010. Income tax provision recognized was based on effective tax rates of 40.5% for 2011 and 17.5% for 2010. Our effective tax rate differs from the statutory U.S. federal income tax rate primarily because of state and local income taxes and percentage depletion in excess of cost basis. The Company’s state and local income tax rate in 2011 increased from 2010 as a result of having a higher 2011 apportionment of its taxable income in two states with higher statutory tax rates where the Company performed the majority of its income-producing and capital expenditure activities.

During 2011, the Company discovered that its accumulated depletion was not properly allocated on a jurisdictional (i.e., state by state) basis. Such allocation is necessary due to the variation in state tax rates and the Company’s significant deferred income tax liabilities associated with accumulated depletion. As a result, an adjustment to increase the Company’s deferred income tax expense and deferred income tax liabilities of approximately $2.5 million was recorded in 2011 related to prior periods as a correction of an error. The Company has assessed the materiality of the error in accordance with Staff Accounting Bulletin (“SAB”) No. 108 and concluded the error was not material, either individually or in the aggregate, to the results of operations of any prior period or for the year ending December 31, 2011, to trends for those periods affected, or to a fair presentation of the Company’s consolidated financial statements for those periods. Accordingly, results for prior periods have not been restated. Instead, the Company has increased income tax expense and deferred income tax liabilities by $2.5 million to correct this error in the fourth quarter of 2011.

Liquidity and Capital Resources

Our primary sources of liquidity to date have been capital contributions from shareholders, borrowings under our Amended Revolving Credit Facility, debt financings and cash flows from operations. Our primary use of capital has been for the acquisition, development and exploration of oil and natural gas properties. We continually monitor potential capital sources, including equity and debt financings, in order to meet our planned capital expenditures and liquidity requirements.

Capital Expenditures

The Company spent approximately $77 million on capital expenditures during the first six months of 2013. We anticipate spending an additional $67 million on capital expenditures during the remainder of 2013. Our capital budget may be adjusted as business conditions warrant. The amount, timing and allocation of capital expenditures is largely discretionary and within our control. If oil and natural gas prices decline or costs increase significantly, we could defer a significant portion of our budgeted capital expenditures until later periods to prioritize capital projects that we believe have the highest expected returns and potential to generate near-term cash flows. We routinely monitor and adjust our capital expenditures in response to changes in prices, availability of financing, drilling and acquisition costs, industry conditions, the timing of regulatory approvals, the availability of rigs, success or lack of success in drilling activities, contractual obligations, internally generated cash flows and other factors both within and outside our control.

Our total 2013 capital expenditure budget is approximately $144 million, of which approximately $77 million was expended in the first six months of 2013. The remaining capital budget of $67 million consists of:

•	$11 million for geological and geophysical costs;

•	$1 million for Louisiana state drilling and development;

•	$6 million for onshore drilling and development prospects in California and Oklahoma;

•	$8 million for onshore drilling and development prospects in Texas;

•	$24 million for final completion operations and platform and infrastructure upgrades for all project areas;

•	$4 million for plugging and abandonment costs primarily for offshore properties; and

•	$13 million for new ventures to be developed.

While we have budgeted $67 million for these purposes for the remainder of 2013, the ultimate amount of capital we will expend may fluctuate materially based on market conditions and the success of our drilling results as the year progresses. To date, our 2013 capital budget has been funded from our cash flows from operations. We believe our existing cash balance, cash flows from operations, borrowings under our Amended Revolving Credit Facility, and proceeds from the sale of other non-core assets should be sufficient to fund the remainder of our 2013 capital expenditure budget.

As of June 30, 2013, we had no amounts outstanding under our revolving credit facility and $250.0 million in Notes outstanding. The borrowing base on our revolving credit facility remains $62.5 million.

We expect that in the future our commodity derivative positions will help us stabilize a portion of our expected cash flows from operations despite potential declines in the price of oil and natural gas. Please see “— Quantitative and Qualitative Disclosures About Market Risk” below.

We actively review acquisition opportunities on an ongoing basis. Our ability to make significant additional acquisitions would require us to obtain additional equity or debt financing, which we may not be able to obtain on terms acceptable to us or at all.

Cash Flows

The table below discloses the net cash provided by (used in) operating activities, investing activities and financing activities for the six months ended June 30, 2013 and 2012 and the years ended December 31, 2012, 2011 and 2010:

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
	(Unaudited)	(Unaudited)	(As Restated)	(As Restated)
	(dollars in thousands)
Net cash provided by operating activities	$45,131	$60,240	$128,278	$172,928	$114,209
Net cash used in investing activities	(59,946)	(119,284)	(155,007)	(246,034)	(87,838)
Net cash provided by financing activities	2,035	51,742	43,657	43,817	25,773

Net (decrease) increase in cash and equivalents	$(12,780)	$(7,302)	$16,928	$(29,289)	$52,144

Cash Flows Provided by Operating Activities

Operating activities provided cash totaling $45.1 million during the six months ended June 30, 2013 as compared to cash provided by operating activities of $60.2 million during the six months ended June 30, 2012. The decrease in operating cash flows during the six months ended June 30, 2013 was primarily due to lower depletion, depreciation and amortization expense offset by increases in accounts payable.

Our operating cash flows are sensitive to a number of variables, the most significant of which is the volatility of oil and gas prices. Regional and worldwide economic activity, weather, infrastructure capacity to reach markets and other variable factors significantly impact the prices of these commodities. These factors are beyond our control and are difficult to predict. For additional information on the impact of changing commodity prices on our financial position, see “— Quantitative and Qualitative Disclosures About Market Risk” below.

Cash provided from operating activities was $128.3 million during 2012 as compared to cash provided by operating activities of $172.9 million during 2011. The decrease in operating cash flows during 2012 was principally attributable to the timing of payments on accounts payable and a lower level of revenues payable outstanding at year-end 2012 as compared to year-end 2011.

Cash provided from operating activities was $172.9 million during 2011 as compared to cash provided by operating activities of $114.2 million during 2010. The increase in operating cash flows during 2011 was principally attributable to the timing of payments on accounts payable and collection of receivables during 2011.

Our operating cash flows are sensitive to a number of variables, the most significant of which is the volatility of oil and gas prices. Regional and worldwide economic activity, weather, infrastructure capacity to reach markets and other variable factors significantly impact the prices of these commodities. These factors are beyond our control and are difficult to predict. For additional information on the impact of changing prices on our financial position, see “— Quantitative and Qualitative Disclosures About Market Risk” below.

Cash Flows Used in Investing Activities

Investing activities used cash totaling $59.9 million during the six months ended June 30, 2013 as compared to cash used in investing activities of $119.3 million during the same period in 2012. Cash used in investing activities during the six months ended June 30, 2013 decreased as compared to the same period of 2012 primarily because of decreased drilling activity in shallow state waters and onshore Texas offset by increased drilling in federal waters. Also, proceeds from asset sales occurring in the first half of 2013 generated $17.3 million of additional cash, and proceeds from asset sales occurring in the first half of 2012 generated $2.0 million of additional cash.

Investing activities used cash totaling $155.0 million during 2012 as compared to cash used in investing of $246.0 million during 2011. Cash used in investing activities decreased in 2012 as compared to 2011 primarily because of decreased drilling in Louisiana state waters and federal waters combined with increased drilling in less expensive onshore areas including Texas and California. Onshore drilling costs are lower than Gulf of Mexico drilling costs due to dissimilarities in the complexity of the well formations in the different geographic locations. During 2012, $180.5 million of capital expenditures was offset by $26.4 million of proceeds from property sales.

Investing activities used cash totaling $246.0 million during 2011 as compared to cash used in investing of $87.8 million during 2010. Cash used in investing activities increased in 2011 as compared to 2010 primarily because of increased drilling in Louisiana state waters and the implementation of active drilling programs onshore Texas and in Oklahoma.

Our capital expenditures for drilling, development and acquisition costs for the six months ended June 30, 2013 and 2012 and the years ended December 31, 2012, 2011 and 2010 are summarized in the following table:

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
	(Unaudited)	(Unaudited)	(As Restated)	(As Restated)
	(dollars in thousands)
Project Area
Federal	$8,184	$1,472	$3,193	$5,726	$10,305
Shallow State Waters	34,983	56,868	64,510	88,543	14,561
Onshore Texas, Louisiana and Mississippi	27,617	51,228	84,684	91,274	39,719
Oklahoma, California and Mid-Continent	6,397	11,534	28,113	42,635	22,351

Total	$77,181	$121,102	$180,500	$228,178	$86,936

Cash Flows Provided by Financing Activities

Financing activities provided cash totaling $2.0 million during the six months ended June 30, 2013 as compared to cash provided by financing activities of $51.7 million during the same period in 2012. Cash flows provided by financing activities during the first six months of 2013 consisted primarily of a $51.5 million issuance of New Notes and $6.8 million in borrowings for our insurance premium financing offset by payments of $53.1 million on our revolving credit facility and other borrowings and $1.6 million for shareholder dividends. Cash flows provided by financing activities during the first six months of 2012 consisted primarily of $50.0 million in borrowings under our revolving credit facility and $8.2 million in borrowings for our insurance premium financing offset by payments of $3.4 million on borrowings and $3.1 million for shareholder dividends.

Cash provided by financing activities was $43.7 million during 2012 as compared to cash provided by financing activities of $43.8 million during 2011. Cash flows provided by financing during 2012 related primarily to proceeds from our credit facility offset by payments on borrowings and shareholder dividends. Cash flows provided by financing during 2011 related primarily to proceeds from the issuance of additional 2015 Senior Secured Notes offset by payments on borrowings and shareholder dividends.

Cash provided by financing activities was $43.8 million during 2011 as compared to cash provided by financing activities of $25.8 million during 2010. Cash flows provided by financing during 2011 related primarily to proceeds from the issuance of additional 2015 Senior Secured Notes offset by payments on borrowings and shareholder dividends. Cash flows provided by financing during 2010 related primarily to the issuance of our Senior Notes offset by the repayment of the outstanding balance on our credit facility.

Oil and Gas Derivatives

As part of our risk management program, we utilize derivative transactions to reduce the variability in cash flows associated with a portion of our anticipated oil and gas production to reduce our exposure to fluctuations in oil and natural gas prices. Reducing our exposure to price volatility helps ensure that we have adequate funds available for our capital programs and more price sensitive drilling programs. Our decision on the quantity and price at which we choose to hedge our future production is based in part on our view of current and future market conditions.

While the use of these derivative contracts limits the downside risk of adverse price movements, their use also may limit future revenues from favorable price movements. In addition, the use of derivative contracts may involve basis risk. The use of derivative contracts also involves the risk that the counterparties will be unable to meet the financial terms of such transactions. Our derivative contracts are with multiple counterparties to minimize our exposure to any individual counterparty. All of our derivative contracts are settled based upon reported settlement prices on the NYMEX. None of our derivative contracts have been designated as cash flow hedges.

At June 30, 2013, on a Boe basis, commodity derivative instruments were in place covering approximately 53% of our projected oil and natural gas sales for 2013, approximately 35% of our projected oil and natural gas sales for 2014 and approximately 23% of our projected oil and natural gas sales for 2015. Approximately 55% of the Company’s 2013 gas production, approximately 41% of the Company’s 2014 gas production, approximately 37% of the Company’s 2015 gas production, approximately 47% of the Company’s 2013 oil production, and approximately 22% of the Company’s 2014 oil production will yield minimum prices under the contracts as discussed in “Notes to Consolidated Financial Statements — Commodity Derivative Instruments and Derivative Activities.” Future oil and gas sales prices on other production will fluctuate according to market conditions.

As of June 30, 2013, the Company had entered into the following oil derivative instruments:

	NYMEX Contract Price
	Swaps
Period	Volume in Bbls/Mo	Weighted Average Strike Price
2013(1)	43,615	$94.97
2014(2)	17,433	$85.55

(1)	Average volume is calculated for the remainder of the 2013 year.
(2)	The Company currently does not have any derivative transactions covering volumes in the fourth quarter of 2014. The calculation of average volumes is for the full year of 2014.

	NYMEX Contract Price
	Sell Call		Buy Call
Period	Volume in Bbls/Mo	Weighted Average Strike Price	Volume in Bbls/Mo	Weighted Average Strike Price
2013(1)	26,803	$113.12	17,868	$117.05

	NYMEX Contract Price
	Sell Put		Buy Put
Period	Volume in Bbls/Mo	Weighted Average Strike Price	Volume in Bbls/Mo	Weighted Average Strike Price
2013(1)	14,311	$70.00	14,311	$70.00
2014(2)	15,925	$63.60	—	—

(1)	Average volume is calculated for the remainder of the 2013 year.
(2)	The Company currently does not have any derivative transactions covering volumes in the fourth quarter of 2014. The calculation of average volumes is for the full year of 2014.

As of June 30, 2013, we had entered into the following natural gas derivative instruments:

	NYMEX Contract Price
	Swaps
Period	Volume in MMBtus/Mo	Weighted Average Strike Price
2013(1)	767,432	$3.79
2014	443,767	$3.96
2015	252,475	$4.74

(1)	Average volume is calculated for the remainder of the 2013 year.

Please see “Notes to Consolidated Financial Statements — Basis of Presentation and Significant Accounting Policies” included elsewhere in this prospectus for additional discussion regarding the accounting applicable to our derivative program.

Financing Facilities

Senior Secured Notes

On September 24, 2010, the Company completed an offering of $150.0 million senior secured notes at a coupon rate of 12.5% (the “Original Notes”) with a maturity date of October 1, 2015. Interest on the Original Notes is payable in cash semi-annually in arrears on April 1 and October 1 of each year, which commenced on April 1, 2011, to holders of record at the close of business on the preceding March 15 or September 15. Interest on the Original Notes is computed on the basis of a 360-day year of twelve 30-day months. The Original Notes were sold at 99.086% of their face amount and were recorded at their discounted amount, with the discount to be amortized over the life of the notes. The Company used a portion of the net proceeds from the offering to repay all outstanding indebtedness under the Amended Revolving Credit Facility and the remainder of the proceeds was used to fund a portion of our planned capital expenditures for development and drilling. On May 10, 2011, the Company closed an exchange offer registering substantially all of the Original Notes.

On July 15, 2011, the Company completed the issuance and sale of $50.0 million aggregate principal amount of additional 12.5% Senior Notes due 2015 (the “Additional Notes,” collectively with the Original Notes, the “Existing Notes”). The Additional Notes are additional notes permitted under the indenture dated as of September 24, 2010, pursuant to which the Company initially issued the Original Notes, as supplemented by the First Supplemental Indenture dated as of July 15, 2011. The Additional Notes were sold at 102.5% of their face amount and were recorded at their premium amount, with the premium to be amortized over the life of the notes. The Additional Notes have identical terms, other than the issue date and issue price, and constitute part of the same series as the Original Notes. On November 18, 2011, the Company closed an exchange offer registering all of the Additional Notes.

On April 11, 2013, the Company successfully completed the issuance and sale of $50.0 million aggregate principal amount of additional 12.5% Senior Notes due 2015 (the “New Notes,” and together with the Original and Additional Notes, the “Notes”). The New Notes are additional notes issued pursuant to the indenture dated as of September 24, 2010, pursuant to which the Company issued the Original and Additional Notes, as supplemented by the First Supplemental Indenture dated as of July 15, 2011 (the “First Supplemental Indenture”), the Second Supplemental Indenture dated as of April 11, 2013 (the “Second Supplemental Indenture”) and the Third Supplemental Indenture dated as of April 11, 2013 (the “Third Supplemental Indenture,” and together with the Base Indenture, First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”). The New Notes have identical terms, other than the issue date and issue price, and constitute part of the same series as the Original and Additional Notes, although they bear a different CUSIP number than the Original and Additional Notes until they are no longer restricted securities under the Securities Act. The New Notes are jointly and severally, and unconditionally, guaranteed on a senior secured basis by all of the Company’s existing and future domestic subsidiaries that guarantee the indebtedness under our Amended Revolving Credit Facility. The Company used the net proceeds from the offering to repay existing indebtedness under the Company’s revolving credit facility and for general corporate purposes.

As of June 30, 2013, a total of $250.0 million notional amount of the Notes was outstanding. The carrying amount of the Notes including unamortized premium and discount was $251.3 million as of June 30, 2013. At June 30, 2013, the fair value of the Notes was estimated to be approximately $260.0 million, based on the prices the Notes have recently been quoted at in the market.

The Notes are guaranteed on a senior secured basis by each of our existing and future domestic subsidiaries that guarantee indebtedness under our Amended Revolving Credit Facility. The Notes and the guarantees are secured by a security interest in substantially all of our and our existing future domestic subsidiaries’ (other than certain future unrestricted subsidiaries’) assets to the extent they constitute collateral under our Amended Revolving Credit Facility, subject to certain exceptions. Pursuant to an Intercreditor Agreement, the lien securing the Notes is subordinated and junior to liens securing our Amended Revolving Credit Facility.

Amended Revolving Credit Facility

The borrowing base remains $62.5 million, and no amounts were drawn at June 30, 2013. The Credit Agreement governing the Amended Revolving Credit Facility includes covenants restricting certain of the Company’s financial ratios, including its current ratio and a debt coverage ratio, and a limitation on general and administrative expenses. The covenants also include limitations on borrowings, investments and distributions. The Company was in compliance with these debt covenants at June 30, 2013 with the following exception. As of May 30, 2013, the Company was not in compliance with a non-financial covenant included within Section 6.2(b) of the Credit Agreement as a result of the non-timely filing of its March 31, 2013 quarterly condensed consolidated financial statements on Form 10-Q. The Company received a waiver from its lenders through August 15, 2013 with respect to this violation, and it was cured with the filing of the Company’s March 31, 2013 Form 10-Q on August 14, 2013. Accordingly, no reclassification of the outstanding obligation to current liabilities was required. The maturity date is July 1, 2015.

Borrowings under our Amended Revolving Credit Facility are limited to a borrowing base calculated based on our proved developed reserves. Borrowings bear interest at a floating rate equal to either the prime rate of interest in effect from time to time (plus a certain percentage in certain circumstances) or LIBOR plus a certain percentage based on the amount of availability under our Amended Revolving Credit Facility.

Our obligations under the Amended Revolving Credit Facility are secured by a lien on substantially all of our and our subsidiaries’ current and fixed assets (subject to certain exceptions).

Contractual Obligations

We have various contractual obligations in the normal course of our operations and financing activities. The following schedule summarizes our contractual obligations and other contractual commitments as of June 30, 2013, in thousands:

	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
12.5% Notes Due 2015(1)	$320,313	$31,250	$289,063	$—	$—
Promissory note(2)	4,231	325	651	651	2,604
Other indebtedness(3)	6,234	6,234	—	—	—
Operating leases(4)	1,594	336	1,118	140	—
Drilling rig commitments(5)	1,769	1,769	—	—	—

Total	$334,141	$39,914	$290,832	$791	$2,604

(1)	A principal repayment of $250 million is included in the 1-3 year column. All other amounts represent interest.
(2)	Consists of a promissory note in the aggregate principal amount of $2.7 million relating to the construction of our Houston, TX office building. All other amounts represent interest.
(3)	Consists of outstanding indebtedness in the aggregate principal amount of $5.5 million relating to the financing of the premiums on our annual insurance policy. All other amounts represent interest.
(4)	Consists of office space leases for our Lexington, KY, New Orleans, LA, Denver, CO and Bakersfield, CA offices.
(5)	Consists of obligations under drilling rig contracts for three rigs. These contracts were entered into in the normal course of business to ensure rig availability to allow us to execute our business objectives.

Off-Balance Sheet Arrangements

As of June 30, 2013, we had no off-balance sheet arrangements as defined by Item 303(a)(4)(ii) of Regulation S-K. We have no plans to enter into any off-balance sheet arrangements in the foreseeable future.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of our consolidated financial statements. We provide expanded discussion of our more significant accounting policies, estimates and judgments below. We believe these accounting policies reflect our more significant estimates and assumptions used in preparation of our consolidated financial statements. Please see “Notes to Consolidated Financial Statements — Basis of Presentation and Significant Accounting Policies” for a discussion of additional accounting policies and estimates made by management.

Oil and Natural Gas Properties

The Company uses the full-cost method of accounting for exploration and development costs. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including interest related to significant properties being evaluated and directly related overhead costs, are capitalized. Capitalized overhead costs amounted to $1.6 million and $1.2 million for the three months ended June 30, 2013 and 2012, respectively, and $3.1 million and $2.3 million for the six months ended June 30, 2013 and 2012, respectively. Capitalized overhead costs amounted to $4.9 million, $5.2 million and $4.6 million for the years ended December 31, 2012, 2011 and 2010, respectively. The Company capitalized interest of $0.4 million and $4.3 million during the three months ended June 30, 2013 and 2012, respectively, related to significant active properties not subject to amortization. The Company capitalized interest of $0.8 million and $4.9 million during the six months ended June 30, 2013 and 2012, respectively, related to significant active properties not subject to amortization. The Company capitalized interest of $6.8 million, $7.0 million and $0.7 million during the years ended December 31, 2012, 2011 and 2010, respectively, related to significant properties not subject to amortization.

Unevaluated properties and associated costs not currently being amortized and included in oil and gas properties were $58.1 million and $81.3 million at June 30, 2013 and December 31, 2012, respectively. The Company believes that the unevaluated properties at June 30, 2013 will be substantially evaluated during the remainder of 2013, 2014 and 2015, and the costs will begin to be amortized at that time.

Each quarter, we review the carrying value of our capitalized oil and gas properties under the full cost accounting guidance of the SEC. This review is referred to as a “ceiling test.” Capitalized costs, less accumulated amortization and related deferred income taxes, shall not exceed an amount equal to the sum of the estimated present value of future net cash flows from proved reserves discounted at 10%, less estimated future expenditures to be incurred in developing and producing the proved reserves based on current economic and operating conditions, plus the lower of cost or fair value of unproved properties, each after income tax effects. To calculate estimated future net revenues, current prices are calculated using the average of the first-day-of-the-month price for the trailing 12-month period. These prices are used except where different prices are fixed and determinable through contractual arrangements. The Company recorded a $37 million non-cash write down of the carrying value of its proved oil and natural gas properties during the year ended December 31, 2012, as a result of “ceiling test” limitations. There were no write downs resulting from the “ceiling test” for the six months ended June 30, 2013 or for the years ended December 31, 2011 and 2010. Future evaluation of unevaluated properties, oil and gas sales prices and changes in proved reserve estimates will affect the results of future ceiling tests.

Proved Oil and Natural Gas Reserves

Estimates of our proved reserves included in this report are prepared in accordance with U.S. GAAP and SEC guidelines. Our engineering estimates of proved oil and natural gas reserves directly impact financial accounting estimates, including depreciation, depletion and amortization expense. Proved oil and natural gas reserves are the estimated quantities of oil and natural gas reserves that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under defined economic and operating conditions. The process of estimating quantities of proved reserves is very complex, requiring significant subjective decisions in the evaluation of all geological, engineering and economic data for each reservoir. The accuracy of a reserve estimate is a function of: (i) the quality and quantity of available data; (ii) the interpretation of that data; (iii) the accuracy of various mandated economic assumptions and (iv) the judgment of the persons preparing the estimate. The data for a given reservoir may change substantially over time as a result of numerous factors, including additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Changes in oil and natural gas prices, operating costs and expected performance from a given reservoir also will result in revisions to the amount of our estimated proved reserves. Please see “Notes to Consolidated Financial Statements — Significant Accounting Policies” included elsewhere in this prospectus. Our estimated proved reserves for the years ended December 31, 2011 and 2010 were prepared by Netherland, Sewell & Associates, Inc., an independent oil and natural gas reservoir engineering consulting firm, and H.J. Gruy and Associates, Inc., an independent oil and natural gas reservoir engineering consulting firm. For the year ended December 31, 2012 our estimated proved reserves were prepared by Netherland, Sewell & Associates, Inc., an independent oil and natural gas reservoir engineering consulting firm, H.J. Gruy and Associates, Inc., an independent oil and natural gas reservoir engineering consulting firm, and Cawley, Gillespie & Associates, Inc., an independent oil and natural gas reservoir engineering consulting firm.
Recently Issued Accounting Pronouncements

Please see “Notes to Consolidated Financial Statements — Basis of Presentation and Significant Accounting Policies” included elsewhere in this prospectus for a discussion of recently issued accounting pronouncements.

Inflation

Inflation in the United States has been relatively low in recent years and did not have a material impact on our results of operations for the years ended December 31, 2012, 2011 or 2010. Although the impact of inflation has been insignificant in recent years, it is still a factor in the United States economy and we tend to experience inflationary pressure on the cost of oilfield services and equipment as increasing oil and gas prices increase drilling activity in our areas of operations.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to a variety of market risks including credit risk, commodity price risk and interest rate risk. We address these risks through a program of risk management which may include the use of derivative instruments. We do not enter into derivative or other financial instruments for speculative or trading purposes.

Commodity Price Risk

Our primary market risk exposure is in the pricing applicable to our crude oil and natural gas production. Realized pricing is primarily driven by the prevailing worldwide price for crude oil and spot market prices applicable to our United States natural gas production. Pricing for crude oil and natural gas production has been volatile and unpredictable for several years, and we expect this volatility to continue in the future. The prices we receive for production depend on many factors outside of our control including volatility in the differences between product prices at sales points and the applicable index price. Hypothetical changes in commodity prices chosen for the following estimated sensitivity analysis are considered to be reasonably possible near-term changes generally based on consideration of past fluctuations. However, since it is not possible to accurately predict future changes in commodity prices, this hypothetical change may not necessarily be an indicator of probable future fluctuations. Based on our average daily production for the six months ended June 30, 2013, our annual oil sales would increase or decrease by approximately $9.3 million for each $10.00 per barrel change in crude oil prices and our annual gas sales would increase or decrease by approximately $15.4 million for each $1.00 per MMBtu change in natural gas prices.

To partially reduce price risk caused by these market fluctuations, we utilize derivative transactions to reduce the variability in cash flows associated with a portion of our anticipated crude oil and natural gas production as part of our risk management program. Reducing our exposure to price volatility helps ensure that we have adequate funds available for our capital programs and more price sensitive drilling programs. Our decision on the quantity and price at which we choose to hedge our production is based in part on our view of current and future market conditions. While hedging limits the downside risk of adverse price movements, it also may limit future revenues from favorable price movements. The use of derivative transactions also involves the risk that counterparties, which generally are financial institutions, will be unable to meet the financial terms of such transactions. Our derivative contracts are with multiple counterparties to minimize our exposure to any individual counterparty.

For a further discussion of our derivative activities, including a list of the commodity derivatives held by the Company, please see “Notes to Consolidated Financial Statements — Fair Value Measurements” and “— Commodity Derivative Instruments and Derivative Activities” included elsewhere in this prospectus.

Credit Risk

We monitor our risk of loss due to non-performance by counterparties of their contractual obligations. Our principal exposure to credit risk is through joint interest receivables ($6.3 million at June 30, 2013) and the sale of our crude oil and natural gas production, which we market to energy marketing companies, refineries and affiliates ($25.0 million in receivables at June 30, 2013). Joint interest receivables arise from billing entities who own partial interests in the wells we operate. These entities participate in our wells primarily based on their ownership in leases on which we wish to drill. In order to minimize our exposure to credit risk we request prepayment of drilling costs where it is allowed by contract or state law. For such prepayments, a liability is recorded and subsequently reduced as the associated work is performed. In this manner, we reduce credit risk. We also have the right to place a lien on our co-owners interest in the well to redirect production proceeds in order to secure payment or, if necessary, foreclose on the interest. Historically, our credit losses on joint interest receivables have been immaterial.

We monitor our exposure to counterparties on crude oil and natural gas sales primarily by reviewing credit ratings, financial statements and payment history. We extend credit terms based on our evaluation of each counterparty’s credit worthiness. We have not generally required our counterparties to provide collateral to support crude oil and natural gas sales receivables owed to us.

Interest Rate Risk

Our exposure to changes in interest rates relates primarily to long-term debt obligations. Historically, we were exposed to changes in interest rates as a result of our revolving credit facility, and this exposure will remain under our Amended Revolving Credit Facility. There were no amounts outstanding under the Amended Revolving Credit Facility at June 30, 2013. We do not believe our interest rate exposure warrants entry into interest rate hedges and have, therefore, not hedged our interest rate exposure.

BUSINESS

General

We are a privately held oil and natural gas company engaged in the exploration, development, production, exploitation and acquisition of oil and gas properties. Our producing assets are located offshore in the Gulf of Mexico and onshore in Louisiana, Texas and Oklahoma.

We have traditionally focused on acquiring assets in and around the Gulf Coast. Over the last decade we have worked to diversify our asset base through the acquisition and development of both conventional onshore assets and long-lived unconventional resource plays that are capable of supporting sustainable growth. Our assets create a portfolio of production, resources and opportunities that are balanced between long-lived, dependable production and exploration and development opportunities. Current development projects are focused on three main areas: shallow waters offshore, onshore conventional assets in Texas, Louisiana and Oklahoma, and unconventional assets in Oklahoma. We have selectively acquired and accumulated a portfolio of oil and gas leases in both oil and gas prone unconventional areas domestically. We plan to continue to augment our Gulf Coast production, increase our proved reserves and the reserve life of our portfolio through the development of these unconventional assets.

At December 31, 2012, we had estimated total proved oil and natural gas reserves of 25.0 MMBoe (59% oil). For 2012, our net daily production averaged 11,399 Boepd, which generated revenue of $203.8 million.

Core Properties

Our core properties include assets offshore in the Gulf of Mexico in Louisiana state waters and United States federal waters, onshore in Texas and Louisiana, and conventional and unconventional assets in Oklahoma and California.

Offshore

Gulf of Mexico — Louisiana State Waters. We commenced operations in the Breton Sound 53 Field in 1989 and currently operate 13 producing wells from 2 manned production platforms which we own. Average net daily production for the year ended December 31, 2012 was 4,678 Boepd. Our leasehold position encompassed 10,993 net acres with proved reserves of 5,632 MBoe at December 31, 2012. We have had a 76% drilling success rate in the Breton Sound 53 Field since 2000. Historical drilling success has been in the Uvig and Tex W zones above 10,500 feet. Recent development of the field has focused on newly discovered deep plays of the Big Hum and Cris I zones from 10,500 to 17,000 feet.

Gulf of Mexico — Federal Waters. We commenced operations in the shallow water West Cameron 368 Field and Ship Shoal 154 Field in the United States federal waters in 1987 and 1990, respectively, and we currently own and operate 16 wells and 14 production platforms. Average net daily production for the year ended December 31, 2012 from the United States federal waters was 1,383 Boepd. Our leasehold position encompassed 78,056 net acres with proved reserves of 9,612 MBoe as of December 31, 2012.

Onshore

Gulf Coast. We currently operate 18 producing wells onshore along the Gulf Coast. Average net daily production for the year ended December 31, 2012 was 4,965 Boepd. Our leasehold position encompassed 45,528 net acres with proved reserves of 6,182 MBoe at December 31, 2012. In Texas, we have focused on the Eocene Yegua/Cook Mountain trend, which produces natural gas with high condensate yields. Average net daily production for the year ended December 31, 2012 was 4,534 Boepd from 15 producing wells. In Louisiana, we have focused on the Lower Miocene Atchafalaya Basin. Average net daily production for the year ended December 31, 2012 was 209 Boepd from 2 producing wells. In addition, we realized 222 Boepd of production for the year ended December 31, 2012 from 3 wells in other areas of Louisiana and Mississippi. During 2012, we sold three (two producing and one non-producing) of the wells in our non-core area that were located in Texas, Louisiana and Mississippi. We still have one non-core well remaining which is located in Louisiana.

Resource Plays

Oklahoma. Our leasehold position in the shallow oil Mississippi Chat and Mississippi Lime formation of Oklahoma encompassed approximately 66,522 net acres with proved reserves of 3,077 MBoe at December 31, 2012 and average net daily production for the year ended December 31, 2012 of 109 Boepd from 39 producing wells. In November 2011, we entered into an agreement whereby we divided the original Osage Tribe concession consisting of 74,580 gross concession acres. Under the agreement, the producing acreage consisting of 2,240 gross acres (1,520 net acres) remained under the original 50/50 ownership and we remained as non-operator. The remaining concession was divided into two parcels. We took 100% ownership of the Eastern parcel of the concession consisting of 37,290 gross concession acres (32,480 net concession acres), and we were named as operator. The western parcel is now owned and operated 100% by our Joint Venture Partner. In June 2011, we acquired a 40% interest in another Osage Tribe concession consisting of 69,280 gross concession acres (27,712 net concession acres). This acreage position lies directly east and adjacent to the Eastern Parcel of the original concession which we now own and operate 100%. We believe the proximity of the two concessions will allow for a more efficient development of the acreage.

California. Our leasehold position in the San Joaquin Basin in California encompassed approximately 27,860 net acres with proved reserves of 541 MBoe at December 31, 2012 and average net daily production for the year ended December 31, 2012 of 264 Boepd from 3 producing wells. One of these wells was drilled in 2011 but completed and brought online during 2012. At December 31, 2012, it was shut-in. The other two wells were drilled, completed and brought online during 2012 and were producing at year end.

Our Operations

Proved Reserves

The following tables set forth our estimated proved crude oil and natural gas reserves and percent of total proved reserves that are proved developed as of December 31, 2012 by reserve category and region. Netherland, Sewell & Associates, Inc., independent petroleum engineers, evaluated properties representing approximately 58% of our proved reserves, and H.J. Gruy and Associates, Inc., independent petroleum engineers, evaluated properties representing approximately 33% of our proved reserves and Cawley, Gillespie & Associates, Inc., independent petroleum engineers, evaluated the remaining properties representing approximately 9% of our proved reserves at December 31, 2012. Our estimated proved reserves at December 31, 2012 were determined using the 12-month unweighted arithmetic average of the first-day-of-the-month price for the period January 2012 through December 2012, without giving effect to derivative transactions, and were held constant throughout the life of the properties. These prices were $91.21 per Bbl for crude oil and oil equivalents and $2.76 per MMBtu for natural gas. These prices are adjusted for energy content, transportation fees, and regional price differentials resulting in weighted adjusted product prices for the proved reserves over the remaining lives of the properties of $94.04 per Bbl for crude oil and oil equivalents and $3.01 per MMBtu of gas.

	December 31, 2012
	Crude Oil	Natural Gas
	(MBbls)	(MMcf)
Estimated proved developed producing	2,449	35,954
Estimated proved developed non-producing	2,491	14,271
Estimated proved undeveloped	9,767	11,797

Total estimated proved reserves	14,707	62,022

	December 31, 2012
	Proved Developed		Proved Undeveloped
	Crude Oil	Natural Gas	Crude Oil	Natural Gas
	(MBbls)	(MMcf)	(MBbls)	(MMcf)
Offshore
Federal waters	1,028	1,394	7,159	7,159
Shallow state waters	1,937	19,725	226	1,087
Onshore
Onshore Texas and Louisiana	1,183	27,398	324	651
Resource Plays
Oklahoma	473	1,446	1,924	2,633
California	319	262	134	267
Total	4,940	50,225	9,767	11,797

We have historically added reserves through our exploration program and development activities. Changes in proved reserves were as follows:

	December 31,
In MBoe	2012	2011	2010
Proved reserves beginning of year	23,459	18,779	20,204
Revisions of previous estimates	1,249	3,676	836
Extensions, discoveries and other additions	4,508	4,992	1,500
Production	(4,172)	(3,988)	(3,761)
Proved reserves end of year	25,044	23,459	18,779

Revisions. Revisions represent changes in previous reserves estimates, either upward or downward, resulting from new information normally obtained from development drilling and production history or resulting from a change in economic factors, such as commodity prices, operating costs, or development costs. Revisions of 1,249 MBoe mainly include downward revisions in wells drilled in the shallow waters of Louisiana and upward revisions in wells located onshore Texas and in federal waters. Revisions of 3,676 MBoe during 2011 include additions due to additional production history for our wells drilled onshore in Texas and in the shallow waters of Louisiana. Revisions of 836 MBoe during 2010 include reserve additions for some of our wells in shallow state waters due to remedial work performed during the year.

Extensions, discoveries and other additions. These are additions to proved reserves that result from (1) extension of the proved acreage of previously discovered reservoirs through additional drilling in periods subsequent to discovery and (2) discovery of new fields with proved reserves or of new reservoirs of proved reserves in old fields. During 2012, we had extensions and discoveries of 4,508 mainly due to new wells drilled onshore in Texas and Oklahoma. During 2011, we had extensions and discoveries of 4,992 MBoe due to new wells drilled onshore in Texas, due to new wells drilled in the shallow waters in Louisiana and due to a well drilled in California. Extensions, discoveries and other additions at December 31, 2010 include new wells drilled onshore in Texas and additional reserves in Oklahoma.

We expect that a significant portion of future reserve additions will come from our major development projects including the extension and further development of the Breton Sound 53 Field, the expansion of the Eocene Yegua/Cook Mountain producing trend in east Texas, and the extension and further development of the shallow oil production in Oklahoma and further development in California. We may also purchase proved properties in strategic acquisitions.

Technology Used to Establish Proved Reserves. Under the SEC rules, proved reserves are those quantities of oil and natural gas that by analysis of geoscience and engineering data can be estimated with reasonable certainty to be economically producible from a given date forward from known reservoirs, and under existing economic conditions, operating methods and government regulations. The term “reasonable certainty” implies a high degree of confidence that the quantities of oil and natural gas actually recovered will equal or exceed the estimate. Reasonable certainty can be established using techniques that have been proven effective by actual production from projects in the same reservoir or an analogous reservoir or by other evidence using reliable technology that establishes reasonable certainty. Reliable technology is a grouping of one or more technologies (including computational methods) that has been field tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

To establish reasonable certainty with respect to our estimated proved reserves, our internal reserve engineers and Netherland, Sewell & Associates, Inc., H.J. Gruy and Associates, Inc. and Cawley, Gillespie & Associates, Inc., our independent petroleum engineers, employed technologies that have been demonstrated to yield results with consistency and repeatability. The technologies and economic data used in the estimation of our proved reserves include, but are not limited to, electrical logs, radioactivity logs, core analyses, geologic maps and available downhole and production data, seismic data and well test data. Reserves attributable to producing wells with sufficient production history were estimated using appropriate decline curves, material balance calculation or other performance relationships. Reserves attributable to producing wells with limited production history and for undeveloped locations were estimated using pore volume calculations and performance from analogous wells in the surrounding area and geologic data to assess the reservoir continuity. These wells were considered to be analogous based on production performance from the same formation and completion using similar techniques.

Qualifications of technical persons and internal controls over reserves estimation process. During 2012, we used the services of three independent petroleum engineering firms: Netherland, Sewell & Associates, Inc., H.J. Gruy and Associates, Inc. and Cawley, Gillespie & Associates, Inc. (“Independent Engineers”). In accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers and guidelines established by the SEC, our Independent Engineers estimated 100% of our proved reserve information as of December 31, 2012 included in this annual report. The technical persons responsible for preparing the reserves estimates presented herein meet the requirements regarding qualifications, independence, objectivity and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers.

We maintain an internal staff of petroleum engineers and geoscience professionals who work closely with our independent petroleum consultants to ensure the integrity, accuracy and timeliness of data furnished the Independent Engineers in their reserves estimation process. Our technical team meets regularly with representatives of the Independent Engineers to review properties and discuss methods and assumptions used in the Independent Engineers’ preparation of the year-end reserves estimates. All field and reserve technical information, which is updated annually, is assessed for validity when the Independent Engineers hold technical meetings with our internal staff of petroleum engineers, operations and land personnel to discuss field performance and to validate future development plans. While we have no formal committee specifically designated to review reserves reporting and the reserves estimation process, a copy of the Independent Engineers’ reserve reports are reviewed with representatives of each Independent Engineer, respectively, and our internal technical staff before dissemination of the information. Additionally, our senior management reviews and approves the Independent Engineers’ reserve reports and any internally estimated significant changes to our proved reserves on a quarterly basis.

Our Vice President of Reservoir Engineering is the technical person primarily responsible for overseeing the preparation of our reserves estimates. He has a BS degree in Civil Engineering and an MBA in Finance. He has over 30 years of industry experience with positions of increasing responsibility in operations, acquisitions, engineering and evaluations. He has worked in the area of reserves and reservoir engineering since 1985 and is a member of the Society of Petroleum Engineers and Society of Petroleum Evaluation Engineers. He is a registered Professional Engineer in the State of Louisiana. Our Vice President of Reservoir Engineering reports directly to our Senior Vice President of Exploration and our Chief Operating Officer. Reserves estimates are reviewed and approved by senior engineering staff with final approval by our Chief Operating Officer and certain other members of senior management.

Proved undeveloped reserves. Our proved undeveloped reserves at December 31, 2012 were 11.7 MMBoe, consisting of 9.8 MMBbls of crude oil and 11.8 Bcf of natural gas. Our proved undeveloped reserves as of December 31, 2012 increased approximately 33% over those as of December 31, 2011. The largest increase in proved undeveloped reserves was the result of drilling activities with a new joint venture partner in the Mississippi Chat and Mississippi Lime area of Oklahoma. Other areas which saw increases were in the federal waters offshore, shallow waters offshore and onshore Texas. Estimated future development costs relating to the development of 2012 year-end proved undeveloped reserves, as shown in our December 31, 2012 reserve report, is $178.3 million, of which 2013 and 2014 expenditures are estimated to be $25.4 million and $69.8 million, respectively. All proved undeveloped reserves are scheduled to be drilled by 2016.

Recently, we determined that our proved undeveloped reserves associated with our EB 920 Project likely will not continue to meet the requirements of reasonable certainty to remain booked as proved reserves as of September 30, 2013. Proved undeveloped reserves related to the EB 920 Project were estimated at 8.4 million barrels of oil equivalent at December 31, 2012, or 71.2% of our total proved undeveloped reserves and 33.3% of our total proved reserves at such date. These proved reserves had an estimated present value discounted at 10% using SEC reserves criteria and pricing (“PV-10”) of approximately $210.1 million at December 31, 2012. For additional information on the EB 920 Project, see “— Our Operations — Summary of Oil and Natural Gas Properties and Projects Offshore.”

Capital Expenditure Budget

We have a total capital expenditure budget of $144 million for 2013, which is a 20% decrease from the $181 million invested during 2012. The Company spent approximately $77 million on capital expenditures during the first six months of 2013. We anticipate spending an additional $67 million on capital expenditures during the remainder of 2013. The amount, timing and allocation of capital expenditures is largely discretionary and within our control. If oil and natural gas prices decline or costs increase significantly, we could defer a significant portion of our budgeted capital expenditures until later periods to prioritize capital projects that we believe have the highest expected returns and potential to generate near-term cash flows. We routinely monitor and adjust our capital expenditures in response to changes in prices, availability of financing, drilling and acquisition costs, industry conditions, the timing of regulatory approvals, the availability of rigs, success or lack of success in drilling activities, contractual obligations, internally generated cash flows and other factors both within and outside our control.

The remaining 2013 capital budget of $67 million consists of:

•	$11 million for geological and geophysical costs, including leasing;

•	$1 million for Louisiana state water drilling and development;

•	$6 million for onshore drilling and development prospects in California and Oklahoma;

•	$8 million for onshore drilling and development prospects in Texas;

•	$24 million for final completion operations and platform and infrastructure upgrades for all project areas;

•	$4 million for plugging and abandonment costs primarily for offshore properties; and

•	$13 million for new ventures to be developed.

While we have budgeted $67 million for these purposes, the ultimate amount of capital we will expend may fluctuate materially based on market conditions and the success of our drilling results as the year progresses. To date, our 2013 capital budget has been funded from our cash flows from operations. We believe our existing cash balance, cash flows from operations, borrowings under our Amended Revolving Credit Facility, and proceeds from the sale of other non-core assets should be sufficient to fund the remainder of our 2013 capital expenditure budget. In February 2013, the Company sold a 50% working interest in undeveloped acreage onshore Texas to an unrelated third party for approximately $17.3 million. The proceeds from this sale will be used towards capital expenditures.

For additional information please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

Developed and Undeveloped Acreage

The following table presents the total gross and net developed and undeveloped acreage by region as of December 31, 2012:

	Developed acres		Undeveloped acres		Total
	Gross	Net	Gross	Net	Gross	Net
Offshore
Federal waters(1)	18,359	16,446	62,159	61,610	80,518	78,056
Shallow waters(2)	7,836	5,648	5,408	5,345	13,244	10,993
Onshore
Texas and Louisiana(3)	6,610	5,899	60,772	39,629	67,382	45,528
Resource Plays
Tuscaloosa Marine Shale	—	—	105	17	105	17
Tucumcari Basin Tight Sands	—	—	45,796	7,145	45,796	7,145
Monterey Shale	800	800	35,686	27,060	36,486	27,860
Mississippi lime (OK)	27,100	13,550	119,800	52,972	146,900	66,522
Niobrara	—	—	45,608	24,319	45,608	24,319
Mississippi lime (TX)	—	—	101,126	89,075	101,126	89,075
Total	60,705	42,343	476,460	307,172	537,165	349,515

(1)	Our core areas of production in the United States federal waters in the Gulf of Mexico are the West Cameron 368 Field and the Ship Shoal 154 Field.
(2)	Our core area of production in the state waters in the Gulf of Mexico is in the Breton Sound 53 Field.
(3)	Our core areas of production in Texas are the Eocene Yegua/Cook Mountain trend and our core areas of production in Louisiana are in the Lower Miocene trend.

The following table sets forth the number of gross and net undeveloped acres as of December 31, 2012 that will expire over the next three years by region unless production is established within the spacing units covering the acreage prior to the expiration dates:

	2013		2014		2015
	Gross	Net	Gross	Net	Gross	Net
Offshore
Federal waters	10,000	10,000	30,000	30,000	—	—
Shallow waters	662	662	—	—	—	—
Onshore
Texas and Louisiana	28,087	13,551	19,551	12,709	4,703	1,805
Resource Plays
Tuscaloosa Marine Shale	105	17	—	—	—	—
Tucumcari Basin Tight Sands	13,208	2,119	13,089	1,768	2,623	226
Monterey Shale	3,641	1,966	1,323	1,066	11,878	8,844
Mississippi lime (OK)	320	160	—	—	—	—
Mississippi lime (TX)	1,353	1,303	3,528	3,058	1,749	1,609
Total	57,376	29,778	67,491	48,601	20,953	12,484

Drilling Activity

During the three years ended December 31, 2012, we drilled exploratory and development wells as set forth in the table below:

	2012		2011		2010
	Gross	Net	Gross	Net	Gross	Net
Exploratory Wells
Oil	6.0	2.3	8.0	3.2	2.0	1.3
Natural Gas	4.0	2.2	3.0	2.2	3.0	2.4
Dry	2.0	1.7	2.0	2.0	3.0	2.6
Total Exploratory Wells	12.0	6.2	13.0	7.4	8.0	6.3
Development Wells
Oil	15.0	6.1	—	—	—	—
Natural Gas	4.0	2.8	2.0	1.5	1.0	0.8
Dry	—	—	—	—	—	—
Total Development Wells	19.0	8.9	2.0	1.5	1.0	0.8
Total Wells	31.0	15.1	15.0	8.9	9.0	7.1

Our rig activity during 2013 will be dependent on crude oil and natural gas prices and, accordingly, our rig count may increase or decrease from current levels. There can be no assurance, however, that additional rigs will be available to us at an attractive cost.

Summary of Oil and Natural Gas Properties and Projects Offshore

We operated 23 offshore production platforms with 28 producing wells as of December 31, 2012. Production from our offshore assets averaged 6,061 Boepd for the year ended December 31, 2012. Our offshore staff includes 3 explorationists who generate prospects from our extensive, modern 3-D seismic database. Our offshore operations cover three core areas of production in the Gulf of Mexico: (1) the West Cameron 368 Field production area in shallow United States federal waters, (2) the Ship Shoal production area in shallow United States federal waters, and (3) the Breton Sound production area in shallow state waters. In each of these core areas, we have platforms, production facilities, and pipelines in place, where production from new wells can be established quickly. We have a significant inventory of drilling prospects in each of these core areas. In the United States federal waters, we hold 16,446 net acres by production and we have 61,610 net acres that remain undrilled in primary term contracts. In the state waters of Louisiana, we hold 5,648 net acres by production.

Recently, we determined that our proved undeveloped reserves associated with our EB 920 Project likely will not continue to meet the requirements of reasonable certainty to remain booked as proved reserves as of September 30, 2013. Proved undeveloped reserves related to the EB 920 Project were estimated at 8.4 million barrels of oil equivalent at December 31, 2012, or 71.2% of our total proved undeveloped reserves and 33.3% of our total proved reserves at such date. These proved reserves had an estimated present value discounted at 10% using SEC reserves criteria and pricing (“PV-10”) of approximately $210.1 million at December 31, 2012. As a result of the expected downward revisions to eliminate the EB 920 Project proved undeveloped reserves, we expect to incur an increased depletion rate and a significant non-cash impairment charge during the quarter ended September 30, 2013.

In 2009, the then Minerals Management Service of the United States Department of the Interior approved our plan of exploration for the EB 920 Project. However, the BOEMRE required that we resubmit our plan of exploration under new, revised, post-lease rules. We resubmitted our plan of exploration on June 27, 2013 and included financial certifications based on the Worst Case Discharge (“WCD”) scenario as originally certified and approved in 2009. On August 21, 2013, the now BOEM sent a response to our resubmitted plan of exploration indicating that the BOEM recalculated the WCD and revised the volume up to 218,269 barrels of oil per day (BOPD) from the original approved WCD of 1,500 BOPD. The plan of exploration requires that a financial certification be made by us that we can meet the costs associated with a WCD of this substantially increased volume. The BOEM’s recalculated WCD is now over 145 times greater than the volume originally approved in 2009 and over 4 times larger than the U.S. Government’s best estimate for the Deepwater Horizon blowout. During a meeting held on September 5, 2013, our Board of Directors discussed these events and concluded that we should notify the BOEM that we cannot make such financial capability certifications at this time, and thus we are precluded from requesting further approvals of a plan of exploration and are precluded from seeking a permit to drill. On September 9, 2013, we responded to the BOEM to explain that we could not meet the financial certifications required under their substantially increased WCD calculation. We intend to continue to pursue efforts to realize the value of our EB 920 Project investment, including potential farmout arrangements and potential direct recourse against the U.S. Government pursuant to the appeal described in the paragraph below.

We have appealed a summary judgment favoring the U.S. Government in United States Court of Federal Claims in Washington D.C. claiming a breach of contract by the U.S. Government based on the lease governing the EB 920 Project. The suit sought expectation damages on lost profits and reasonable costs and attorneys’ fees. We cannot be certain of the outcome of this appeal.

West Cameron 368 Field. The West Cameron 368 Field was one of our first discoveries in the Gulf of Mexico. We have drilled 22 successful wells out of 24 wells drilled and have produced over an aggregate gross 120 Bcf and 1.0 MMBbls since our first discovery in 1986. West Cameron 368 Field represented 7% of our average daily production for the year ended December 31, 2012.

Ship Shoal 154 Field. In 1989, we farmed out Ship Shoal 150 Block from Chevron. In 1990, we drilled our first successful well on this prolific salt dome. We have drilled 17 wells based on our 3-D seismic analysis and we have completed 11 of these wells as commercial oil producers. We have produced over an aggregate gross 8.8 Bcf and 11.9 MMBbls to date from Ship Shoal. Ship Shoal 154 Field represented 5% of our average daily production for the year ended December 31, 2012.

Breton Sound 53 Field. The Breton Sound 53 Field has been a core area for our offshore operations since we first acquired and completed the Virgo BS 52 SL 12806 Century #1 well in 1989. This well established the first geopressured production in the Breton Sound 53 Field, which has subsequently grown to become the Company’s most prolific offshore field to date. We have 10,993 net acres under lease and operate two manned production platforms in the Breton Sound 53 Field. The Breton Sound 53 Field represented 41% of our average daily production for the year ended December 31, 2012. We drilled one development well in this area during 2012 and placed a well that was drilled at the end of last year on production.

Onshore

Production from our onshore properties in the Gulf Coast averaged 4,965 Boepd for the year ended December 31, 2012.

Eocene Yegua/Cook Mountain. During 2012, we continued our onshore drilling program. The Eocene Yegua/Cook Mountain trend in southeast Texas has been a core area for us since 2005. We performed 3-D seismic of the 167 square mile JASPO proprietary in 2005 and have since merged this data with over 300 square miles of licensed 3-D data. Production from this area averaged 4,534 Boepd for the year ended December 31, 2012. The Eocene Yegua/Cook Mountain trend represented 40% of our average daily production for the year ended December 31, 2012. We drilled and completed four successful wells in this area during 2012 and placed a well drilled during 2011 into production resulting in a total of 15 wells producing in this area during 2012. We also drilled three additional wells during 2012 that were not online at year-end.

Other Non-Core. During 2012 three of the non-core wells were sold and at year-end we had one non-core area well located in Louisiana. These wells accounted for 2% of our average net daily production for the year ended December 31, 2012.

Resource

We have significant land positions in the following unconventional tight sand and shale plays in the United States, which are in various stages of development: (1) Mississippian Chat and Lime, Pennsylvanian Sands (Oklahoma, oil), (2) Monterey Shale (California, oil), (3) Niobrara Sands (Colorado, oil), (4) Mississippi Lime (Texas, oil).

Although we have several resource projects in various stages of development, during 2012 we focused on our Oklahoma and California assets.

Mississippi Lime (OK). We own and operate an Osage tribe concession consisting of 37,290 net concession acres. We also participate in a joint venture consisting of producing acreage of 1,520 net acres. We are a non-operator in this joint venture. Through the joint venture, we have drilled 21 wells in our concession, 19 of which have been successful and are currently producing 27 wells (91% success rate). Average net daily production for the year ended December 31, 2012 from the Oklahoma concession was approximately 61 Boepd with estimated proved reserves of 900 MBoe.

In 2011, we acquired 63,000 additional net acres in Oklahoma and Kansas, all of which are prospective in the Mississippian Chat and Lime formations. As a part of one of the joint ventures, we entered into a turnkey drilling contract for four horizontal wells to be drilled in the Mississippi Lime formation. All four wells have been drilled with three being completed and currently under evaluation. The fourth is waiting to be completed. During 2012 we sold our portion of the acreage to the operator for $10 million.

During 2011, we also entered into another joint venture where we acquired 27,712 net acres and during 2012 drilled and placed online 12 wells that produced a net average production of 48 Boepd with estimated proved reserves of 2,177 MBoe.

San Joaquin Basin (Conventional and Unconventional). We have established an office in Bakersfield, California and have begun a major exploration program in the San Joaquin Basin. The program is focusing on both conventional and unconventional plays. We have acquired 3-D and 2-D seismic data over the prospective area. We have approximately 27,860 net acres under lease as of December 31, 2012. Our first well was drilled in the 4th quarter of 2011 and came online during May 2012. Subsequently we drilled two additional wells during 2012 and both were online and producing at year-end. The initial well was shut-in at year end for evaluation. Our average net daily production was 264 Boepd with estimated proved reserves of 541 Mboe.

Tucumcari Basin Tight Sands. We currently have 7,145 net acres in a joint venture in the Tucumcari Basin. We own an 18.75% working interest in this project. As this is a dry gas play, we have no plans for any activities in 2013.

Tuscaloosa Marine Shale. In December 2010, we entered into a contractual agreement with a major independent exploration and production company to sell approximately 69,000 net acres of our Tuscaloosa Marine Shale acreage located in Louisiana. In January 2011, we received $13.8 million in payment for these leases. We sold an additional 18,000 acres for $2.2 million in the second quarter of 2011 and currently have 17 net acres remaining.

Niobrara Sands (CO). We have accumulated leases in the Niobrara area of Colorado and currently have 24,319 net acres as of December 31, 2012.

Mississippi Lime (TX). During 2011 and 2012, we have been in the process of purchasing leases in the Mississippi Lime area of Texas and as of December 31, 2012 we have 89,075 net acres. During the first quarter 2013, we sold a 50% working interest to an unrelated third party and are in the process of developing plans for the exploitation of this area.

Production, Price and Cost History

Oil and natural gas are commodities. The price that we receive for the oil and natural gas we produce is largely a function of market supply and demand. During 2012, our gas prices have been lower than average due to the number of new gas wells being drilled in the shale areas causing a large supply. But coupled with these lower gas prices have been higher oil prices due to increase demand due to modest improvements in our economy and due to the large premium that is being received for South Louisiana Sweet barrels. Demand is impacted by general economic conditions, weather and other seasonal conditions, including hurricanes and tropical storms. Over or under supply of oil or natural gas can result in substantial price volatility. Historically, commodity prices have been volatile, and we expect such volatility to continue in the future. A substantial or extended decline in oil or natural gas prices or poor drilling results could have a material adverse effect on our financial position, results of operations, cash flows, quantities of oil and natural gas reserves that may be economically produced and our ability to access capital markets.

The following table sets forth information regarding oil and natural gas production, revenues and realized prices and production costs for the years ended December 31, 2012, 2011 and 2010. For additional information on price calculations, see information set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year Ended December 31,
	2012	2011	2010
	(As Restated)	(As Restated)	(As Restated)
Net production volumes:
Oil (Bbl)	1,103,653	1,050,092	1,065,784
Natural gas (Boe)	3,068,547	2,938,407	2,695,394
Oil equivalents (Boe)	4,172,200	3,988,499	3,761,178
Average sales price per unit:(1)
Oil (Bbl)	$108.28	$108.30	$77.99
Natural gas (Mcf)	$3.45	$4.94	$4.91
Oil equivalents (Boe)	$43.87	$50.34	$43.19
Costs and expenses per Boe:
Production and delivery costs	$8.52	$8.61	$8.39
Depreciation, depletion and amortization	$28.29	$17.99	$17.90
General and administrative expenses	$5.18	$7.03	$4.42

(1)	Average prices presented do not give effect to our derivative transactions. Please see “— Oil and Gas Derivatives” for a discussion of our derivative activities.

Net production volumes for the year ended December 31, 2012 were 4,172 MBoe, a 5% increase from net production of 3,988 MBoe for 2011. Our net production volumes increased 184 MBoe over 2011 net production volumes mainly due to the successful drilling and completion of onshore wells in Texas and onshore wells in California. Our average oil sales prices, without the effect of realized derivatives, decreased $.02 per Bbl to $108.28 per Bbl for the year ended December 31, 2012 from $108.30 per Bbl for the year ended December 31, 2011. Giving effect to our derivative transactions in both periods, our oil prices increased $2.47 per Bbl to $105.91 per Bbl for the year ended December 31, 2012 from $103.44 per Bbl for the year ended December 31, 2011. Our average gas sales prices, without the effect of realized derivatives, decreased $1.49 per mcf to $3.45 per Mcf for the year ended December 31, 2012 from $4.94 per Mcf for the year ended December 31, 2011. Giving effect to our derivative transactions in both periods, our gas prices decreased $.46 per Mcf to $5.27 for the year ended December 31, 2012 from $5.73 per Mcf for the year ended December 31, 2011. Our production and delivery costs decreased $0.09 per Boe, or 1.0%, to $8.52 per Boe for the year ended December 31, 2012 from $8.61 per Boe for the year ended December 31, 2011 mainly due to new onshore production.

Net production volumes for the year ended December 31, 2011 were 3,988 MBoe, an 6% increase from net production of 3,761 MBoe for 2010. Our net production volumes increased 227 MBoe over 2010 net production volumes mainly due to successful drilling and completion of onshore wells in Texas and offshore wells in Louisiana. Our average oil sales prices, without the effect of realized derivatives, increased $30.31 per Bbl to $108.30 per Bbl for the year ended December 31, 2011 from $77.99 per Bbl for the year ended December 31, 2010. Giving effect to our derivative transactions in both periods, our oil prices increased $25.06 per Bbl to $103.44 per Bbl for the year ended December 31, 2011 from $78.38 per Bbl for the year ended December 31, 2010. Our average gas sales prices, without the effect of realized derivatives, increased $.03 per mcf to $4.94 per Mcf for the year ended December 31, 2011 from $4.91 per Mcf for the year ended December 31, 2010. Giving effect to our derivative transactions in both periods, our gas prices decreased $1.69 per Mcf to $5.73 for the year ended December 31, 2011 from $7.42 per Mcf for the year ended December 31, 2010. Our production and delivery costs increased $0.22 per Boe, or 2.6%, to $8.61 per Boe for the year ended December 31, 2011 from $8.39 per Boe for the year ended December 31, 2010 mainly due to new offshore production.

The following table sets forth information regarding our average net daily production for the years ended December 31, 2012 and 2011:

	Average Net Daily Production for the Year Ended December, 2012			Average Net Daily Production for the Year Ended December, 2011
	Bbls	Mcf	Boe	Bbls	Mcf	Boe
Offshore
Federal waters(1)	555	4,968	1,383	760	7,611	2,029
State waters(2)	1,047	21,784	4,678	1,088	20,314	4,473
Onshore
Texas, Louisiana and Mississippi(3)	1,111	23,125	4,965	958	20,369	4,353
Resource Plays
Oklahoma and California	302	427	373	71	9	72
Total	3,015	50,304	11,399	2,877	48,303	10,927

(1)	Our core areas of production in the United States federal waters in the Gulf of Mexico are the West Cameron 368 Field and the Ship Shoal 154 Field.
(2)	Our core area of production in the state waters in the Gulf of Mexico is in the Breton Sound 53 Field.
(3)	Our core areas of production in Texas are the Eocene Yegua/Cook Mountain trend and our core areas of production in Louisiana are in the Lower Miocene trend.

Productive Wells

The following table presents the total gross and net productive wells by project area and by oil or gas completion as of December 31, 2012:

	Oil Wells		Natural Gas Wells		Total Wells
	Gross	Net	Gross	Net	Gross	Net
Offshore
Federal waters(1)	11.0	8.3	3.0	2.7	14.0	11.0
State waters(2)	5.0	3.1	9.0	7.7	14.0	10.8
Onshore
Texas and Louisiana(3)	3.0	1.9	15.0	10.0	18.0	11.9
Resource Plays
Oklahoma and California	41.0	20.3	—	—	41.0	20.3
Total	60.0	33.6	27.0	20.4	87.0	54.0

(1)	Our core areas of production in the United States federal waters in the Gulf of Mexico are the West Cameron 368 Field and the Ship Shoal 154 Field.
(2)	Our core area of production in the state waters in the Gulf of Mexico is in the Breton Sound 53 Field.
(3)	Our core areas of production in Texas are the Eocene Yegua/Cook Mountain trend and our core areas of production in Louisiana are in the Lower Miocene trend.

Gross wells are the number of wells in which a working interest is owned and net wells are the total of our fractional working interests owned in gross wells.

Marketing and Customers

We generally sell our natural gas and oil at the wellhead to marketing companies. All of our offshore and shallow water production and onshore gas production is connected to a pipeline. Generally our onshore oil production is stored in tanks and delivered to market by trucks.

We have been selling to our customers set forth below for over ten years and believe that we receive market rates for our natural gas and oil production from such customers. We obtain letters of credit from our customers and discuss the credit worthiness of our customers’ purchasers on an ongoing basis.

We sold natural gas and oil production representing 10% or more of our natural gas and oil revenues for the years ended December 31, 2012, 2011 and 2010 to four customers. In the exploration, development, and production business, production is normally sold to relatively few customers. However, based on the current demand for natural gas and oil, management believes that the loss of any major customers would not have a material adverse effect on operations.

Delivery Commitments

In order to get better pricing from our intrastate markets, we have committed gas production for several of our onshore properties to various purchasers. Six of our wells located onshore in Texas have gas commitments through March 31, 2014 and produced approximately 6.7% of our gas production during the six months ended June 2013. We have one well located onshore in Texas which has a gas commitment through October 31, 2013 and produced approximately 0.5% of our gas production during the six months ended June 30, 2013 Five of our wells located onshore in Texas have gas commitments through February 28, 2015 and produced approximately 14.9% of our gas production during the six months ended June 30, 2013. Eleven of our wells in Oklahoma participate in a life of lease contract and represent 0.3% of our gas production during the six months ended June 30, 2013. The remaining gas production is being sold pursuant to month-to-month marketing arrangements which require either a 30 day or 60 day termination notice by both parties. All of our oil is being sold pursuant to month-to-month marketing contracts that are terminable by either party with a 30 day notice. None of the commitments have required minimum daily production volumes.

Competition

We encounter intense competition from other oil and natural gas companies in all areas of our operations, including the acquisition of producing properties and undeveloped acreage. Our competitors include major integrated oil and natural gas companies, numerous independent oil and natural gas companies and individuals. Many of our competitors are large, well-established companies with substantially larger operating staffs and greater capital resources who have been engaged in the oil and natural gas business for much longer than us. These companies may be able to pay more for productive oil and natural gas properties, exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

Intellectual Property

The majority of the Company’s 3-D seismic data is licensed from the owners of the data under long-term, non-exclusive agreements. These licenses range in term from 25 to 50 years. At times, licensed 3-D data is re-processed on a proprietary basis by the Company. This reprocessed data is uniquely controlled by the Company, but is still subject to the underlying license agreements, with the Company having no ownership rights. The

Company is a majority owner of the JASPO 3-D survey and the Rivers Edge 3-D covering certain lands in the upper Texas Gulf Coast. Several successful wells have been drilled on the JASPO 3-D survey. The Rivers Edge 3-D is an extension of and adjacent to the JASPO 3-D and will be the focus of our exploration activities in the Texas Yegua Trend in 2013. The Company does not have any current plans to sell its ownership in these surveys, but may grant non-exclusive licenses to third parties in the future.

Employees

As of June 30, 2013, we had 77 full-time employees. We are not a party to any collective bargaining agreements and have not experienced any strikes or work stoppages. We believe our relationships with our employees are good. From time to time, we utilize the services of independent contractors to perform various field and other services.

Title to Properties

As is customary in the oil and gas industry, we initially conduct a preliminary review of the title to our properties on which we do not have proved reserves. Prior to the commencement of drilling operations on those properties, we conduct a thorough title examination and perform curative work with respect to significant defects. To the extent title opinions or other investigations reflect title defects on those properties; we are typically responsible for curing any title defects at our expense. We generally will not commence drilling operations on a property until we have cured any material title defects on such property. We have obtained title opinions on substantially all of our producing properties and believe that we have satisfactory title to our producing properties in accordance with standards generally accepted in the oil and gas industry. Prior to completing an acquisition of producing oil and natural gas leases, we perform title reviews on the most significant leases and, depending on the materiality of the properties, we may obtain a title opinion or review previously obtained title opinions. Our oil and natural gas properties are subject to customary royalty and other interests, liens to secure borrowings under our revolving credit facility, liens for current taxes and other burdens which we believe do not materially interfere with the use or affect our carrying value of the properties.

Seasonality

In the past, the demand for and price of natural gas has increased during the winter months and decreased during the summer months. However, these seasonal fluctuations were somewhat reduced because during the summer, pipeline companies, utilities, local distribution companies and industrial users purchase and place into storage facilities a portion of their anticipated winter requirements of natural gas. With the development of the shale plays, seasonality is less a factor. Oil was also impacted by generally higher prices during winter months but has more recently been affected by geopolitical events and the global recession. Seasonal weather changes have also affected our operations. Tropical storms and hurricanes occur in the Gulf of Mexico during the summer and fall, which may require us to evacuate personnel and shut-in production until these storms subside. Also, periodic storms during the winter often impede our ability to safely load, unload and transport personnel and equipment, which delays the installation of production facilities, thereby delaying sales of our oil and natural gas.

Legal Proceedings

In the ordinary course of business, we are involved in various pending or threatened legal actions. While management is unable to predict the ultimate outcome of these actions, it believes that any ultimate liability arising from these actions will not have a material adverse effect on our consolidated financial position, results of operations or cash flows; however, because of the inherent uncertainty of litigation, we cannot provide assurance that the resolution of any particular claim or proceeding to which we are a party will not have a material adverse effect on our financial position, results of operation or cash flows for the period in which the resolution occurs.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

There were no changes in or disagreements on any matters of accounting principles or financial statement disclosure between us and our independent auditors during our two most recent fiscal years or any subsequent interim period.

Environmental Matters and Regulation

Our exploration, development and production operations are subject to various federal, state and local laws and regulations governing occupational health and safety, the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may, among other things, require the acquisition of permits to conduct exploration, drilling and production operations; govern the amounts and types of substances that may be released into the environment in connection with oil and gas drilling and production; restrict the way we handle or dispose of our wastes; limit or prohibit construction or drilling activities in sensitive areas such as wetlands, wilderness areas or areas inhabited by endangered or threatened species; impose specific health and safety criteria addressing worker protection; require investigatory and remedial actions to mitigate pollution conditions caused by our operations or attributable to former operations; and impose obligations to reclaim and abandon well sites and pits. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations and the issuance of orders enjoining some or all of our operations in affected areas.

These laws and regulations may also restrict the rate of oil and natural gas production below the rate that would otherwise be possible. The regulatory burden on the oil and gas industry increases the cost of doing business in the industry and consequently affects profitability. Additionally, Congress and federal and state agencies frequently revise environmental and occupational health and safety laws and regulations, and any changes that result in more stringent and costly waste handling, disposal, cleanup and remediation requirements for the oil and gas industry could have a significant impact on our operating costs. The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment, and thus, any changes in environmental laws and regulations or new interpretations of enforcement policies that result in more stringent and costly waste handling, storage, transport, disposal, or remediation requirements could have a material adverse effect on our operations and financial position. We may be unable to pass on such increased compliance costs to our customers. While we believe that we are in substantial compliance with existing environmental laws and regulations and that continued compliance with current requirements would not have a material adverse effect on our financial condition or results of operations, we cannot provide any assurance that we will be able to remain in compliance in the future with respect to existing or new laws and regulations or the terms and conditions required of required permits or that such future compliance will not have a material adverse effect on our business and operating results.

The following is a summary of the more significant existing environmental and occupational health and safety laws and regulations, as amended from time to time, to which our business operations are subject and for which compliance may have a material adverse impact on our capital expenditures, results of operations or financial position.

Comprehensive Environmental Response, Compensation, and Liability Act

The Comprehensive Environmental Response, Compensation, and Liability Act (the “CERCLA”), also known as the “Superfund” law, and comparable state statutes impose joint and several liability for costs of investigation and remediation and for natural resource damages without regard to fault or legality of the original conduct, on certain classes of persons with respect to the release into the environment of substances designated under CERCLA as hazardous substances. These classes of persons, or so–called potentially responsible parties (“PRPs”) include the current and past owners or operators of a site where the release occurred and anyone who transported or disposed or arranged for the transport or disposal of a hazardous substance found at the site. CERCLA also authorizes the EPA and, in some instances, third parties to take actions in response to threats to public health or the environment and to seek to recover from the PRPs the costs of such action. Many states have adopted comparable or more stringent state statutes.

Although CERCLA generally exempts “petroleum” from the definition of hazardous substance, in the course of our operations, we have generated and will generate wastes that may fall within CERCLA’s definition of hazardous substances and may have reclaimed or disposed of these wastes at treatment or disposal sites owned and operated by others. We may also be the owner or operator of sites on which hazardous substances have been released. To our knowledge, neither we nor our predecessors have been designated as a PRP by the EPA under CERCLA; we also do not know of any prior owners or operators of our properties that are named as PRPs related to their ownership or operation of such properties. In the event contamination is discovered at a site on which we are or have been an owner or operator or to which we sent hazardous substances, we could be liable for the costs of investigation and remediation and natural resources damages.

Solid and Hazardous Waste Handling

The federal Resource Conservation and Recovery Act (the “RCRA”) and comparable state statutes regulate the generation, transportation, treatment, storage, disposal and cleanup of non-hazardous and hazardous solid waste. Although oil and natural gas waste generally is exempt from regulations as hazardous waste under RCRA, we generate waste as a routine part of our operations that may be subject to RCRA. Although a substantial amount of the waste generated in our operations is regulated as non–hazardous waste rather than hazardous waste, there is no guarantee that the EPA or individual states will not adopt more stringent requirements for the handling of non–hazardous waste or categorize some non–hazardous waste as hazardous in the future. Any such change could result in an increase in our costs to manage and dispose of waste, which could have a material adverse effect on our results of operations and financial position.

We currently own, lease, or operate numerous properties that have been used for oil and natural gas exploration and production for many years. Although we believe we have utilized operating and waste disposal practices that were standard in the industry at the time, hazardous substances, wastes or hydrocarbons may have been released on or under the properties owned or leased by us, or on or under other locations, including offsite locations, where such substances have been taken for treatment or disposal. In addition, some of these properties have been operated by third parties or by previous owners or operators whose treatment and disposal of hazardous substances, wastes, or hydrocarbons were not under our control. These properties and the substances disposed or released on them may be subject to RCRA, CERCLA and analogous state laws. In the future, we could be required to remediate property, including groundwater, containing or impacted by previously disposed wastes (including wastes disposed or released by prior owners or operators, or property contamination, including groundwater contamination by prior owners or operators) or to perform remedial plugging operations to prevent future or mitigate existing contamination.

Clean Water Act

The Federal Water Pollution Control Act (the “Clean Water Act”) and analogous state laws impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of produced water and other oil and natural gas wastes, into state waters and waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by EPA or an analogous state agency. Spill prevention, control and countermeasure requirements under federal law require appropriate containment berms and similar structures to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture or leak. In addition, the Clean Water Act and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. The Clean Water Act also prohibits the discharge of dredge and fill material in regulated waters, including wetlands, unless authorized by a permit issued by the United States Army Corps of Engineers. Federal and state regulatory agencies can impose administrative, civil and criminal penalties, as well as require remedial or mitigation measures, for non–compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations. In the event of an unauthorized discharge of wastes, we may be liable for penalties and costs.

Safe Drinking Water Act

The Safe Drinking Water Act (the “SWDA”) regulates, among other things, underground injection operations. The injection of fluids (other than diesel fuels) and propping agents pursuant to hydraulic fracturing operations is not regulated under the SDWA. The hydraulic fracturing process is typically regulated by state oil and gas commissions or other similar state agencies. Legislation has been proposed in Congress from time to time, however, to make the injection of oil and gas well completion fluids subject to the SDWA. If enacted, this legislation could impose on our hydraulic fracturing operations additional permit and financial assurance requirements, well construction specifications, monitoring, reporting and recordkeeping obligations, and more stringent plugging and abandonment requirements. In addition to subjecting the injection of hydraulic fracturing to the SDWA regulatory and permitting requirements, federal legislation has been proposed that would require the disclosure of the chemicals within the hydraulic fluids. In addition, the EPA recently asserted federal regulatory authority over hydraulic fracturing involving diesel under the Safe Drinking Water Act’s Underground Injection Control Program and published draft permitting guidance in May 2012 for companies that plan to conduct hydraulic fracturing using diesel. The White House Council on Environmental Quality is coordinating an administration-wide review of hydraulic fracturing practices, and a number of federal agencies are analyzing a number of environmental issues associated with hydraulic fracturing. The EPA has commenced a study of the potential environmental effects of hydraulic fracturing activities, with a first progress report outlining work currently underway released in December 2012 and draft and final reports on the results expected to be available by late 2014 and 2016, respectively. In addition, the U.S. Department of Energy and the U.S. Government Accountability Office are studying different aspects of how hydraulic fracturing might adversely affect the environment, and the U.S. Department of the Interior released a draft proposed rule in May 2012 that would require disclosure requirements and other mandates for hydraulic fracturing on federal lands and more recently, on January 18, 2013, announced that it would issue a revised proposed rule. A committee of the United States House of Representatives also has conducted an investigation of hydraulic fracturing practices. These studies, depending on their results, could spur initiatives to regulate hydraulic fracturing under the Safe Drinking Water Act or under newly established legislation. In addition, some states, including Louisiana and Texas, have adopted, and other states are considering adopting, regulations that require or could impose public disclosure of chemicals used in hydraulic fracturing or otherwise further restrict hydraulic fracturing in certain circumstances. Texas passed a law that requires, subject to certain trade secret protections, disclosure of information regarding the substances used in the hydraulic fracturing process to the Railroad Commission of Texas and the public. Louisiana adopted a regulation that imposes similar disclosure requirements. If new laws or regulations that significantly restrict hydraulic fracturing are adopted, such laws could make it more difficult or costly for us to perform fracturing to stimulate production from tight formations. In addition, if hydraulic fracturing is regulated at the federal level, our fracturing activities could become subject to additional permitting requirements, and also to attendant permitting delays and potential increases in costs. Restrictions on hydraulic fracturing could also reduce the amount of oil and natural gas that we are ultimately able to produce from our reserves. In addition, disclosure requirements could make it easier for third parties opposing hydraulic fracturing to initiate legal proceedings based on allegations that specific chemicals used in the process could adversely affect ground water.

Oil Pollution Act

The primary federal law for oil spill liability is the Oil Pollution Act (the “OPA”) which amends and augments oil spill provisions of the Clean Water Act and imposes certain duties and liabilities on “responsible parties” related to the prevention of oil spills and damages resulting from such spills in or threatening United States waters, including the Outer Continental Shelf (“OCS”) or adjoining shorelines. A liable “responsible party” includes the owner or operator of an onshore facility, vessel or pipeline that is a source of an oil discharge or that poses the substantial threat of discharge or, in the case of offshore facilities, the lessee or permittee of the area in which a discharging facility is located. OPA assigns joint and several, strict liability, without regard to fault, to each liable party all containment and for oil removal costs and a variety of public and private damages including, but not limited to, the costs of responding to a release of oil, natural resource damages, and economic damages suffered by persons adversely affected by an oil spill. Although defenses exist to the liability imposed by OPA, they are limited. OPA also requires owners and operators of offshore oil production facilities to establish and maintain evidence of financial responsibility to cover costs that could be incurred in responding to an oil spill. OPA currently requires a minimum financial responsibility demonstration of $35 million for companies operating on the OCS, although the Secretary of Interior may increase this amount up to $150 million in certain situations. As a result of the BP Deepwater Horizon incident, legislation was proposed in Congress to increase the minimum level of financial responsibility to $300 million or more but the legislation failed to become law. If OPA is amended in future litigation to increase the minimum level of financial responsibility to a relatively high amount, such as $300 million, we may experience difficulty in providing financial assurances sufficient to comply with this requirement. If we are unable to provide the level of financial assurance required by OPA, we may be forced to sell our properties or operations located on the OCS or enter into partnerships with other companies that can meet the increased financial responsibility requirement, and any such developments could have an adverse effect on the value of our offshore assets and the results of our operations. We cannot predict whether OPA will be amended in the future or whether the level of financial responsibility required for companies operating on the OCS will be increased as a result of new legislation. In any event, if there were to occur an oil discharge or substantial threat of discharge, we may be liable for costs and damages, which costs and liabilities could be material to our results of operations and financial position.

Air Emissions

Our operations are subject to local, state and federal regulations for the control of emissions from sources of air pollution. Federal and state laws require new and modified sources of air pollutants to obtain permits prior to commencing construction. Major sources of air pollutants are subject to more stringent, federally imposed requirements including additional permits. Federal and state laws designed to control hazardous (toxic) air pollutants, might require installation of additional controls. Administrative enforcement actions for failure to comply strictly with air pollution regulations or permits are generally resolved by payment of monetary fines and correction of any identified deficiencies. Alternatively, regulatory agencies could bring lawsuits for civil penalties or require us to forego construction, modification or operation of certain air emission sources.

On August 16, 2012, the EPA published final rules under the CAA that subject oil and natural gas production, processing, transmission and storage operations to regulation under the New Source Performance Standards (“NSPS”) and National Emission Standards for Hazardous Air Pollutants (“NESHAP”). With regards to production activities, these final rules require, among other things, the reduction of volatile organic compound emissions from three subcategories of fractured and refractured gas wells for which well completion operations are conducted: wildcat (exploratory) and delineation gas wells; low reservoir pressure non-wildcat and non-delineation gas wells; and all “other” fractured and refractured gas wells. All three subcategories of wells must route flow back emissions to a gathering line or be captured and combusted using a combustion device such as a flare after October 15, 2012. However, the “other” wells must use reduced emission completions, also known as “green completions,” with or without combustion devices, after January 1, 2015. These regulations also establish specific new requirements regarding emissions from production-related wet seal and reciprocating compressors, effective October 15, 2012 and from pneumatic controllers and storage vessels, effective October 15, 2013, although the EPA published a rule on April 12, 2013 that would extend the compliance date for controlling regulated emissions to the later of April 15, 2014 or 60 days after startup for storage vessels constructed, modified or re-constructed between August 23, 2011 and April 15, 2013 if their vessel emissions increase after April 12, 2013. We have reviewed this new rule, and it does not impact our current operations. In the future, should this new rule affect our operations, compliance with these requirements could result in significant costs, including increased capital expenditures and operating costs, which may adversely impact our business.

National Environmental Policy Act

Oil and natural gas exploration and production activities on federal lands may be subject to the National Environmental Policy Act (the “NEPA”) which requires federal agencies, including the Department of the Interior, to evaluate major agency actions having the potential to significantly impact the environment. In the course of such evaluations, an agency will prepare an Environmental Assessment that assesses the potential direct, indirect and cumulative impacts of a proposed project and, if necessary, will prepare a more detailed

Environmental Impact Statement that may be made available for public review and comment. All of our current exploration and production activities, as well as proposed exploration and development plans, on federal lands require governmental permits that are subject to the requirements of NEPA. This process has the potential to delay or impose additional conditions upon the development of oil and natural gas projects.

Greenhouse Gas Emissions Controls

In December 2009, the EPA determined that emissions of carbon dioxide, methane and other “greenhouse gases” present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes. Based on these findings, the EPA has begun adopting and implementing regulations to restrict emissions of greenhouse gases under existing provisions of the CAA. The EPA recently adopted two sets of rules regulating greenhouse gas emissions under the CAA, one of which requires a reduction in emissions of greenhouse gases from motor vehicles and the other of which regulates emissions of greenhouse gases from certain large stationary sources, effective January 2, 2011. The EPA has also adopted rules requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States, including petroleum refineries, on an annual basis, beginning in 2011 for emissions occurring after January 1, 2010, as well as certain onshore oil and natural gas production facilities, on an annual basis, beginning in 2012 for emissions occurring in 2011.

Certain of our oil and natural gas operations are subject to such greenhouse gas reporting requirements and, we monitor, as necessary, our emissions to make such required reports when due. While we believe that we will be able to substantially comply with such reporting requirements without any material adverse effect to our financial condition, since such reporting requirements with respect to greenhouse gas emissions are new in the oil and gas industry, there can be no assurance that such requirements will not develop into more stringent and costly obligations that may have a significant impact on our operating costs.

In addition, the United States Congress has from time to time considered adopting legislation to reduce emissions of greenhouse gases and almost one-half of the states have already taken legal measures to reduce emissions of greenhouse gases primarily through the planned development of greenhouse gas emission inventories and/or regional greenhouse gas cap and trade programs. Most of these cap and trade programs work by requiring major sources of emissions, such as electric power plants, or major producers of fuels, such as refineries and gas processing plants, to acquire and surrender emission allowances. The number of allowances available for purchase is reduced each year in an effort to achieve the overall greenhouse gas emission reduction goal.

OSHA and Other Laws and Regulation on Employee Health and Safety

We are subject to the requirements of the federal Occupational Safety and Health Act (the “OSHA”) and comparable state statutes. These laws and the implementing regulations strictly govern the protection of the health and safety of employees. The OSHA hazard communication standard, the EPA community right–to–know regulations under the Title III of CERCLA and similar state statutes require that we organize and maintain information about hazardous materials used or produced in our operations and that this information be provided to employees, state and local government authorities and citizens. We believe that we are in substantial compliance with these applicable requirements and with other OSHA and comparable requirements.

Endangered Species Act

The federal Endangered Species Act (“ESA”), restricts activities that may affect endangered and threatened species or their habitats. While some of our facilities may be located in areas that are designated as habitat for endangered or threatened species, we believe that we are in substantial compliance with the ESA. However, the designation of previously unidentified endangered or threatened species could cause us to incur additional costs or become subject to operating restrictions or bans in the affected areas.

We believe that we are in substantial compliance with all existing environmental laws and regulations applicable to our current operations and that our continued compliance with existing requirements will not have a material adverse impact on our financial condition and results of operations. We did not incur any material capital expenditures for remediation or pollution control activities for the years ended December 31, 2012, 2011 and 2010. Additionally, we are not aware of any environmental issues or claims that will require material capital expenditures during 2013 or that will otherwise have a material impact on our financial position or results of operations in the future. However, we cannot assure you that the passage of more stringent laws and regulations in the future will not have a negative impact our business activities, financial condition or results of operations.

Other Regulation of the Oil and Natural Gas Industry

The oil and natural gas industry is extensively regulated by numerous federal, state and local authorities. In particular, oil and natural gas production and related operations are, or have been, subject to price controls, taxes and numerous other laws and regulations. All of the jurisdictions in which we own or operate properties for oil and natural gas production have statutory provisions regulating the exploration for and production of oil and natural gas, including provisions related to permits for the drilling of wells, bonding requirements to drill or operate wells, the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, sourcing and disposal of water used in the drilling and completion process, and the abandonment of wells. Our operations are also subject to various conservation laws and regulations. These include regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in an area, and the unitization or pooling of oil and natural gas wells, as well as regulations that generally prohibit the venting or flaring of natural gas and impose certain requirements regarding the ratability or fair apportionment of production from fields and individual wells.

Failure to comply with applicable laws and regulations can result in substantial penalties. The regulatory burden on the industry increases the cost of doing business and affects profitability. Although we believe we are in substantial compliance with all applicable laws and regulations, and that continued substantial compliance with existing requirements will not have a material adverse effect on our financial position, cash flows or results of operations, such laws and regulations are frequently amended or reinterpreted. Therefore, we are unable to predict the future costs or impact of compliance. Additional proposals and proceedings that affect the oil and natural gas industry are regularly considered by Congress, the states, the Federal Energy Regulatory Commission, or FERC, and the courts. We cannot predict when or whether any such proposals may become effective.

Drilling and Production

Our operations are subject to various types of regulation at the federal, state and local levels. These types of regulations include requiring permits for the drilling of wells, drilling bonds and reports concerning operations. Most states and some counties and municipalities in which we operate also regulate one or more of the following:

•	the location of wells;

•	the method of drilling and casing wells;

•	the surface use and restoration of properties upon which wells are drilled; and

•	the plugging and abandoning of wells.

State laws regulate the size and shape of drilling and spacing units or proration units governing the pooling of oil and natural gas properties. Some states allow forced pooling or integration of tracts to facilitate exploitation while other states rely on voluntary pooling of lands and leases. In some instances, forced pooling or unitization may be implemented by third parties and may reduce our interest in the unitized properties. In addition, state conservation laws establish maximum rates of production from oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose requirements regarding the ratability of production. These laws and regulations may limit the amount of oil and natural gas we can produce from our wells or limit the number of wells or the locations at which we can drill. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, natural gas and natural gas liquids within its jurisdiction.

In addition, 11 states have enacted surface damage statutes (“SDAs”). These laws are designed to compensate for damage caused by mineral development. Most SDAs contain entry notification and negotiation requirements to facilitate contact between operators and surface owners/users. Most also contain bonding requirements and specific expenses for exploration and producing activities. Costs and delays associated with SDAs could impair operational effectiveness and increase development costs.

We do not control the availability of transportation and processing facilities used in the marketing of our production. For example, we may have to shut–in a productive natural gas well because of a lack of available natural gas gathering or transportation facilities.

If we conduct operations on federal, state or Indian oil and natural gas leases, these operations must comply with numerous regulatory restrictions, including various non–discrimination statutes, royalty and related valuation requirements, and certain of these operations must be conducted pursuant to certain on-site security regulations and other appropriate permits issued by the Bureau of Land Management, the BOEMRE or other appropriate federal or state agencies.

Transportation of Oil

Sales of crude oil, condensate and natural gas liquids are not currently regulated and are made at negotiated prices. Nevertheless, Congress could reenact price controls in the future.

Our sales of crude oil are affected by the availability, terms and cost of transportation. The transportation of oil in common carrier pipelines is also subject to rate and access regulation. The FERC regulates interstate oil pipeline transportation rates under the Interstate Commerce Act. In general, interstate oil pipeline rates must be cost-based, although settlement rates agreed to by all shippers are permitted and market based rates may be permitted in certain circumstances. Effective January 1, 1995, the FERC implemented regulations establishing an indexing system (based on inflation) for transportation rates for oil that allowed for an increase or decrease in the cost of transporting oil to the purchaser. A review of these regulations by the FERC in 2000 was successfully challenged on appeal by an association of oil pipelines. On remand, the FERC in February 2003 increased the index ceiling slightly, effective July 2001. Following the FERC’s five-year review of the indexing methodology, the FERC issued an order in 2006 increasing the index ceiling.

Intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates, varies from state to state. Insofar as effective interstate and intrastate rates are equally applicable to all comparable shippers, we believe that the regulation of oil transportation rates will not affect our operations in any way that is of material difference from those of our competitors who are similarly situated.

Further, interstate and intrastate common carrier oil pipelines must provide service on a non-discriminatory basis. Under this open access standard, common carriers must offer service to all similarly situated shippers requesting service on the same terms and under the same rates. When oil pipelines operate at full capacity, access is governed by prorationing provisions set forth in the pipelines’ published tariffs. Accordingly, we believe that access to oil pipeline transportation services generally will be available to us to the same extent as to our similarly situated competitors.

Transportation and Sales of Natural Gas

Historically, the transportation and sale for resale of natural gas in interstate commerce has been regulated by the FERC under the Natural Gas Act of 1938, or NGA, the Natural Gas Policy Act of 1978, or NGPA, and regulations issued under those statutes. In the past, the federal government has regulated the prices at which natural gas could be sold. While sales by producers of natural gas can currently be made at market prices, Congress could reenact price controls in the future. Deregulation of wellhead natural gas sales began with the enactment of the NGPA and culminated in the adoption of the Natural Gas Wellhead Decontrol Act which removed all price controls affecting wellhead sales of natural gas effective January 1, 1993.

FERC regulates interstate natural gas transportation rates, and terms and conditions of service, which affects the marketing of natural gas that we produce, as well as the revenues we receive for sales of our natural gas. Since 1985, the FERC has endeavored to make natural gas transportation more accessible to natural gas buyers and sellers on an open and non-discriminatory basis. The FERC has stated that open access policies are necessary to improve the competitive structure of the interstate natural gas pipeline industry and to create a regulatory framework that will put natural gas sellers into more direct contractual relations with natural gas buyers by, among other things, unbundling the sale of natural gas from the sale of transportation and storage services. Beginning in 1992, the FERC issued a series of orders, beginning with Order No. 636, to implement its open access policies. As a result, the interstate pipelines’ traditional role of providing the sale and transportation of natural gas as a single service has been eliminated and replaced by a structure under which pipelines provide transportation and storage service on an open access basis to others who buy and sell natural gas. Although the FERC’s orders do not directly regulate natural gas producers, they are intended to foster increased competition within all phases of the natural gas industry.

In 2000, the FERC issued Order No. 637 and subsequent orders, which imposed a number of additional reforms designed to enhance competition in natural gas markets. Among other things, Order No. 637 revised the FERC’s pricing policy by waiving price ceilings for short-term released capacity for a two-year experimental period, and effected changes in FERC regulations relating to scheduling procedures, capacity segmentation, penalties, rights of first refusal and information reporting.

The natural gas industry historically has been very heavily regulated. Therefore, we cannot provide any assurance that the less stringent regulatory approach recently established by the FERC will continue. However, we do not believe that any action taken will affect us in a way that materially differs from the way it affects other natural gas producers.

The price at which we sell natural gas is not currently subject to federal rate regulation and, for the most part, is not subject to state regulation. However, with regard to our physical sales of these energy commodities, we are required to observe anti-market manipulation laws and related regulations enforced by the FERC and/or the Commodity Futures Trading Commission, or the CFTC. See below the discussion of “Other federal laws and regulations affecting our industry — Energy Policy Act of 2005.” Should we violate the anti-market manipulation laws and regulations, we could also be subject to related third party damage claims by, among others, sellers, royalty owners and taxing authorities. In addition, pursuant to Order No. 704, some of our operations may be required to annually report to FERC on May 1 of each year for the previous calendar year. In order to provide respondents time to implement new regulations related to Order No. 704, the FERC has extended the deadline for calendar year 2009 until October 1, 2010. The report for calendar year 2010 and subsequent years remains May 1 of the following calendar year. Currently, Order No. 704 requires certain natural gas market participants to report information regarding their reporting of transactions to price index publishers and their blanket sales certificate status, as well as certain information regarding their wholesale, physical natural gas transactions for the previous calendar year depending on the volume of natural gas transacted. See below the discussion of “Other federal laws and regulations affecting our industry — FERC Market Transparency Rules.”

Gathering services, which occur upstream of jurisdictional transmission services, are regulated by the states onshore and in state waters. Although the FERC has set forth a general test for determining whether facilities perform a nonjurisdictional gathering function or a jurisdictional transmission function, the FERC’s determinations as to the classification of facilities is done on a case by case basis. To the extent that the FERC issues an order which reclassifies transmission facilities as gathering facilities, and depending on the scope of that decision, our costs of getting gas to point of sale locations may increase. State regulation of natural gas gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements. Although such regulation has not generally been affirmatively applied by state agencies, natural gas gathering may receive greater regulatory scrutiny in the future.

Intrastate natural gas transportation and facilities are also subject to regulation by state regulatory agencies, and certain transportation services provided by intrastate pipelines are also regulated by FERC. The basis for intrastate regulation of natural gas transportation and the degree of regulatory oversight and scrutiny given to intrastate natural gas pipeline rates and services varies from state to state. Insofar as such regulation within a particular state will generally affect all intrastate natural gas shippers within the state on a comparable basis, we believe that the regulation of similarly situated intrastate natural gas transportation in any states in which we operate and ship natural gas on an intrastate basis will not affect our operations in any way that is of material difference from those of our competitors. Like the regulation of interstate transportation rates, the regulation of intrastate transportation rates affects the marketing of natural gas that we produce, as well as the revenues we receive for sales of our natural gas.

State Natural Gas Regulation

Various states regulate the drilling for, and the production, gathering and sale of, natural gas, including imposing severance taxes and requirements for obtaining drilling permits. States also regulate the method of developing new fields, the spacing and operation of wells and the prevention of waste of natural gas resources. States may regulate rates of production and may establish maximum daily production allowables from natural gas wells based on market demand or resource conservation, or both. States do not regulate wellhead prices or engage in other similar direct economic regulation, but there can be no assurance that they will not do so in the future. The effect of these regulations may be to limit the amounts of natural gas that may be produced from our wells and to limit the number of wells or locations we can drill.

Other Federal Laws and Regulations Affecting Our Industry

Energy Policy Act of 2005. On August 8, 2005, President Bush signed into law the Energy Policy Act of 2005, or the EPAct 2005. EPAct 2005 is a comprehensive compilation of tax incentives, authorized appropriations for grants and guaranteed loans, and significant changes to the statutory policy that affects all segments of the energy industry. Among other matters, EPAct 2005 amends the NGA to add an antimanipulation provision which makes it unlawful for any entity to engage in prohibited behavior to be prescribed by FERC, and furthermore provides FERC with additional civil penalty authority. EPAct 2005 provides the FERC with the power to assess civil penalties of up to $1.0 million per day for violations of the NGA and increases the FERC’s civil penalty authority under the NGPA from $5,000 per violation per day to $1.0 million per violation per day. The civil penalty provisions are applicable to entities that engage in the sale of natural gas for resale in interstate commerce. On January 19, 2006, FERC issued Order No. 670, a rule implementing the anti-manipulation provision of EPAct 2005, and subsequently denied rehearing. The rule makes it unlawful for any entity, directly or indirectly, in connection with the purchase or sale of natural gas subject to the jurisdiction of FERC, or the purchase or sale of transportation services subject to the jurisdiction of FERC, (1) to use or employ any device, scheme or artifice to defraud; (2) to make any untrue statement of material fact or omit to make any such statement necessary to make the statements made not misleading; or (3) to engage in any act, practice, or course of business that operates as a fraud or deceit upon any person. The new anti-manipulation rules do not apply to activities that relate only to intrastate or other non-jurisdictional sales or gathering, but do apply to activities of gas pipelines and storage companies that provide interstate services, such as Section 311 service, as well as otherwise non-jurisdictional entities to the extent the activities are conducted “in connection with” gas sales, purchases or transportation subject to FERC jurisdiction, which now includes the annual reporting requirements under Order 704. The anti-manipulation rules and enhanced civil penalty authority reflect an expansion of FERC’s NGA enforcement authority. Should we fail to comply with all applicable FERC administered statutes, rules, regulations, and orders, we could be subject to substantial penalties and fines.

FERC Market Transparency Rules. On December 26, 2007, FERC issued a final rule on the annual natural gas transaction reporting requirements, as amended by subsequent orders on rehearing, or Order No. 704. Under Order No. 704, wholesale buyers and sellers of more than 2.2 million MMBtu of physical natural gas in the previous calendar year, including interstate and intrastate natural gas pipelines, natural gas gatherers, natural gas processors, natural gas marketers and natural gas producers, are required to report, on May 1 of each year beginning in 2009, aggregate volumes of natural gas purchased or sold at wholesale in the prior calendar year to the extent such transactions utilize, contribute to or may contribute to the formation of price indices. In order to provide respondents time to implement new regulations related to Order No. 704, the FERC has extended the deadline for calendar year 2009 until October 1, 2010. The report for calendar year 2010 and subsequent years remains May 1 of the following calendar year. It is the responsibility of the reporting entity to determine which individual transactions should be reported based on the guidance of Order No. 704. Order No. 704 also requires market participants to indicate whether they report prices to any index publishers and, if so, whether their reporting complies with FERC’s policy statement on price reporting.

Additional proposals and proceedings that might affect the natural gas industry are pending before Congress, FERC and the courts. We cannot predict the ultimate impact of these or the above regulatory changes to our natural gas operations. We do not believe that we would be affected by any such action materially differently than similarly situated competitors.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors, Executive Officers and Other Key Employees

The following table sets forth the names, ages and titles of the present directors and executive officers of the Company as of December 31, 2012. There are no family relationships among any of our directors or executive officers.

Name	Age	Title
Howard A. Settle	65	Chairman of the Board, Director, President, Chief Executive Officer
Jonathan B. Rudney	63	President and Chief Executive Officer — Century Exploration Resources, Director
Michael J. Willis	54	Sr. Vice President of Administration, Director
Thomas M. Lewry	67	Vice President, Director
Robert E. Fox	83	Director
Jeffrey T. Craycraft	56	Chief Financial Officer, Treasurer
Wayne L. Adams	54	Senior Vice President
Ken Young	57	Chief Operating Officer
Elizabeth A. Barr.	59	Vice President of Administration
James A. Honert	61	Senior Vice President

Set forth below is the description of the backgrounds of our directors, executive officers and other key employees.

Howard A. Settle. Howard A. Settle has served as our Chairman, Chief Executive Officer and President since 1986. Mr. Settle co-founded the predecessor of the Company in 1986. Mr. Settle has approximately 30 years of experience in the oil and gas industry. Mr. Settle received his undergraduate degree in accounting from the University of Kentucky, and prior to founding Century Oil Company, the predecessor of the Company, in 1982, he was a senior partner in the accounting firm of Settle and Holt, a certified public accounting firm. Mr. Settle was a co-founder of Century Oil Company. From 1982 to 1995 he served as the President, Chief Executive Officer, and Director of Century Oil Company, whose operations were located in the Appalachian basin and in the Illinois basin. In 1986, Mr. Settle was the co-founder of the predecessor of RAAM Global Energy Company, and has served as our Chairman, Chief Executive Officer, and President since 1986.

As co-founder of the Company, Mr. Settle is one of the driving forces behind the Company and its success to date. Over the course of the Company’s history, Mr. Settle has successfully grown the Company through his leadership skills and business judgment and for this reason we believe Mr. Settle is a valuable asset to our board.

Jonathan B. Rudney. Jonathan B. Rudney has served as a director of the Company since 2002. Mr. Rudney is currently serving as the President and Chief Executive Officer of Century Exploration Resources. Mr. Rudney has approximately 30 years of executive experience in the various phases of the upstream oil and gas industry. Mr. Rudney co-founded the predecessor of the Company in 1986. During his tenure with the Company as an executive officer and director from 1986 to 1996, Mr. Rudney was responsible for overseeing exploration, production, construction, and engineering operations. Mr. Rudney structured and negotiated major bank financings and pioneered the development of innovative, non-traditional capital sources (e.g. volumetric production payments and natural gas swaps). Since departing the Company in 1996 as an officer, Mr. Rudney pursued personal oil and gas interests, both domestically and internationally. He has served as the President of Concordia Resources, LLC, a domestic investment vehicle, since 1997 as well as Chief Executive Officer of each of Century Exploration International, Inc. since 2004 and Concorde Energy, Inc. since 2010, both privately held international exploration and development companies. Mr. Rudney was reappointed to the Board of the Company in 2002 and presently serves in that capacity as an active member. Mr. Rudney holds a bachelor’s degree from the University of California at Santa Cruz.

As co-founder of the Company, Mr. Rudney, like Mr. Settle, is one of the driving forces behind the Company and its success to date. Mr. Rudney’s knowledge of the oil and gas business in many facets, his expertise in structuring and negotiating major bank financings and his development of innovative non-traditional capital sources have provided the Company with access to the capital it needs to continue to develop and acquire assets. For these reasons, we believe Mr. Rudney is well-qualified to serve on our board.

Michael J. Willis. Michael J. Willis has served as a Director of the Company since 1996. Mr. Willis currently serves as Senior Vice President of Administration. From 1996 until 2011, Mr. Willis served as our Chief Operating Officer. Mr. Willis has also served as the General Manager Century Exploration New Orleans since 2003. Mr. Willis joined the Company in 1992 and is currently a senior officer in the New Orleans, Louisiana office, heading up our exploration and operations management team. Prior to joining Century Exploration New Orleans, Mr. Willis served as the Vice President, Administration of Langlais, Ltd., Hong Kong from 1990 to 1992. Mr. Willis was an adjunct professor at the A.B. Freeman School of Business, Tulane University, where he taught a course in Business Information Systems from 1997 to 2005. Mr. Willis completed his Master of Business Administration A.B. Freeman School of Business, Tulane University and his undergraduate degree in accounting from the University of Cape Town, South Africa.

Mr. Willis brings extensive business and management expertise to the Company through his educational background and prior employment. Mr. Willis also provides the company with a perspective on the gulf coast that is unique to someone who lives in the area. For these reasons, we believe Mr. Willis is qualified to serve on the board.

Thomas M. Lewry. Thomas M. Lewry has served as a Director and as the Vice President of Investor Relations of the Company since 1995. Mr. Lewry has been responsible for shareholder relations. Mr. Lewry served as President of Settle Oil and Gas Company from 1990 to 1995, until it merged with Century Oil Company in August 1995. Mr. Lewry has also served as the President and Chief Executive Officer of Curbstone Financial Management Corporation, a financial services firm in Manchester, New Hampshire, since 1982. Mr. Lewry is a member of the Financial Industry Regulatory Authority (FINRA), International Association of Financial Planners, American Society of Certified Financial Planners, and is a registered investment adviser with the Securities and Exchange Commission (SEC). He was also the Chairman of the Business Conduct Committee, New England Region National Association of Securities Dealers. Mr. Lewry completed his Bachelor of Science degree in finance from Pennsylvania State University, and is a Certified Financial Planner (CFP).

Mr. Lewry brings extensive executive and financial expertise to the board from his executive officer positions at various companies and his membership in FINRA, the International Association of Financial Planners, the American Society of Certified Financial Planners, and as a registered investment adviser with the SEC. For these reasons, we believe Mr. Lewry is qualified to serve on our board.

Robert E. Fox. Robert E. Fox has served as a Director of the Company since 1995. Mr. Fox has also served as a consultant to the Company since 1995. Mr. Fox has been working as an oil and gas consultant since 1986. He has extensive experience in the oil and gas industry. Mr. Fox also served on the Board of Directors of DeepTech International, Inc., a diversified energy company working in the Gulf of Mexico, a position which he has held from 1996 to 1998. Mr. Fox’s experience in the oil and gas industry spans 59 years and includes experiences in the United Kingdom, Netherlands (North Sea), Africa, and the United States. Mr. Fox has served on the Board of Directors of Oil Exploration, Ltd. from 1974 to 1978, and LASMO, Plc from 1979 to 1986. He was also Chairman of Richmond Oil & Gas, Plc from 1990 to 1993 and a Director of Term Energy Corporation from 1981 to present. Mr. Fox is a member of the Geological Society of America, American Association of Petroleum Geologists, Society of Petroleum Engineers of AIME. He completed his Master of Science Degree in Geology from the University of Illinois and his bachelor of science degree from Marshall University, West Virginia. He was also given a D.Sc. (Honorary) in Engineering from Heriot-Watt University, Edinburgh, Scotland, and a D. of Humane Letters (Honorary) from Marshall University.

Mr. Fox’s over 58 years of experience in the oil and gas industry, his experience as both an executive and a board member of various energy companies, and his membership in the Geological Society of America, the American Association of Petroleum Geologists, the Society of Petroleum Engineers of AIME, and the American Institute of Professional Geologists make him well-qualified to serve on our board.

Jeff T. Craycraft. Jeff T. Craycraft has served as our Chief Financial Officer and Treasurer since 1997. Mr. Craycraft served as the Controller of Century Offshore Management Company, predecessor to RAAM Global Energy Company, from 1986 to 1990 and Vice President of Administration from 1990 to 1997. Simultaneously he served as Controller of Century Oil Company from 1989 to 1995. Mr. Craycraft was a staff accountant and programmer at Settle & Holt, a certified public accounting firm, from 1980 to 1983. Prior to 1980, he was employed at Malcolm Saunier & Company, a certified public accounting firm as a staff accountant and spent seven years at various administrative and management roles for what is now called CSX Corporation formerly Chesapeake & Ohio Railroad. Mr. Craycraft is a member of the American Institute of Certified Public Accountants and the Kentucky Society of Certified Public Accountants. He received his bachelor of science degree in accounting from the University of Kentucky.

Ken Young. Ken Young has served as Chief Operating Officer for RAAM Global Energy since October 2012. In this position, he directs the technical evaluation and operations for RAAM Global Energy and its wholly owned subsidiaries. Mr. Young has 30 plus years of experience in conventional and unconventional resource plays. Mr. Young’s expertise is in creating value by working with the right people to develop the right assets through application of state-of-the-art technology in defining the risk-reward to make best economic decisions at the right time. Prior to joining RAAM Global Energy Mr. Young was the Executive Vice President of Exploration for Vitruvian Exploration and was instrumental in the success of the Company. Mr. Young was the founder of New Trials Energy and co-founder of Rainier Exploration. Mr. Young also worked in technical and managerial role for Tenneco Oil, Zilkha Energy, Hardy Oil and Cockrell Oil. Mr. Young is a graduate of Pennsylvania State University with B.S. in Geoscience and South Dakota School of Mines & Technology with M.S. in Geological Engineering.

Elizabeth A. Barr. Elizabeth A. Barr has served as Vice President of Administration for the Company since 2007. From 1990 to 2007, Ms. Barr served as our Controller. As Controller, she was responsible for financial statement preparation and working with the Company’s outside audit firm in the preparation of the annual audit. Prior to joining the Company, Ms. Barr was an audit manager with Coopers & Lybrand for nine years. Ms. Barr is a member of the American Institute of Certified Public Accountants and the Kentucky Society of Certified Public Accountants. Ms. Barr holds a master of science degree in Business Administration from the University of Kentucky and a bachelor of arts degree in Business Administration and Computer Science from Transylvania University.

Wayne L. Adams. Wayne L. Adams has served as Senior Vice President of Century Exploration Houston since January 2009. He joined Century in 2003 as Vice President Business Development. Mr. Adams has 30 years of experience in the domestic and international exploration and production industry. Mr. Adams’ expertise includes business development, exploration management, strategic planning and portfolio analysis, acquisition and divestitures, international negotiations, and United States and Canadian land management. Prior to joining Century Exploration Houston, Mr. Adams was employed for over 20 years with Hunt Oil Company. While at Hunt, Mr. Adams held numerous positions of responsibility, culminating with his promotion in 1997 to Vice President. These functions included: Landman and Division Landman, Gulf Coast Division; Manager — Land and International Negotiations; and Vice President — Land, International Negotiations and Business Development. Mr. Adams holds a bachelor of arts degree in Petroleum Land Management from the University of Texas in Austin.

James A. Honert. James A. Honert has served as Senior Vice President for Century Exploration Resources since November 2010. In this position, he directs the technical evaluation and operation of multiple unconventional resource plays. Mr. Honert is a geologist with 38 years of experience. He is a graduate of South Dakota School of Mine & Technology. He spent 16 years with Shell Oil Company in a variety of onshore and offshore domestic U.S. plays. While at Shell, he led a number of technical teams in exploration, exploitation, and new ventures activities. Mr. Honert has a broad background of technical skills in stratigraphy, subsurface geology, geophysical interpretation, geological computer applications and is experienced in all aspects of exploration and production business. Mr. Honert was a key participant in many efforts at Shell that produced significant reserve additions through the application of new technology. After leaving Shell, Mr. Honert was associated with several new venture startups including Andex Resources. In 2002, Mr. Honert became Exploration Manager with Tom Brown Inc. headquartered in Denver. Tom Brown Inc. was a significant unconventional resource player in the US and Canada. Tom Brown Inc. was acquired by EnCana USA in 2004 and Mr. Honert accepted a position there as Vice President New Ventures and Exploration. After a brief tour at EnCana, Mr. Honert joined the former Tom Brown Inc. executive team at Orion Energy Partners as Exploration Manager from late 2004 until late 2009.

Corporate Governance

Our board of directors has appointed an audit committee and a compensation committee. We do not have a nominating committee. Messrs. Settle, Rudney, Willis, Lewry and Fox serve as the members of the audit committee and the compensation committee. Because we do not have and are not seeking to list any securities on a national securities exchange or on an inter-dealer quotation system, we are not subject to a number of the corporate governance requirements of the SEC or of any national securities exchange or inter-dealer quotation system. For example, we are not required to have a board of directors comprised of a majority of independent directors or to have an audit committee comprised of independent directors or designate an audit committee financial expert. Accordingly, our board of directors has not made any determination as to whether any of the members of our board of directors or committees thereof would qualify as independent under the listing standards of any national securities exchange or any inter-dealer quotation system or under any other independence definition.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

During 2012, our executive compensation program was overseen by the Compensation Committee of our Board of Directors (the “Compensation Committee”). Our chief executive officer reviewed compensation for all of our named executive officers other than himself, and made compensation recommendations to the Compensation Committee. The Compensation Committee then evaluated the chief executive officer’s recommendations and conducted its own independent review and evaluation of the chief executive officer’s compensation and made all final compensation decisions for our named executives by exercising its discretion in accepting, modifying or rejecting any management recommendations as it deemed appropriate. The Compensation Committee generally approves any changes to base salary levels, bonus opportunities and other annual compensation components by the end of December or the first weeks of January, with such changes becoming effective as of January 1st of the year to which the changes relate.

The named executive officers for our fiscal year ending December 31, 2012 (the “2012 Fiscal Year”), and who are described in this Compensation Discussion and Analysis section, are:

•	Howard A. Settle — President and Chief Executive Officer (our “CEO”)

•	Jeffrey T. Craycraft — Treasurer and Chief Financial Officer

•	James A. Honert — Senior Vice President — Century Exploration Resources

•	Jonathan B. Rudney — President and Chief Executive Officer — Century Exploration Resources

•	Wayne L. Adams — Senior Vice President — Century Exploration Houston

Objectives of Our Executive Compensation Program

The goal of the executive compensation program is to attract and retain excellent management with the requisite experience and managerial skills to achieve the goals of the strategic business plan of our company. The strategic business plan sets out a targeted production rate and reserve value for each of the core areas of our company that, collectively, will generate a specific EBITDA within five years. We track the production growth, reserve growth, capital expenditures, revenues, and EBITDA figures and compare these figures to our established goals to determine if objectives are being achieved. Our evaluation of results is an ongoing process that is updated monthly. The Compensation Committee reviews these periodic findings with respect to our business plan when it completes its annual compensation review or when it makes any changes to our compensation program. The Compensation Committee strives to design our compensation program in a manner that successfully aligns our business goals with the interests of our named executive officers, which in turn ensures that our named executive officers interests are aligned with our stockholders interests.

We have not historically maintained a performance-based cash award or equity-based award program. Rather than provide an equity-based award program for stock grants, we maintain a plan for which most of our executive officers are eligible to participate in that provides a royalty interest in certain successful wells. These royalty interests are intended to bestow certain key employees with a short-term incentive to receive an interest grant, while also aligning the employee’s interest with our stockholders by providing the executives with a long-term, personal interest in our company. Grants under the royalty interest plan are provided only to key employees and do not occur on a frequent basis.

We do not specifically benchmark any element of our compensation program and we do not maintain a formulaic process for determining compensation relative to our peers, but we periodically assess our ability to provide competitive compensation packages to executive officers and make appropriate adjustments to our program when we deem it necessary. The base salaries of our named executive officers are set at a level that is commensurate with other companies in the industry of comparable size, and while salaries are reviewed on an annual basis, salaries will only be adjusted at times when we have determined that increases are necessary to allow the Company to compete for top managerial talent. To determine our competitiveness in our industry we review publicly available surveys and filings of companies that we deem to be our peers at the time, and although we have not historically engaged in formal consultations with third party consultants or advisors to receive this type of information, our Compensation Committee also made the decision to engage an independent compensation consultant during the 2012 Fiscal Year to assist us in compiling more focused data on the compensation programs at our peer companies. As described in more detail below, the compensation consultant did assist us in making certain adjustments to the base salaries of our named executive officers, but no significant changes were made to our compensation policies and practices as a result of the consultant’s review of our programs.

Our current compensation policy is directed at achieving the corporate goals as established in the strategic plan of the Company. All executives are considered to be responsible for achieving these goals, and therefore the current compensation policy does not specifically look to measured performance for each named executive officer. Bonuses, when appropriate, may be structured to provide rewards upon payout of specific projects, and the amount of the award may be largely dependent on the magnitude of the project’s overall success. The Compensation Committee does, however, have the right to reward executives for outstanding individual performance, and has done so in the past with cash awards on a case by case basis.

Setting Executive Compensation

The Board has established a Compensation Committee which includes every member of the Board. The Board has adopted a Charter which sets the responsibilities and duties of the Compensation Committee, which may be found on our website under “Investor Relations” and then under “Corporate Governance.” The Compensation Committee has full discretion to administer the compensation program on a going forward basis.

Our CEO has been delegated the authority to hire and fire employees, and to set compensation for all employees other than executive officers. The Compensation Committee determines the compensation for all executive officers. With respect to executive officers, the role of the CEO is advisory with respect to everyone but himself; however, the CEO is also the Chairman of the Board, and is also on the Compensation Committee. As the Chairman of the Board, and a member of the Compensation Committee, the CEO attends all meetings of the Compensation Committee and the Board, although he recuses himself from meetings when his own compensation will be discussed or determined.

With respect to the After Payout Overriding Royalty Plan of RAAM Global Energy Company and Century Exploration New Orleans, LLC (the “APORRI Plan”), our CEO has appointed a special committee to administer the plan. This employee incentive committee (the “Incentive Committee”) for the 2012 Fiscal Year was comprised of Howard Settle, Jeffrey Craycraft and Elizabeth Barr (our Chief Administrative Officer) and was charged with the limited responsibility of administering the APORRI Plan. The Incentive Committee does not make decisions regarding the amounts of awards that will be granted pursuant to the APORRI Plan, nor does the Incentive Committee play a role in setting or administering any other portion of our compensation program.

During the third quarter of 2012, the Compensation Committee engaged an independent compensation consultant and performed a thorough review of our employee compensation programs, including the executive compensation program. We recognize that some of our compensation programs originated from specific regions or units within the company, and we have a desire to create a cohesive and appropriate compensation program for our employees. To that end the Compensation Committee engaged BDO USA LLP, a professional consulting firm (“BDO”), to assist the Compensation Committee in determining whether any elements of our existing compensation program should be modified or updated. Among other things, the Compensation Committee specifically requested that BDO assist in compiling an appropriate peer group, to prepare a market analysis of those peer’s compensation practices and program designs, and to assist us in developing a long-term strategy for our compensation programs

(which the Compensation Committee believes should include a possible transition in the near future from our royalty incentive programs to a performance-based bonus program). Due to the timing of this engagement, BDO did not advise the Compensation Committee with respect to the 2012 Fiscal Year compensation decisions.

At the Compensation Committee’s request, BDO’s review included an emphasis on the base salaries of our named executive officers in comparison to the base salaries provided to similarly situated executives at companies that we consider to be our peers. The peer group suggested by BDO, and approved by the Compensation Committee, is as follows: Freeport McMoRan Exploration Co., Gulfport Energy Corp., EXCO Resources, W&T Offshore, Inc., Halcon Resources Corp., Stone Energy Corp., Carrizo Oil & Gas Inc., PDC Energy Inc., Approach Resources Inc., EPL Oil and Gas, Forest Oil Corporation, Contango Oil and Gas Co., Rex Energy Corp., Swift Energy Corp., Magnum Hunter Resources Corp., Resolute Energy Corp., Vaalco Energy Inc., Goodrich Petroleum Corp., PetroQuest Energy Inc., Panhandle Oil and Gas Inc., Penn Virginia Corp. and Warren Resources Inc. BDO provided the Compensation Committee with information and analysis that the Compensation Committee used when setting base salaries for the 2013 year, but all final decisions were made by the Compensation Committee rather than BDO. BDO did not provide any additional services to the Company outside of the compensation consulting work that it did for the Compensation Committee during the 2012 Fiscal Year. In connection with its 2012 engagement of BDO, the Compensation Committee assessed the independence of BDO pursuant to applicable SEC rules and concluded that BDO’s work for the Compensation Committee does not raise any conflict of interest.

Key Components of our Compensation Policy

Our compensation and benefits programs have historically consisted of the following components, which are described in greater detail below:

•	Base salary;

•	Annual cash bonuses;

•	Royalty interest payments from producing wells;

•	Participation in broad-based retirement, health and welfare benefits; and

•	Limited perquisites.

We maintained a formal bonus plan prior to the 2011 year, but annual bonuses for the 2011 and 2012 Fiscal Years were determined solely at the discretion of the Compensation Committee and were not a guaranteed element of compensation. The APORRI Plan payments will be provided only when the applicable well is successfully producing profits, thus the APORRI Plan payments are also a variable element of compensation that depends solely on the performance of the applicable well.

Base Salary

Each named executive officer’s base salary is a fixed component of compensation and provides each named executive officer with a steady stream of income throughout the calendar year. Base salaries are determined for each named executive based on his position and responsibility. We review the base salaries for each named executive annually as well as at the time of any promotion or significant change in job responsibilities, and in connection with each review we consider individual and company performance over the course of that year. Our Compensation Committee provided for slight increases to the 2012 base salaries over what the named executive officers received in the 2011 year, but no individual officer received an increase of over 3%. The base salary amounts that each of our named executive officers earned during the 2012 Fiscal Year is disclosed in the Summary Compensation Table below.

As noted above, our Compensation Committee consulted with BDO with respect to the base salaries of our named executive officers. The information that the Compensation Committee reviewed with respect to our peers, as well as our performance over the 2012 Fiscal Year, led the Compensation Committee to increase the base salaries for certain individuals that we expect to be our named executive officers during the 2013 year. Effective as of February 1, 2013, Mr. Settle’s base salary was increased to $324,000; Mr. Rudney’s base salary was increased to $324,000; and Mr. Craycraft’s base salary was increased to $225,000. The Compensation Committee determined that Mr. Honert’s base salary was already in line with the market analysis for individuals in similar positions at our peer companies, and Mr. Adams will be transitioning into a consulting arrangement during the 2013 year.

Bonuses

Bonus Plan. The Employee Incentive Bonus Plan of RAAM Global Energy Company and its Subsidiaries expired on December 31, 2010, and our Compensation Committee determined not to renew the plan for the 2011 or 2012 year. In lieu of a new formal bonus plan, the Compensation Committee has determined that it would be more appropriate to periodically review our performance as a whole, as well as the individual performance of our named executive officers, and the Compensation Committee will have the discretion to issue bonuses when appropriate. The Compensation Committee may reinstate a formal bonus plan in the future, but at the time of this filing this is an ongoing discussion amongst our committee members and no plans for a new plan have been made.

With respect to the 2012 Fiscal Year, the Compensation Committee determined that base salaries, the payouts from certain prior APORRI Plan or Resource Royalty Plan grants for the named executive officers (other than Mr. Honert), were providing aggregate amounts of compensation to our named executive officer group to remain competitive within our market and to appropriately retain our executive group. Mr. Honert is compensated through certain arrangements outside of the APORRI Plan that are described below. The Compensation Committee determined that, while our named executive officers had provided superior services to us for the 2012 year, they had been compensated appropriately for their services to us. However, many of our employees received a $5,000 year-end bonus, and our Compensation Committee determined to provide the same bonus payment to each of the named executive officers for the 2012 Fiscal Year, except Mr. Honert.

Incentive Compensation Arrangements

APORRI Plan. The APORRI Plan is intended to promote the success of our company by providing certain key employees an “after payout” overriding royalty interest in successful wells. The interest granted pursuant to the APORRI Plan is a nonforfeitable ownership interest to the participant following the initial grant, which satisfies our goal of aligning our executive’s interests with those of our stockholders.

Participants in the APORRI Plan receive a number of APORRI units, and the overriding royalty percentage that the participant will receive upon a payout of the well will be calculated using the number of APORRI units assigned to the participant in relation to the aggregate number of APORRI units assigned to that well (the “APORRI Percentage”). We enter into individual agreements with each participant in the APORRI Plan that grants and conveys the royalty interest, including the title, rights, powers and privileges related to the royalty interest, to the participant as of the date that the well in question reaches a payout. Payouts for a well are considered “after payout” because payments to APORRI Plan award recipients occur when we have received net revenues from the production of a given well equal to our entire monetary investment in the well and the leasehold costs for the well.

Messrs. Settle, Craycraft and Adams participate in the APORRI Plan. Each of them received their initial grant of APORRI units in previous years and certain of the wells associated with our named executive officer’s past grants were in payout during the 2012 Fiscal Year. We granted new APORRI Plan grants in two wells to the applicable named executive officers during the 2012 Fiscal Year. Mr. Settle and Mr. Craycraft are in the recipient pool for the APORRI Plan and receive their proportionate share of the 3% and 1 1/2% APORRI pool in each well drilled in Century Exploration New Orleans, LLC and Century Exploration Houston, LLC, respectively.

Mr. Adams is in the recipient pool for the APORRI Plan and receives his proportionate share of the 1 1/2% APORRI pool in each well drilled in Century Exploration Houston, LLC. This pool is proportionately reduced in wells that RAAM Global is not a 100% owner. Each of our service providers that receive a percentage in one of the APORRI Plan wells receives the percentage that has been pre-assigned to that individual’s position within the company; our Compensation Committee does not make individual decisions regarding the percentage that should be awarded to any named executive officer. In 2012, the named executive officers received grants in two wells drilled in Century Exploration Houston, LLC. In the award granted July 1, 2012, Mr. Settle and Mr. Craycraft each received a 0.00107% APORRI in this well and Mr. Adams received a 0.001875% APORRI in this well. In the award granted October 14, 2012, Mr. Settle and Mr. Craycraft each received a 0.0012% APORRI and Mr. Adams received a 0.001875% APORRI.

The aggregate amounts received by each named executive officer under the APORRI Plan for the 2012 Fiscal Year relating to previous APORRI Plan grants, as well as amounts relating to the new 2012 grants, are reported in the succeeding Summary Compensation Table.

Resource Royalty Plan. Mr. Settle and Mr. Rudney are also participants in an overriding royalty interest plan (the “Resource Royalty Plan”) that is based on wells of our subsidiary Century Exploration Resources, LLC (“Resources”). Our Board administers the Resource Royalty Plan and determined that the executive officers who contributed to the success of the Resource wells should be rewarded and incentivized to create value for Resources by providing them with a percentage of the revenues from those wells. Like the APORRI Plan described above, a grant in the Resource Royalty Plan was designed as a percentage of a recipient pool for an applicable well. The difference in the two plans is that the APORRI Plan is an “after payout” overriding royalty interest, while the Resource Royalty Plan was designed to provide potential payments from a well prior to Resources recouping its expenses of development, operation, or maintenance. Other than Mr. Honert, whose compensation arrangement with Resources is described below, Mr. Settle and Mr. Rudney were the only named executive officers that were directly involved in the Resource properties at the time that our Board made grants pursuant to the Resource Royalty Plan, thus Mr. Settle and Mr. Rudney are the only named executive officers that currently participate in the Resource Royalty Plan. The aggregate amounts received by Mr. Settle and Mr. Rudney under the APORRI Plan for the 2012 Fiscal Year relating to previous Resource Royalty Plan grants, as well as amounts relating to the new 2012 grants, are reported in the succeeding Summary Compensation Table.

Equity-based Awards.

Mr. Honert is a member of Source Energies, LLC (“Source”), an entity that provides services to our subsidiary Resources. Due to the unique relationship between Source and Resources, as additional consideration and incentive to continue providing services to Resources, Resources agreed to provide a certain number of shares of our common stock to Source pursuant to a bonus agreement that became effective on September 30, 2011. Mr. Honert’s equity-based awards thus come from his relationship with Source rather than from participation in any of our employee benefit plans, such as the Resource Royalty Plan or the APORRI Plan. We agreed to become a party to the bonus agreement between Resources and the members of Source to the extent that we had an obligation to issue shares of our common stock to Source in connection with the signing of the agreement, although we do not administer the agreement nor will we have any continuing obligations under the agreement. We determined that the stock grant would create maximum value to both Resources and to us by providing incentive to the members of Source, including Mr. Honert, to remain employed at Resources through October 31, 2015, the termination date of the employment arrangement between Resources and Source. Our relationship to Source is described in greater detail under the section “Certain Relationships and Related Party Transactions.”

As a member of Source, the number of shares of our common stock that Mr. Honert currently indirectly holds is approximately 536. The shares are subject to certain vesting restrictions until the earlier to occur of October 31, 2015 or a liquidation event (as described in greater detail below), although for our purposes, we have irrevocably granted the shares to Source and all vesting or forfeiture events that could potentially occur prior to Mr. Honert actually receiving our common stock will be business decisions that take place between Source and Mr. Honert.

Employment Agreements

Mr. Honert is a party to an employment agreement between Resources and Mr. Honert and two other individuals. The employment agreement provides Mr. Honert with certain potential continued medical plan payments following a termination of his employment in certain situations, but Resources, rather than us, would be obligated to provide those benefits to Mr. Honert.

Mr. Settle was a party to an employment agreement with us during the 2011 year. The expiration of Mr. Settle’s employment agreement occurred on December 31, 2011, and our Compensation Committee determined that it would be appropriate to maintain an “at will” employment relationship for each of the named executive officers for the 2012 Fiscal Year. Our Compensation Committee has the authority to revisit this decision at any time and enter into individual agreements with any of our employees as the Compensation Committee may deem appropriate for the future.

Severance and Change in Control Benefits

The named executive officers did not have agreements with us that contained severance provisions and/or or change in control payment provisions during the 2012 Fiscal Year.

Other Benefits

401(k) Retirement Savings Plan. Our 401(k) Plan is designed to encourage all employees, including the participating named executive officers, to save for the future. Under our 401(k) Plan, we match employee contributions, including those made by our named executive officers, at rates approved by our Board. For fiscal 2012, we matched 100% of the first 8% of eligible pre-tax earnings (up to IRS limits) contributed by plan participants.

Health and Welfare. All employees, including the named executive officers, also receive health and welfare benefits.

Perquisites. We do not feel that it is necessary to provide perquisites to our named executive officers in order to supplement the compensation and benefits that are provided to them through other aspects of our compensation program. Our Compensation Committee intends to design any perquisites that may be provided to our executives in the future as having a legitimate business purpose, and where possible, capped at de minimis levels.

Other Compensation Items

We do not directly maintain any long-term equity-based incentive and/or stock option plans for our named executive officers. Each named executive officer owns shares of the company, and there are no restrictions at this time on executives acquiring or selling stock of the company. Our company shares are not traded publicly and therefore there are no hedging prohibitions nor is there any opportunity to hedge against the company’s share value.

Risk Assessment

The Board has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

Our compensation philosophy and culture support the use of base salary, certain performance-based compensation, and retirement plans that are generally uniform in design and operation throughout our organization and with all levels of employees. These compensation policies and practices are centrally designed and administered, and are substantially identical between our business divisions. In addition, the following specific factors, in particular, reduce the likelihood of excessive risk-taking:

•	Our overall compensation levels are competitive with the market.

•

Our compensation mix is balanced among (i) fixed components like salary and benefits and (ii) annual incentives that reward our overall financial performance, business unit financial performance, operational measures and individual performance.

In summary, although a portion of the compensation provided to named executive officers is based on our performance or individual successes of the employee, we believe our compensation programs do not encourage excessive and unnecessary risk taking by executive officers (or other employees) because these programs are designed to encourage employees to remain focused on both our short- and long-term operational and financial goals. We set performance goals that we believe are reasonable in light of our past performance and market conditions.

Summary Compensation Table

The table below sets forth the annual compensation earned during the 2012, 2011, and 2010 Fiscal Year by our “named executive officers,” as of December 31, 2012:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Howard A. Settle	2012	282,563	5,000	—		396,301	22,500	706,364
President and Chief Executive Officer, Director	2011	273,938	5,000	—		319,188	21,915	620,041
	2010	262,254	2,573,228	—		279,792	49,918	3,165,192

Jeff T. Craycraft	2012	179,812	5,000	—		216,261	14,385	415,458
Treasurer and Chief Financial Officer	2011	174,342	5,000	—		241,577	13,947	434,866
	2010	166,436	73,228	—		210,700	13,315	463,679

James A. Honert	2012	215,775	945,585	—		—	17,262	1,178,622
Senior Vice President	2011	210,000	5,000	1,400,116	(4)	—	16,800	1,631,916

Jonathan B. Rudney	2012	282,563	5,000	—		290,186	—	577,749
President of Century Exploration Resources

Wayne L. Adams	2012	205,500	5,000	—		227,623	16,440	454,563
Senior Vice President

(1)	During 2011, Mr. Honert was awarded stock awards in the Company through his relationship with Source. During 2012, Mr. Honert received a bonus of $945,585 to cover the taxes that resulted from that 2011 stock award. Amounts for all of our other named executive officers represent a $5,000 year-end discretionary bonus.
(2)	Amounts represent the aggregate royalty payments received from the APORRI Plan during the 2011 Fiscal Year for each of the named executive officers other than Mr. Settle and Mr. Rudney. For Mr. Settle, the amount includes $251,208 received from the APORRI Plan during the 2011 year, and $145,093 received from the Resource Royalty Plan. For Mr. Rudney, the full amount represents the aggregate royalty payments from the Resource Royalty Plan.
(3)	The amounts included in the Other Compensation line for all named executives officers relate solely to matching contributions to each employee’s 401(k) Plan account.

(4)	We engaged an independent third party analyst to conduct a valuation of our common stock on October 31, 2011, and the values shown here reflect the findings of that analysis. The stock awards granted to Mr. Honert were valued by taking our per share stock price as of the date of our valuation ($2,533) multiplied by the number of shares granted. Amounts do not take into consideration the possibility of forfeitures.

Grants of Plan-Based Awards for the 2012 Fiscal Year

Name	Grant Date(1)	Possible Payouts Under Non-Equity Incentive Plan Awards ($)(2)
Howard A. Settle	1/2/12	$113,893
	7/1/12	$4,356
	10/14/12	$819

Jeff T. Craycraft	7/1/12	$4,356
	10/14/12	$819

Jonathan B. Rudney	1/2/12	$227,786

Wayne L. Adams	7/1/12	$7,623
	10/14/12	$1,780

(1)	Grant dates vary by well, as noted in the Compensation Discussion and Analysis above.
(2)	The values shown in this column represent the actual amount of payments that each of the named executive officers received from grants in the APORRI Plan, and with respect to Mr. Settle, from the Resource Royalty Plan, that occurred in the 2012 year. Mr. Settle’s January 2, 2012 grant was made pursuant to the Resource Royalty Plan, while the remaining grants shown for Mr. Settle were made under the APORRI Plan. The January 2, 2012 grant made to Mr. Rudney was pursuant to the Resource Royalty Plan. We believe that an estimation of future payouts under these grants is undeterminable at this time, as a well could stop producing at any given time and payout streams are unpredictable not determinable at this time.

Narrative Description to the Summary Compensation Table and the Grant of Plan-Based Awards Table for the 2012 Fiscal Year

Mr. Honert’s Equity Awards. The shares of our common stock that Mr. Honert received during 2011 pursuant to the bonus agreement between us, Resources and Source is subject to certain vesting restrictions (which generally vest him in 20% of his award each year), as well as possible dilution or expansion. Because the shares of our common stock were granted directly to Source, Mr. Honert is deemed to have received a percentage of the full grant based upon his ownership interest in Source. If at any time in the future, Source determines to allow new members into Source, Mr. Honert’s ownership percentage could change and thus the number of shares that he is entitled to receive could be adjusted downward. If a current member of Source terminates his or her employment prior to receiving his or her allocated shares of common stock, those shares could also be redistributed to the initial members of Source, including Mr. Honert.

Percentage of Salary and Bonus in Comparison to Total Compensation

Name	Salary and Bonus Percentage of Total Compensation
Howard A. Settle	41%
Jeff T. Craycraft	44%
James A. Honert	99%
Jonathan B. Rudney	50%
Wayne L. Adams	46%

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table provides information on the current stock awards held by each of the named executive officers.

	Stock awards
Name	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)
James A. Honert	321.6	530,640

(1)	The number of shares of our common stock set forth in this column reflects Mr. Honert’s ownership percentage in Source of 32% as of December 31, 2012, which could change in the future. Mr. Honert’s agreement with Source that governs the common stock award is described further below. The remaining shares will vest 20% on each of the following dates: November 1, 2013; November 1, 2014 and October 31, 2015. However, as noted above, for our purposes the shares of our common stock have been granted without restrictions to Source.
(2)	The market value of the shares was determined using a market value for our common stock of $1,650.00, which was the amount per share as quoted in our September 30, 2012 valuation analysis report. This is the most recent valuation available.

Stock Vested in the 2012 Fiscal Year

Mr. Honert is the only named executive officer that currently holds an equity-based compensation award, and experienced a vesting event for that award during the 2012 Fiscal Year.

	Stock awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
James A. Honert	107.2	176,880

(1)	Mr. Honert did not actually take possession of any of the shares of our common stock reported in this column during the 2012 year. Mr. Honert will only receive a distribution of the shares, prior to certain liquidation events that Source has designed for his awards, if he incurs a termination of employment.
(2)	The market value of the shares was determined using a market value for our common stock of $1,650.00, which was the amount per share as quoted in our September 30, 2012 valuation analysis report. This is the most recent valuation available.

Pension Benefits

We maintain a 401(k) Plan for our employees, including our named executive officers, but at this time we do not sponsor or maintain a pension plan for any of our employees.

Nonqualified Deferred Compensation

We do not provide a deferred compensation plan for our employees at this time.

Potential Payments Upon Termination or a Change in Control

As noted above in the Compensation Discussion and Analysis, we do not provide the named executive officers with individual severance or change in control benefit agreements at this time. Currently, Mr. Honert is the only named executive officer that holds an equity-based compensation award based upon our common stock that could potentially be settled upon a termination of his employment or certain changes in control impacting our company. However, as we have already granted the shares of our common stock directly to Source with no restrictions, Mr. Honert’s forfeiture or accelerated vesting of those shares lies within an agreement directly between Source and Mr. Honert, and we would have no obligations to provide Mr. Honert with any payments or shares of common stock upon his termination of employment or our change in control.

The shares of our common stock granted to Source are scheduled to be distributed to Mr. Honert and the other applicable members of Source on October 31, 2015 (the “Termination Date”). In the event of a termination of Mr. Honert’s employment for any reason prior to that Termination Date, he could receive a portion of the shares attributable to his interest in Source in accordance with the vesting schedule that has been satisfied at the time of his termination. As of December 31, 2012, Mr. Honert would only have been 40% vested in the shares of our common stock attributable to his interest in Source.

If Mr. Honert is still employed at the time of a “Liquidation Event,” the number of the shares attributable to Mr. Honert’s ownership in Source would receive 100% vesting acceleration and the applicable shares would be distributed to Mr. Honert. A Liquidation Event will be deemed to occur if either Resources or we (i) become a public company through an initial public offering, (ii) sell substantially all of its assets, or (iii) enter into a business combination with a non-affiliated entity in which Resources or us, as applicable, is not the surviving entity. In the event that a Liquidation Event had occurred on December 31, 2012, Mr. Honert would have received the accelerated vesting of the remaining unvested 60% of his interest in the shares of common stock.

The table below provides our best estimate as to the value of the acceleration of Mr. Honert’s interest in our common stock upon a termination of employment or Liquidation Event that could have occurred on December 31, 2012. We have assumed for purposes of the table below that the price of our common stock on December 31, 2012 was $1,650.00. The value or number of shares of our common stock that Mr. Honert may receive upon an actual termination of his employment or a Liquidation Event can only be determined with certainty upon the occurrence of that event.

	Termination of Employment	Liquidation Event
Value of Mr. Honert’s Accelerated Vesting	$0	$546,150

In the event that Mr. Honert’s employment with Resources pursuant to the Source Agreement, Resources would provide Mr. Honert with certain severance benefits. If Mr. Honert’s employment is terminated for any reason, he would receive earned but unpaid salary, reimbursement of any yet unpaid business expenses, payments or distributions from any employee benefit plan maintained by Resources pursuant to the terms of that plan, and, at the discretion of Resources, continued medical benefits for a period of time that will be determined by Resources’s executive management committee. We have assumed for purposes of this disclosure that in the event Mr. Honert would have incurred a termination of his employment as of December 31, 2012, all accrued obligations would have been paid current and that Resources did not provide continued medical benefits to Mr. Honert upon the termination of his employment.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Total ($)
Robert E. Fox	10,000	10,000

Robert E. Fox is paid a $2,500 retainer per quarter for his service as a member of the Board.

Thomas M. Lewry and Michael Willis are employees of the Company that do not receive any additional compensation for serving on our Board. Two of our named executives officers, Howard Settle and Jonathan Rudney, are also members of our Board and do not receive additional compensation for their service on the Board; their compensation for the 2012 Fiscal Year is reported in the Summary Compensation Table above. The time spent on Board activities for these employees is considered to be a portion of the duties of their position with us, thus they do not receive additional compensation for being on the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Equity Compensation Plan Information

The Company does not maintain an equity incentive compensation plan.

RAAM Global Energy Company Common Stock

The following table sets forth information regarding the beneficial ownership of our common stock as of June 30, 2013 for:

•	each person known by us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our executive officers and key employees; and

•	all our directors, executive officers and key employees as a group.

As of June 30, 2013, we had 62,500 outstanding shares of our common stock. Footnote 1 to the following table provides a brief explanation of what is meant by the term “beneficial ownership.” The number of shares of common stock and the percentages of beneficial ownership are based on 62,500 shares of common stock issued and outstanding as of June 30, 2013. The amounts presented may not add due to rounding.

To our knowledge and except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in this table have the sole voting power with respect to all shares of common stock listed as beneficially owned by them.

Name and Address of Beneficial Owner(1)(2)	Amount and Nature of Beneficial Ownership	Percentage of Common Stock Beneficially Owned
Directors, Executive Officers and Key Employees:
Howard A. Settle	31,142.91	49.83%
Jonathan B. Rudney	8,750.00	14.00%
Thomas M. Lewry	779.53	1.25%
Jeffrey T. Craycraft	600.00	* %
James A. Honert	536.00	* %
Elizabeth A. Barr	283.00	* %
Michael J. Willis	250.00	* %
Robert E. Fox	150.00	* %
All Directors, Executive Officers and Key Employees as a Group (8 persons)	42,491.44	67.99%
Other	20,008.56	32.01%
Total	62,500.00	100.00%

*	Less than 1% of our common stock.
(1)	“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act and includes more than the typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment or voting power, or a person who, through a trust or proxy, prevents the person from having beneficial ownership. For the purpose of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of June 30, 2013, if that person or group has the right to acquire shares within 60 days after such date.
(2)	The address for each director, executive officer and key employee is c/o RAAM Global Energy Company, 1537 Bull Lea Rd., Suite 200, Lexington, Kentucky 40511.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions

The following paragraphs provide information regarding the related party transactions which have been entered into and affect the financial statements of RAAM as of December 31, 2008 through December 31, 2012. Unless otherwise noted in the paragraphs below, these entities have no employees and employees of RAAM perform the accounting function.

Howard A. Settle, our President, Chief Executive Officer, and Chairman of the Board of Directors purchased $7 million of outstanding notes for his own account in the Company’s $150 million offering of 12.50% senior secured notes due 2015, which closed on September 24, 2010.

During 2003, we entered into a lease with ATMA Investments, LLC for our Lexington, Kentucky office space. ATMA Investments, LLC is an entity wholly-owned by Howard A. Settle. The initial lease rate was $17.50/sq. ft., with a 3% escalation per year, plus other costs. For the years ended December 31, 2010, 2011 and 2012, the Company paid ATMA Investments, LLC $189,000, $213,000 and $218,000 respectively, under the lease.

RAAM Exploration LLC was formed by Howard Settle and his wife, Alice Settle, to participate as a working interest partner with 17.5% to 25% interests in our wells, mainly in the Bayou Postillion, Breton Sound and Main Pass fields. An Exploration Agreement was approved by the Board of RAAM in 2004 which set forth the participation rights to acquire working interests in prospects developed by RAAM. In 2008, RAAM Exploration assigned its rights pursuant to the December 2004 Agreement to RAM Development LLC effective January 2008. During 2008, Mr. and Mrs. Settle donated this entity to a charitable foundation and appointed an attorney as president of the charitable entity. Subsequent to this donation, the properties owned by RAAM Exploration LLC were sold to RAAM and its subsidiaries which include Sita Energy, LLC, Century Exploration Resources, LLC and Windstar Energy, LLC as the replacement property in a 1031 exchange transaction for cash of approximately $63 million and a note. The note was exchanged for an overriding royalty whereby RAAM Exploration LLC receives a 10% overriding royalty interest on four properties of Century Exploration New Orleans, LLC and Century Exploration Houston, LLC for the balance of the purchase price, $24.3 million plus interest of 8%. During 2010, the Board agreed to assign the 10% overriding royalty interest as an unrestricted 10% royalty to the Howard and Alice Settle Foundation. As of December 31, 2012, the Company had payables due to the Howard and Alice Settle Foundation of $1.3 million.

RAM Development LLC, wholly owned by Howard A. Settle, entered into an Exploration Agreement with the Company and RAAM Exploration LLC in 2008. The RAM Development LLC was a partner in wells drilled by both by Century Exploration New Orleans, LLC and Century Exploration Houston, LLC. During 2009, the Exploration Agreement was terminated and RAM Development LLC relinquished its contractual right to a 25% working interest in various proved producing properties, proved undeveloped properties and various exploration prospects. As a result of the relinquishment, the Company has agreed to carry RAM Development LLC on certain wells to be determined at the sole discretion of the Board of Directors of RAAM and will be determined on a well by well basis. In addition, specific projects are identified in the agreement as to a carried interest for RAM Development LLC. During 2010, the Board agreed to provide a 25% carried interest to RAM Development LLC for the Flipper, Redfish, Saturn, Barracuda and Briscoe Bayou projects. Since the drilling of Redfish and Saturn has been delayed, in large part due to the repercussions of the Macondo oil spill, the Board agreed to replace those wells with four prospects to be drilled onshore and include Jacques, Sebastian, Perry and Pilgrim Church. As of December 31, 2012, the Company had payables due to RAM Development of $2.9 million.

Concordia Resources LLC, majority owned by Jonathan B. Rudney, is a 50% owner in Attune Australia (discussed below). Prior to 2011, Concordia Resources LLC was a consultant to Century Exploration Resources, LLC and received $7,000 per month for its services. As a special inducement for performing these services, Concordia Resources LLC was granted an irrevocable overriding royalty interest in perpetuity in each resource play equal to 3% of 8/8ths, proportionately reduced to the working interest held by Century Resources. During 2011, the rate was reduced to 2% of 8/8ths, proportionately reduced to the working interest held by Century Resources and the remaining 1% of 8/8ths, proportionately reduced to the working interest held by Century Resources was awarded to Howard Settle. During March 2008, Century Resources sold Arkansas acreage to a third-party entity, and Century Resources paid Concordia Resources LLC a $6.0 million brokerage fee for its role in facilitating and closing that transaction. RAAM does not maintain the company books of Concordia Resources, LLC

The Company purchased a 50% interest in Attune Australia LLC during November 2007 for $7.2 million from RAAM Exploration LLC (discussed above). Concordia Resources Inc. (discussed above) owns the remaining 50% of Attune Australia LLC. Attune Australia LLC’s operations consist of its ownership of an overriding royalty interest in an Australian oil field that began producing oil in November 2007. Due to the Company’s ability to exercise significant influence on this entity, the Company has accounted for the investment in Attune Australia using the equity method. The Company recognized OTTI charges on its Attune Australia investment during 2010 and 2011 and the carrying amount of this investment is zero as of December 31, 2011.

During September 2007, the Crestar Energy LLC joint venture was formed. The Company owned 55% of Crestar Energy LLC and two third-party, unrelated entities owned the remaining 45%. Crestar Energy LLC was engaged primarily in the exploration and development of shale plays in the state of Arkansas. Due to the Company’s ability to exercise significant influence over Crestar Energy LLC through significant representation on the Board of Directors and Company employees’ status as the key decision makers with regards to Crestar Energy LLC’s operational activities, Crestar Energy LLC’s financial results were consolidated within the Company’s consolidated financial statements in 2008. During 2009, Crestar Energy LLC was dissolved and the investment in this entity was thereby terminated.

TechXplore Participation I Ltd. (formerly TechXplore) was formed by key employees of Century Exploration Houston, LLC, a wholly-owned subsidiary of RAAM Global Energy Company. One of our executive officers, Wayne Adams, participates in TechXplore Participation I Ltd. TechXplore Participation I Ltd. has the right to participate up to 25% in a working interest in certain prospects developed by Century Exploration Houston, LLC’s geological team and as included in the Area of Mutual Interest (AMI) as defined by the participation and exploration agreement. Century Exploration Houston, LLC has the exclusive right to acquire by farm-in the working interest not taken by TechXplore Participation I Ltd. In addition, TechXplore Participation I Ltd. is entitled to receive an after payout overriding royalty interest for each prospect included in the AMI equal to 1.5% if the assigned net revenue interest is 75% for Century Exploration Houston, LLC; otherwise it is pro rata to the actual net revenue interest. This agreement terminated on December 31, 2010. RAAM does not maintain the company books of TechXplore Participation I Ltd. (formerly TechXplore, LP).

Effective January 1, 2011, Lakeside Energy Partners, Ltd. entered into a Participation and Exploration Agreement with RAAM Global Energy Company which replaced the agreement with TechXplore Participation I Ltd. which terminated on December 31, 2010. Lakeside Energy Partners, Ltd. was formed by key employees of Century Exploration Houston, LLC, a wholly-owned subsidiary of RAAM Global Energy Company. One of our executive officers, Wayne Adams, participates in Lakeside Energy Partners, Ltd. Lakeside Energy Partners, Ltd. has the right to participate up to 25% in a working interest in certain prospects developed by Century Exploration Houston, LLC’s geological team and as included in the Area of Mutual Interest (AMI) as defined by the participation and exploration agreement. Century Exploration Houston, LLC has the exclusive right to acquire by farm-in the working interest not taken by Lakeside Energy Partners, Ltd. In addition, Lakeside Energy Partners, Ltd. is entitled to receive an after payout overriding royalty interest for each prospect included in the AMI equal to 1.5% if the assigned net revenue interest is 75% for Century Exploration Houston, LLC; otherwise it is pro rata to the actual net revenue interest.

Charter II Inc. was incorporated during 2006 and certain employees of RAAM Global, Century New Orleans and Century Houston were the shareholders of Charter II Inc. prior to April 1, 2009. Certain of our officers and directors, including Howard Settle, Michael Willis, Jeffrey Craycraft and Elizabeth Barr,

participated in Charter II Inc. Charter II Inc. was a working interest partner in certain oil and gas properties operated by Century Exploration New Orleans, LLC and Century Exploration Houston, LLC. The Company financed Charter II Inc. and all revenues from producing properties were paid to the Company in order to reduce Charter II Inc.’s joint interest billings owed to the Company. During 2009, the Company purchased 100% of the stock in Charter II Inc. for approximately $7 million. Charter II Inc. has been consolidated with the Company for the year ended December 31, 2009.

Charter III, Inc. was incorporated during 2008 and certain employees of RAAM Global, Century New Orleans and Century Houston were the shareholders of Charter III, Inc. prior to April 1, 2009. Certain of our officers and directors, including Howard Settle, Michael Willis, Jeffrey Craycraft and Elizabeth Barr, participated in Charter III, Inc. Charter III, Inc. was a working interest partner in certain oil and gas properties operated by Century Exploration New Orleans, LLC and Century Exploration Houston, LLC. The Company financed Charter III, Inc. and all revenues from producing properties were paid to the Company in order to reduce Charter III, Inc.’s joint interest billings owed to the Company. During 2011, the Company purchased 100% of the stock in Charter III, Inc. for $21 million. Charter III, Inc. has been consolidated with the Company for the year ended December 31, 2010.

Charter IV Inc. was incorporated during 2008 and Charter V Inc. was incorporated during 2010. Certain employees of RAAM Global Energy Company, Century Exploration New Orleans, LLC and Century Exploration Houston, LLC are the shareholders of these corporations. Certain of our officers and directors, including Howard Settle, Michael Willis, Jeffrey Craycraft, and Elizabeth Barr, participate in Charter IV Inc. and Charter V Inc. (“the Charters”). The Charters are working interest partners in certain oil and gas properties operated by Century Exploration New Orleans, LLC and Century Exploration Houston, LLC. Officers in each entity include Jeff Craycraft, President, Leon Smith, Vice President and Elizabeth Barr, Secretary/Treasurer. None of the Charters have employees and employees of the Company provide the accounting services for each entity. The Company finances Charter IV Inc. and Charter V Inc. and all revenues from producing properties are paid to the Company in order to reduce Charter IV Inc.’s, and Charter V Inc.’s respective joint interest billings owed to the Company. Charter V Inc. owns various producing properties and is currently paying down its respective joint interest accounts. The Company intends to purchase the stock of Charter V Inc. at fair market value at some future point in time. The Company has determined that the Charters are variable interest entities (“VIEs”) and the Company is the primary beneficiary of these VIEs; therefore, in accordance with FASB guidance on accounting for VIEs, the Charters are consolidated in the Company’s annual financial statements.

Champion Exploration LLC was formed during 2008 and was 50% owned by the Company as of December 31, 2008. Champion Exploration LLC is a working interest partner in certain oil and gas properties operated by Century Exploration New Orleans, LLC, and Century Exploration Houston, LLC. On June 30, 2009, the Company withdrew from the Champion Exploration LLC partnership and no longer has an interest in the entity. The Company’s ownership at the time of withdrawal was 51%. As of September 1, 2009, two other partners of Champion Exploration LLC withdrew and exchanged their assets in Champion Exploration LLC with shares of stock in the Company. These partners are ARCAL Exploration, LLC and Rock Oil & Gas, Inc. Champion Exploration LLC no longer falls under the related party definition. The remaining sole member, BGI Champion LLC, performs the accounting function for this entity.

Concorde Energy Inc. was formed during 2009 and was originally owned 60% by Century Exploration International Inc., 20% by Century Exploration Resources, LLC and 20% by Lawco Energy, Inc., which is owned by a minority shareholder of RAAM Global Energy Company. Concorde Energy Inc. was formed to obtain acreage and explore for prospects in certain European countries. During May 2010, Concorde Energy Inc. executed a private placement and raised approximately $6,000,000 from certain existing shareholders of its three owners. During 2010, the Board voted to allocate its exploration budget to domestic prospects. The Board deemed the Concorde Energy Inc. investment as inappropriate and Concorde Energy Inc. reimbursed Century Exploration Resources, LLC the amount of its initial contribution ($150,000), thus Century Exploration Resources, LLC no longer has an investment in Concorde Energy Inc. After the private placement, Howard A. Settle and Jonathan B. Rudney owned 72.86% of Concorde Energy Inc.’s stock.

Source Energies, LLC (“Source”) was established by the initial employees of Century Exploration Resources, LLC (“Resources”) to be used as a tool for attracting and hiring future employees of Resources and to be used as a retention tool for the initial employees of Resources. Source is solely managed by the initial employees of Resources and in their sole discretion will grant shares or membership interests to subsequent employees. One of our executive officers, Jim Honert, is a member of Source. During 2011, 1,675 shares of RAAM common stock were awarded to Source for a total value of approximately $4.2 million as a consulting expense for providing the initial employees to Resources. RAAM does not maintain the company books of Source.

The Company awarded overriding royalty interests to certain of the Company’s officers and directors, including Howard Settle, Jeffrey Craycraft, Elizabeth Barr, Michael Willis and Wayne Adams, under the APORRI Program. Overriding royalty interests are designated by the Company’s employee incentive committee on a well-by-well basis, with preference being given to members of senior management and key technical personnel.

Policies and Procedures

We review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our President is primarily responsible for the development and implementation of procedures and controls, as set forth in our Related Persons Transaction Policy, to obtain information from the directors and executive officers with respect to related person transactions and for subsequently determining, based on the facts and circumstances disclosed to them, whether we or a related person has a direct or indirect material interest in the transaction. As required under the SEC’s rules, transactions that are determined to be directly or indirectly material to us or a related person will be filed with the SEC when required, and disclosed in our annual reports.

Our Code of Business Conduct and Financial Code of Ethics discourages all conflicts of interest and provides guidance with respect to conflicts of interest. Under the Code of Business Conduct and Financial Code of Ethics, conflicts of interest occur when private or family interests interfere in any way with the interests of our company. Our restrictions on conflicts of interest under the Code of Business Conduct and Financial Code of Ethics include related person transactions.

We have multiple processes for reporting conflicts of interests, including related person transactions. Under the Code of Business Conduct and Financial Code of Ethics, all employees are required to report any actual or apparent conflict of interest, or potential conflict of interest, to their supervisors and all related person transactions involving our regional or market executives must be communicated in writing as part of their quarterly representation letter. This information is then reviewed by our Audit Committee, our Board of Directors or our independent registered public accounting firm, as deemed necessary, and discussed with management. As part of this review, the following factors are generally considered:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of our company;

•	any other matters deemed appropriate with respect to the particular transaction.

Ultimately, all such transactions must be approved or ratified by our Board of Directors in accordance with our Related Persons Transactions Policy. Any member of our Board of Directors who is a related person with respect to a transaction is recused from the review of the transaction.

In addition, we annually distribute a questionnaire to our executive officers and members of our Board of Directors requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests. This information is then reviewed for any conflicts of interest under the Code of Business Conduct and Financial Code of Ethics. At the completion of the annual audit, our Audit Committee and the independent registered public accounting firm review with management, insider and related person transactions and potential conflicts of interest. In addition, our internal audit function has processes in place to identify related person transactions and potential conflicts of interest and report them to senior management and the Audit Committee.

Our Code of Business Conduct and Financial Code of Ethics are posted on our corporate website. You may request a copy of our Code of Business Conduct and Financial Code of Ethics from our Compliance Officer at 1537 Bull Lea Rd., Suite 200, Lexington, Kentucky 40511 or by calling (859) 253-1300.

DESCRIPTION OF OTHER INDEBTEDNESS

Amended Revolving Credit Facility

On November 29, 2011, we entered into a revolving credit facility (our “Amended Revolving Credit Facility”). We amended our Revolving Credit Facility on December 27, 2011. Century Exploration New Orleans, LLC, Century Exploration Houston, LLC and Century Exploration Resources, LLC are the borrowers under our Amended Revolving Credit Facility and the Company guarantees their obligations thereunder. Our Revolving Credit Facility provides for a revolving line of credit in an aggregate principal amount of up to $200.0 million, subject to borrowing base limitations. As of September 30, 2012, our borrowing base was approximately $62.5 million. Loans under the Amended Revolving Credit Facility are denominated in U.S. dollars. Union Bank, N.A. acts as administrative agent and collateral agent for the revolving credit facilities. The final maturity date of the Revolving Credit Facility is July 1, 2015.

Our Amended Revolving Credit Facility was amended on March 5, 2013 to increase the maximum allowable principal amount of notes from $200 million to $250 million.

Borrowings under our Amended Revolving Credit Facility are limited to a borrowing base calculated based on our proved developed reserves. Borrowings bear interest at a floating rate equal to either Union Bank’s reference rate of interest in effect from time to time plus a certain percentage based on the amount of availability under our Revolving Credit Facility or LIBOR plus a certain percentage based on the amount of availability under our Amended Revolving Credit Facility.

Our obligations under the Revolving Credit Facility are secured by a lien on substantially all of our and our subsidiaries’ current and fixed assets (subject to certain exceptions).

The Amended Revolving Credit Facility is subject to certain customary fees and expenses of the lenders and agents.

Our Amended Revolving Credit Facility contains customary covenants, including, but not limited to, restrictions on our and our subsidiaries’ ability to merge and consolidate with other companies, incur indebtedness, grant liens or security interests on assets subject to their security interest, make acquisitions, loans, advances or investments, sell or otherwise transfer assets, enter into transactions with affiliates or change our line of business. The borrowers’ ability to pay dividends is limited to $1.875 million per quarter under the Amended Revolving Credit Facility. Our Amended Revolving Credit Facility requires that our consolidated current assets to our consolidated current liabilities never be less than 1.0 to 1.0. In addition, our Amended Revolving Credit Facility requires that as of the end of each quarter, our ratio of consolidated EBITDA to our consolidated interest charges for the four immediately preceding consecutive fiscal quarters never be less than 2.5 to 1.0.

Our Amended Revolving Credit Facility provides that, upon the occurrence of certain events of default, our obligations thereunder may be accelerated and the lending commitments terminated. Such events of default include payment defaults to the lenders, material inaccuracies of representations and warranties, covenant defaults, cross-defaults to other material indebtedness, including the notes being offered hereby, voluntary and involuntary bankruptcy proceedings, material money judgments, certain change of control events and other customary events of default.

The Amended Revolving Credit Facility allows all lenders in the facility (or their affiliates) to provide hedges to us and to share pro rata in all collateral and guaranties given under the Amended Revolving Credit Facility. These will be the only “Credit Support Documents” for the hedges, and no hedge provider will be entitled to demand separate collateral or guaranties. The hedge agreements may contain cross-defaults to “Events of Default” under the Amended Revolving Credit Facility (and vice versa), but all decisions on waiving events of default or amending the Amended Revolving Credit Facility will be made by the lenders, and the hedge providers will be bound by lender decision without any direct or indirect veto right.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, the term “Company,” “us” or “we” refers only to RAAM Global Energy Company (including its permitted successors and assigns) and not to any of its subsidiaries.

We initially issued $150.0 million aggregate principal amount of notes in a private placement on September 24, 2010, and we issued an additional $50.0 million aggregate principal amount of notes in a private placement on July 15, 2011 (collectively referred to as the “initially issued notes”). We issued SEC registered notes (i) on May 10, 2011 in exchange for the existing notes initially issued on September 24, 2010, other than for approximately $7.0 million of those notes held by an executive officer, and (ii) on November 18, 2011 in exchange for the existing notes initially issued on July 15, 2011. The $50.0 million aggregate principal amount of the old notes are, and the new notes will be, “additional notes,” as described below, and constitute part of the same class as our initially issued notes for all purposes under the indenture. Throughout the “Description of Notes,” the term “notes” includes all notes issued under the indenture unless the context indicates otherwise.

The old notes were, and the new notes will be, issued under an indenture, dated September 24, 2010, among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented on each of July 15, 2011 and April 11, 2013. The terms of the new notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the new notes. Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a new note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

The New Notes

The new notes:

•	will be senior secured obligations of the Company;

•	will be issued in this exchange offer in an aggregate principal amount of up to $50.0 million, subject to the Company’s ability to issue additional notes under certain circumstances;

•

will rank equally in right of payment with all other existing and future senior obligations of the Company, including debt borrowed under any Credit Facilities, and senior in right of payment of all Indebtedness that by its terms is subordinated to the notes;

•	will be secured by second priority Liens on the Collateral described herein, subject to certain exceptions and Permitted Liens; and

•

will be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis by all of the Company’s existing and future Domestic Subsidiaries that guarantee Indebtedness of the Company under a Credit Facility (other than the Company’s future Unrestricted Subsidiaries, as discussed herein) as set forth herein.

However, pursuant to the terms of the Intercreditor Agreement (as defined herein), the liens on the Collateral securing the new notes will be junior and subordinate to the liens on the Collateral securing the Senior

Credit Agreement and additional permitted first lien Indebtedness (including permitted refinancings respectively thereof) and as such the new notes will be effectively subordinated, to the extent of the value of the Collateral, to all First Lien Obligations (as defined herein), including the Senior Credit Agreement and additional permitted first lien Indebtedness (including permitted refinancings respectively thereof), to the extent of the assets securing such First Lien Obligations. See “Risk Factors — Risks Related to the Notes — The liens on the collateral securing the notes are junior and subordinate to the liens on the collateral securing our obligations under our Amended Revolving Credit Facility and any other permitted first lien indebtedness. If there is a default, the value of the collateral may not be sufficient to repay both the lenders under our Amended Revolving Credit Facility and holders of other permitted first lien indebtedness and the holders of the notes.” and “— Collateral — Intercreditor Agreement.” As of June 30, 2013, we had no indebtedness outstanding under our Senior Credit Agreement.

The Guarantees

The new notes will be fully and unconditionally guaranteed, jointly and severally, by each of the Company’s present Restricted Subsidiaries and its future Restricted Subsidiaries that guarantee Indebtedness of the Company under a Credit Facility.

The Guarantees of the new notes will:

•	be a senior secured obligation of such Guarantor;

•

rank equally in right of payment with all other existing and future senior obligations of such Guarantor, including debt borrowed under any Credit Facilities (including the Senior Credit Agreement), and senior in right of payment to all Indebtedness that by its terms is subordinated to the Guarantee of such Guarantor; and

•	be secured by second priority Liens on the Collateral described herein, subject to certain exceptions and Permitted Liens.

However, pursuant to the terms of the Intercreditor Agreement (as defined herein), the liens on the Collateral securing the Guarantees will be junior and subordinate to the liens on the Collateral securing the Senior Credit Agreement and additional permitted first lien Indebtedness (including permitted refinancings respectively thereof) and as such the new notes will be effectively subordinated, to the extent of the value of the Collateral, to all First Lien Obligations (as defined herein), including the Senior Credit Agreement and additional permitted first lien Indebtedness (including permitted refinancings respectively thereof), to the extent of the assets securing such First Lien Obligations. See “Risk Factors — Risks Related to the Notes — The liens on the collateral securing the notes will be junior and subordinate to the liens on the collateral securing our obligations under our Senior Credit Agreement and any other permitted first lien indebtedness. If there is a default, the value of the collateral may not be sufficient to repay both the lenders under our Senior Credit Agreement and holders of other permitted first lien indebtedness and the holders of the notes.” and “— Collateral — Intercreditor Agreement.” As of June 30, 2013, we had no indebtedness outstanding under our Senior Credit Agreement.

All of our subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

The Company has issued notes with an initial maximum aggregate principal amount of $50.0 million (excluding the aggregate principal amount of $150.0 million in initially issued notes issued on September 24, 2010 and an aggregate principal amount of $50.0 million initially issued on July 15, 2011). The Company may issue additional notes from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” Any old notes, the new notes and any additional notes subsequently issued under the indenture, together with any Exchange Notes, will be treated as a single class for all purposes under the indenture, including without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on October 1, 2015.

Interest on the notes will accrue at the rate of 12.50% per annum. Interest will be payable semi-annually in arrears on April 1 and October 1. Interest on each new note will accrue from April 1, 2013. Interest on overdue principal, interest and Additional Interest, if any, will accrue at a rate that is 1% higher than the applicable rate on the notes. The Company will make each interest payment to the holders of record on the immediately preceding March 15 and September 15.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Additional Interest may accrue on the old notes as liquidated damages in certain circumstances described below under “— Registration Rights; Additional Interest.” Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

With respect to notes held in certificated form, if a holder has given wire transfer instructions to the Company, the Company will pay all principal, interest, premium and Additional Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on notes held in certificated form will be made at the office or agency of the paying agent and registrar unless the Company elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its domestic Subsidiaries may act as paying agent.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The Company or the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charge will be imposed for any registration of transfer or exchange of notes, but the Company may require holders to pay all taxes due on transfer. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days prior to the mailing of a notice of redemption.

Guarantees

Initially, all of the Company’s Subsidiaries that guarantee our Senior Credit Agreement will guarantee the notes. The notes will be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis, by each of the Company’s future Restricted Subsidiaries that guarantee Indebtedness of the Company under any Credit Facility. See “— Certain Covenants — Additional Guarantees.”

The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Related to the Notes — Under certain circumstances, a court could cancel the notes or the related guarantees and the security interests that secure the notes and any guarantees under fraudulent conveyance laws.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) unconditionally assumes all the obligations of that Guarantor under the indenture and the Guarantee, pursuant to a supplemental indenture substantially in the form specified in the indenture, under the notes, the indenture and that Guarantor’s Guarantee on terms set forth therein; or

(b) such sale or other disposition complies with the “Asset Sale” provisions of the indenture.

The Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the properties or assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction, the Company or a Subsidiary of the Company, if the sale or other disposition is not prohibited by the “Asset Sale” provisions of the indenture; or

(2) in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company, if after such sale or disposition such Guarantor is no longer a Restricted Subsidiary and the sale or other disposition is not prohibited by the “Asset Sale” provisions of the indenture; or

(3) if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4) upon Legal Defeasance or Covenant Defeasance with respect to all notes as described below under the caption “— Legal Defeasance and Covenant Defeasance” or upon satisfaction and discharge of the indenture as described below under the caption “— Satisfaction and Discharge;” or

(5) such Guarantor ceases to guarantee Indebtedness of the Company under a Credit Facility; or

(6) as provided by the Intercreditor Agreement, as described herein under the caption “— Collateral” and “— Intercreditor Agreement.”

Collateral

The notes and the Guarantees will be secured by second priority liens on all property and assets that from time to time are subject to a Lien securing the First Lien Obligations, except as described herein (the “Collateral”). As of the date hereof, the Collateral includes substantially all of the assets of the Company and its Guarantors other than Excluded Collateral.

The Collateral will not include the following:

(1) any Capital Stock of any Foreign Subsidiary in excess of 66% of the Capital Stock of such Foreign Subsidiary or any property or assets of any Foreign Subsidiary;

(2) any Capital Stock of any Subsidiary to the extent (and only to the extent) that in the reasonable judgment of the Company, if such Capital Stock were not excluded from the Collateral then Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act would require the filing of separate financial statements of such Subsidiary with the SEC (or any other governmental agency) in connection with a registration of the notes under the Securities Act;

(3) any permit or license or any contractual obligation entered into by the Company or any Guarantor (A) that prohibits or requires the consent of any Person other than the Company or any of its Affiliates as a condition to the creation by the Company or such Guarantor of a Lien on any right, title or interest in such permit, license or contractual agreement or any Capital Stock or equivalent related thereto or (B) to the extent that any requirement of law applicable thereto prohibits the creation of a Lien thereon, but only, with respect to the prohibition in (A) and (B), to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code or any other requirement of law;

(4) fixed or capital assets owned by the Company or any Guarantor that is subject to a purchase money Lien or a capital lease if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such capital lease) prohibits or requires the consent of any Person other than the Company or any of its Affiliates as a condition to the creation of any other Lien on such equipment;

(5) Collateral that has been released in accordance with the Intercreditor Agreement or the indenture; and

(6) certain other property or assets owned by the Company or any Guarantor that is not secured by Liens for the benefit of any First Lien Obligations; (such excluded assets collectively referred in the prospectus as the “Excluded Collateral”).

Intercreditor Agreement

We have entered into an Intercreditor Agreement among the First Lien Collateral Agent, on behalf of the First Lien Secured Parties (including the lenders under our Senior Credit Agreement), the trustee as the Collateral Agent, on behalf of the Second Lien Secured Parties (including the holders of the notes), the Company, Century Exploration New Orleans, LLC and Century Exploration Houston, LLC, which, among other things, defines the rights of the trustee, the First Lien Collateral Agent and the First Lien Secured Parties (including the lenders under our Senior Credit Agreement) and the Collateral Agent and the Second Lien Secured Parties (including the holders of the Notes) with respect to the Collateral.

The following description is a summary of the material provisions of the Intercreditor Agreement. It does not restate the Intercreditor Agreement in its entirety. We urge you to read the Intercreditor Agreement because it, and not this description, defines your rights as holders of the new notes.

First Lien Obligations; Notes Effectively Subordinated to First Lien Obligations

The Intercreditor Agreement provides that all Indebtedness under the Senior Credit Agreement permitted pursuant to the covenant described under the caption “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” together with all other First Lien Obligations (as defined herein) will be secured by First Priority Liens (as defined herein) on the Collateral, which Liens will be contractually senior to the Liens thereon that secure the notes and the Guarantees. As a result, the Second Lien Obligations will be effectively subordinated to the First Lien Obligations to the extent of the value of the Collateral. “First Lien Obligations” means, collectively, (i) all principal of and interest and premium (if any) on all loans made pursuant to the First Lien Agreement and any other Indebtedness incurred pursuant to a Credit Facility to the extent that such Indebtedness is secured equally and ratably with the other First Lien Obligations by the Liens on the Collateral, (ii) all reimbursement obligations (if any) and interest thereon with respect to any letter of credit or similar instruments issued pursuant to the First Lien Agreement, (iii) all Hedging Obligations of the Company or any Guarantor, and (iv) all fees, expenses and other amounts payable from time to time pursuant to the First Lien Debt Documents. “First Lien Agreement” means (i) the Senior Credit Agreement and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Senior Credit Agreement or any other agreement or instrument referred to in this clause (ii).

Payment of Second Lien Obligations

The Intercreditor Agreement does not prohibit the Collateral Agent, on behalf of the Second Lien Secured Parties, from receiving regularly scheduled payments of principal and interest with respect to the Second Lien Obligations.

Relative Priorities

The Intercreditor Agreement provides that, notwithstanding the date, manner or order of grant, attachment or perfection of any Lien securing Second Lien Obligations, including the notes or the Guarantees (a “Second Priority Lien”) or any Lien on Collateral securing the First Lien Obligations (a “First Priority Lien”), and notwithstanding any provision of the Uniform Commercial Code of any applicable jurisdiction or any other applicable law or the provisions of any Debt Document or any other circumstance whatsoever, each Agent, for itself and on behalf of the Secured Parties on whose behalf it acts in such capacity therefor, will agree that, so long as the First Lien Obligations have not been discharged as set forth in the Intercreditor Agreement (such discharge, the “Discharge of First Lien Obligations”), (a) any First Priority Liens then or thereafter held by or for the benefit of any First Lien Secured Party will be senior in right, priority, operation, effect and all other respects to any and all Second Priority Liens and (b) any Second Priority Liens then or thereafter held by or for the benefit of any Second Lien Secured Party will be junior and subordinate in right, priority, perfection, operation, effect and all other respects to any and all First Priority Liens, and the First Priority Liens will be and remain senior in right, priority, perfection, operation, effect and all other respects to any Second Priority Liens for all purposes.

Prohibition on Contesting Liens; Additional Collateral

The Intercreditor Agreement provides that (a) no Second Lien Secured Party will object to or contest, in any proceeding (including any insolvency or liquidation proceeding), the priority, validity, extent, perfection, or enforceability of any First Priority Lien; and (b) so long as the Discharge of First Lien Obligations has not occurred, neither the Company nor any Guarantor shall grant or permit, and no Second Lien Secured Creditor shall acquire or hold, any Lien on any assets of the Company or any Guarantor securing any Second Lien Obligation which assets are not also subject to a First Priority Lien granted pursuant to the First Lien Debt Documents in favor of the First Lien Collateral Agent for the benefit of the First Lien Secured Creditors securing the First Lien Obligations.

Exercise of Rights and Remedies; Standstill

The Intercreditor Agreement provides that the First Lien Collateral Agent and the other holders of First Lien Obligations will, at all times prior to the payment in full in cash of the First Lien Obligations, have the exclusive right to enforce rights and exercise remedies (including any right of setoff) with respect to the Collateral, or to commence or seek to commence any action or proceeding with respect to such rights or remedies, in each case, without any notification to, consultation with or the consent of the Collateral Agent or any other Second Lien Secured Party, and no Second Lien Secured Party will have any such right; provided, however, that (i) the Second Lien Secured Parties will be entitled to take actions that unsecured creditors are entitled to take (which in any event cannot be inconsistent with the limitations imposed on the Second Lien Secured Parties in any such Intercreditor Agreement) and (ii) 180 days following notice from the Collateral Agent to the First Lien Collateral Agent that either (x) the Second Lien Obligations have become due in full as a result of acceleration or otherwise (and such acceleration has not been rescinded) or (y) any payment or insolvency event of default has occurred and is then continuing under the indenture or the other documents executed in connection therewith, and in each case so long as neither the First Lien Collateral Agent nor any other first lien creditor is not diligently pursuing an enforcement action with respect to all or a material portion of the collateral or diligently attempting to vacate any stay or prohibition against such exercise (the “Standstill Period”), the Second Lien Secured Parties may enforce or exercise any rights or remedies permitted by the Intercreditor Agreement with respect to any Collateral.

In addition, the Intercreditor Agreement provides that the Collateral Agent and the Second Lien Secured Parties agree, except as contemplated in the prior sentence, (x) not take any enforcement action with respect to any Collateral or exercise rights with respect to a Lien securing a Second Lien Obligation, (y) will not contest, protest or object to, or take any other action that may impair, any collection or foreclosure proceeding or action with respect to the Collateral brought by the First Lien Collateral Agent or any First Lien Secured Parties or any other exercise by the First Lien Collateral Agent or any First Lien Secured Party, of any rights and remedies under the First Lien Debt Documents or otherwise, and (z) will not object to the forbearance by the First Lien Collateral Agent or the First Lien Secured Parties from bringing or pursuing any collection or foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral.

Purchase Option

The Intercreditor Agreement provides that if an event of default under the First Lien Debt Documents has occurred and is continuing, and as a result of such event of default under the First Lien Debt Documents (i) the First Lien Obligations have been accelerated, (ii) the Second Lien Obligations have been accelerated, (iii) any insolvency or liquidation proceeding has been commenced (or is then occurring) with respect to any of us or any borrower under our Senior Credit Agreement or (iv) the administrative agent under our Senior Credit Agreement (A) is pursuing any enforcement action (including any foreclosure with respect to any Collateral securing such obligations) or (B) proposes any release, sale or other disposition not otherwise permitted under the Indenture Documents with respect to any material portion of the Collateral, in each case of this subsection (iv) that would have the effect of releasing Liens securing the Second Lien Obligations (each, a “Trigger Event”), then the Second Lien Secured Parties shall have the right and option to purchase the entire aggregate amount (but not less than the entire aggregate amount) of outstanding First Lien Obligations (including unfunded and unterminated commitments) at a price equal to par, plus all accrued and unpaid interest, fees and other amounts (other than contingent indemnification obligations) of First Lien Obligations, together with cash collateral for all outstanding Letters of Credit (as defined in the Senior Credit Agreement) in an amount equal to 105% of the undrawn and available amount of such Letters of Credit outstanding under the Senior Credit Agreement, and a payment for all then outstanding Hedging Obligations at a price equal to the sum of any unpaid amounts then due in respect of such Hedging Obligations plus or minus a net amount reasonably and customarily quoted by the First Lien Secured Parties party to such Hedging Obligation that would be paid to assign or novate each such Hedging Obligation in the ordinary course of its business. Such sale shall be without warranty or representation or recourse other than as provided in standard LSTA documentation for par trades. To exercise the option following any Trigger Event, the Collateral Agent shall deliver a written notice to the First Lien Collateral Agent, which notice must be given within 60 days after the occurrence of any such Trigger Event and shall be deemed an irrevocable exercise of its option to purchase the First Lien Obligations. Upon delivery of such notice, the Second Lien Secured Parties shall be obligated to purchase, and the First Lien Creditors shall be obligated to sell, the entire aggregate amount of outstanding First Lien Obligations (other than contingent indemnification obligations) for the purchase price described above within twenty (20) days after delivery of such notice.

Automatic Release of Second Priority Liens

The Intercreditor Agreement provides that, upon any release, sale or disposition of Collateral, or the release the Company, Century Exploration New Orleans, LLC, Century Exploration Houston, LLC or a Guarantor from its obligations under its guaranty of the First Lien Obligations which guaranty is secured by a lien on Collateral, permitted or consented to pursuant to the terms of the First Lien Debt Documents that results in the release of the First Priority Liens on any Collateral (including without limitation any sale or other disposition pursuant to any enforcement action) (in each case, a “Release”), the Liens of the Collateral Agent and the Second Lien Secured Parties on such Collateral (but not on any proceeds of such Collateral not required to be paid to the First Lien Secured Parties, except to the extent that the First Priority Liens have also been released on such proceeds of such Collateral (other than in the event that such release occurs in the context of the Discharge of First Lien Obligations)), and the Obligations of the Company, Century Exploration New Orleans, LLC, Century Exploration Houston, LLC or such Guarantor under any guaranty of the Second Lien Obligations, will be automatically, unconditionally and simultaneously released, and the Collateral Agent and the other Second Lien Secured Parties will promptly execute and deliver such release documents as the First Lien Collateral Agent may reasonably request to effectively confirm such Release and as may be otherwise reasonably required to consummate such Release and any related transactions.

Waterfall

The Intercreditor Agreement provides that any Collateral or proceeds thereof received by any Secured Party in connection with any sale, collection or other disposition of such Collateral upon the enforcement or exercise of any right or remedy (including any right of setoff) whether or not pursuant to an insolvency proceeding will be applied as follows:

•	first, to the First Lien Obligations in accordance with the First Lien Debt Documents; and

•	second, after the Discharge of the First Lien Obligations has occurred, in accordance with the Second Lien Debt Documents.

Payment Over

The Intercreditor Agreement provides that so long as the Discharge of First Lien Obligations has not occurred, any Collateral or any proceeds thereof received by the Collateral Agent or any other Second Lien Secured Party in violation of the Intercreditor Agreement with respect to the Collateral, or otherwise, will be segregated and held in trust and forthwith transferred or paid over to the First Lien Collateral Agent for the benefit of the First Lien Secured Parties in the same form as received, together with any necessary endorsements and the Second Lien Secured Parties authorize the First Lien Collateral Agent to make any such endorsements as agent for the Collateral Agent.

Insolvency and Liquidation Proceedings

The Intercreditor Agreement provides that:

(a) until the Discharge of First Lien Obligations has occurred, the Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, will agree that, in the event of any insolvency or liquidation proceeding, the Second Lien Secured Parties:

(i) will not file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case in respect of any Second Lien Obligations or the Collateral, including, without limitation, with respect to the determination of First Lien Obligations, any Liens or claims held by the First Lien Collateral Agent (including the validity and enforceability thereof) or any other First Lien Secured Creditor or the value of any claims of such parties under Section 506(a) of the Bankruptcy Code or otherwise, other than, proofs of claim in insolvency proceedings subject to the terms and limitations contained in the Intercreditor Agreement;

(ii) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, any sale, use or lease of cash or other collateral under the Bankruptcy Code or to any financing which the First Lien Secured Parties or any third party (subject to the consent, or nonobjection, by the First Lien Creditors) desires to provide to the Company, Century Exploration New Orleans, LLC, Century Exploration Houston, LLC or any Guarantor (a “DIP Financing”);

(iii) except to the extent permitted by paragraph (c) below, in connection with the use of cash collateral or a DIP Financing as described in clause (ii) above, will not request adequate protection or any other relief in connection with such use of cash collateral or DIP Financing;

(iv) will not oppose any sale or disposition of any assets of the Company or any Guarantor that is supported by the First Lien Secured Creditors, and the Collateral Agent and each other Second Lien

Secured Creditor will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale supported by the First Lien Secured Creditors and to have released their Liens in such assets; and

(v) to the extent that the Collateral Agent or any Second Lien Secured Creditor has or acquires rights under Section 363 or Section 164 of the Bankruptcy Code with respect to the Second Lien Obligations or any of the Collateral, the Collateral Agent agrees, on behalf of itself and the other Second Lien Secured Creditors, not to assert any of such rights without the prior written consent of the First Lien Collateral Agent; provided that if requested by the First Lien Collateral Agent, the Collateral Agent shall timely exercise such rights in the manner requested by the First Lien Collateral Agent, including any rights to payments in respect of such rights;

(b) the Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, will agree that no Second Lien Secured Party may object to or contest, or support any other Person in objecting to or contesting, (i) any request by the First Lien Collateral Agent or any other First Lien Secured Party for adequate protection in respect of any First Lien Obligations, (ii) any objection, based on a claim of a lack of adequate protection in respect of any First Lien Obligation, by the First Lien Collateral Agent or any other First Lien Secured Party to any motion, relief, action or proceeding, or (iii) the payment of interest, fees, expenses or other amounts to the First Lien Agent or any other First Lien Secured Creditor under section 506(b) or 506(c) of the Bankruptcy Code or otherwise.

(c)(x) the Collateral Agent and the Second Lien Secured Creditors, may seek, support, accept or retain adequate protection (A) only if the First Lien Secured Creditors are granted adequate protection that includes replacement Liens on additional collateral and super priority claims and the First Lien Secured Creditors do not object to the adequate protection being provided to the First Lien Secured Creditors and (B) solely in the form of (a) a replacement Lien on such additional collateral, subordinated to the Liens securing the First Lien Obligations and any DIP Financing on the same basis as the other Second Priority Liens are subordinated to the First Priority Liens under any such Intercreditor Agreement and (b) super priority claims junior in all respects to the super priority claims granted to the First Lien Secured Creditors, and (y) in the event the Collateral Agent, on behalf of itself and the Second Lien Secured Creditors, receives adequate protection, including in the form of additional collateral, then the Collateral Agent, on behalf of itself or any of the Second Lien Secured Creditors, agrees that the First Lien Secured Creditors shall have a senior Lien and claim on such adequate protection as security for the First Lien Obligations and that any Lien on any additional collateral securing the Second Lien Obligations shall be subordinated to such Liens on such collateral securing the First Lien Obligations and any DIP Financing and any other Liens granted to the First Lien Secured Creditors as adequate protection, with such subordination to be on the same terms that the other Liens securing the Second Lien Obligations are subordinated to the Liens securing the First Lien Obligations under the Intercreditor Agreement.

Relief from the Automatic Stay

Prior to the expiration of the Standstill Period, the Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that, no Second Lien Secured Party may, without the prior written consent of the First Lien Collateral Agent, seek or request relief from or modification of the automatic stay or any other stay in any insolvency or liquidation proceeding or take any action in derogation thereof, in each case in respect of any part of the Collateral or any Second Priority Lien.

Post-Petition Interest

The Intercreditor Agreement provides that neither the Collateral Agent nor any other Second Lien Secured Party may oppose or seek to challenge any claim by the First Lien Collateral Agent or any other First Lien Secured Party for allowance or payment in any insolvency or liquidation proceeding of First Lien Obligations consisting of post-petition interest, fees or expenses.

Certain Voting Matters

The Intercreditor Agreement provides that the Second Lien Secured Parties may vote in favor of any plan of reorganization (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension) so long as such plan of reorganization (i) pays off, in cash in full, all First Lien Obligations or (ii) is accepted by the class of holders of First Lien Obligations voting thereon and is supported by the First Lien Collateral Agent.

Postponement of Subrogation

The Intercreditor Agreement provides that the Collateral Agent agrees that no payment or distribution to any First Lien Secured Party pursuant to the provisions of the Intercreditor Agreement will entitle any Second Lien Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of the First Lien Obligations shall have occurred.

Judgment Creditors

The Intercreditor Agreement provides that in the event that any Second Lien Secured Party becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment Lien shall be subject to the terms of the Intercreditor Agreement for all purposes (including in relation to the First Priority Liens and the First Lien Obligations) to the same extent as all other Liens securing the Second Lien Obligations subject to the Intercreditor Agreement.

Second Lien Creditors’ Rights as Unsecured Creditor

The Intercreditor Agreement provides that, subject to the terms and provisions of the Intercreditor Agreement, the Collateral Agent and the other Second Lien Secured Parties may, in accordance with the Debt Documents relating to the Second Lien Obligations and applicable law, enforce rights and exercise remedies against the Company, Century Exploration New Orleans, LLC, Century Exploration Houston, LLC or a Guarantor as unsecured creditors prior to the end of the Standstill Period; provided that no such action is otherwise inconsistent with the terms of the Intercreditor Agreement.

Plans of Reorganization

The Intercreditor Agreement provides that no Second Lien Secured Party shall support or vote in favor of any plan of reorganization (and each shall be deemed to have voted to reject any plan of reorganization) unless such plan (i) pays off, in cash in full, all First Lien Obligations or (ii) is accepted by the class of holders of First Lien Obligations voting thereon and is supported by the First Lien Collateral Agent.

DIP Financings

The Intercreditor Agreement provides that the Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, and each of the Second Lien Secured Parties by purchasing Notes, agrees with each of the First Lien Secured Parties that neither the Collateral Agent, nor any other Second Lien Secured Party, will, nor will any of them permit any of their respective affiliates to, without the prior written consent of the First Lien Collateral Agent on behalf of the “Majority Lenders” (as defined in the First Lien Agreement), extend directly or indirectly all or any portion of any DIP Financing; provided, however, the foregoing shall not restrict the right of any Second Lien Secured Party to propose all or a portion of a DIP Financing to the Company, Century Exploration New Orleans, LLC, Century Exploration Houston, LLC or any Guarantors in any Insolvency Proceeding. In the event First Lien Collateral Agent, on behalf of such Majority Lenders (as defined in the First Lien Agreement), shall consent to any such DIP Financing by Second Lien Secured Parties, and any Second Lien Secured Party or an Affiliate of a Second Lien Secured Party shall provide any DIP Financing to the Company, Century Exploration New Orleans, LLC, Century Exploration Houston, LLC or any Guarantors, such Second Lien Secured Party agrees to cause any post-petition Liens, any replacement Liens, any super priority Liens, any adequate protection Liens and any administrative expenses that it obtains in connection therewith to be subordinated to the First Priority Liens upon the terms of the Intercreditor Agreement.

Restrictions on Second Lien Documents and Amendments to Second Lien Documents

The Intercreditor Agreement provides, unless a similar amendment, supplement or modification to the applicable First Lien Debt Document has been, or is concurrently being, made, without the prior written consent of the First Lien Collateral Agent, the indenture may not be amended, supplemented, modified, increased, restated, refinanced or replaced to the extent such amendment, supplement, modification, restatement, refinancing or replacement, or the terms of any new indenture, would (i) contravene the provisions of the Intercreditor Agreement, (ii) increase the interest rate on the notes issued thereunder to a rate higher than thirteen percent (13%) per annum, or impose any fee, original issue discount or similar payment in connection therewith that, together with all such fees, original issue discounts or similar payments imposed from the date hereof, would exceed two percent (2%) of the amount of the notes, other than the initial fees or original issue discount payable in connection with the initial issuance of the notes; (iii) change (to earlier dates) any dates upon which payments of principal or interest are due thereon; (iv) change any representation, warranty, covenant, default or event of default thereunder in a manner materially adverse to the Company or any of its subsidiaries; (v) change the redemption, prepayment or defeasance provisions thereof in a manner which would be materially adverse to the First Lien Secured Parties; (vi) add Collateral (unless such Collateral is also provided to the First Lien Collateral Agent), or (vii) increase the obligations thereunder of the Company or any of its subsidiaries or confer any additional rights on the Second Lien Secured Parties which would be materially adverse to the First Lien Secured Parties.

Collateral Agreements; Amendments; Releases

The Company, Century Exploration New Orleans, LLC, Century Exploration Houston, LLC, the Guarantors and the Collateral Agent have entered into one or more Collateral Agreements and other documents granting, in favor of the Collateral Agent for the benefit of the Collateral Agent and the holders of the Second Lien Obligations, Second Priority Liens on the Collateral securing the Second Lien Obligations, subject to certain exceptions and subject to Permitted Liens. The Intercreditor Agreement provides, subject to limitations (if any) set forth therein, that, in the event the First Lien Collateral Agent or the other First Lien Secured Parties and the relevant grantors enter into any amendment, waiver or consent in respect of any of the documents evidencing or giving rise to Liens securing the First Lien Obligations for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any such document or changing in any manner the rights of any parties thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of the indenture and the comparable Collateral Agreements evidencing or giving rise to Liens securing the Second Lien Obligations without the consent of the trustee, the Collateral Agent, the holders of notes or the other Second Priority Secured Parties and without any action by any of the foregoing, provided, that (other than with respect to amendments, modifications or waivers that secure additional extensions of credit and add additional secured creditors and do not violate the express provisions of the Indenture), (A) any such amendment, waiver or consent that materially and adversely affects the rights of the Second Lien Secured Creditors and does not affect the First Lien Secured Creditors in a like or similar manner shall not apply to the Second Lien Security Documents without the consent of the Collateral Agent and (B) notice of such amendment, waiver or consent shall be given to the Collateral Agent no later than 30 days after its effectiveness, provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

The Company and the Guarantors will be entitled to releases of assets included in the Collateral from the Liens securing the notes and the Guarantees under the following circumstances:

(1) if any Subsidiary that is a Guarantor is released from its Guarantee pursuant to the terms of the indenture, that Subsidiary’s assets will also be released from the Liens securing the notes;

(2) as described under — Amendment, Supplement and Waiver,” with consent of holders of a majority of the outstanding notes;

(3) if required in accordance with the terms of the Intercreditor Agreement, as described under “— Intercreditor Agreement” above;

(4) if such Collateral becomes Excluded Collateral;

(5) if the First Priority Lien on such Collateral is released, other than a release following a discharge of First Lien Obligations;

(6) if the Company exercises its legal defeasance option or covenant defeasance option as described below under “— Legal Defeasance and Covenant Defeasance”; and

(7) upon satisfaction and discharge of the indenture or payment in full of the principal of, and premium and accrued and unpaid interest on, the notes and all other Obligations that are then due and payable as provided below under the caption “— Satisfaction and Discharge.”

Certain Bankruptcy and Other Limitations

The ability of the Collateral Agent and the holders to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See “Risk Factors — Risks Related to the Notes — Rights of holders of the notes in the collateral may be adversely affected by bankruptcy proceedings.” The ability of the Collateral Agent and the holders to foreclose on the Collateral may be subject to lack of perfection, the consent of third parties, prior Liens and practical problems associated with the realization of the Collateral Agent’s Lien on the Collateral.

Additionally, the Collateral Agent may need to evaluate the impact of the potential liabilities before determining to foreclose on Collateral consisting of real property (if any) because a secured creditor that holds a Lien on real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at such real property. Consequently, the Collateral Agent may decline to foreclose on such Collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the holders.

So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the indenture and the collateral agreements (including, without limitation, the Intercreditor agreement), the Company and each of the Guarantors will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the Collateral pledged by it. Subject to the Intercreditor Agreement, all funds distributed under the collateral agreements and received by the Collateral Agent for the ratable benefit of the holders shall be distributed by the Collateral Agent to the trustee for application in accordance with the provisions of the indenture.

No appraisal has been made of the value of the Collateral. There can be no assurance that the proceeds from the sale of the Collateral remaining after the satisfaction of all First Lien Obligations or after the satisfaction of all other First Lien Obligations secured by any Collateral would be sufficient to satisfy the obligations owed to the holders of the notes.

To the extent third parties hold Permitted Liens, such third parties may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value and any sale of such Collateral separately from the assets of the Company as a whole may not be feasible. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time, if salable. See “Risk Factors — Risks Related to the Notes — The notes are secured only to the extent of the value of the assets having been granted as security for the notes, which may not be sufficient to satisfy our obligations under the notes.”

Optional Redemption

On or after October 1, 2014, the Company may redeem all or a part of the notes at any time or from time to time upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, on the notes to the applicable redemption date, if redeemed during the periods set forth below:

Period	Percentage
October 1, 2014 to March 31, 2015	106.250%
April 1, 2015 and thereafter	100.000%

In addition, at any time on or prior to October 1, 2014, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes issued under the indenture at a redemption price of 112.50% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, on the notes to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), with the net cash proceeds of one or more Equity Offerings by the Company, provided that:

(1) at least 65% of the aggregate principal amount of notes issued under the indenture (including additional notes) remains outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

In addition, at any time prior to October 1, 2014, the notes may be redeemed in whole or in part at the option of the Company upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

“Applicable Premium” means, with respect to a note at any redemption date, the greater of (x) 1.0% of the principal amount of such note and (y) the excess of (A) the present value at such time of (1) redemption price of such note as of October 1, 2014 (without regard to accrued and unpaid interest) plus (2) all required interest payments due on such note through October 1, 2014, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note.

“Treasury Rate” means, with respect to the notes as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to October 1, 2014; provided, however, that if the period from the redemption date to October 1, 2014 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to October 1, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Except as provided above, the notes will not be redeemable at the Company’s option prior to their final maturity.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1) if the relevant notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2) if the relevant notes are not listed on any national securities exchange, on a pro rata basis, and in any event in accordance with the applicable procedures of the depository to the extent the relevant notes are global notes.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Mandatory Redemption; Open Market Purchases

Except as set forth below under “— Repurchase at the Option of Holders,” the Company is not required to make mandatory redemption or sinking fund payments with respect to the notes or to repurchase the notes at the option of the holders. The Company may at any time and from time to time purchase notes in the open market or otherwise if such purchase complies with the then applicable agreements of the Company, including the indenture.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased, to the date of settlement (the “Change of Control Purchase Date”), subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Purchase Date. Within 30 days following any Change of Control, the Company will mail a notice to each holder and the trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes as of the Change of Control Purchase Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

On the Change of Control Purchase Date, the Company will, to the extent lawful:

(i) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(iii) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

On the Change of Control Purchase Date, the paying agent will mail to each holder of notes properly tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000. The Company will publicly announce the results of the Change of Control Offer as soon as practicable after the Change of Control Payment Date.

The occurrence of a Change of Control may result in a default under the Company’s existing or future Credit Facilities and may cause a default under other Indebtedness of the Company and its Subsidiaries, and give the lenders thereunder the right to require the Company to repay obligations outstanding thereunder. Moreover, the exercise by holders of their right to require the Company to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. The Company’s ability to repurchase notes following a Change of Control also may be limited by the Company’s then existing financial resources. Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event no later than the Change of Control Purchase Date, the Company will, to the extent necessary, either repay all outstanding Credit Facilities or obtain any requisite consents under all agreements governing outstanding Credit Facilities to permit the repurchase of notes required by this covenant.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) the fair market value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee; and

(3) at least 75% of the consideration received by the Company or such Restricted Subsidiary from all Asset Sales since the Issue Date, in the aggregate, is in the form of cash or Additional Assets.

For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms expressly subordinated to the notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted within 90 days by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any such Restricted Subsidiary may apply those Net Proceeds at its option to any combination of the following:

(i) to repay or repurchase Indebtedness and other Obligations under a Credit Facility, any other First Lien Obligations and Indebtedness and other Obligations arising under or pursuant to the notes;

(ii) to acquire all or substantially all of the properties or assets of one or more other Persons primarily engaged in the Oil and Gas Business, and, for this purpose, a division or line of business of a Person shall be treated as a separate Person so long as such properties and assets are acquired by the Company or a Restricted Subsidiary;

(iii) to acquire a majority of the Voting Stock of one or more other Persons primarily engaged in the Oil and Gas Business, if after giving effect to any such acquisition of Voting Stock, such Person is or becomes a Restricted Subsidiary;

(iv) to make one or more capital expenditures; or

(v) to acquire other long-term assets that are not classified as current assets under GAAP and that are used or useful in the Oil and Gas Business.

Pending the final application of any Net Proceeds, the Company or any such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” On the 361st day after the Asset Sale (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $15.0 million, the Company will make an Asset Sale Offer to all holders of notes, and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of settlement, subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of settlement, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is subordinated to the notes or the Guarantees, except a payment of interest or principal at or within one year of the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2) through (9) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from July 1, 2010 to the end of the Company’s most recently ended fiscal quarter (commencing with the fiscal quarter ending September 30, 2010) for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds received by the Company (including the fair market value of any Additional Assets to the extent acquired in consideration of Equity Interests of the Company (other than Disqualified Stock)) since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), plus

(c) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

(d) to the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (i) the fair market value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

(4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former director or employee of the Company or any of its Restricted Subsidiaries pursuant to any director or employee equity subscription agreement or plan, stock option agreement or similar agreement or plan; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any twelve-month period beginning on or after the Issue Date;

(5) the acquisition of Equity Interests by the Company in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise;

(6) so long as no Default has occurred and is continuing, upon the occurrence of a Change of Control or an Asset Sale and within 60 days after the completion of the offer to repurchase the notes under the covenants described under “— Repurchase at the Option of Holders — Change of Control” or “— Asset Sales” above (including the purchase of all notes tendered), any purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Indebtedness required under the terms thereof as a result of such Change of Control or Asset Sale at a purchase or redemption price not to exceed

101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any, provided that, in the notice to holders relating to a Change of Control or Asset Sale hereunder, the Company shall describe this clause (6);

(7) the payment of cash in lieu of fractional shares of Capital Stock in connection with any transaction otherwise permitted under the indenture;

(8) dividends on the Company’s Capital Stock in an amount not to exceed $1.0 million in any twelve month period beginning on or after the Issue Date; and

(9) other Restricted Payments in an aggregate amount since the Issue Date not to exceed $5.0 million.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors, whose determination shall be evidenced by a Board Resolution. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $15.0 million. Not later than the date of making any Restricted Payment under the first paragraph of this covenant the Company will deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture. For purposes of determining compliance with this “Restricted Payments” covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) — (9), the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and neither the Company nor any Guarantor will issue any Disqualified Stock, and the Company will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and any Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 4.5 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company or any Guarantor of Indebtedness under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed an amount equal to the greater of (a) $75.0 million and (b) 15% of ACNTA as of the date of such incurrence;

(2) the incurrence by the Company or any of its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by the notes issued and sold in this offering and any Guarantees to be issued on the date of the indenture and the Exchange Notes and the related Guarantees issued pursuant to the registration rights agreement;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4) or (11) of this paragraph or this clause (5);

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company is the obligor on such Indebtedness and a Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, or if a Guarantor is the obligor on such Indebtedness and neither the Company nor another Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Guarantee of such Guarantor; and

(b)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

(8) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or any Guarantor that was permitted to be incurred by another provision of this covenant;

(9) the incurrence by the Company or any of its Restricted Subsidiaries of obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company and any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each other than an obligation for money borrowed);

(11) Indebtedness of a Restricted Subsidiary incurred and outstanding on the date on which such Restricted Subsidiary was acquired by, or merged into, the Company or any Restricted Subsidiary (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able in Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the incurrence of such Indebtedness pursuant to this clause (11);

(12) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Company or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(13) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $15.0 million; and

(14) the incurrence by the Company or any of the Guarantors of Additional Notes in an aggregate principal amount at any time outstanding under this paragraph (14), not to exceed $50.0 million.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify (or later classify or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant.

The amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP. Indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary shall be deemed to have been incurred by the Company and the Restricted Subsidiary at the time such Person becomes a Restricted Subsidiary. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and the Senior Credit Agreement as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Senior Credit Agreement on the date of the indenture;

(2) the indenture, the notes and the Guarantees;

(3) applicable law;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those instruments, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those instruments; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) agreements governing other Indebtedness of the Company and one or more Restricted Subsidiaries permitted under the indenture, provided that the restrictions in the agreements governing such Indebtedness are not materially more restrictive, taken as a whole, than those in the indenture;

(10) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements, agreements respecting Permitted Business Investments and other similar agreements entered into in the ordinary course of business; and

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of the Company under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction no Default or Event of Default exists;

(4) except with respect to a transaction solely between the Company and a Guarantor, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(5) the Company shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with the indenture.

In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1) a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, the Company delivers to the trustee a written opinion that such Affiliate Transaction(s) is fair, from a financial point of view, to the Company and its Restricted Subsidiaries, taken as a whole, or that such Affiliate Transaction(s) is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a person who is not an Affiliate, in either such case issued by an independent accounting, appraisal or investment banking firm of recognized standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment or severance agreement or other employee or director compensation agreement, arrangement or plan, or any amendment thereto, entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(2) transactions between or among any of the Company and its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns an Equity Interest in such Person;

(4) the payment of reasonable directors’ fees, payments, the payments of other reasonable benefits and the provision of officers’ and directors’ indemnification and insurance to the extent permitted by law to persons who are officers and directors of the Company and its Restricted Subsidiaries, in each case in the ordinary course of business and approved by the Board of Directors;

(5) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;

(6) transactions pursuant to any agreement in effect on the Issue Date, as such agreement may be amended, modified or supplemented from time to time provided that any such amendment, modification or supplement will not be materially adverse to the Company or the Restricted Subsidiaries compared to the terms of such agreement in effect on the Issue Date; and

(7) Permitted Investments or Restricted Payments that are permitted by the provisions of the indenture described above under the caption “— Restricted Payments.”

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “— Restricted Payments” or represent Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and the creation, incurrence, assumption or otherwise causing to exist any Lien of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, (2) such Lien is permitted under the covenant described above under the caption “— Liens” and (3) no Default or Event of Default would be in existence following such designation.

Additional Guarantees

If any Restricted Subsidiary of the Company that is not already a Guarantor guarantees any other Indebtedness of the Company under a Credit Facility, then that Restricted Subsidiary will become a Guarantor by executing a supplemental indenture and delivering it to the trustee within 20 Business Days of the date on which it guaranteed Indebtedness of the Company under a Credit Facility; provided, however, that the foregoing shall not apply to Subsidiaries of the Company that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries. Any such guarantee will be subject to the release provisions set forth above under “— Guarantees.”

Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports excluding (i) information that would not be required to be provided pursuant to (2) below if, but for (2) below, such information would otherwise be required on a current report and (ii) with respect to Form 10-K, information required to be provided pursuant to Part III Item 11 of Form 10-K; and

(2) all current reports that would be required to be filed with the SEC on Items 1.01, 1.02, 1.03, 2.01, 4.01 and 5.01 of Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s independent registered public accounting firm.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In addition, the Company will arrange and participate in quarterly conference calls to discuss its results of operations with noteholders, no later than 10 business days following the date on which each of the quarterly and annual reports are made available as provided above. The Company will provide to the trustee and holders of the notes dial-in conference call information substantially concurrently with the posting of such reports on its website. Access to any such reports on the Company’s website and to such quarterly conference calls may be password protected, provided that the Company’s makes reasonable efforts to notify the trustee and holders of the notes of the password and other information required to access such reports on its website and such quarterly conference calls.

Notwithstanding the foregoing, the Company will not be required to provide the following:

(a) Sarbanes-Oxley. No certifications or attestations concerning the financial statements or disclosure controls and procedures or internal controls that would otherwise be required pursuant to the Sarbanes-Oxley Act of 2002 will be required (provided further, however, that nothing contained in the terms herein shall otherwise require the Company to comply with the terms of the Sarbanes-Oxley Act of 2002 at any time when it would not otherwise be subject to such statute);

(b) Financial Statements of Acquired Entities. The financial statements required of acquired businesses will be limited to the financial statements (in whatever form) that the Company receives in connection with the acquisition, and whether or not audited;

(c) Financial Statements of Unconsolidated Entities. No financial statements of unconsolidated entities will be required;

(d) Segment Reporting. The Company will not be required to prepare its financial statements in accordance with SFAS No. 131;

(e) Mezzanine Securities. The Company will not be required to comply with SPAS No. ISO in respect of any period prior to the date of the indenture;

(f) Supplemental Schedules. The schedules identified in Section 5-04 of Regulation S-X will not be required;

(g) Item 403 of Regulation S-K. The Company may limit the information disclosed in such reports in respect of Item 403 of Regulation S-K under the Securities Act to identifying, in each case utilizing a reference date permitted under Item 403, (A) the aggregate voting and economic ownership interests in the Company and, if applicable, the top-level holding company of the Company of each Person (including any “group” as that term is used in Section 13(d)(3) under the Exchange Act) who is known to the Company to be the Beneficial Owner of more than 5% of any class of the Company’s Capital Stock, (B) the aggregate voting and economic ownership interests in the top-level holding company of the Company beneficially owned by directors and officers of the Company as a group and (C) the information required to be disclosed under Item 403(c); and

(h) Exhibits. No exhibits pursuant to Item 601 of Regulation S-K under the Securities Act (other than in respect of material agreements governing Indebtedness) will be required.

The Company will post the reports specified in the preceding paragraph on its website no later than the date the Company is required to provide those reports to the trustee and the holders of the notes and maintain such posting so long as any notes remain outstanding; provided, however, that such website may be password protected so long as the Company makes reasonable efforts to notify the trustee and the holders of the notes of postings to the website (including through the information dissemination procedures of the depositary for the notes) and to provide the trustee and the holders of the notes with access to such website.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest or Additional Interest, if any, on the notes;

(2) default in payment when due of the principal of, or premium, if any, on the notes;

(3) failure by the Company to comply with the provisions described under “— Certain Covenants — Merger, Consolidation or Sale of Assets” or under the captions “— Repurchase at the Option of Holders — Asset Sales” or “— Repurchase at the Option of Holders — Change of Control;”

(4) failure by the Company or any of its Restricted Subsidiaries, as applicable, to comply for 30 days after receipt of written notice from the trustee or the holders of 25% in principal amount of the notes with the provisions described under the captions “— Certain Covenants — Restricted Payments,” “— Incurrence of Indebtedness and Issuance of Preferred Stock,” “— Liens,” “— Dividends and Other Payment Restrictions Affecting Subsidiaries,” “— Transactions with Affiliates,” “— Additional Guarantees” and “— Business Activities;”

(5) failure by the Company for 60 days after notice from the trustee or the holders of 25% of the principal amount of the notes outstanding to comply with any of the other agreements in the indenture (or 120 days with respect to the covenant described above under “Reports”);

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15 million or more and such Payment Default is not cured or such acceleration rescinded within 15 days;

(7) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $15 million, which judgments are not paid, discharged or stayed (including a stay pending appeal) for a period of 60 days after the date of such final judgment (or, if later, the date when payment is due pursuant to such judgment);

(8) except as permitted by the indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee;

(9) certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to the Company or any of its Significant Subsidiaries or any group of Subsidiaries of the Company that, taken as a whole, would constitute a Significant Subsidiary; and

(10)(x) any Collateral Agreement at any time for any reason shall cease to be in full force and effect in all material respects except as provided in the Indenture or the Collateral Agreements; (y) any Collateral Agreement ceases to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby with respect to any Collateral having a fair market value in excess of $2.5 million, superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to no other Liens except as expressly permitted by the applicable Collateral Agreement or the Indenture; or (z) the Company or any of the Guarantors, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Collateral Agreement.

In the case of an Event of Default arising from certain events of bankruptcy, insolvency or reorganization, with respect to the Company, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold notice of any continuing Default or Event of Default from holders of the notes if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest, premium or Additional Interest, if any, on, the notes.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, interest, premium or Additional Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any past Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal of, or interest, premium or Additional Interest, if any, on, the notes or in respect of a covenant that cannot be amended without the consent of each holder.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the notes prior to stated maturity (other than with the net cash proceeds of an Equity Offering), an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

The Company is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder or other owner of Capital Stock of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the notes, the indenture or the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may at its option and, at any time, elect to have all of its obligations discharged with respect to outstanding notes and all obligations of the Guarantors discharged with respect to their Guarantees (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding notes to receive payments in respect of the principal of, and interest, premium or Additional Interest, if any, on such notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, insolvency or reorganization events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes. If the Company exercises either its Legal Defeasance or Covenant Defeasance option, each Guarantor will be released and relieved of any obligations under its Guarantee and any security for the notes (other than the trust) will be released.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest, premium and Additional Interest, if any, on the outstanding notes on the date of fixed maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to the date of fixed maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of the Guarantors is a party or by which the Company or any of the Guarantors is bound;

(6) the Company must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(7) the Company must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the Indenture Documents may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes affected thereby then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the Indenture Documents may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption or repurchase of the notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including any default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest, premium or Additional Interest, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in currency other than that stated in the notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest, premium or Additional Interest, if any, on the notes (other than as permitted in clause (7) below);

(7) waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Guarantee or the indenture, except in accordance with the terms of the Indenture and the Intercreditor Agreement; or

(9) make any change in the preceding amendment, supplement and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, the Company, the Guarantors and the trustee may amend or supplement the Indenture Documents:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to provide for the assumption of the Company’s or a Guarantor’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or a Guarantor’s properties or assets;

(4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any holder, provided that any change to conform the indenture to the offering circulars under which the initially issued notes were first offered will not be deemed to adversely affect the legal rights under the indenture of any holder;

(5) to secure the notes or the Guarantees pursuant to the requirements of the covenant described above under the subheading “— Liens” or otherwise;

(6) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

(7) to add any additional guarantor or to evidence the release of any Guarantor from its Guarantee, in each case as provided in the indenture;

(8) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

(9) to evidence or provide for the acceptance of appointment under the indenture of a successor trustee.

Without the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), an amendment, supplement or waiver may not release all or substantially all of the Collateral from the Liens created pursuant to the Collateral Agreements, except in accordance with the Indenture and the Collateral Agreements.

Impairment of Security Interest

Subject to the Intercreditor Agreement, neither the Company nor any Restricted Subsidiary will take or omit to take any action which would adversely affect or impair in any material respect the Liens in favor of the Collateral Agent with respect to the Collateral, except as otherwise permitted or required by the collateral agreements or the indenture. Neither the Company nor any Restricted Subsidiary will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than First Lien Debt Documents or as permitted by the indenture and the collateral agreements (including the Intercreditor Agreement).

Further Assurances

The Company and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the collateral agreements in the Collateral. In addition, from time to time, the Company will reasonably promptly secure the obligations under the indenture and the collateral agreements by pledging or creating, or causing to be pledged or created, perfected security interests with respect to the Collateral. The Company shall deliver or cause to be delivered to the Collateral Agent all such instruments and documents as the Collateral Agent shall reasonably request to evidence compliance with this covenant.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise specified in the indenture), when:

(1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable

Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, interest, premium and Additional Interest, if any, and accrued interest to the date of fixed maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of Guarantors is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at fixed maturity or the redemption date, as the case may be.

In addition, the Company must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of the Company or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture, the notes and the Guarantees will be governed by the laws of the State of New York.

Registration Rights; Additional Interest

The Company, the Guarantors and the initial purchaser of the old notes entered into a registration rights agreement on or prior to the closing of this offering. The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement, which is filed as an exhibit to the registration statement which includes this prospectus, in its entirety because it, and not this description, defines your registration rights as holders of the new notes. See “— Additional Information.”

The Company, the Guarantors and the initial purchaser entered into the registration rights agreement on the original issuance date of the old notes. Pursuant to the registration rights agreement, the Company and the Guarantors agreed to file with the SEC the Exchange Offer Registration Statement (as defined in the registration rights agreement) on the appropriate form under the Securities Act with respect to the exchange notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company and the Guarantors will offer to the holders of Transfer Restricted Securities pursuant to the Exchange Offer (as defined in the registration rights agreement) who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for exchange notes.

Pursuant to the registration rights agreement, the Company and the Guarantors agreed that they will, subject to certain exceptions,

(1) within 180 days after the date of original issue of the notes (the “Closing Date”), file the Exchange Offer Registration Statement with the SEC with respect to a Registered Exchange Offer to exchange the notes for new notes of the Company, which we call “Exchange Notes,” having terms substantially identical in all material respects to the notes (except that the Exchange Notes will not contain terms relating to transfer restrictions);

(2) use their reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 270 days after the Closing Date;

(3) as soon as practicable after the effectiveness of the Exchange Offer Registration Statement (the “Effectiveness Date”), offer the Exchange Notes in exchange for the notes; and

(4) keep the Registered Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the holders of the notes.

For each old note tendered to us pursuant to the Registered Exchange Offer, we will issue to the holder of such old note an Exchange Note having a principal amount equal to that of the surrendered old note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the note surrendered in exchange therefor, or, if no interest has been paid on such note, from the date of its original issue.

Under existing SEC interpretations, the Exchange Notes will be freely transferable by holders other than our affiliates after the Registered Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes makes the representations to us set forth in the second succeeding paragraph; provided, however, that broker-dealers (“Participating Broker-Dealers”) receiving Exchange Notes in the Exchange Offer will have a prospectus delivery requirement for resales of such Exchange Notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the Exchange Offer Registration Statement.

The registration rights agreement will require the Company and the Guarantors to allow Participating Broker-Dealers and other Persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes for 180 days following the Effectiveness Date (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).

A holder of old notes (other than certain specified holders) who wishes to exchange such old notes for Exchange Notes in the Registered Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any Person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an “affiliate” of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

In the event that:

(1) any change in law or in applicable interpretations thereof by the staff of the SEC does not permit us to effect the Registered Exchange Offer;

(2) for any other reason we do not consummate the Registered Exchange Offer within 310 days of the Issue Date;

(3) a purchaser notifies us following consummation of the Registered Exchange Offer that notes held by it are not eligible to be exchanged for Exchange Notes in the Registered Exchange Offer; or

(4) certain holders are prohibited by law or SEC policy from participating in the Registered Exchange Offer or may not resell the Exchange Notes acquired by them in the Registered Exchange Offer to the public without delivering a prospectus, then, the Company and the Guarantors will, subject to certain exceptions,

(1) promptly as practicable file a shelf registration statement (the “Shelf Registration Statement”) with the SEC covering resales of the notes or the Exchange Notes, but in no event later than the 30th day following notice of items (1) through (4) of the preceding paragraph;

(2)(A) in the case of clause (1) above, use their reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 270th day after the Closing Date and (B) in the case of clause (2), (3) or (4) above, use their reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 180th day after the date on which the Shelf Registration Statement is required to be filed; and

(3) use their reasonable best efforts to keep the Shelf Registration Statement effective for two years from the Closing Date, or such shorter period ending when (A) the notes covered by the Shelf Registration Statement have been sold in the manner set forth and as contemplated by the Shelf Registration Statement, (B) a subsequent Shelf Registration Statement covering all the Transfer Restricted Securities and not sold under the initial Shelf Registration Statement or an earlier subsequent Shelf Registration Statement has been declared effective under the Securities Act, (C) all Transfer Restricted Securities can be sold by non-affiliates of the Company pursuant to Rule 144 without any limitations under Rule 144 or (D) there ceases to be any outstanding notes.

We will, in the event a Shelf Registration Statement is filed, among other things, provide to each Person for whom such Shelf Registration Statement was filed copies of the prospectus which is part of the Shelf Registration Statement, notify each such Person when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the notes or the Exchange Notes, as the case may be. A Person selling such notes or Exchange Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

We may require each Person requesting to be named as a selling security holder to furnish to us such information regarding the Person and the distribution of the notes or Exchange Notes by the Person as we may from time to time reasonably require for the inclusion of the Person in the Shelf Registration Statement, including requiring the Person to properly complete and execute such selling security holder notice and questionnaires, and any amendments or supplements thereto, as we may reasonably deem necessary or appropriate. We may refuse to name any Person as a selling security holder that fails to provide us with such information.

We will pay, as liquidated damages, Additional Interest on the applicable notes and Exchange Notes, subject to certain exceptions,

(1) if the Company and the Guarantors fail to file an Exchange Offer Registration Statement with the SEC on or prior to the 180th day after the Closing Date,

(2) if the Exchange Offer Registration Statement is not declared effective by the SEC on or prior to the 270th day after the Issue Date or, if the Company and the Guarantors are obligated to file a Shelf Registration Statement, a Shelf Registration Statement is not declared effective by the SEC on or prior to the 270th day after the Closing Date,

(3) if the Registered Exchange Offer is not consummated on or before the 40th day after the Effectiveness Date,

(4) if they are obligated to file the Shelf Registration Statement, the Company and the Guarantors fail to file the Shelf Registration Statement with the SEC on or prior to the 90th day (the “Shelf Filing Date”) after the date on which the obligation to file a Shelf Registration Statement arises,

(5) if the Company and the Guarantors are obligated to file a Shelf Registration Statement, the Shelf Registration Statement is not declared effective on or prior to the 90th day after the Shelf Filing Date,

(6) after the Exchange Offer Registration Statement is declared effective, the Exchange Offer Registration Statement thereafter ceases to be effective at any time prior to the time the Exchange Offer is consummated, or

(7) after the Shelf Registration Statement is declared effective, the Shelf Registration Statement thereafter ceases to be effective at any time prior to the second anniversary of its effective date (subject to certain exceptions) (such event referred to in this clause (7) and the preceding clauses (1) through (6) being called a “Registration Default”).

If any such Registration Default is not cured within 30 calendar days of the date on which such Registration Default shall have occurred, Additional Interest shall be paid from and including the date on which any such Registration Default shall have occurred to but excluding the earlier to occur of (i) the date on which all Registration Defaults have been cured or (ii) the date on which all of the notes otherwise become freely tradable by holders, other than Affiliates of the Issuer, without further registration under the Securities Act.

The rate of the Additional Interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period during which Additional Interest is to be paid, up to a maximum Additional Interest rate of 1.00% per annum. We will pay such Additional Interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the notes and the Exchange Notes, but will be the sole remedy for any Registration Default.

We will be entitled to close the Registered Exchange Offer 30 days after it commences, provided that we have accepted all notes theretofore validly tendered in accordance with the terms of the Registered Exchange Offer.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“ACNTA” (Adjusted Consolidated Net Tangible Assets) means (without duplication), as of the date of determination:

(1) the sum of:

(a) discounted future net revenue from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared by the Company as of the end of the Company’s most recently completed fiscal year, as increased by, as of the date of determination, the discounted future net revenue from:

(i) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such year-end reserve report, and

(ii) estimated crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior year end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such year-end reserve report, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the discounted future net revenue attributable to

(iii) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report produced or disposed of since the date of such year-end reserve report and

(iv) reductions in the estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report since the date of such year-end reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report);

(b) the capitalized costs that are attributable to crude oil and natural gas properties of the Company and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributed, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements;

(c) the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements; and

(d) the greater of (I) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (II) the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries as of a date no earlier than the date of the Company’s latest audited financial statements;

(2) minus, to the extent not otherwise taken into account in the immediately preceding clause (1), the sum of:

(a) minority interests;

(b) any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited financial statements;

(c) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

(d) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(e) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (1)(a) (utilizing the same prices utilized in the Company’s year-end reserve report), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

If the Company changes its method of accounting for its oil and gas properties from the full cost method to the successful efforts method or a similar method of accounting, ACNTA will continue to be calculated as if the Company were still using the full cost method of accounting.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Assets” means:

(1) any assets used or useful in the Oil and Gas Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) is primarily engaged in the Oil and Gas Business.

“Additional Interest” means all additional interest then owing pursuant to the registration rights agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means each of the First Lien Collateral Agent and the Collateral Agent.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any properties or assets (including by way of a Production Payment or sale and leaseback transaction); provided that the disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves properties or assets having a fair market value of less than $2.0 million;

(2) a transfer of assets between or among any of the Company and its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4) the sale, lease or other disposition of hydrocarbons, equipment, inventory, accounts receivable or other properties or assets in the ordinary course of business, including, without limitation, any abandonment, farm-in, farm-out, lease or sublease of any oil and gas properties or the forfeiture or other disposition of such properties pursuant to standard form operating agreements, in each case in the ordinary course of business in a manner customary in the Oil and Gas Business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment;

(7) any trade or exchange by the Company or any Restricted Subsidiary of oil and gas properties or other properties or assets for oil and gas properties or other properties or assets owned or held by another Person, provided that the fair market value of the properties or assets traded or exchanged by the Company or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the fair market value of the properties or assets (together with any cash) to be received by the Company or such Restricted Subsidiary, and provided further that any net cash received must be applied in accordance with the provisions described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(8) the creation or perfection of a Lien (but not the sale or other disposition of the properties or assets subject to such Lien) in accordance with the limitations set forth in the indenture;

(9) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(10) the granting of royalty interests or other interests in oil and gas properties to employees, consultants (or directors) in accordance with the terms of the After Payout Overriding Royalty Interest Program and the Employee Drilling Bonus Plan or similar compensation agreements approved by the Board of Directors.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Senior Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services and in each case maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock) of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than one or more Permitted Holders;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), other than one or more Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares, other than, with respect to a merger or consolidation, a transaction in which the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person (or any parent thereof) constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (or any parent thereof) immediately after giving effect to such transaction; or

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Collateral Agent” means the party named as the collateral agent for the Second Lien Secured Parties in the indenture until a successor replaces it in accordance with the provisions of the indenture and thereafter means any such successor.

“Collateral Agreements” means, collectively, the Intercreditor Agreement, each security agreements or other collateral agreement, and each other document or instrument creating Liens in favor of the Collateral Agent as required by the indenture, in each case, as the same may be in force from time to time.

“Commission” or “SEC” means the Securities and Exchange Commission.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Obligations, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, depletion and amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment, exploration expense, and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion and amortization, impairment and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4) unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business; minus (to the extent included in determining Consolidated Net Income).

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be excluded, except to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary that is not a Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) income resulting from transfers of assets (other than cash) between the Company or any of its Restricted Subsidiaries, on the one hand, and an Unrestricted Subsidiary, on the other hand, will be excluded;

(5) any write-downs of non-current assets will be excluded; provided that any ceiling limitation writedowns under Commission guidelines shall be treated as capitalized costs, as if such write-downs had not occurred;

(6) any unrealized non-cash gains or losses or charges in respect of hedge or non-hedge derivatives will be excluded;

(7) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards will be excluded;

(8) any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge will be excluded; and

(9) all deferred financing costs written off and premiums or penalty paid in connection with any early extinguishment of Indebtedness will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company, as applicable, who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Facilities” means one or more first-priority secured debt facilities (including, without limitation, the Senior Credit Agreement), commercial paper facilities or capital markets financings, in each case with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from (or sell receivables to) such lenders against such receivables), letters of credit or capital markets financings, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities) in whole or in part from time to time.

“Debt Documents” means, collectively, the First Lien Debt Documents and the Indenture Documents, and corresponding documents relating to other Second Lien Obligations.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Company after the date of the indenture.

“Exchange Notes” means the notes (including any additional notes) issued in a Registered Exchange Offer pursuant to the indenture.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries in existence on the date of the indenture, until such amounts are repaid.

“First Lien Collateral Agent” means the collateral agent for the First Lien Secured Parties named in any First Lien Debt Document and any successor or replacement collateral agent designated as such by the holders of First Lien Obligations.

“First Lien Debt Documents” means, collectively, all agreements, instruments and other documents evidencing, governing or providing any Lien for the benefit of any First Lien Obligations.

“First Lien Secured Parties” means the holders of the First Lien Obligations and the First Lien Collateral Agent.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, subsequent to the commencement of the applicable four-quarter reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of such period, including any Consolidated Cash Flow (with such pro forma adjustments to be made in good faith by the Company whether or not permitted by Regulation S-X promulgated under the Securities Act or any other regulation or policy of the Commission related thereto);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and assets, operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and assets, operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued including, without limitation, amortization of debt issuance costs (excluding prepayment penalties associated with the repayment of debt from the proceeds of this offering) and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Obligations; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company,

in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“freely tradable” means a Transfer Restricted Security shall be deemed to be “freely tradable” at any time of determination if at such time of determination (i) it may be sold to the public pursuant to Rule 144A under the Securities Act by a person that is not an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company without regard to any of the conditions specified therein (other than the holding period requirement in paragraph (d) of Rule 144 so long as such holding period requirement is satisfied at such time of determination) and (ii) it does not bear any restrictive legends relating to the Securities Act.

“GAAP” means generally accepted accounting principles in the United States, which are updated from time to time.

The term “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness. When used as a verb, “guarantee” has a correlative meaning.

“Guarantee” means any guarantee by a Guarantor of the Company’s payment Obligations under the indenture and on the notes.

“Guarantors” means each Restricted Subsidiary of the Company that executes the indenture as an initial Guarantor or that becomes a Guarantor in accordance with the provisions of the indenture, and their respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and not for speculative purposes under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred and not for purposes of speculation;

(2) foreign exchange contracts and currency protection agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchanges rates with respect to Indebtedness incurred and not for purposes of speculation;

(3) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of oil, natural gas or other commodities used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

(4) other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates.

“Indebtedness” means, with respect to any specified Person (excluding accrued expenses and trade payables), without duplication,

(1) all obligations of such Person, whether or not contingent, in respect of:

(a) the principal of and premium, if any, in respect of outstanding (A) Indebtedness of such Person for money borrowed and (B) Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of sale and leaseback transactions entered into by such Person;

(c) the deferred purchase price of property, which purchase price is due more than six months after the date of taking delivery of title to such property, including all obligations of such Person for the deferred purchase price of property under any title retention agreement, but excluding accrued expenses and trade accounts payable arising in the ordinary course of business; and

(d) the reimbursement obligation of any obligor for the principal amount of any letter of credit, banker’s acceptance or similar transaction (excluding obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(2) all net obligations in respect of Hedging Obligations except to the extent such net obligations are otherwise included in this definition;

(3) all liabilities of others of the kind described in the preceding clause (1) or (2) that such Person has Guaranteed or that are otherwise its legal liability;

(4) with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment;

(5) Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of

(a) the full amount of such obligations so secured, and

(b) the fair market value of such asset as determined in good faith by such specified Person;

(6) Disqualified Stock of such Person or a Restricted Subsidiary in an amount equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(7) the aggregate preference in respect of amounts payable on the issued and outstanding shares of preferred stock of any of the Company’s Restricted Subsidiaries that are not Guarantors in the event of any voluntary or involuntary liquidation, dissolution or winding up (excluding any such preference attributable to such shares of preferred stock that are owned by such Person or any of its Restricted Subsidiaries; provided, that if such Person is the Company, such exclusion shall be for such preference attributable to such shares of preferred stock that are owned by the Company or any of its Restricted Subsidiaries); and

(8) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (1), (2), (3), (4), (5), (6), (7) or this clause (8), whether or not between or among the same parties. if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Subject to clause (4) of the preceding sentence, Production Payments shall not be deemed to be Indebtedness.

“Indenture Documents” means, collectively, the indenture, the notes, the Guarantees and the Collateral Agreements.

“Intercreditor Agreement” means the intercreditor agreement that is entered into at the closing of the offering of the notes, among the trustee, the Collateral Agent, the First Lien Collateral Agent, the Company and the Guarantors, and the other signatories thereto, as the same may be amended, supplemented, restated or modified from time to time.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will not be deemed to be an Investment by the Company or such Subsidiary in such third Person unless such Investment in such third Person was contemplated by the Company or such Subsidiary and not incidental to the acquisition of such Person.

“Issue Date” means September 24, 2010.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction other than a precautionary financing statement not intended as a security agreement.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes, realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of, without duplication:

(1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale,

(2) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

(3) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale, and

(4) any reserve for adjustment in respect of the sale price of such properties or assets established in accordance with GAAP.

“Net Working Capital” means:

(1) all current assets of the Company and its Restricted Subsidiaries, minus

(2) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Oil and Gas Business” means:

(1) the acquisition, exploration, development, operation and disposition of interests in oil, natural gas and other hydrocarbon properties;

(2) the gathering, marketing, treating, processing (but not refining), storage, selling and transporting of any production from those interests, including any hedging activities related thereto; and

(3) any activity necessary, appropriate, incidental or reasonably related to the activities described above.

“Permitted Business Investments” means Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business, including through agreements, transactions, interests or arrangements that permit one to share risk or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including without limitation:

(1) direct or indirect ownership of crude oil, natural gas, other related hydrocarbon and mineral properties or any interest therein or gathering, transportation, processing, storage or related systems; and

(2) the entry into operating agreements, joint ventures, processing agreements, working interests, royalty interests, mineral leases, farm-in agreements, farm-out agreements, development agreements, production sharing agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of crude oil and natural gas and related hydrocarbons and minerals, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited), or other similar or customary agreements, transactions, properties, interests or arrangements and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding, however, Investments in corporations and publicly-traded limited partnerships.

“Permitted Holders” means Howard A. Settle, Jonathan Rudney or their respective family members, heirs or their successors, beneficiaries or any trust, foundation or other entity controlled by or established for the benefit of any of the foregoing, or any of their respective Affiliates.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(5) any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7) Hedging Obligations permitted to be incurred under the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;

(8) Permitted Business Investments;

(9) any repurchases of notes permitted pursuant to the terms of the indenture, including open market purchases of the notes; and

(10) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding, not to exceed $10.0 million.

“Permitted Liens” means:

(1) Liens on any property or assets securing Indebtedness and other obligations under Credit Facilities permitted under the indenture;

(2) Liens in favor of the Company or the Guarantors;

(3) Liens on any property or assets of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any property or assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4) Liens on any property or assets existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were not incurred in connection with the contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens existing on the Issue Date;

(7) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(8) Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, replacements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(9) Liens securing Hedging Obligations of the Company or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness incurred in connection with the acquisition by the Company or any Restricted Subsidiary of assets used in the Oil and Gas Business (including the office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations); provided that (i) such Liens attach only to the assets acquired with the proceeds of such Indebtedness; (ii) such Indebtedness is not in excess of the purchase price of such fixed assets; and (iii) such Indebtedness is permitted to be incurred under the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant;

(11) any Lien incurred in the ordinary course of business incidental to the conduct of the business of the Company or the Restricted Subsidiaries or the ownership of their property (including (a) easements, rights of way and similar encumbrances, (b) rights or title of lessors under leases (other than Capital Lease Obligations), (c) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or the Restricted Subsidiaries on deposit with or in the possession of such banks, (d) Liens imposed by law, including Liens under workers’ compensation or similar legislation and mechanics’, carriers’, warehousemen’s, materialmen’s, suppliers’ and vendors’ Liens, and (e) Liens incurred to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice;

(12) Liens for taxes, assessments and governmental charges not yet due or the validity of which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP as in effect at such time;

(13) Liens incurred with respect to obligations that do not exceed $10.0 million at any one time outstanding; and

(14) Liens created for the benefit of (or to secure) Second Lien Obligations permitted pursuant to any Indenture Document or the Registration Rights Agreement.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes or the Guarantees on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is not incurred by a Restricted Subsidiary of the Company if the Company is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, however, that a Restricted Subsidiary that is also a Guarantor may guarantee Permitted Refinancing Indebtedness incurred by the Company, whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Registered Exchange Offer” has the meaning set forth for such term in the applicable registration rights agreement.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Sarbanes-Oxley Act of 2002” means the Public Company Accounting Reform and Investor Protection Act and the rules and regulations promulgated thereunder.

“Second Lien Obligations” means all Indebtedness and other Obligations arising permitted pursuant to the indenture, the notes, the Guarantees, the Exchange Notes, the Registration Rights Agreement (including Additional Interest, if any), the Additional Notes, if any and any Collateral Agreements.

“Second Lien Secured Parties” means the holders of the Second Lien Obligations, the trustee, the Agent for any Second Lien Obligations and the Collateral Agent.

“Secured Parties” means, collectively, the First Lien Secured Parties and the Second Lien Secured Parties.

“Senior Credit Agreement” means the Third Amended and Restated Credit Agreement, as amended by the Second Amendment to the Third Amended and Restated Credit Agreement to be in effect on the Issue Date, among the Company, each of the Restricted Subsidiaries, Union Bank, N.A. as Administrative Agent, and Capital One, National Association, Regions Bank, Fortis Capital Corp. and Natixis as lenders, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time, including with different lenders or in differing amounts of Indebtedness to the extent permitted under the indenture.

“Senior Debt” means all Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of the indenture, including the notes, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes or any Guarantee, and all Obligations with respect to the foregoing.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or through another Subsidiary, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Transfer Restricted Securities” means the notes; provided, however, that a note, shall cease to be a Transfer Restricted Security upon the earliest to occur of the following: (i) in certain circumstances, the note has been exchanged for an Exchange Note (as such term is defined in the Registration Rights Agreement) in an Exchange Offer (as such term is defined in the Registration Rights Agreement); (ii) in certain circumstances, a Shelf Registration Statement (as such term is defined in the Registration Rights Agreement) registering such note under the Securities Act has been declared or becomes effective and such note has been sold or otherwise transferred by the holder thereof pursuant to and in a manner contemplated by such effective Shelf Registration Statement; (iii) such note is actually sold by the holder thereof pursuant to Rule 144 under the Securities Act, as amended, under circumstances in which any legend borne by such note relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed by the Company or pursuant to the indenture; or (iv) such note shall cease to be outstanding.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) does not guarantee or otherwise directly or indirectly provide credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred, and any Lien of such Subsidiary will be deemed to be incurred as of such date under the covenant, or such Lien is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Liens,” then in, in either case, described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” the Company will be in default of such covenant.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

BOOK-ENTRY; DELIVERY AND FORM

The new notes, like the old notes, will be issued in the form of one or more fully registered notes in global form, without interest coupons (the “Global Notes”). Each Global Note will be deposited with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Ownership of beneficial interests in each Global Note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

upon deposit of each Global Note with DTC’s custodian, DTC will credit portions of the principal amount of the Global Notes to the accounts of the DTC participants designated by the exchange agent; and

•

ownership of beneficial interests in each Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Global Notes).

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest, premium on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the Trustee will treat the Persons in whose names the notes, including the Global

Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee, the exchange agent nor any agent of ours, the Trustee, or the exchange agent has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee, the exchange agent or us. Neither we nor the Trustee nor the exchange agent will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and we, the Trustee and the exchange agent may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions under applicable securities laws and the legends on the Global Notes, transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of us, the Trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary;

(2) we, at our option, notify the Trustee in writing that they elect to cause the issuance of the Certificated Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged for Certificated Notes prior to (a) the expiration of the Restricted Period and (b) the receipt of any certificates required under the provisions of Regulation S; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend, unless that legend is not required by applicable law.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations relevant to the exchange of old notes for new notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of new notes. Some holders, including financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction may be subject to special rules not discussed below.

We recommend that each holder consult his own tax advisor as to the particular tax consequences of exchanging such holder’s old notes for new notes, including the applicability and effect of any foreign, state, local or other tax laws or estate or gift tax considerations.

The exchange of old notes for new notes will not be an exchange or otherwise a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder will not recognize gain or loss upon receipt of a new note in exchange for an old note in the exchange, and the holder will have the same basis and holding period in the new note as it had in the corresponding old note immediately before the exchange.

PLAN OF DISTRIBUTION

You may transfer new notes issued under the exchange offer in exchange for the old notes if:

•	you acquire the new notes in the ordinary course of your business;

•

you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such new notes in violation of the provisions of the Securities Act; and

•

you are not our “affiliate” (within the meaning of Rule 405 under the Securities Act) or, if you are an “affiliate,” you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities.

If you wish to exchange new notes for your old notes in the exchange offer, you will be required to make representations to us as described in “Exchange Offer — Purpose and Effect of the Exchange Offer” and “— Procedures for Tendering — Your Representations to Us” in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for old notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such new notes.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time on one or more transactions in any of the following ways:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes or a combination of such methods of resale;

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes.

Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We agreed to permit the use of this prospectus for a period of up to 180 days after the completion of the exchange offer by such broker-dealers to satisfy this prospectus delivery requirement. Furthermore, we agreed to use our best efforts to amend or supplement this prospectus during such period if so requested in order to expedite or facilitate the disposition of any new notes by broker-dealers.

We have agreed to pay all expenses incident to the exchange offer other than transfer taxes, if any, and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new notes being offered hereby and certain other legal matters will be passed upon by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of RAAM Global Energy Company at December 31, 2012, 2011 and 2010 and for each of the three years in the period ended December 31, 2012, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INDEPENDENT PETROLEUM ENGINEERS

The information included in this prospectus regarding estimated quantities of proved reserves applicable to our oil and natural gas properties as of December 31, 2012, were prepared or derived from estimates prepared by each of Netherland, Sewell & Associates, Inc. independent petroleum engineers, H.J. Gruy and Associates, Inc., independent petroleum engineers, and Cawley, Gillespie & Associates, Inc., independent petroleum engineers, based on guidelines established by the SEC. These estimates applicable to our properties are included in this prospectus in reliance on the authority of such firm as experts in these matters.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-4 with respect to the new notes being offered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the new notes offered by this prospectus, please review the full registration statement, including its exhibits. The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of this material can also be obtained from the public reference section of the SEC at prescribed rates, or accessed at the SEC’s website at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room.

The SEC’s proxy rules and regulations do not, nor do the rules of any stock exchange, require us to send an annual report to security holders or to holders of American depository receipts. Upon the effectiveness of this registration statement, we will become subject to the Exchange Act’s period reporting requirements, including the requirement to file current, annual, and quarterly reports with the SEC. The annual reports we file will contain financial information that has been examined and reported on, with an opinion by an independent certified public accounting firm.

GLOSSARY OF OIL AND NATURAL GAS TERMS

We have included below the definitions for certain oil and natural gas terms used in this prospectus:

“3-D seismic” Geophysical data that depict the subsurface strata in three dimensions. 3-D seismic typically provides a more detailed and accurate interpretation of the subsurface strata than 2-D, or two dimensional, seismic.

“Analogous reservoir” Analogous reservoir, as used in resources assessments, have similar rock and fluid properties, reservoir conditions (depth, temperature, and pressure) and drive mechanisms, but are typically at a more advanced stage of development than the reservoir of interest and thus may provide concepts to assist in the interpretation of more limited data and estimation of recovery. When used to support proved reserves, an analogous reservoir refers to a reservoir that shares the following characteristics with the reservoir of interest: same geological formation (but not necessarily in pressure communication with the reservoir of interest), same environment of deposition, similar geological structure, and same drive mechanism.

“Basin” A large natural depression on the earth’s surface in which sediments generally brought by water accumulate.

“Bbl” One stock tank barrel or 42 United States gallons liquid volume of oil or other liquid hydrocarbons.

“Bcf” One billion cubic feet of natural gas.

“Boe” One barrel of oil equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of oil.

“Boepd” BOE per day.

“Bopd” Barrels of oil per day.

“Btu” A British thermal unit is a measurement of the heat generating capacity of natural gas. One Btu is the heat required to raise the temperature of a one–pound mass of pure liquid water one degree Fahrenheit at the temperature at which water has its greatest density (39 degrees Fahrenheit).

“Completion” The process of treating a drilled well followed by the installation of permanent equipment for the production of natural gas or oil, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

“Condensate” A mixture of hydrocarbons that exists in the gaseous phase at original reservoir temperature and pressure, but that, when produced, is in the liquid phase at surface pressure and temperature.

“Developed acreage” The number of acres that are allocated or assignable to productive wells or wells capable of production.

“Developed oil and gas reserves” Reserves of any category that can be expected to be recovered: (i) through existing wells with existing equipment and operating methods or for which the cost of required equipment is relatively minor when compared to the cost of a new well, and (ii) through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

“Development costs” Costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering and storing the oil and natural gas. More specifically, development costs, including depreciation and applicable operating costs of support equipment and facilities and other costs of development activities, are costs incurred to:

•

gain access to and prepare well locations for drilling, including surveying well locations for the purpose of determining specific development drilling sites, clearing ground, draining, road building, and relocating public roads, natural gas lines, and power lines, to the extent necessary in developing the proved reserves;

•

drill and equip development wells, development-type stratigraphic test wells, and service wells, including the costs of platforms and of well equipment such as casing, tubing, pumping equipment, and the wellhead assembly;

•

acquire, construct, and install production facilities such as lease flow lines, separators, treaters, heaters, manifolds, measuring devices, and production storage tanks, natural gas cycling and processing plants, and central utility and waste disposal systems; and

•	provide improved recovery systems.

“Development well” A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

“Dry hole or well” A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

“Exploratory well” A well drilled to find a new field or to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir. Generally, an exploratory well is any well that is not a development well, an extension well, a service well, or a stratigraphic test well.

“Farm-in” An agreement between a participant who brings a property into the venture and another participant who agrees to spend an agreed amount to explore and develop the property and has no right of reimbursement but may gain a vested interest in the venture. A “farm-in” describes the position of the participant who agrees to spend the agreed-upon sum of money to gain a vested interest in the venture.

“Field” An area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

“Formation” A layer of rock which has distinct characteristics that differ from nearby rock.

“Gross acres or gross wells” The total acres or wells, as the case may be, in which a working interest is owned.

“Henry Hub” The pricing point for natural gas futures contracts traded on the NYMEX.

“Horizontal drilling” A drilling technique used in certain formations where a well is drilled vertically to a certain depth and then drilled at a right angle within a specified interval.

“Lease operating expenses” The expenses, usually recurring, which pay for operating the wells and equipment on a producing lease.

“MBbl” One thousand barrels of oil or other liquid hydrocarbons.

“MBoe” One thousand barrels of oil equivalent.

“Mcf” One thousand cubic feet of natural gas.

“Mcfpd” One thousand cubic feet of natural gas per day.

“MMBbl” One million barrels of oil or other liquid hydrocarbons.

“MMBoe” One million barrels of oil equivalent.

“MMBtu” One million British thermal units.

“MMcf” One million cubic feet of natural gas.

“MMcfpd” One million cubic feet of natural gas per day.

“Natural gas liquids” The hydrocarbon liquids contained within natural gas.

“Net acres or net wells” The sum of the fractional working interests owned in gross acres or gross wells, as the case may be.

“NYMEX” The New York Mercantile Exchange.

“Oil” Crude oil and condensate.

“Pay” The vertical thickness of an oil and natural gas producing zone. Pay can be measured as either gross pay, including non-productive zones or net pay, including only zones that appear to be productive based upon logs and test data.

“PDNP” Proved developed non-producing.

“PDP” Proved developed producing.

“Plugging and abandonment” Refers to the sealing off of fluids in the strata penetrated by a well so that the fluids from one stratum will not escape into another or to the surface. Regulations of many states require plugging of abandoned wells.

“Producing well” A well found to be capable of producing either oil or natural gas in sufficient quantities to justify completion as an oil or natural gas well.

“Production costs” Costs incurred to operate and maintain wells and related equipment and facilities, including depreciation and applicable operating costs of support equipment and facilities and other costs of operating and maintaining those wells and related equipment and facilities. They become part of the cost of oil and natural gas produced. Examples of production costs (sometimes called lifting costs) are:

•	costs of labor to operate the wells and related equipment and facilities;

•	repairs and maintenance;

•	materials, supplies, and fuel consumed and supplies utilized in operating the wells and related equipment and facilities;

•	property taxes and insurance applicable to proved properties and wells and related equipment and facilities; and

•	severance taxes.

“Productive well” An exploratory, development or extension well that is not a dry well.

“Proved reserves” Those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations — prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time. The area of the reservoir considered as proved includes (i) the area identified by drilling and limited by fluid contacts, if any, and (ii) adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data. In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons, LKH, as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty. Where direct observation from well penetrations has defined a highest known oil, HKO, elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty. Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when (i) successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and (ii) the project has been approved for development by all necessary parties and entities, including governmental entities. Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

“PUD” Proved undeveloped reserves. Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances. Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time. Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir or by other evidence using reliable technology establishing reasonable certainty.

“Reasonable certainty” If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.

“Recompletion” The process of re-entering an existing wellbore that is either producing or not producing and completing new reservoirs in an attempt to establish or increase existing production.

“Reserve life” A measure of the productive life of an oil and natural gas property or a group of properties, expressed in years.

“Reserves” Estimated remaining quantities of oil and natural gas and related substances anticipated to be economically producible as of a given date by application of development prospects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

“Reservoir” A porous and permeable underground formation containing a natural accumulation of producible natural gas and/or oil that is confined by impermeable rock or water barriers and is separate from other reservoirs.

“Sand” A geological term for a formation beneath the surface of the earth from which hydrocarbons are produced. Its make-up is sufficiently homogenous to differentiate it from other formations.

“Shallow water” Water at a depth of less than 500 feet.

“Spacing” The distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres, e.g., 40-acre spacing, and is often established by regulatory agencies.

“Successful well” A well capable of producing oil and/or natural gas in commercial quantities.

“Undeveloped acreage” Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

“Wellbore” The hole drilled by the bit that is equipped for oil or gas production on a completed well. Also called well or borehole.

“Working interest” The right granted to the lessee of a property to explore for and to produce and own oil, gas, or other minerals. The working interest owners bear the exploration, development, and operating costs on either a cash, penalty, or carried basis.

“Workover” Operations on a producing well to restore or increase production.

INDEX TO FINANCIAL STATEMENTS

RAAM GLOBAL ENERGY COMPANY

AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of RAAM Global Energy Company

We have audited the accompanying consolidated balance sheets of RAAM Global Energy Company as of December 31, 2012 and 2011, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of RAAM Global Energy Company at December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 18 to the consolidated financial statements, the 2012, 2011 and 2010 consolidated financial statements have been restated to correct for certain errors.

/s/ Ernst & Young LLP

Louisville, Kentucky

March 27, 2013, except for the effects of the items described in Note 18, as to which the date is

July 24, 2013

RAAM GLOBAL ENERGY COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share amounts)

	December 31, 2012	December 31, 2011
	(As Restated)	(As Restated)
Assets
Current assets:
Cash and cash equivalents	$68,671	$51,743
Accounts receivable, net of $185 and $1,005 allowance for doubtful accounts in 2012 and 2011, respectively	4,598	5,642
Revenues receivable	28,527	31,532
Income taxes receivable	1,438	2,118
Deferred tax asset – current	872	—
Commodity derivatives – current portion	2,369	12,674
Prepaid assets	3,180	4,945
Other current assets	4,063	3,919

Total current assets	113,718	112,573

Oil and gas properties (full-cost method):
Properties being amortized	1,340,650	1,155,894
Properties not subject to amortization	81,292	111,621
Less accumulated depreciation, depletion, and amortization	(767,674)	(651,608)

Net oil and gas properties	654,268	615,907

Other assets:
Other capitalized assets, net	6,771	7,183
Commodity derivatives	1,381	3,191
Other	3,316	5,698

Total other assets	11,468	16,072

Total assets	$779,454	$744,552

See accompanying notes to consolidated financial statements.

RAAM GLOBAL ENERGY COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share amounts)

	December 31 2012	December 31 2011
	(As Restated)	(As Restated)
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$19,627	$52,969
Revenues payable	24,587	29,319
Interest payable – senior secured notes	6,250	6,250
Current taxes payable	313	399
Advances from joint interest partners	85	1,019
Commodity derivatives – current portion	1,114	—
Asset retirement obligations – current portion	11,195	1,778
Debt – current portion	1,975	1,929
Deferred income taxes – current portion	—	3,109

Total current liabilities	65,146	96,772

Other liabilities:
Commodity derivatives	1,091	4,244
Asset retirement obligations	28,178	25,010
Debt	52,584	2,733
Senior secured notes	199,982	199,972
Deferred income taxes	138,596	112,963
Other long-term liabilities	328	467

Total other liabilities	420,759	345,389
Total liabilities	485,905	442,161

Commitments and contingencies (see Note 14)

Shareholders’ equity:
Common stock, $0.01 par value, 380,000 shares authorized, 62,500 outstanding in 2012 and 2011	62,478	62,478
Treasury stock at cost, 5,166 shares in 2012 and 2011	(5,736)	(5,736)
Retained earnings	235,538	245,694

Total shareholders’ equity attributable to RAAM Global	292,280	302,436
Noncontrolling interest	1,269	(45)

Total shareholders’ equity	293,549	302,391

Total liabilities and shareholders’ equity	$779,454	$744,552

See accompanying notes to consolidated financial statements.

RAAM GLOBAL ENERGY COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	2012	2011	2010
	(As Restated)	(As Restated)	(As Restated)
Revenues:
Gas sales	$63,535	$87,064	$79,331
Oil sales	119,504	113,722	83,122
Realized and unrealized gains on derivatives, net	20,769	13,650	17,417

Total revenues	203,808	214,436	179,870

Operating expenses:
Production and delivery costs	35,529	34,326	31,569
Production taxes	9,314	10,259	5,732
Workover costs	2,772	7,730	10,470
Depreciation, depletion and amortization	118,041	71,763	67,312
General and administrative expenses	20,780	28,861	16,731

Total operating expense	186,436	152,939	131,814

Income from operations	17,372	61,497	48,056

Other income (expenses):
Interest expense, net	(21,237)	(16,954)	(8,781)
Loss from equity investment	—	(2,044)	(5,156)
Loss on sale or disposal of inventory	(954)	(20)	(1,463)
Other income (expense), net	431	204	434

Total other income (expenses)	(21,760)	(18,814)	(14,966)

Income (loss) before taxes	(4,388)	42,683	33,090

Income tax provision (benefit)	(1,796)	17,295	5,794

Net income (loss) including noncontrolling interest	(2,592)	25,388	27,296

Net income attributable to noncontrolling interest (net of tax)	1,314	1,524	1,682

Net income (loss) attributable to RAAM Global	$(3,906)	$23,864	$25,614

See accompanying notes to consolidated financial statements.

RAAM GLOBAL ENERGY COMPANY

CONSOLIDATED STATEMENTS OF

SHAREHOLDERS’ EQUITY

(In thousands, except share data)

	Common Stock		Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Shareholders’ Equity and Noncontrolling Interest
	Shares	Amount
Balance, January 1, 2010, As Previously Reported	60,000	$56,096	$(5,736)	$187,317	$20,822	$—	$258,499
Correction of errors				33,208	(20,822)		12,386

Balance, January 1, 2010, As Restated	60,000	$56,096	$(5,736)	$220,525	$—	$—	$270,885
Change in noncontrolling interest				4,702			4,702
Payment of dividends				(6,000)			(6,000)
Net income				25,614			25,614

Balance, December 31, 2010, As Restated	60,000	$56,096	$(5,736)	$244,841	$—	$—	$295,201
Issuance of common stock	2,500	6,333					6,333
Purchase of noncontrolling interest		49					49
Change in noncontrolling interest				(16,948)		(1,569)	(18,517)
Payment of dividends				(6,063)			(6,063)
Net income				23,864		1,524	25,388

Balance, December 31, 2011, As Restated	62,500	$62,478	$(5,736)	$245,694	$—	$(45)	$302,391
Payment of dividends				(6,250)			(6,250)
Net income				(3,906)		1,314	(2,592)

Balance, December 31, 2012, As Restated	62,500	$62,478	$(5,736)	$235,538	$—	$1,269	$293,549

See accompanying notes to consolidated financial statements.

RAAM GLOBAL ENERGY COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	2012	2011	2010
	(As Restated)	(As Restated)	(As Restated)
Operating activities
Net income (loss) including noncontrolling interest	$(2,592)	$25,388	$27,296
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	119,868	73,957	68,909
Deferred income taxes	21,652	14,274	(17,504)
Stock-based compensation expense	—	6,333	—
Loss on sale or disposal of inventory	954	20	1,463
Impairment of equity method investment	—	2,044	5,156
Changes in assets and liabilities:
Accounts and revenues receivable	4,049	6,941	687
Insurance receivable	—	—	6,050
Income tax receivables	680	837	(2,955)
Other current assets	666	(815)	2,370
Change in derivatives, net	10,076	(4,815)	23,670
Accounts payable and accrued liabilities	(22,118)	36,137	(5,219)
Current taxes payable	(86)	(526)	610
Interest payable on Senior Notes	—	1,202	5,048
Revenues payable	(4,732)	11,484	(1,372)
Other long-term liabilities	(139)	467	—

Net cash provided by operating activities	128,278	172,928	114,209

Investing activities
Change in investments	—	—	150
Change in advances from joint interest partners	(934)	1,019	(1,052)
Payment of prepaid drilling expenses	—	(555)	—
Additions to oil and gas properties and equipment	(180,500)	(227,623)	(86,936)
Purchase of noncontrolling interest	—	(21,000)	—
Proceeds from net sales of oil and gas properties	26,427	2,125	—

Net cash used in investing activities	(155,007)	(246,034)	(87,838)

Financing activities
Proceeds from revolving credit facility	50,000	—	—
Proceeds from borrowings	7,101	8,037	8,874
Payments on debt	(7,204)	(7,347)	(119,024)
Deferred loan costs	—	(469)	—
Proceeds from issuance of 12.5% Senior Notes due 2015	—	51,250	148,629
Deferred bond costs	—	(1,510)	(6,701)
Payment of dividends	(6,250)	(6,063)	(6,000)
Other	10	(81)	(5)

Net cash provided by financing activities	43,657	43,817	25,773

Increase (decrease) in cash and cash equivalents	16,928	(29,289)	52,144
Cash and cash equivalents, beginning of period	51,743	81,032	28,888

Cash and cash equivalents, end of period	$68,671	$51,743	$81,032

See accompanying notes to consolidated financial statements.

RAAM GLOBAL ENERGY COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Nature of Business

RAAM Global Energy Company (“RAAM,” “RAAM Global,” or the “Company”) is engaged primarily in the exploration and development of oil and gas properties and in the resulting production and sale of natural gas, condensate and crude oil. The Company’s production facilities are located in the Gulf of Mexico, offshore Louisiana and onshore Mississippi, Louisiana, Texas, and Oklahoma.

2.	Significant Accounting Policies

Basis of Accounting and Principles of Consolidation

The accompanying consolidated financial statements are presented on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles. The accompanying consolidated financial statements of RAAM Global include the accounts of RAAM Global, its wholly-owned subsidiaries, and variable interest entities where RAAM Global is the primary beneficiary. Intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. The Company’s most significant financial estimates are based on remaining proved oil and gas reserves.

Financial Instruments

The Company considers all highly liquid financial instruments with an original maturity of three months or less to be cash equivalents.

The Company includes fair value information in the notes to financial statements when the fair value of its financial instruments is different from the book value.

Oil and Gas Properties

The Company uses the full-cost method of accounting for exploration and development costs. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including interest related to significant properties being evaluated and directly related overhead costs, are capitalized. Capitalized overhead costs amounted to $4.9 million, $5.2 million and $4.6 million for the years ended December 31, 2012, 2011 and 2010, respectively. The Company capitalized interest of $6.8 million, $7.0 million and $0.7 million during the years ended December 31, 2012, 2011 and 2010, respectively, related to significant properties not subject to amortization.

All capitalized costs of oil and gas properties are amortized through depreciation, depletion and amortization (DD&A) using the future gross revenue method whereby the annual provision is computed by dividing revenue earned during the period by future gross revenues at the beginning of the period, and applying the resulting rate to the cost of oil and gas properties, including estimated future development and abandonment costs.

Investments in unproved properties and major development projects are not amortized until proved reserves are attributed to the projects or until impairment occurs. If the results of an assessment indicate that the properties are impaired, that portion of such costs is added to the capitalized costs to be amortized.

Unevaluated properties and associated costs not currently being amortized and included in oil and gas properties were $81.3 million and $111.6 million at December 31, 2012 and December 31, 2011, respectively. The Company believes that the unevaluated properties at December 31, 2012 will be substantially evaluated during 2013, 2014 and 2015, and the costs will begin to be amortized at that time.

Each quarter, we review the carrying value of our capitalized oil and gas properties under the full cost accounting guidance of the SEC. This review is referred to as a “ceiling test.” Capitalized costs, less accumulated amortization and related deferred income taxes, shall not exceed an amount equal to the sum of the estimated present value of future net cash flows from proved reserves discounted at 10%, less estimated future expenditures to be incurred in developing and producing the proved reserves based on current economic and operating conditions, plus the lower of cost or fair value of unproved properties, each after income tax effects. To calculate estimated future net revenues, current prices are calculated using the average of the first-day-of-the-month price for the trailing 12-month period. These prices are used except where different prices are fixed and determinable through contractual arrangements. Details specific to the Company’s ceiling tests for the periods presented in the accompanying consolidated financial statements are discussed in Note 5, Property, Plant and Equipment and Asset Retirement Obligations.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs, with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in current income.

There are certain related party entities that are joint interest and revenue partners in certain of the Company’s properties. See Note 13, Related-party Transactions, for further information.

Other Capitalized Assets

Buildings and improvements, office equipment, software, furniture, fixtures, and leased equipment are depreciated over their estimated useful lives (2 – 32 years) using the straight-line method. See Note 5, Property, Plant and Equipment and Asset Retirement Obligations, for additional information.

Derivative Activities

The Company’s revenues are primarily the result of sales of its oil and natural gas production. Market prices of oil and natural gas may fluctuate and affect operating results. The Company engages in derivative activities that primarily include the use of floors, costless collars and futures transactions in order to minimize the downside risk from adverse price movements but allow for the realization of upside profits, if available.

The Company recognizes its derivative instruments on the balance sheet as either assets or liabilities measured at fair value with such amounts classified as current or long-term based on anticipated settlement dates. The Company has not designated its derivative instruments as hedges for accounting purposes and, as a result, marks its derivative instruments to fair value and records the unrealized changes in fair value in Realized and unrealized gains on derivatives, net in the accompanying consolidated statements of operations. All realized cash settlements of derivative activities are also recorded in Realized and unrealized gains on derivatives, net in the accompanying consolidated statements of operations. See Note 6, Commodity Derivative Instruments and Derivative Activities for further details on the unrealized changes in fair value between periods and the realized cash settlements received or paid.

Income Taxes

The Company follows Financial Accounting Standards Board (“FASB”) guidance on accounting for income taxes. The asset and liability method prescribed by this guidance requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the tax bases and financial reporting bases of assets and liabilities. Interest and penalties on tax payments are recorded as a component of the income tax provision.

Revenue Recognition and Taxes Paid to Governmental Authorities

The Company recognizes natural gas and oil sales from its interests in producing wells under the sales method of accounting. Under the sales method, the Company recognizes revenues based on the amount of natural gas or oil sold to purchasers, which may differ from the amounts to which the Company is entitled, based on its interest in the properties. Gas balancing obligations as of December 31, 2012, 2011 and 2010 were not significant. Severance taxes paid to governments were $9.3 million, $10.3 million and $5.7 million for 2012, 2011 and 2010, respectively, and were recorded in Production taxes in the accompanying consolidated statements of operations.

Accounting for Accounts and Revenues Receivable

The Company records receivables due within one year at the outstanding value, adjusted for the allowance for doubtful accounts. Accounts receivable is made up of joint interest billings (“JIB”) to partners for well expenses incurred prior to year-end that remain unpaid at the balance sheet date. Revenues receivable is made up of amounts due from purchasers for oil and gas volumes sold prior to year-end that remain unpaid at the balance sheet date. The company uses the aging of receivables to calculate the allowance for doubtful accounts.

Accounting for Asset Retirement Obligations

In accordance with the provisions of FASB guidance related to accounting for asset retirement obligations and FASB guidance on accounting for conditional asset retirement obligations, costs associated with the retirement of fixed assets (e.g., oil and gas production facilities, etc.) that the Company is legally obligated to incur are accrued. The fair value of the obligation is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the fixed asset and are depreciated over the life of the applicable asset. The asset retirement cost recorded in oil and gas properties being amortized was $31.3 million and $21.5 million at December 31, 2012 and December 31, 2011, respectively. Accretion of the discounted asset retirement obligations is recognized as an increase in the carrying amount of the liability and as an expense within depreciation, depletion and amortization on the accompanying consolidated statement of operations. See Note 5, Property, Plant and Equipment and Asset Retirement Obligations, for additional information.

Operating Segments

The Company operates in one business segment — the exploration, development and sale of oil and gas.

New Accounting Pronouncements

In June 2011, the FASB issued ASU Number 2011-05, amending Topic 220 — Comprehensive Income, which the Company adopted on January 1, 2012. The ASU modifies alternative presentation standards, eliminating the option for disclosure of the elements of other comprehensive income within the statement of shareholder’s equity. Adoption of this ASU by the Company did not have a material impact on the Company’s consolidated financial statements. In December 2011, the FASB issued ASU Number 2011-12, which defers the effective date of amendments to the presentation of reclassifications of items out of accumulated other comprehensive income in ASU Number 2011-05. This ASU supersedes certain pending paragraphs in ASU Number 2011-05.

In February 2013, the FASB issued ASU No. 2013-02, amending Topic 220 — Comprehensive Income. ASU 2013-02 requires an entity to provide information in one location about amounts reclassified out of accumulated other comprehensive income by component and their corresponding effect on net income if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts not required to be reclassified to net income in their entirety, an entity is required to cross-reference to related footnote disclosures. The amendments in ASU 2013-02 will be required in interim reporting periods and are effective prospectively for the Company in the first quarter of 2013. The Company does not expect the adoption of this ASU to have a material impact on our consolidated financial statements.

3.	Fair Value Measurements

FASB guidance establishes a three-level hierarchy for fair value measurements. The hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date as follows:

•	Level 1 – Valuation is based upon unadjusted quoted prices for identical assets or liabilities in active markets.

•

Level 2 – Valuation is based upon quoted prices for similar assets and liabilities in active markets, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 – Valuation is based upon other unobservable inputs that are significant to the fair value measurements.

The classification of fair value measurements within the hierarchy is based upon the lowest level of input that is significant to the measurement. At December 31, 2012 and 2011, the Company’s commodity derivative contracts were recorded at fair value. The fair values of these instruments were measured using valuations based upon quoted prices for similar assets and liabilities in active markets (Level 2) and are valued by reference to similar financial instruments, adjusted for credit risk and restrictions and other terms specific to the contracts.

	Fair Value Measurements Using Significant Other Observable Inputs (Level 2)
Description	December 31, 2012	December 31, 2011
In thousands
Assets:
Fair value of commodity derivatives – current assets	$2,369	$12,674
Fair value of commodity derivatives – long-term assets	1,381	3,191

Total Assets	$3,750	$15,865

Liabilities:
Fair value of commodity derivatives – current liabilities	$(1,114)	$—
Fair value of commodity derivatives – long-term liabilities	(1,091)	(4,244)

Total Liabilities	$(2,205)	$(4,244)

2015 Senior Secured Notes

During September 2010 and July 2011, the Company issued Senior Secured Notes. At December 31, 2012, the fair value of the Notes was estimated to be $206.0 million, based on the prices the bonds have recently been quoted at in the market, which represent level two inputs. As of December 31, 2012, a total of $200.0 million notional amount of the Notes was outstanding. The carrying amount of the Notes was $200.0 million as of December 31, 2012.

Amended Revolving Credit Facility

The borrowing base for the Amended Revolving Credit Facility is $62.5 million of which $50.0 million was drawn at December 31, 2012 and zero was drawn at December 31, 2011. The carrying amount of the revolving credit facility approximates the fair value due to the variable interest rate on this debt.

The book values of those financial instruments that are classified as current assets or liabilities approximate fair value because of the short maturity of those instruments.

4.	Accounts and Revenues Receivable

Accounts and revenues receivable at December 31, 2012 and 2011 were $33.1 million and $37.2 million, respectively, all of which were due from companies in the oil and gas industry. Of the revenues receivable, $24.0 million was due from five companies and $27.0 million was due from five companies at December 31, 2012 and December 31, 2011, respectively.

Since all of RAAM Global’s accounts receivable from purchasers and joint interest owners at December 31, 2012 and December 31, 2011 resulted from sales of crude oil, condensate, natural gas and/or joint interest billings to third-party companies in the oil and gas industry, this concentration of customers and joint interest owners may impact the Company’s overall credit risk, either positively or negatively, in that these entities may be similarly affected by changes in economic or other conditions. Management believes that allowances for doubtful accounts were adequate to absorb estimated losses as of December 31, 2012 and December 31, 2011. Management obtains letters of credit from its major purchasers and continually evaluates the creditworthiness of its partners.

The Company sold natural gas and oil production representing 10% or more of its natural gas and oil revenues for the years ended December 31, 2012, 2011 and 2010 to the following customers as listed below. In the exploration, development, and production business, production is normally sold to relatively few customers. However, based on the current demand for natural gas and oil, management believes that the loss of any major customers would not have a material adverse effect on operations. The Company believes that it could replace any one of the major customers if necessary without a major disruption in sales.

	2012	2011	2010
Company A	35%	12%	(a	)
Company B	17%	15%	(a	)
Company C	14%	15%	12%
Company D	10%	(a )	(a	)
Company E	(a )	(a )	20%
Company F	(a )	27%	45%

(a)	Revenues from this customer were less than 10% in this year.

5.	Property, Plant and Equipment and Asset Retirement Obligations

Property, plant and equipment consisted of the following at December 31, 2012 and 2011:

	December 31,
	2012	2011
	(As Restated)	(As Restated)
Oil and natural gas properties (full cost method):
Properties being amortized	$1,340,650	$1,155,894
Properties not subject to amortization	81,292	111,621

Total oil and natural gas properties	1,421,942	1,267,515
Less accumulated depreciation, depletion and amortization	(767,674)	(651,608)

Net oil and gas properties	654,268	615,907

Land	1,025	1,025
Buildings and improvements	6,406	6,406
Office equipment and software	4,862	4,665
Leased equipment	345	345
Furniture and fixtures	731	726

Total	13,369	13,167
Less accumulated depreciation	(6,598)	(5,984)

Net capitalized costs	6,771	7,183

Capitalized assets, net	$661,039	$623,090

The Company utilizes useful lives of 31.5 years for buildings and improvements, 3 to 5 years for office equipment and software, 2 to 5 years for leased equipment and 7 years for furniture and fixtures when calculating depreciation.

Oil and Gas Properties

For the year ended December 31, 2012, the Company’s ceiling test computation resulted in a write-down of $37.0 million and was based on twelve-month average prices of $91.21 per barrel of oil plus adjustments by lease for quality, transportation fees, and regional price differentials and $2.76 per MMBtu of natural gas plus adjustments by lease for energy content, transportation fees, and regional price differentials. The write-down of $37.0 million was recorded in Depreciation, depletion and amortization in the consolidated statement of operations. For the year ended December 31, 2011, the Company’s ceiling test computation did not result in a write-down and was based on twelve-month average prices of $92.71 per barrel of oil, plus adjustments, and $4.12 per MMBtu of natural gas, plus adjustments. For the year ended December 31, 2010, the Company’s ceiling test computation did not result in a write-down and was based on twelve-month average prices of $75.96 per barrel of oil, plus adjustments and $4.38 per MMBtu of natural gas, plus adjustments.

Sale of Oil and Gas Properties

During the fourth quarter of 2012, the Company sold approximately 40,000 acres in Oklahoma to a former joint venture partner. The sales price was approximately $10.0 million and was recorded as a reduction to our net oil and gas properties on the accompanying consolidated balance sheets, with no income statement impact because the sale does not significantly alter the relationship between capitalized costs and proved reserves.

During the third quarter of 2012, the Company sold approximately 15,000 net acres in oil, gas and/or mineral leases and a total of approximately 56,000 net acres, which includes options in oil, gas and/or mineral leases, located in Texas and Louisiana and a well and related equipment located in Louisiana, along with all of our contracts and agreements related to this property to an unrelated third party. The sales price was approximately $14.0 million and was recorded as a reduction to net oil and gas properties on the accompanying consolidated balance sheets, with no income statement impact because the sale does not significantly alter the relationship between capitalized costs and proved reserves.

During the second quarter of 2012, the Company sold a wellbore and production facility in Louisiana state waters to an unrelated third party. The sales price was approximately $2.0 million and was recorded as a reduction to our net oil and gas properties on the accompanying consolidated balance sheets, with no income statement impact because the sale does not significantly alter the relationship between capitalized costs and proved reserves.

During the second quarter of 2011, the Company sold approximately 16,000 acres onshore Mississippi to an unrelated third party oil and gas company. The sales price was approximately $2.2 million and was recorded as a reduction to our net oil and gas properties on the accompanying consolidated balance sheets, with no income statement impact because the sale does not significantly alter the relationship between capitalized costs and proved reserves.

During the fourth quarter of 2010, the Company finalized an agreement to sell approximately 69,000 acres onshore Louisiana to an unrelated third party oil and gas company. The sales price was $13.7 million and was recorded as a reduction to our net oil and gas properties on the accompanying consolidated balance sheets, with no income statement impact because the sale does not significantly alter the relationship between capitalized costs and proved reserves.

Asset Retirement Obligations

The change in the Company’s asset retirement obligations (ARO) is set forth below:

In thousands
Balance of ARO as of January 1, 2010	$20,005
Accretion expense	1,434
Additions	655
Settlement of ARO	(1,415)
Changes in ARO estimates	2,673

Balance of ARO as of December 31, 2010	23,352
Accretion expense	681
Additions	1,389
Settlement of ARO	(1,067)
Changes in ARO estimates	2,433

Balance of ARO as of December 31, 2011	26,788
Accretion expense	1,362
Additions	2,301
Settlement of ARO	(827)
Changes in ARO estimates	9,749

Balance of ARO as of December 31, 2012	$39,373

A portion of the increase in the ARO estimate during 2012 is related to a transaction with a former partner in which we obtained their interest in a property, along with a cash settlement from them for their portion of the ARO. Their portion of the ARO on this property is now included in our ARO estimate. In connection with this agreement, we obtained updated third party estimates of certain offshore AROs. Based on new government regulations as well as increased costs to perform plugging and abandonment work in the Gulf of Mexico, the ARO has increased substantially. As a result, we have re-evaluated our AROs recorded for properties in this area. Additionally, Hurricane Isaac impacted one of our wells causing changes in the ARO estimate for this well.

The change in estimate during 2011 was primarily due to an increase in the Company’s share of plugging and abandonment obligations on one field in the Gulf of Mexico due to the Company now being responsible for a higher percentage of the plugging and abandonment on certain wells that the former owner used to share in. The change in estimate during 2010 was primarily due to changes in estimated future prices to perform plugging and abandonment work in shallow waters.

The asset retirement cost recorded in oil and gas properties being amortized at December 31, 2012 and 2011 was $14.4 million and $6.4 million, net of depreciation of $16.9 million and $15.1 million, respectively. Accretion of the asset retirement obligation is recorded in the accompanying consolidated statement of operations in Depreciation, depletion and amortization.

6.	Commodity Derivative Instruments and Derivative Activities

In order to manage the variability in cash flows associated with the sale of its oil and gas production, the Company has developed a strategy to combine the use of floors, costless collars and futures transactions in order to minimize the downside risk from adverse price movements but allow for the realization of upside profits, if available. The use of derivatives involves the risk that the counterparties to such instruments will be unable to meet the financial terms of those contracts. At December 31, 2012, Shell Energy North America (US), L.P., Union Bank of California N.A., BNP PARIBAS, NATIXIS and Regions Bank are the derivatives counterparties being used by the Company.

With respect to any collar transaction, the counterparty is required to make a payment to the Company if the settlement price for any settlement period is below the floor price for such transaction, and the Company is required to make payment to the counterparty if the settlement price for any settlement period is above the ceiling price of such transaction. For any particular floor contract, the counterparty is required to make a payment to the Company if the settlement price for any settlement period is below the floor price for such transaction. The Company is not required to make any payment in connection with the settlement of a floor contract.

All of the Company’s commodity derivative transactions are settled based on reported settlement prices on the NYMEX. The estimated fair value of these transactions is based on various factors that include closing exchange prices on the NYMEX, over-the-counter quotations, volatility and the time value of options. The calculation of the fair value of collars and floors utilizes the Black-Scholes option-pricing model. Since these transactions were not designated as cash flow hedges for accounting purposes, the Company marks its derivative instruments to fair value and records the unrealized changes in fair value in Realized and unrealized gains on derivatives, net in the accompanying consolidated statements of operations. All realized cash settlements of derivative activities are also recorded in Realized and unrealized gains on derivatives, net in the accompanying consolidated statements of operations.

At December 31, 2012, $1.5 million represented the fair value of the commodity derivatives. This $1.5 million was made up of approximately $3.7 million in assets, which were recorded in both current and long term assets and $2.2 million in liabilities recorded in current and long-term liabilities. At December 31, 2011, $11.6 million represented the fair value of the commodity derivatives. This $11.6 million was made up of approximately $15.9 million in assets, which were recorded in both current and long term assets and approximately $4.3 million in liabilities recorded in long-term liabilities.

The table below summarizes the amount of derivative instrument gains and losses reported in the consolidated statements of operations as Realized and unrealized gains on derivative instruments, net, for the periods indicated. These derivative instruments are not designated as hedging instruments for accounting purposes.

	2012	2011	2010
	(As Restated)	(As Restated)	(As Restated)
Commodity derivatives:
Realized gains	$30,846	$8,835	$41,087
Unrealized gains (losses)	(10,077)	4,815	(23,670)

Realized and unrealized gains on derivatives, net	$20,769	$13,650	$17,417

Due to the volatility of oil and natural gas prices, the estimated fair values of the Company’s commodity derivative instruments are subject to large fluctuations from period to period. The Company has experienced the effects of these commodity price fluctuations in both the current period and prior periods and expects that volatility in commodity prices will continue.

As of December 31, 2012, the Company held the commodity derivative instruments shown below related to the forecasted sale of its U.S. Gulf Coast natural gas production for 2013, 2014, and 2015:

Remaining Contract Term	Contract Type	Volume in MMBtus/Month	NYMEX Strike Price
January 2013 - September 2013	Swap	90,556	$3.70
January 2013 - December 2013	Swap	152,083	$3.67
January 2013 - December 2013	Swap	302,625	$3.81
January 2013 - December 2013	Swap	122,325	$3.79
January 2013 - December 2013	Swap	228,519	$3.86
January 2014 - June 2014	Swap	150,833	$4.09
January 2014 - December 2014	Swap	152,083	$3.67
January 2014 - December 2014	Swap	121,083	$4.15
January 2014 - December 2014	Swap	79,850	$4.00
July 2014 - December 2014	Swap	30,667	$4.00
January 2015 - December 2015	Swap	167,042	$4.94
January 2015 - December 2015	Swap	85,433	$4.35

As of December 31, 2012, the Company held the commodity derivative instruments shown below related to the forecasted sale of its U.S. Gulf Coast oil production for 2013 and 2014:

Remaining Contract Term	Contract Type	Volume in BBls/Month	NYMEX Strike Price
January 2013 - June 2013	Swap	21,117	$84.70
January 2013 - December 2013	Call - Sell	13,292	$125.00
January 2013 - December 2013	Call - Buy	13,292	$125.00
January 2013 - December 2013	Put - Sell	21,292	$70.00
January 2013 - December 2013	Put -Buy	13,292	$70.00
January 2013 - December 2013	Call - Sell	13,292	$109.10
January 2013 - December 2013	Swap	8,833	$95.72
January 2013 - December 2013	Swap	11,436	$95.35
July 2013 - December 2013	Swap	15,333	$85.50
January 2014 - June 2014	Swap	24,133	$85.40
January 2014 - September 2014	Call - Sell	21,233	$95.00
January 2014 - September 2014(1)	Call - Buy	21,233	$85.50
January 2014 - September 2014(1)	Put - Sell	21,233	$63.60
July 2014 - September 2014	Swap	21,467	$85.90

(1)	During February 2013, the Company monetized the oil options indicated above and received approximately $1.1 million.

Additional information regarding derivatives can be referenced in Note 3, Fair Value Measurements.

7.	Equity Method Investments

Attune Australia

In November 2007, the Company purchased a 50% interest in Attune Australia LLC (“Attune”) for $7.2 million from RAAM Exploration LLC, a related party. Concordia Resources Inc., a related party, owns the remaining 50% of Attune Australia LLC. Attune’s operations consist of its ownership of an overriding royalty interest in an Australian oil field that began producing oil in November 2007. Due to the Company’s ability to exercise significant influence on this entity, the Company has accounted for the investment in Attune using the equity method.

The Company evaluates its equity method investments on a quarterly basis to ensure proper accounting treatment is being applied. During the Company’s equity method investment review in the fourth quarter of 2010, the

Company researched information on the oil field and found reserve information published on the operator’s website, which the Company used to perform an economic reserve run. The results of this analysis led the Company to determine that the Attune investment had incurred an other than temporary impairment (“OTTI”). The company performed a discounted cash flow analysis using risk adjusted discount rates to estimate the current fair value of the Attune investment. The result of this analysis was a $5.2 million OTTI charge, which was recorded in the Consolidated Statements of Operation in Loss from equity investments.

During the Company’s equity method investment review in the third quarter of 2011, new information regarding this investment was identified indicating that the joint venture which had been operating this oil field was no longer in a stable financial position and it appears unlikely that there will be production from this oil field in the foreseeable future. Given that there is no expected revenue stream from this investment, the Company believes that the investment has incurred an additional OTTI and should be written down to zero. The result of this analysis was a $2.0 million OTTI charge, which was recorded in the Consolidated Statements of Operations in Loss from equity investments.

8.	Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following at December 31, 2012 and 2011:

	December 31,
	2012	2011
Accounts payable	$14,502	$39,643
Oil and gas property costs accrual	2,460	8,529
Production and delivery costs accrual	1,288	902
Compensation and benefits accrual	1,009	3,432
Other	368	463

Total Accounts payable and Accrued liabilities	$19,627	$52,969

9.	Debt

2015 Senior Secured Notes

On September 24, 2010, we completed an offering of $150.0 million senior secured notes at a coupon rate of 12.5% (the “Original Notes”) with a maturity date of October 1, 2015. Interest on the Original Notes is payable in cash semi-annually in arrears on April 1 and October 1 of each year, which commenced on April 1, 2011, to holders of record at the close of business on the preceding March 15 or September 15. Interest on the Original Notes is computed on the basis of a 360-day year of twelve 30-day months. The Original Notes were sold at 99.086% of their face amount and were recorded at their discounted amount, with the discount to be amortized over the life of the notes. The Company used a portion of the net proceeds from the offering to repay all outstanding indebtedness under the revolving credit facility and the remainder of the proceeds was used to fund a portion of our planned capital expenditures for development and drilling. On May 10, 2011, the Company closed an exchange offer registering substantially all of the Original Notes.

On July 15, 2011, the Company completed the issuance and sale of $50.0 million aggregate principal amount of additional 12.5% Senior Notes due 2015 (the “Additional Notes,” collectively with the Original Notes, the “Notes”). The Additional Notes are additional notes permitted under the indenture dated as of September 24, 2010, pursuant to which the Company initially issued the Original Notes, as supplemented by the First Supplemental Indenture dated as of July 15, 2011. The Additional Notes were sold at 102.5% of their face amount and were recorded at their premium amount, with the premium to be amortized over the life of the notes. The Additional Notes have identical terms, other than the issue date and issue price, and constitute part of the same series as the initially issued notes. On November 18, 2011, the Company closed an exchange offer registering all of the Additional Notes.

The Notes are guaranteed on a senior secured basis by each of our existing and future domestic subsidiaries that guarantee indebtedness under our Amended Revolving Credit Facility. The Notes and the guarantees are secured by a security interest in substantially all of our and our existing future domestic subsidiaries’ (other than certain future unrestricted subsidiaries’) assets to the extent they constitute collateral under our Amended Revolving Credit Facility, subject to certain exceptions. Pursuant to an Intercreditor Agreement, the lien securing the notes is subordinated and junior to liens securing our Amended Revolving Credit Facility.

The senior notes contain typical restrictions on liens, mergers and sales of assets. Until October 1, 2014, the Company may redeem up to 35% of the aggregate principal amount of the 2015 Senior Secured Notes at a price equal to 112.50% of the principal amount, plus accrued and unpaid interest to the date of redemption, with the net cash proceeds of certain equity offerings. On or after October 1, 2014 until March 31, 2015, the Company may redeem some or all of the 2015 Senior Secured Notes at an initial redemption price equal to par value plus one-half the coupon plus accrued and unpaid interest to the date of redemption. On or after April 1, 2015, the Company may redeem some or all of the 2015 Senior Secured Notes at a redemption price equal to par plus accrued and unpaid interest to the date of redemption. The Company may also redeem some or all of the 2015 Senior Secured Notes at any time prior to October 1, 2014 at the “make-whole” prices and at any time on or after April 1, 2015 at par. The Company was in compliance with all debt covenants related to the Notes at December 31, 2012. As of May 15, 2013, the Company was not in compliance with a non-financial covenant included within Section 4.03 of the 2015 Senior Secured Notes Indenture regarding the non-timely filing of its consolidated financial statements. The 2015 Senior Secured Notes Indenture includes customary grace and cure periods of 120 days, and it is probable that the violation will be cured within this period, thus preventing the obligation from becoming callable. Accordingly, no reclassification of the outstanding 2015 Senior Secured Notes to current was required.

Amended Revolving Credit Facility

The Company’s Fourth Amended and Restated Credit Agreement, as amended (the “Amended Revolving Credit Facility”) has a maturity date of July 1, 2015. The borrowing base is $62.5 million of which $50.0 million was drawn at December 31, 2012 and zero was drawn at December 31, 2011. The Credit Agreement governing the Amended Revolving Credit Facility includes covenants restricting certain of the Company’s financial ratios, including its current ratio and a debt coverage ratio, and a limitation on general and administrative expenses. The covenants also include limitations on borrowings, investments, and distributions. The Company was in compliance with these debt covenants at December 31, 2012. As of May 30, 2013, the Company was not in compliance with a non-financial covenant included within Section 6.2(b) of the Credit Agreement regarding the non-timely filing of its consolidated financial statements. The Company has received a waiver from its lenders through August 15, 2013 with respect to this violation and anticipates the violation will be cured within this period. Accordingly, no reclassification of the outstanding obligation to current was required. The interest rate for borrowings under the Revolving Credit Facility is LIBOR plus 1%. The Company also incurs a 0.5% per annum commitment fee charged on the unused portion of the Revolving Credit Facility.

Promissory Note

The Company has a promissory note with GE Commercial Finance Business Property Corporation (“GECF”) related to the construction of the Houston office building. The balance was $2.7 million at December 31, 2012 and $2.9 million at December 31, 2011. The GECF note requires monthly installments of principal and interest in the amount of approximately $27,000 until September 1, 2025. There are no covenant requirements under this note. The effective interest rate on this note was 7.05% at December 31, 2012 and 2011.

Finance Agreement

During May 2012, the Company entered into an agreement to finance the premiums for its annual insurance policies with Premium Assignment Corporation. At December 31, 2012, $1.8 million was outstanding under this agreement. The finance agreement requires monthly installments of principal and interest in the amount of approximately $0.6 million until April 1, 2013. There are no covenant requirements under this agreement. The effective interest rate on this agreement was 2.5% at December 31, 2012. During 2011, the Company had a similar arrangement to finance the premiums for its annual insurance policies with Imperial Credit Corporation. The effective interest rate on this agreement was 2.95% at December 31, 2011.

Long-term Debt Maturities

The future estimated maturities of long-term debt are as follows (in thousands):

Year ending December 31:
2013	1,975
2014	147
2015	250,158
2016	169
2017	182
Thereafter	1,927

Total	$254,558

Cash payments for interest totaled $26.2 million, $16.1 million and $3.4 million for the years ended December 31, 2012, 2011 and 2010, respectively.

10.	Income Taxes

Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2012 and 2011 are as follows:

	December 31,
(In Thousands)	2012	2011
	(As Restated)	(As Restated)
Deferred tax assets:
Asset retirement obligation	$14,156	$10,010
Equity investment in unconsolidated subsidiary	2,690	2,690
Net operating loss carryforward	7,351	6,491
Capital loss carryforward	238	—
Accrued bonus	—	962
Other	223	414

Total deferred tax assets	$24,658	$20,567

Deferred tax liabilities:
Property, plant, and equipment	$(157,921)	$(132,297)
Commodity derivatives	(4,461)	(4,342)

Total deferred tax liabilities	$(162,382)	$(136,639)

The principal components of income tax provision (benefit) for the years ended December 31 are as follows:

(In Thousands)	2012	2011	2010
	(As Restated)	(As Restated)	(As Restated)
Current income tax expense:
Federal	$(21,697)	$560	$21,234
State and local	(1,751)	2,461	2,064

	$(23,448)	$3,021	$23,298

Deferred income tax (benefit) expense:
Federal	$20,049	$9,737	$(9,635)
State and local	1,603	4,537	(7,869)

	$21,652	$14,274	$(17,504)

Total income tax provision	$(1,796)	$17,295	$5,794

We received net income tax refunds of $23.8 million in 2012 compared to net income tax payments of $2.8 million and $26.8 million made in 2011 and 2010, respectively.

The Company’s 2012, 2011 and 2010 effective tax rates are 40.9%, 40.5% and 17.5%, respectively, and are comprised of the following:

	2012	2011	2010
	(As Restated)	(As Restated)	(As Restated)
Statutory federal income tax rate	35.0%	35.0%	35.0%
State and local taxes, net of federal benefit	9.6%	3.5%	-1.6%
Deferred rate change	0.9%	0.4%	-8.1%
Correction of prior period items	0.0%	5.8%	0.0%
Depletion in excess of basis	15.0%	-1.7%	-1.9%
Section 199 deduction	1.7%	-0.2%	-4.5%
Release of valuation allowance on capital loss carryover	0.0%	-2.5%	0.0%
Return to provision true-up	-20.6%	0.0%	0.0%
Other	-0.7%	0.2%	-1.4%

	40.9%	40.5%	17.5%

The state effective tax rate varies based on production activity, capital investment, and filing methods in the various state jurisdictions. During 2012 the Company continued to invest heavily in the state of Louisiana and Texas, and also generated most of its revenues from these two states as it did in 2011. The higher state effective tax rate in 2012 represents a larger state tax benefit as a result of a legal entity conversion that took place on September 30, 2011 which allowed the Company to consolidate its return filings in various states including the state of Louisiana. The provision for income taxes for 2012 also included a $0.9 million charge from a change in estimate related to the expensing of intangible drilling cost due to a voluntary election the Company made upon filing the 2011 tax return in 2012. The $0.9 million charge is the net result of increased state income tax benefits and a decreased income tax refund from a decreased Section 199 deduction due to the carryback of a net operating loss generated in the 2011 tax year to the 2009 tax year, which is included above in the return to provision true-up line.

As of December 31, 2012, the Company had federal net operating loss carryforwards of $11.3 million which will expire beginning in 2028 and state net operating loss carryforwards totaling $74.9 million which have expiration periods that vary according to state jurisdiction. Of the total $74.9 million state net operating loss carryforwards, approximately $292,000 will expire in 2016, $135,000 will expire in 2021 and the remainder will expire between tax years 2023 and 2032.

All of the Company’s income before taxes came from domestic operations. The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company’s tax returns for calendar years 2008 and after remain subject to examination by appropriate taxing authorities.

The Company has a large number of routine transactions for which it believes the tax law is clear and unambiguous. The Company’s management determined that the company does not have any uncertain tax positions that would require recognition of a reserve or disclosure under FASB income tax accounting guidance.

11.	Shareholders’ Equity

The Company did not issue any shares during 2010. During November 2011, the Company issued 125 shares of common stock to one employee as compensation for services performed and issued 2,375 shares of common stock to two LLCs that provide consulting services to the Company. The fair value of the shares at the date of issuance of approximately $6.3 million was recorded as a credit to Common stock and a debit to General and administrative expenses in the consolidated statement of operations. The Company did not issue any shares during 2012.

The Company did not repurchase any shares during the years ended December 31, 2012, 2011 and 2010.

During 2012, dividends were paid at $25.00 per share to shareholders of record effective March 15, 2012, June 25, 2012, September 24, 2012 and December 17, 2012. During 2011, dividends were paid at $25.00 per share to shareholders of record effective March 1, 2011, June 15, 2011, September 15, 2011 and December 1, 2011. During 2010, dividends were paid at $25.00 per share to shareholders of record effective March 15, 2010, June 15, 2010, September 1, 2010 and December 15, 2010.

12.	Variable Interest Entities

Certain related party entities known as the Charter entities have been consolidated in the Company’s financial statements in accordance with FASB accounting guidance related to Variable Interest Entities. The Charter entities were established as C-corporations to maintain a joint interest in certain wells owned and operated by the Company. Certain employees and executive officers of the Company were provided an opportunity to purchase a number of shares of the applicable Charter entity based upon rank and tenure with the Company for $1 per share. The purpose of the establishment of these entities was to provide the employees with an opportunity to share in the success of the Company through the joint interest in the properties owned by the Charter entities. The first of these entities, Charter II, was established in 2006 followed by Charter III in 2008, Charter IV in 2009, and Charter V in 2010.

In performing an analysis of these entities for consolidation, the Company reviewed the guidance contained in FIN 46R, Consolidation of Variable Interest Entities, the accounting guidance in place at the time these entities were established, as well as the guidance contained in FAS 167, Amendments to FASB Interpretation No. 46R, now codified in Accounting Standards Codification (“ASC”) 810, Consolidation. The Company considered the following facts in this analysis:

•

The employee owners contributed minimal funds ($1 per share) as an initial capital investment in each of the respective Charter entities and become the legal owner of the applicable shares of Charter stock. There are no vesting provisions. Accordingly, the Charter entities were not funded with sufficient equity to fund their operations without sufficient additional financial support from RAAM.

•

The Company requires no initial investment from the Charter entities to acquire the joint interest in the properties. Payables incurred by Charter to RAAM for costs incurred in developing the wells are not required to be paid until revenues are generated from the properties at which time they are deducted from the joint interest billings due from the Charter entity. In addition, the employee owners have no obligation to invest additional funds should the wells not produce sufficient revenues to cover the costs. Accordingly, RAAM assumes all of the risk if the wells are dry or do not produce sufficient revenues to offset the costs incurred to develop the properties and fund the operation of the wells.

•

The Board of Directors of the Charter entities are comprised of members of senior management of RAAM. While the employee owners have voting rights to elect the Directors of Charter they have no rights to vote on key operating or management decisions, including sale or disposition of entity. Since the shareholders of the Charter entities are employees of RAAM and all key decisions are made by the Board of Directors of the Charter entities their voting rights are not considered substantive.

•

Upon termination or retirement from the Company, RAAM has the option to purchase the shares from the employee; however, there is no obligation to do so. In addition, the employees are not required to sell or assign their shares to any party upon termination or retirement from RAAM. They are permitted to hold on to their Charter shares in those instances.

Given the conclusion regarding consolidation noted above, the issuance of the Charter shares to employees represents the issuance of shares of a consolidated subsidiary to employees qualifying for consideration as compensation costs in accordance with ASC Topic 718, Compensation-Stock Compensation (ASC 718).

In consideration of this guidance, the Company performed an analysis of the value of these entities at the date of share issuances. This analysis was performed in order to determine RAAM’s compensation cost, which would be equal to the amount the fair value of the Charter shares exceeds the purchase price. Generally speaking, at inception, the Charter entities have minimal fair value as the properties are in the early stages of being established and there is much uncertainty regarding the drilling prospects (i.e. dry well vs. active producing well). As a result, the estimated value of the reserves do not surpass the amount of the payable to RAAM until later in the drilling stage of the various wells when more certainty exists regarding the future reserve prospects. Accordingly, no compensation expense has been recognized in the consolidated financial statements.

During 2010, the Charter agreements included a provision requiring the Charter entity to repurchase the shares at fair market value upon an employee’s termination, separation or retirement from the Company. This represented an embedded employee put option. Under ASC 718, liability classification is required for embedded employee put options if the award “permits” the employee to avoid the risks and rewards described below. Liability classification is required even if it is unlikely that the employee will exercise his or her put right. Since generally the employees held the shares for six months and chose not to leave the company and exercise the put right, the shares had been accounted for as a noncontrolling interest requiring mark to market accounting classified to “mezzanine” or “temporary equity” not as a liability but outside of permanent equity. Adjustments to the fair value of the shares were recorded as an increase or decrease to retained earnings in accordance with Accounting Series Release No. 268 (“ASR 268”). Effective October 1, 2011, the provision requiring the Charter entity to repurchase the shares at fair market value upon an employee’s termination, separation or retirement from the Company was removed from the agreement. Without the embedded put option, there is no requirement for mark to market accounting and the noncontrolling interest is now included in the equity section of the balance sheet. The table below presents the reconciliation of the beginning and ending balances of noncontrolling interest while it was being classified outside of permanent equity.

Noncontrolling Interest
Balance, January 1, 2010	$5,551
Change in noncontrolling interest	(4,766)
Net income attributable to noncontrolling interest	1,682

Balance, December 31, 2010	$2,467
Change in noncontrolling interest	(2,467)
Net income attributable to noncontrolling interest	—

Balance, December 31, 2011	$—

On August 24, 2011, the Company purchased all of the issued and outstanding equity of Charter III from the shareholders of Charter III for aggregate consideration of approximately $21.0 million. The aggregate consideration was based upon a Charter III reserve report and fair market valuation report from a third party. The Company also obtained a fairness opinion from another third party.

Financial information for the Charter entities can be found in Note 15, Condensed Consolidating Financial Information in the Non-guarantor VIEs column.

13.	Related-Party Transactions

There are certain related party entities that are joint interest and revenue partners in certain of the Company’s properties. Amounts due from such related parties of approximately $1.1 million and $1.3 million at December 31, 2012 and 2011, respectively, are included in Accounts receivable in the Company’s consolidated balance sheets and represent joint interest owner receivables. Amounts due to such related parties of $6.6 million and $6.8 million at December 31, 2012 and 2011, respectively, are included in Revenues payable in the Company’s consolidated balance sheets and represent revenue owner payables. The Company paid $84,000 in consulting fees to a related party in the year ended December 31, 2010, and this is recorded in General and administrative expenses on the consolidated statements of operations. This consulting agreement was discontinued at the end of 2010 and there were no consulting fees paid to related parties during 2012 or 2011.

A related party entity owned 100% by a majority shareholder is a working interest and revenue partner in certain of the Company’s properties. The related party entity executed a Joint Operating Agreement with the Company effective December 1, 2004, to participate in properties to be developed by the Company. The entity receives joint interest bills from the Company for its respective share of lease and drilling costs. The costs under these agreements owed to the Company at December 31, 2012 and 2011 totaled approximately $187,000 and $407,000, respectively, are included in Accounts receivable in the Company’s consolidated balance sheets, and represent joint interest owner receivables. Revenues owed to the entity at December 31, 2012 and 2011 totaled $2.9 million and $3.8 million respectively, are included in Revenues payable in the Company’s consolidated balance sheets, and represent revenue owner payables.

Beginning in May 2002, the Lexington office space was leased from a related party entity owned 100% by a majority shareholder of the Company; total rent expense was approximately $218,000, $213,000 and $189,000, during 2012, 2011 and 2010, respectively. See Note 14, Commitments and Contingencies for further information.

14.	Commitments and Contingencies

The Company leases office space for its Lexington, Kentucky, New Orleans, Louisiana and Denver, Colorado offices under operating leases expiring in various years through 2015. The Lexington, Kentucky office space is leased from a related party (see Note 13, Related-Party Transactions). At December 31, 2012, future minimum rental payments required under these leases are as follows:

In thousands
Year ending December 31:	Minimum Lease Payments
2013	655
2014	602
2015	366

Total	$1,623

Rent expense under operating leases was approximately $747,000, $682,000 and $530,000 for 2012, 2011 and 2010, respectively.

Historically, the majority of the Company’s proved oil and gas properties have been located in the Gulf of Mexico, resulting in a concentration of its operations in one geographic area. Management has concentrated its efforts since 1996 in developing prospects in other geographic areas in order to mitigate this risk. During 2012 and 2011, the Company drilled successful wells onshore and has developed additional onshore drilling prospects that are anticipated to be drilled during 2013.

The Company has been named as a defendant in certain lawsuits arising in the ordinary course of business. While the outcome of the lawsuits cannot be predicted with certainty, management does not expect that these matters will have a material adverse effect on the financial position, cash flows or results of operations of the Company.

15.	Condensed Consolidating Financial Information

The following condensed consolidating financial information is presented in accordance with SEC regulation S-X requirements relating to multiple subsidiary guarantors of securities issued by the parent company of those subsidiaries. During 2010, RAAM Global issued the 2015 Senior Secured Notes, described in Note 6, Debt. Each of RAAM Global’s wholly owned subsidiaries are guarantors of these notes. The guarantees are full and unconditional and joint and several.

The following tables present condensed consolidating balance sheets as of December 31, 2012 and 2011, condensed consolidating statements of operations for the years ended December 31, 2012, 2011 and 2010, and condensed consolidating statements of cash flows for the years ended December 31, 2012, 2011 and 2010, and should be read in conjunction with the consolidated financial statements herein.

Condensed Consolidating Balance Sheets

At December 31, 2012 (in thousands)

	RAAM Global Energy Company	Subsidiary Guarantors	Non- guarantor VIEs	Eliminations	Consolidated
	(As Restated)	(As Restated)		(As Restated)	(As Restated)
Assets
Current assets:
Cash and cash equivalents	$514	$68,148	$9	$—	$68,671
Receivables, net	1,305	45,760	1,096	(13,598)	34,563
Deferred tax asset – current	—	872	—	—	872
Commodity derivatives – current portion	—	2,369	—	—	2,369
Prepaids and other current assets	1,939	5,304	—	—	7,243

Total current assets	3,758	122,453	1,105	(13,598)	113,718

Net oil and gas properties	364	640,675	13,229	—	654,268
Total other assets	505,011	2,230	—	(495,773)	11,468

Total assets	$509,133	$765,358	$14,334	$(509,371)	$779,454

Current liabilities:
Payables and accrued liabilities	$7,354	$44,516	$12,505	$(13,598)	$50,777
Advances from joint interest partners	—	85	—	—	85
Commodity derivatives – current portion	—	1,114	—	—	1,114
Asset retirement obligations – current portion	—	11,195	—	—	11,195
Debt – current portion	138	1,837	—	—	1,975

Total current liabilities	7,492	58,747	12,505	(13,598)	65,146

Other liabilities:
Commodity derivatives	—	1,091	—	—	1,091
Asset retirement obligations	—	28,014	164	—	28,178
Debt	2,584	50,000	—	—	52,584
Senior secured notes	199,982	—	—	—	199,982
Deferred income taxes	5,198	133,002	396	—	138,596
Other long-term liabilities	328	—	—	—	328

Total other liabilities	208,092	212,107	560	—	420,759
Total liabilities	215,584	270,854	13,065	(13,598)	485,905
Total shareholders’ equity attributable to RAAM Global	292,280	494,504	1,269	(495,773)	292,280
Noncontrolling interest	1,269	—	—	—	1,269

Total shareholders’ equity	293,549	494,504	1,269	(495,773)	293,549

Total liabilities and shareholders’ equity	$509,133	$765,358	$14,334	$(509,371)	$779,454

Condensed Consolidating Balance Sheets

At December 31, 2011 (in thousands)

	RAAM Global Energy Company	Subsidiary Guarantors	Non- guarantor VIEs	Eliminations	Consolidated
	(As Restated)	(As Restated)		(As Restated)	(As Restated)
Assets
Current assets:
Cash and cash equivalents	$340	$51,389	$14	$—	$51,743
Receivables, net	2,146	48,326	163	(11,343)	39,292
Commodity derivatives – current portion	—	12,674	—	—	12,674
Prepaids and other current assets	2,032	6,832	—	—	8,864

Total current assets	4,518	119,221	177	(11,343)	112,573

Net oil and gas properties	—	604,822	11,085	—	615,907
Total other assets	513,667	4,923	—	(502,518)	16,072

Total assets	$518,185	$728,966	$11,262	$(513,861)	$744,552

Liabilities and shareholders’ equity
Current liabilities:
Payables and accrued liabilities	$7,296	$81,804	$11,180	$(11,343)	$88,937
Advances from joint interest partners	—	1,019	—	—	1,019
Commodity derivatives – current portion	—	—	—	—	—
Asset retirement obligations – current portion	—	1,778	—	—	1,778
Debt – current portion	128	1,801	—	—	1,929
Deferred income taxes – current portion	—	3,109	—	—	3,109

Total current liabilities	7,424	89,511	11,180	(11,343)	96,772

Other liabilities:
Commodity derivatives	—	4,244			4,244
Asset retirement obligations	—	24,887	123		25,010
Debt	2,733	—			2,733
Senior secured notes	199,972	—			199,972
Deferred income taxes	5,198	107,761	4		112,963
Other long-term liabilities	467	—	—	—	467

Total other liabilities	208,370	136,892	127	—	345,389
Total liabilities	215,794	226,403	11,307	(11,343)	442,161
Total shareholders’ equity attributable to RAAM Global	302,436	502,563	(45)	(502,518)	302,436
Noncontrolling interest	(45)	—	—	—	(45)

Total shareholders’ equity	302,391	502,563	(45)	(502,518)	302,391

Total liabilities and shareholders’ equity	$518,185	$728,966	$11,262	$(513,861)	$744,552

Condensed Consolidating Statements of Operations

For the year ended December 31, 2012 (in thousands)

	RAAM Global Energy Company	Subsidiary Guarantors	Non- guarantor VIEs	Eliminations	Consolidated
	(As Restated)	(As Restated)		(As Restated)	(As Restated)
Revenues:
Gas sales	$—	$61,619	$1,916	$—	$63,535
Oil sales	—	116,591	2,913	—	119,504
Realized and unrealized gains on derivatives, net		20,769			20,769

Total revenues	—	198,979	4,829	—	203,808

Costs and expenses:
Production and delivery costs	—	35,098	431	—	35,529
Production taxes		9,100	214		9,314
Workover costs	—	2,762	10	—	2,772
Depreciation, depletion and amortization	304	115,278	2,459	—	118,041
General & administrative expenses	5,106	15,667	7	—	20,780

Total operating expense	5,410	177,905	3,121	—	186,436

Income (loss) from operations	(5,410)	21,074	1,708	—	17,372

Other income (expenses):
Interest expense, net	(19,304)	(1,933)	—	—	(21,237)
Loss on disposals of inventory	—	(954)	—	—	(954)
Income from equity investment in subsidiaries	246			(246)	—
Other, net	376	55	—	—	431

Total other income (expenses)	(18,682)	(2,832)	—	(246)	(21,760)

Income (loss) before taxes	(24,092)	18,242	1,708	(246)	(4,388)

Income tax provision (benefit)	(21,500)	19,310	394	—	(1,796)

Net income (loss) including noncontrolling interest	$(2,592)	$(1,068)	$1,314	$(246)	(2,592)

Net income attributable to noncontrolling interest (net of tax)	1,314	—	—	—	1,314

Net income (loss) attributable to RAAM Global	$(3,906)	$(1,068)	$1,314	$(246)	$(3,906)

Condensed Consolidating Statements of Operations

For the year ended December 31, 2011 (in thousands)

	RAAM Global Energy Company	Subsidiary Guarantors	Non- guarantor Subsidiary	Non- guarantor VIEs	Eliminations	Consolidated
	(As Restated)	(As Restated)			(As Restated)	(As Restated)
Revenues:
Gas sales	$713	$82,446	$2,145	$1,760	$—	$87,064
Oil sales	1,034	108,667	2,242	1,779	—	113,722
Realized and unrealized gains on derivatives, net	—	13,650	—	—	—	13,650

Total revenues	1,747	204,763	4,387	3,539	—	214,436

Costs and expenses:
Production and delivery costs	407	33,466	216	237	—	34,326
Production taxes	154	9,696	264	145	—	10,259
Workover costs	40	7,501	148	41	—	7,730
Depreciation, depletion and amortization	318	70,481	4	960	—	71,763
General & administrative expenses	12,240	16,612	—	9	—	28,861

Total operating expense	13,159	137,756	632	1,392	—	152,939

Income (loss) from operations	(11,412)	67,007	3,755	2,147	—	61,497

Other income (expenses):
Interest expense, net	(17,143)	189	—	—	—	(16,954)
Loss from equity investment	(2,044)	—	—	—	—	(2,044)
Loss on disposals of inventory	—	(20)	—	—	—	(20)
Income from equity investment in subsidiaries	56,228	—	—	—	(56,228)	—
Other, net	185	19	—	—	—	204

Total other income (expenses)	37,226	188	—	—	(56,228)	(18,814)

Income (loss) before taxes	25,814	67,195	3,755	2,147	(56,228)	42,683

Income tax provision	426	16,243	3	623	—	17,295

Net income (loss) including noncontrolling interest	$25,388	$50,952	$3,752	$1,524	$(56,228)	25,388

Net income attributable to noncontrolling interest (net of tax)	1,524	—	—	—	—	1,524

Net income (loss) attributable to RAAM Global	$23,864	$50,952	$3,752	$1,524	$(56,228)	$23,864

Condensed Consolidating Statements of Operations

For the year ended December 31, 2010 (in thousands)

	RAAM Global Energy Company	Subsidiary Guarantors	Non- guarantor VIEs	Eliminations	Consolidated
	(As Restated)	(As Restated)		(As Restated)	(As Restated)
Revenues:
Gas sales	$1,193	$75,527	$2,611	$—	$79,331
Oil sales	1,070	79,763	2,289	—	83,122
Realized and unrealized gains on derivatives, net		17,417			17,417

Total revenues	2,263	172,707	4,900	—	179,870

Costs and expenses:
Production and delivery costs	389	30,837	343	—	31,569
Production taxes	195	5,451	86	—	5,732
Workover costs	22	10,442	6	—	10,470
Depreciation, depletion and amortization	11,251	53,860	2,201	—	67,312
General & administrative expenses	4,872	11,835	24	—	16,731

Total operating expense	16,729	112,425	2,660	—	131,814

Income (loss) from operations	(14,466)	60,282	2,240	—	48,056

Other income (expenses):
Interest expense, net	(5,786)	(2,995)		—	(8,781)
Loss on disposals of inventory	—	(1,463)	—	—	(1,463)
Income from equity investment	(5,156)	—	—	—	(5,156)
Income from equity investment in subsidiaries	68,930	—	—	(68,930)	—
Other, net	180	254	—	—	434

Total other income (expenses)	58,168	(4,204)	—	(68,930)	(14,966)

Income (loss) before taxes	43,702	56,078	2,240	(68,930)	33,090

Income tax provision (benefit)	16,406	(11,170)	558	—	5,794

Net income (loss) including noncontrolling interest	$27,296	$67,248	$1,682	$(68,930)	27,296

Net income attributable to noncontrolling interest (net of tax)	1,682	—	—	—	1,682

Net income (loss) attributable to RAAM Global	$25,614	$67,248	$1,682	$(68,930)	$25,614

Condensed Consolidating Statements of Cash Flows

For the year ended December 31, 2012 (in thousands)

	RAAM Global Energy Company	Subsidiary Guarantors	Non- guarantor VIEs	Eliminations	Consolidated
	(As Restated)	(As Restated)		(As Restated)	(As Restated)
Net cash provided by (used in) operating activities	$134	$124,183	$4,207	$(246)	$128,278
Investing activities
Change in investments between affiliates	6,862	(7,108)	—	246	—
Change in advances from joint interest partners	—	(934)	—	—	(934)
Additions to oil and gas properties and equipment	(443)	(175,608)	(4,449)	—	(180,500)
Proceeds from net sales of oil and gas properties	—	26,190	237	—	26,427

Net cash provided by (used in) investing activities	6,419	(157,460)	(4,212)	246	(155,007)

Financing activities
Proceeds from revolving credit facility	—	50,000	—	—	50,000
Proceeds from borrowings	—	7,101	—	—	7,101
Payments on borrowings	(139)	(7,065)	—	—	(7,204)
Payment of dividends	(6,250)	—	—	—	(6,250)
Other	10	—	—	—	10

Net cash (used in) provided by financing activities	(6,379)	50,036	—	—	43,657

Increase (decrease) in cash and cash equivalents	174	16,759	(5)	—	16,928
Cash and cash equivalents, beginning of period	340	51,389	14	—	51,743

Cash and cash equivalents, end of period	$514	$68,148	$9	$—	$68,671

Condensed Consolidating Statements of Cash Flows

For the year ended December 31, 2011 (in thousands)

	RAAM Global Energy Company	Subsidiary Guarantors	Non- guarantor Subsidiary	Non- guarantor VIEs	Eliminations	Consolidated
	(As Restated)	(As Restated)			(As Restated)	(As Restated)
Net cash provided by (used in) operating activities	$36,803	$185,415	$3,694	$3,244	$(56,228)	$172,928

Investing activities
Change in investments between affiliates	(104,659)	46,245	(3,436)	5,622	56,228	—
Change in advances from joint interest partners	—	1,019	—	—	—	1,019
Payment of prepaid drilling expenses	—	(555)			—	(555)
Additions to oil and gas properties and equipment	(95)	(218,389)	(258)	(8,881)	—	(227,623)
Purchase of noncontrolling interest	(21,000)	—	—	—	—	(21,000)
Proceeds from net sales of oil and gas properties	—	2,125	—	—	—	2,125

Net cash (used in) provided by investing activities	(125,754)	(169,555)	(3,694)	(3,259)	56,228	(246,034)

Financing activities
Proceeds from borrowings	—	8,037	—	—	—	8,037
Payments on borrowings	(109)	(7,238)	—	—	—	(7,347)
Deferred loan costs	—	(469)	—	—	—	(469)
Proceeds from issuance of 12.5% Senior Notes due 2015	51,250	—	—	—	—	51,250
Deferred bond costs	(1,510)	—	—	—	—	(1,510)
Payment of dividends	(6,063)	—	—	—	—	(6,063)
Other	40	(121)	—	—	—	(81)

Net cash provided by financing activities	43,608	209	—	—	—	43,817

Increase (decrease) in cash and cash equivalents	(45,343)	16,069	—	(15)	—	(29,289)
Cash and cash equivalents, beginning of period	45,683	35,320	—	29	—	81,032

Cash and cash equivalents, end of period	$340	$51,389	$—	$14	$—	$51,743

Condensed Consolidating Statements of Cash Flows

For the year ended December 31, 2010 (in thousands)

	RAAM Global Energy Company	Subsidiary Guarantors	Non- guarantor VIEs	Eliminations	Consolidated
	(As Restated)	(As Restated)		(As Restated)	(As Restated)
Net cash provided by (used in) operating activities	$45,373	$132,371	$5,395	$(68,930)	$114,209

Investing activities
Change in investments	—	150	—	—	150
Change in investments between affiliates	(138,621)	69,691	—	68,930	—
Change in advances from joint interest partners	—	(1,052)	—	—	(1,052)
Additions to oil and gas properties and equipment	(76)	(81,477)	(5,383)	—	(86,936)

Net cash (used in) provided investing activities	(138,697)	(12,688)	(5,383)	68,930	(87,838)

Financing activities
Proceeds from borrowings	—	8,874	—	—	8,874
Payments on borrowings	(112)	(118,912)	—	—	(119,024)
Proceeds from issuance of 12.5% Senior Notes due 2015	148,629	—	—	—	148,629
Deferred bond costs	(6,701)	—	—	—	(6,701)
Payment of dividends	(6,000)	—	—	—	(6,000)
Other	—	(5)	—	—	(5)

Net cash provided by (used in) financing activities	135,816	(110,043)	—	—	25,773

Increase in cash and cash equivalents	42,492	9,640	12	—	52,144
Cash and cash equivalents, beginning of period	3,191	25,680	17	—	28,888

Cash and cash equivalents, end of period	$45,683	$35,320	$29	$—	$81,032

16.	Supplemental Oil and Gas Data (Unaudited)

The supplemental information that follows shows estimates of the discounted future net cash flows from proved oil and gas reserves, changes in such estimates and various cost data. This information has been prepared in accordance with requirements prescribed by Statement of Financial Accounting Standards No. 69 (SFAS 69). SFAS 69 was codified into FASB ASC Topic 932, Extractive Activities — Oil and Gas. Inherent in the underlying calculations of such data are many variables and assumptions, the more significant of which are described below:

•

Estimates of all discounted future net cash flows from proved oil and gas reserves are primarily based on reports of independent petroleum engineers. Probable and possible reserves, a portion of which experience has indicated generally become proved once further exploration work has been conducted, are not considered.

•

Future net cash flows have been discounted at an annual rate of 10% and have been reduced by applicable estimates of future production, development and net abandonment costs, all of which are based on current costs.

•

The reserve estimates have been valued using the average of the first-day-of-the-month price for the 12-month period. Therefore, the value of the reserves is not an estimate of fair value. The prices received for oil and gas are subject to great variation and may increase or decrease according to market conditions.

In view of the uncertainties inherent in developing this supplemental data, it is emphasized that the information represents estimates of future net cash flows and caution should accompany its use and interpretation. In addition, this information should not be viewed as representative of the current value of the Company.

Costs Incurred (Unaudited)

The following represents the total costs incurred during 2012, 2011 and 2010 with respect to oil and gas producing activities:

(In thousands)	2012	2011	2010
	(As Restated)	(As Restated)
Costs incurred:
Unproved property	$66,790	$118,368	$35,332
Proved property	—	—	—
Exploration costs	35,803	80,296	27,030
Development costs	73,374	24,269	23,738

Total costs incurred	$175,967	$222,933	$86,100

Proved Oil and Gas Reserves (Unaudited)

The following sets forth estimates in proved and proved developed reserves of oil and gas and changes in estimates of proved reserves for 2012, 2011 and 2010. Oil, including condensate, is stated in barrels, and gas is stated in thousands of cubic feet at 14.73 P.S.I. All oil and gas reserves are located within the United States:

(In thousands)	2012
	Oil	Gas
Beginning of year	12,949	63,059
Revisions of previous estimates	810	2,637
Production	(1,104)	(18,411)
Extensions and discoveries	2,052	14,737
Purchase of reserves in-place	—	—

Proved reserves end of year	14,707	62,022

Proved developed reserves at beginning of year	5,300	56,106
Proved developed reserves at end of year	4,940	50,225

	2011
	Oil	Gas
Beginning of year	11,438	44,041
Revisions of previous estimates	1,026	15,903
Production	(1,050)	(17,630)
Extensions and discoveries	1,535	20,745
Purchase of reserves in-place	—	—

Proved reserves end of year	12,949	63,059

Proved developed reserves at beginning of year	3,851	35,917
Proved developed reserves at end of year	5,300	56,106

	2010
	Oil	Gas
Beginning of year	11,750	50,724
Revisions of previous estimates	281	3,330
Production	(1,066)	(16,172)
Extensions and discoveries	473	6,159
Purchase of reserves in-place	—	—

Proved reserves end of year	11,438	44,041

Proved developed reserves at beginning of year	4,292	40,563
Proved developed reserves at end of year	3,851	35,917

Standardized Measure of Discounted Future Net Cash Flows From Proved Oil and Gas Reserves

(Unaudited)

The Standardized measure of discounted future net cash flows from proved oil and gas reserves at 2012, 2011 and 2010 is as follows (in thousands):

	2012	2011	2010
	As Restated	As Restated	As Restated
Future cash flows	$1,589,961	$1,526,957	$1,035,152
Future production costs	(403,363)	(377,414)	(246,090)
Future development and abandonment costs	(242,189)	(193,572)	(130,802)

Future net cash flows before income taxes and discount for timing	944,409	955,971	658,260
Future income taxes	(302,694)	(265,493)	(185,203)
Discount for estimated timing of net cash flows	(276,935)	(266,426)	(193,906)

Standardized measure of discounted future net cash flows	$364,780	$424,052	$279,151

Changes in Standardized Measure of Discounted Future Net Cash Flows

(Unaudited)

The primary sources of change in the standardized measure of discounted future net cash flows are as follows:

	2012	2011	2010
(In Thousands)	As Restated	As Restated	As Restated
Standardized measure of discounted future net cash flows from proved oil and gas reserves at beginning of year	$424,052	$279,151	$201,907
Extensions and discoveries and improved recovery, net of future production and development costs	82,246	122,580	25,450
Purchase of reserves in-place	—	—	—
Development costs incurred during the period	73,374	24,269	23,738
Revenues, net of production costs	(158,873)	(156,201)	(124,237)
Revisions of estimates:
Net change in prices	(19,986)	83,792	162,472
Changes in estimated future development costs	(93,314)	(69,428)	(8,710)
Revision of quantity estimates	39,096	116,025	23,305
Net change in income taxes	(5,817)	(50,473)	(16,462)
Accretion of discount	61,866	39,896	31,322
Changes in production rates (timing) and other	(37,864)	34,441	(39,634)

Standardized measure of discounted future net cash flows from proved oil and gas reserves at end of year	$364,780	$424,052	$279,151

17.	Subsequent Events

In February 2013, the Company sold a 50% working interest in undeveloped acreage onshore Texas to an unrelated third party for approximately $17.4 million. The Company will also receive a $17.4 million net carry from this unrelated third party.

18.	Restatement of Previously Issued Financial Statements

The Company is restating the consolidated financial statements for 2010, 2011 and 2012. During the preparation of the first quarter 2013 financial statements, the Company identified certain errors as follows:

•

The measurement of depletion expense on its oil and gas properties and related impacts on the limitation of capitalized costs, which resulted in a decrease to depletion expense of $4.6 million in 2010 and increases to depletion expense of $4.2 million and $40.1 million for 2011 and 2012, respectively.

•

The accounting for certain derivative transactions which were previously accounted for as cash flow hedges incorrectly, resulted in the current recognition of all unrealized mark-to-market adjustments, previously recorded in accumulated other comprehensive income (loss) of $6.0 million, $7.9 million and $6.7 million for 2010, 2011 and 2012, net of tax, respectively, to the realized and unrealized gain (loss) on derivatives, net, in the consolidated statements of operations. Additionally, the previously recognized unrealized gains and losses on these instruments recorded as derivative (income) expense was reclassified to the realized and unrealized gains (losses) on derivatives, net, which was ($0.6) million, ($1.7) million, and ($2.3) million, for 2010, 2011, and 2012, respectively. Lastly, the amounts previously recognized in oil and gas sales for these derivative transactions were reclassified to realized and unrealized gains (losses) on derivatives, net, and were approximately $40.7 million, $13.9 million, and $23.1 million for gas sales for 2010, 2011 and 2012, respectively, and $0.4 million, ($5.1) million, and ($2.6) million for oil sales, respectively. As a result of the error correction on the Company’s derivative transactions, there are no other components of comprehensive income aside from net income, and accordingly, the statement of comprehensive income is no longer presented.

•

The reversal of a $48.2 million gain on an unevaluated property sale in 2008 which was not subject to amortization also impacted the measurement of subsequent periods’ depletion expenses included above. The impact of this error was included as a correction of the prior period error affecting the Company’s beginning equity, net of tax, on January 1, 2010 opening retained earnings.

•

The classification of production taxes, which were previously netted with oil and gas sales, to a new line item within the operating expense section of the consolidated statement of operations, was $5.7 million, $10.3 million, and $9.3 million, in 2010, 2011 and 2012, respectively.

•

The measurement of capitalized interest, which resulted in a $0.8 million increase in oil and gas properties and a corresponding decrease in interest expenses in 2011 (and associated increases in net cash used in investing activities and net cash provided by operating activities), and a $0.8 million decrease in oil and gas properties and a corresponding increase in interest expenses in 2012 (and associated decreases in net cash used in investing activities and net cash provided by operating activities).

•

The presentation of its condensed consolidating financial information pursuant to Rule 3-10 of Regulation S-X to appropriately correct an error in the equity method accounting between the parent, subsidiary guarantors and non-guarantor subsidiaries.

To correctly reflect the correction of these errors for periods prior to 2010, including the adjustments to depletion expenses, limitations of capitalized oil and gas costs, the accounting for derivatives, and the unevaluated property sale, the Company recorded a $33.2 million increase, net of tax, to ending 2009 retained earnings and a $20.8 million decrease, net of tax, to ending 2009 accumulated other comprehensive income in the consolidated statement of shareholders’ equity to adjust the previously reported balance to the As Restated amounts as of this date. The impact of the errors is presented in the tables below (in thousands).

	December 31, 2012
	As Previously Reported	Adjustments	As Restated
Consolidated Balance Sheet
Properties being amortized	$1,388,858	$(48,208)	$1,340,650
Accumulated depreciation, depletion, and amortization	(796,014)	28,340	(767,674)
Net oil and gas properties	674,136	(19,868)	654,268
Total assets	799,322	(19,868)	779,454
Deferred income taxes	146,021	(7,425)	138,596
Total other liabilities	428,184	(7,425)	420,759
Total liabilities	493,330	(7,425)	485,905
Retained earnings	241,292	(5,754)	235,538
Accumulated other comprehensive income, net of taxes	6,689	(6,689)	—
Total shareholders’ equity attributable to RAAM	304,723	(12,443)	292,280
Total shareholders’ equity	305,992	(12,443)	293,549
Total liabilities and shareholders’ equity	799,322	(19,868)	779,454
Consolidated Statements of Operations
Gas sales	$83,431	$(19,896)	$63,535
Oil sales	110,747	8,757	119,504
Realized and unrealized gains on derivatives, net	—	20,769	20,769
Total revenues	194,178	9,630	203,808
Production taxes	—	9,314	9,314
Depreciation, depletion and amortization	77,928	40,113	118,041
Derivative income	(2,296)	2,296	—
Total operating expense	134,713	51,723	186,436
Income from operations	59,465	(42,093)	17,372
Interest expense, net	(20,407)	(830)	(21,237)
Total other income (expenses)	(20,930)	(830)	(21,760)
Income (loss) before taxes	38,535	(42,923)	(4,388)
Income tax provision (benefit)	14,237	(16,033)	(1,796)
Net income (loss) including noncontrolling interest	24,298	(26,890)	(2,592)
Net income (loss) attributable to RAAM Global	22,984	(26,890)	(3,906)
Consolidated Statements of Cash Flows
Net income including noncontrolling interest	$24,298	$(26,890)	$(2,592)
Depreciation, depletion and amortization	79,756	40,112	119,868
Deferred income taxes	36,945	(15,293)	21,652
Change in derivatives, net	8,836	1,240	10,076
Net cash provided by operating activities	129,109	(831)	128,278
Additions to oil and gas properties	(181,331)	831	(180,500)
Net cash used in investing activities	(155,838)	831	(155,007)

	December 31, 2011
	As Previously Reported	Adjustments	As Restated
Consolidated Balance Sheet
Properties being amortized	$1,203,272	$(47,378)	$1,155,894
Accumulated depreciation, depletion, and amortization	(720,062)	68,454	(651,608)
Net oil and gas properties	594,831	21,076	615,907
Total assets	723,476	21,076	744,552
Deferred income taxes	105,095	7,868	112,963
Total other liabilities	337,521	7,868	345,389
Total liabilities	434,293	7,868	442,161
Retained earnings	224,558	21,136	245,694
Accumulated other comprehensive income, net of taxes	7,928	(7,928)	—
Total shareholders’ equity attributable to RAAM	289,228	13,208	302,436
Total shareholders’ equity	289,183	13,208	302,391
Total liabilities and shareholders’ equity	723,476	21,076	744,552
Consolidated Statements of Operations
Gas sales	$97,456	$(10,392)	$87,064
Oil sales	101,906	11,816	113,722
Realized and unrealized gains on derivatives, net	—	13,650	13,650
Total revenues	199,362	15,074	214,436
Production taxes	—	10,259	10,259
Depreciation, depletion and amortization	67,597	4,166	71,763
Derivative income	(1,700)	1,700	—
Total operating expense	136,814	16,125	152,939
Income from operations	62,548	(1,051)	61,497
Interest expense, net	(17,784)	830	(16,954)
Total other income (expenses)	(19,644)	830	(18,814)
Income before taxes	42,904	(221)	42,683
Income tax provision	17,381	(86)	17,295
Net income including noncontrolling interest	25,523	(135)	25,388
Net income attributable to RAAM Global	23,999	(135)	23,864
Consolidated Statements of Cash Flows
Net income including noncontrolling interest	$25,523	$(135)	$25,388
Depreciation, depletion and amortization	69,790	4,167	73,957
Deferred income taxes	15,525	(1,251)	14,274
Change in derivatives, net	(2,864)	(1,951)	(4,815)
Net cash provided by operating activities	172,098	830	172,928
Additions to oil and gas properties	(226,793)	(830)	(227,623)
Net cash used in investing activities	(245,204)	(830)	(246,034)

	December 31, 2010
	As Previously Reported	Adjustments	As Restated
Consolidated Statements of Operations
Gas sales	$117,176	$(37,845)	$79,331
Oil sales	80,632	2,490	83,122
Realized and unrealized gains on derivatives, net	—	17,417	17,417
Total revenues	197,808	(17,938)	179,870
Production taxes	—	5,732	5,732
Depreciation, depletion and amortization	$71,954	$(4,642)	$67,312
Derivative income	(555)	555	—
Total operating expense	130,169	1,645	131,814
Income from operations	67,639	(19,583)	48,056
Income before taxes	52,673	(19,583)	33,090
Income tax provision	13,440	(7,646)	5,794
Net income including noncontrolling interest	39,233	(11,937)	27,296
Net income attributable to RAAM Global	37,551	(11,937)	25,614
Consolidated Statements of Cash Flows
Net income including noncontrolling interest	$39,233	$(11,937)	$27,296
Depreciation, depletion and amortization	73,550	(4,641)	68,909
Deferred income taxes	(19,237)	1,733	(17,504)
Change in derivatives, net	8,825	14,845	23,670
Consolidated Statements of Shareholders’ Equity
Retained earnings	$223,570	$21,271	$244,841
Accumulated other comprehensive income, net of taxes	5,977	(5,977)	—
Total shareholders’ equity	282,374	12,827	295,201

	December 31, 2009
	As Previously Reported	Adjustments	As Restated
Consolidated Statements of Shareholders’ Equity
Retained earnings	$187,317	$33,208	$220,525
Accumulated other comprehensive income, net of taxes	20,822	(20,822)	—
Total shareholders’ equity	258,499	12,386	270,885

The impact of these same errors as it relates to the Condensed Consolidating Financial Information in Note 15 is presented in the tables below (in thousands).

	December 31, 2012
	As Previously Reported	Adjustments	As Restated
Condensed Consolidating Balance Sheets
Net oil and gas properties
Subsidiary Guarantors	660,543	(19,868)	640,675
Consolidated	674,136	(19,868)	654,268
Total other assets
RAAM Global Energy Company	122,714	382,297	505,011
Eliminations	(113,477)	(382,296)	(495,773)
Total assets
RAAM Global Energy Company	126,837	382,296	509,133
Subsidiary Guarantors	785,227	(19,869)	765,358
Eliminations	(127,075)	(382,296)	(509,371)
Consolidated	799,322	(19,868)	779,454
Deferred income taxes
Subsidiary Guarantors	140,428	(7,426)	133,002
Consolidated	146,021	(7,425)	138,596
Total other liabilities
Subsidiary Guarantors	219,533	(7,426)	212,107
Consolidated	428,184	(7,425)	420,759
Total liabilities
Subsidiary Guarantors	278,280	(7,426)	270,854
Consolidated	493,330	(7,425)	485,905
Total shareholders’ equity attributable to RAAM
RAAM Global Energy Company	(88,747)	381,027	292,280
Subsidiary Guarantors	506,947	(12,443)	494,504
Eliminations	(113,477)	(382,296)	(495,773)
Consolidated	304,723	(12,443)	292,280
Total shareholders’ equity
RAAM Global Energy Company	(88,747)	382,296	293,549
Subsidiary Guarantors	506,947	(12,443)	494,504
Eliminations	(113,477)	(382,296)	(495,773)
Consolidated	305,992	(12,443)	293,549
Total liabilities and shareholders’ equity
RAAM Global Energy Company	126,837	382,296	509,133
Subsidiary Guarantors	785,227	(19,869)	765,358
Eliminations	(127,075)	(382,296)	(509,371)
Consolidated	799,322	(19,868)	779,454
Condensed Consolidating Statements of Operations
Gas sales
Subsidiary Guarantors	81,599	(19,980)	61,619
Non-guarantor VIEs	1,832	84	1,916
Consolidated	83,431	(19,896)	63,535
Oil sales
Subsidiary Guarantors	107,964	8,627	116,591
Non-guarantor VIEs	2,783	130	2,913
Consolidated	110,747	8,757	119,504

	December 31, 2012
	As Previously Reported	Adjustments	As Restated
Realized and unrealized gains on derivatives, net
Subsidiary Guarantors	—	20,769	20,769
Consolidated	—	20,769	20,769
Total revenues
Subsidiary Guarantors	189,563	9,416	198,979
Non-guarantor VIEs	4,615	214	4,829
Consolidated	194,178	9,630	203,808
Production taxes
Subsidiary Guarantors	—	9,100	9,100
Non-guarantor VIEs	—	214	214
Consolidated	—	9,314	9,314
Depreciation, depletion and amortization
Subsidiary Guarantors	75,164	40,114	115,278
Non-guarantor VIEs	2,460	(1)	2,459
Consolidated	77,928	40,113	118,041
Derivative income
Subsidiary Guarantors	(2,296)	2,296	—
Consolidated	(2,296)	2,296	—
Total operating expense
Subsidiary Guarantors	126,395	51,510	177,905
Non-guarantor VIEs	2,908	213	3,121
Consolidated	134,713	51,723	186,436
Income from operations
Subsidiary Guarantors	63,168	(42,094)	21,074
Consolidated	59,465	(42,093)	17,372
Interest expense, net
Subsidiary Guarantors	(1,104)	(829)	(1,933)
Consolidated	(20,407)	(830)	(21,237)
Income from equity investment in sub guarantors
RAAM Global Energy Company	—	246	246
Eliminations	—	(246)	(246)
Total other income (expenses)
RAAM Global Energy Company	(18,927)	245	(18,682)
Subsidiary Guarantors	(2,003)	(829)	(2,832)
Eliminations	—	(246)	(246)
Consolidated	(20,930)	(830)	(21,760)
Income (loss) before taxes
RAAM Global Energy Company	(24,337)	245	(24,092)
Subsidiary Guarantors	61,165	(42,923)	18,242
Eliminations	—	(246)	(246)
Consolidated	38,535	(42,923)	(4,388)
Income tax provision (benefit)
Subsidiary Guarantors	35,343	(16,033)	19,310
Consolidated	14,237	(16,033)	(1,796)
Net income (loss) including noncontrolling interest
RAAM Global Energy Company	(2,838)	246	(2,592)
Subsidiary Guarantors	25,822	(26,890)	(1,068)
Eliminations	—	(246)	(246)
Consolidated	24,298	(26,890)	(2,592)

	December 31, 2012
	As Previously Reported	Adjustments	As Restated
Net income (loss) attributable to RAAM Global
RAAM Global Energy Company	(2,838)	(1,068)	(3,906)
Subsidiary Guarantors	25,822	(26,890)	(1,068)
Eliminations	—	(246)	(246)
Consolidated	22,984	(26,890)	(3,906)
Condensed Consolidating Statements of Cash Flows
Net cash (used in) provided by operating activities
RAAM Global Energy Company	(112)	246	134
Subsidiary Guarantors	125,013	(830)	124,183
Eliminations	—	(246)	(246)
Consolidated	129,109	(831)	128,278
Change in investments between affiliates
RAAM Global Energy Company	7,108	(246)	6,862
Eliminations	—	246	246
Additions to oil and gas properties and equipment
Subsidiary Guarantors	(176,438)	830	(175,608)
Consolidated	(181,331)	831	(180,500)
Net cash provided by (used in) investing activities
RAAM Global Energy Company	6,665	(246)	6,419
Subsidiary Guarantors	(158,290)	830	(157,460)
Eliminations	—	246	246
Consolidated	(155,838)	831	(155,007)

	December 31, 2011
	As Previously Reported	Adjustments	As Restated
Condensed Consolidating Balance Sheets
Net oil and gas properties
Subsidiary Guarantors	583,746	21,076	604,822
Consolidated	594,831	21,076	615,907
Total other assets
RAAM Global Energy Company	124,625	389,042	513,667
Eliminations	(113,477)	(389,041)	(502,518)
Total assets
RAAM Global Energy Company	129,144	389,041	518,185
Subsidiary Guarantors	707,890	21,076	728,966
Eliminations	(124,820)	(389,041)	(513,861)
Consolidated	723,476	21,076	744,552
Deferred income taxes
Subsidiary Guarantors	99,893	7,868	107,761
Consolidated	105,095	7,868	112,963
Total other liabilities
Subsidiary Guarantors	129,024	7,868	136,892
Consolidated	337,521	7,868	345,389
Total liabilities
Subsidiary Guarantors	218,535	7,868	226,403
Consolidated	434,293	7,868	442,161
Total shareholders’ equity attributable to RAAM
RAAM Global Energy Company	(86,650)	389,086	302,436
Subsidiary Guarantors	489,355	13,208	502,563
Eliminations	(113,477)	(389,041)	(502,518)
Consolidated	289,228	13,208	302,436
Total shareholders’ equity
RAAM Global Energy Company	(86,650)	389,041	302,391
Subsidiary Guarantors	489,355	13,208	502,563
Eliminations	(113,477)	(389,041)	(502,518)
Consolidated	289,183	13,208	302,391
Total liabilities and shareholders’ equity
RAAM Global Energy Company	129,144	389,041	518,185
Subsidiary Guarantors	707,890	21,076	728,966
Eliminations	(124,820)	(389,041)	(513,861)
Consolidated	723,476	21,076	744,552
Condensed Consolidating Statements of Operations
Gas sales
RAAM Global Energy Company	688	25	713
Subsidiary Guarantors	93,066	(10,620)	82,446
Non-guarantor Subsidiary	2,021	124	2,145
Non-guarantor VIEs	1,681	79	1,760
Consolidated	97,456	(10,392)	87,064
Oil sales
RAAM Global Energy Company	905	129	1,034
Subsidiary Guarantors	97,186	11,481	108,667
Non-guarantor Subsidiary	2,102	140	2,242
Non-guarantor VIEs	1,713	66	1,779
Consolidated	101,906	11,816	113,722

	December 31, 2011
	As Previously Reported	Adjustments	As Restated
Realized and unrealized gains on derivatives, net
Subsidiary Guarantors	—	13,650	13,650
Consolidated	—	13,650	13,650
Total revenues
RAAM Global Energy Company	1,593	154	1,747
Subsidiary Guarantors	190,252	14,511	204,763
Non-guarantor Subsidiary	4,123	264	4,387
Non-guarantor VIEs	3,394	145	3,539
Consolidated	199,362	15,074	214,436
Production taxes
RAAM Global Energy Company	—	154	154
Subsidiary Guarantors	—	9,696	9,696
Non-guarantor Subsidiary	—	264	264
Non-guarantor VIEs	—	145	145
Consolidated	—	10,259	10,259
Depreciation, depletion and amortization
Subsidiary Guarantors	66,315	4,166	70,481
Consolidated	67,597	4,166	71,763
Derivative income
Subsidiary Guarantors	(1,700)	1,700	—
Consolidated	(1,700)	1,700	—
Total operating expense
RAAM Global Energy Company	13,005	154	13,159
Subsidiary Guarantors	122,194	15,562	137,756
Non-guarantor Subsidiary	368	264	632
Non-guarantor VIEs	1,247	145	1,392
Consolidated	136,814	16,125	152,939
Income from operations
Subsidiary Guarantors	68,058	(1,051)	67,007
Consolidated	62,548	(1,051)	61,497
Interest expense, net
Subsidiary Guarantors	(641)	830	189
Consolidated	(17,784)	830	(16,954)
Income from equity investment in sub guarantors
RAAM Global Energy Company	—	56,228	56,228
Eliminations	—	(56,228)	(56,228)
Total other income (expenses)
RAAM Global Energy Company	(19,001)	56,227	37,226
Subsidiary Guarantors	(643)	831	188
Eliminations	—	(56,228)	(56,228)
Consolidated	(19,644)	830	(18,814)
Income (loss) before taxes
RAAM Global Energy Company	(30,413)	56,227	25,814
Subsidiary Guarantors	67,415	(220)	67,195
Eliminations	—	(56,228)	(56,228)
Consolidated	42,904	(221)	42,683
Income tax provision
Subsidiary Guarantors	16,329	(86)	16,243
Consolidated	17,381	(86)	17,295

	December 31, 2011
	As Previously Reported	Adjustments	As Restated
Net income (loss) including noncontrolling interest
RAAM Global Energy Company	(30,839)	56,227	25,388
Subsidiary Guarantors	51,086	(134)	50,952
Eliminations	—	(56,228)	(56,228)
Consolidated	25,523	(135)	25,388
Net income (loss) attributable to RAAM Global
RAAM Global Energy Company	(30,839)	54,703	23,864
Subsidiary Guarantors	51,086	(134)	50,952
Eliminations	—	(56,228)	(56,228)
Consolidated	23,999	(135)	23,864
Condensed Consolidating Statements of Cash Flows
Net cash (used in) provided by operating activities
RAAM Global Energy Company	(19,424)	56,227	36,803
Subsidiary Guarantors	184,585	830	185,415
Eliminations	—	(56,228)	(56,228)
Consolidated	172,098	830	172,928
Change in investments between affiliates
RAAM Global Energy Company	(48,431)	(56,228)	(104,659)
Eliminations	—	56,228	56,228
Additions to oil and gas properties and equipment
Subsidiary Guarantors	(217,559)	(830)	(218,389)
Consolidated	(226,793)	(830)	(227,623)
Net cash used in investing activities
RAAM Global Energy Company	(69,526)	(56,228)	(125,754)
Subsidiary Guarantors	(168,725)	(830)	(169,555)
Eliminations	—	56,228	56,228
Consolidated	(245,204)	(830)	(246,034)

	December 31, 2010
	As Previously Reported	Adjustments	As Restated
Condensed Consolidating Statements of Operations
Gas sales
RAAM Global Energy Company	1,132	61	1,193
Subsidiary Guarantors	113,487	(37,960)	75,527
Non-guarantor VIEs	2,557	54	2,611
Consolidated	117,176	(37,845)	79,331
Oil sales
RAAM Global Energy Company	936	134	1,070
Subsidiary Guarantors	77,439	2,324	79,763
Non-guarantor VIEs	2,257	32	2,289
Consolidated	80,632	2,490	83,122
Realized and unrealized gains on derivatives, net
Subsidiary Guarantors	—	17,417	17,417
Consolidated	—	17,417	17,417
Total revenues
RAAM Global Energy Company	2,068	195	2,263
Subsidiary Guarantors	190,926	(18,219)	172,707
Non-guarantor VIEs	4,814	86	4,900
Consolidated	197,808	(17,938)	179,870
Production taxes
RAAM Global Energy Company	—	195	195
Subsidiary Guarantors	—	5,451	5,451
Non-guarantor VIEs	—	86	86
Consolidated	—	5,732	5,732
Depreciation, depletion and amortization
Subsidiary Guarantors	58,502	(4,642)	53,860
Consolidated	71,954	(4,642)	67,312
Derivative income
Subsidiary Guarantors	(555)	555	—
Consolidated	(555)	555	—
Total operating expense
RAAM Global Energy Company	16,533	196	16,729
Subsidiary Guarantors	111,061	1,364	112,425
Non-guarantor VIEs	2,575	85	2,660
Consolidated	130,169	1,645	131,814
Income from operations
Subsidiary Guarantors	79,865	(19,583)	60,282
Consolidated	67,639	(19,583)	48,056
Income from equity investment in sub guarantors
RAAM Global Energy Company	—	68,930	68,930
Eliminations	—	(68,930)	(68,930)
Total other income (expenses)
RAAM Global Energy Company	(10,762)	68,930	58,168
Eliminations	—	(68,930)	(68,930)
Income (loss) before taxes
RAAM Global Energy Company	(25,227)	68,929	43,702
Subsidiary Guarantors	75,661	(19,583)	56,078
Eliminations	—	(68,930)	(68,930)
Consolidated	52,673	(19,583)	33,090

	December 31, 2010
	As Previously Reported	Adjustments	As Restated
Income tax provision (benefit)
Subsidiary Guarantors	(3,524)	(7,646)	(11,170)
Consolidated	13,440	(7,646)	5,794
Net income (loss) including noncontrolling interest
RAAM Global Energy Company	(41,634)	68,930	27,296
Subsidiary Guarantors	79,185	(11,937)	67,248
Eliminations	—	(68,930)	(68,930)
Consolidated	39,233	(11,937)	27,296
Net income (loss) attributable to RAAM Global
RAAM Global Energy Company	(41,634)	67,248	25,614
Subsidiary Guarantors	79,185	(11,937)	67,248
Eliminations	—	(68,930)	(68,930)
Consolidated	37,551	(11,937)	25,614
Condensed Consolidating Statements of Cash Flows
Net cash (used in) provided by operating activities
RAAM Global Energy Company	(23,557)	68,930	45,373
Eliminations	—	(68,930)	(68,930)
Change in investments between affiliates
RAAM Global Energy Company	(69,691)	(68,930)	(138,621)
Eliminations	—	68,930	68,930
Net cash used in investing activities
RAAM Global Energy Company	(69,767)	(68,930)	(138,697)
Eliminations	—	68,930	68,930

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

RAAM GLOBAL ENERGY COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for share amounts)

(Unaudited)

	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$55,891	$68,671
Accounts receivable, net of $182 and $185 provision for bad debts in 2013 and 2012, respectively	6,348	4,598
Revenues receivable	24,953	28,527
Income taxes receivable	1,276	1,438
Deferred tax asset – current portion	1,705	872
Commodity derivatives – current portion	448	2,369
Prepaid assets	7,474	3,180
Other current assets	4,469	4,063

Total current assets	102,564	113,718

Oil and gas properties (full-cost method):
Properties being amortized	1,422,664	1,340,650
Properties not subject to amortization	58,081	81,292
Less accumulated depreciation, depletion, and amortization	(802,542)	(767,674)

Net oil and gas properties	678,203	654,268

Other assets:
Other capitalized assets, net	7,196	6,771
Commodity derivatives	1,757	1,381
Other	3,172	3,316

Total other assets	12,125	11,468

Total assets	$792,892	$779,454

See accompanying notes to the unaudited condensed consolidated financial statements.

RAAM GLOBAL ENERGY COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for share amounts)

(Unaudited)

	June 30, 2013	December 31, 2012
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$36,470	$19,627
Revenues payable	16,383	24,587
Interest payable – senior secured notes	7,813	6,250
Current taxes payable	12	313
Advances from joint interest partners	—	85
Commodity derivatives – current portion	1,229	1,114
Asset retirement obligations – current portion	11,027	11,195
Debt – current portion	5,685	1,975

Total current liabilities	78,619	65,146

Other liabilities:
Commodity derivatives	393	1,091
Asset retirement obligations	28,478	28,178
Debt	2,511	52,584
Senior secured notes	251,334	199,982
Deferred income taxes	139,352	138,596
Other long-term liabilities	196	328

Total other liabilities	422,264	420,759

Total liabilities	500,883	485,905

Commitments and contingencies (see Note 10)

Shareholders’ equity and noncontrolling interest:
Common stock, $0.01 par value, 380,000 shares authorized, 62,500 outstanding in 2013 and 2012, respectively	62,478	62,478
Treasury stock at cost, 5,166 shares in 2013 and 2012	(5,736)	(5,736)
Retained earnings	233,047	235,538

Total shareholders’ equity attributable to RAAM Global	289,789	292,280
Noncontrolling interest	2,220	1,269

Total shareholders’ equity	292,009	293,549

Total liabilities and shareholders’ equity	$792,892	$779,454

See accompanying notes to the unaudited condensed consolidated financial statements.

RAAM GLOBAL ENERGY COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Gas sales	$15,806	$13,855	$32,492	$30,236
Oil sales	22,869	29,987	49,791	58,085
Realized and unrealized gains (losses) on derivatives, net	5,726	15,902	(474)	22,319

Total revenues	44,401	59,744	81,809	110,640

Costs and expenses:
Production and delivery costs	8,252	9,734	15,938	18,128
Production taxes	1,820	2,340	3,910	4,765
Workover costs	802	478	1,458	1,440
Depreciation, depletion and amortization	17,855	43,659	36,181	62,727
General and administrative expenses	4,655	4,673	9,630	10,295

Total operating expense	33,384	60,884	67,117	97,355

Income (loss) from operations	11,017	(1,140)	14,692	13,285

Other income (expenses):
Interest expense, net	(7,800)	(2,669)	(14,549)	(8,776)
Other, net	(25)	25	(147)	217

Total other income (expenses)	(7,825)	(2,644)	(14,696)	(8,559)

Income (loss) before taxes	3,192	(3,784)	(4)	4,726

Income tax provision (benefit)	1,251	(1,924)	(26)	1,427

Net income (loss) including noncontrolling interest	$1,941	$(1,860)	$22	$3,299

Net income attributable to noncontrolling interest (net of tax)	431	86	951	203

Net income (loss) attributable to RAAM Global	$1,510	$(1,946)	$(929)	$3,096

See accompanying notes to the unaudited condensed consolidated financial statements.

RAAM GLOBAL ENERGY COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2013	2012
Operating activities
Net income including noncontrolling interest	$22	$3,299
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	37,101	63,641
Deferred income taxes	(76)	(560)
Changes in assets and liabilities:
Accounts and revenues receivable	1,823	4,918
Income tax receivables	161	1,761
Prepaids and other current assets	(4,084)	(6,752)
Change in derivatives, net	962	8,086
Accounts payable and accrued liabilities	16,296	(6,352)
Revenues payable	(8,204)	(7,468)
Interest payable on Senior Secured Notes	1,563	—
Current taxes payable	(301)	(323)
Other long-term liabilities	(132)	(10)

Net cash provided by operating activities	45,131	60,240

Investing activities
Change in advances from joint interest partners	(85)	(197)
Payment of prepaid drilling expenses	—	(1,000)
Additions to oil and gas properties and equipment	(77,181)	(120,102)
Proceeds from net sales of oil and gas properties	17,320	2,015

Net cash used in investing activities	(59,946)	(119,284)

Financing activities
Proceeds from borrowings	6,757	58,212
Payments on borrowings	(53,119)	(3,345)
Issuance of 12.5% Senior Secured Notes due 2015	51,500	—
Payments of deferred bond costs	(1,540)	—
Payment of dividends	(1,563)	(3,125)

Net cash provided by financing activities	2,035	51,742

Decrease in cash and cash equivalents	(12,780)	(7,302)
Cash and cash equivalents, beginning of period	68,671	51,743

Cash and cash equivalents, end of period	$55,891	$44,441

See accompanying notes to the unaudited condensed consolidated financial statements

.

RAAM GLOBAL ENERGY COMPANY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Nature of Business

RAAM Global Energy Company (“RAAM Global” or the “Company”) is a privately held company engaged primarily in the exploration and development of oil and gas properties and in the resulting production and sale of natural gas, condensate and crude oil. The Company’s production facilities are located in the Gulf of Mexico, offshore Louisiana and onshore Louisiana, Texas, Oklahoma, and California.

2.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The accompanying condensed consolidated financial statements of RAAM Global include the accounts of RAAM Global, its wholly-owned subsidiaries, and variable interest entities where RAAM Global is the primary beneficiary (accounted for as noncontrolling interest). Intercompany accounts and transactions have been eliminated in consolidation. The accompanying interim Condensed Consolidated Financial Statements are unaudited; however, in the opinion of the Company’s management, all adjustments necessary for a fair statement of the Company’s interim financial results have been included. These adjustments were of a normal recurring nature. The results for the interim periods are not necessarily indicative of results to be expected for any other interim period or for the entire year.

The Condensed Consolidated Balance Sheets as of December 31, 2012 were derived from audited financial statements, but do not include all disclosures required by accounting principles generally accepted in the United States (“U.S. GAAP”). Certain notes and other information have been condensed or omitted from the interim financial statements presented in this quarterly report. Therefore, these financial statements and notes should be read in conjunction with the Company’s audited annual consolidated financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2012.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates. The Company’s most significant financial estimates are based on remaining proved oil and gas reserves.

Oil and Gas Properties

The Company uses the full-cost method of accounting for exploration and development costs. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including interest related to significant properties being evaluated and directly related overhead costs, are capitalized. Capitalized overhead costs amounted to $1.6 million and $1.2 million for the three months ended June 30, 2013 and 2012, respectively, and $3.1 million and $2.3 million for the six months ended June 30, 2013 and 2012, respectively. The Company capitalized interest of $0.4 million and $4.3 million during the three months ended June 30, 2013 and 2012, respectively, related to significant active properties not subject to amortization. The Company capitalized interest of $0.8 million and $4.9 million during the six months ended June 30, 2013 and 2012, respectively, related to significant active properties not subject to amortization.

All capitalized costs of oil and gas properties are amortized through depreciation, depletion and amortization (“DD&A”) using the future gross revenue method whereby the annual provision is computed by dividing revenue earned during the period by future gross revenues at the beginning of the period, and applying the resulting rate to the cost of oil and gas properties, including estimated future development and abandonment costs.

Investments in unproved properties and major development projects are not amortized until proved reserves are attributed to the projects or until impairment occurs. If the results of an assessment indicate that the properties are impaired, that portion of such costs is added to the capitalized costs to be amortized.

Unevaluated properties and associated costs not currently being amortized and included in oil and gas properties were $58.1 million and $81.3 million at June 30, 2013 and December 31, 2012, respectively. The Company believes that the unevaluated properties at June 30, 2013 will be substantially evaluated during the remainder of 2013, 2014 and 2015, and the costs will begin to be amortized at that time.

Each quarter, we review the carrying value of our capitalized oil and gas properties under the full cost accounting guidance of the SEC. This review is referred to as a “ceiling test.” Capitalized costs, less accumulated amortization and related deferred income taxes, shall not exceed an amount equal to the sum of the estimated present value of future net cash flows from proved reserves discounted at 10%, less estimated future expenditures to be incurred in developing and producing the proved reserves based on current economic and operating conditions, plus the lower of cost or fair value of unproved properties, each after income tax effects. To calculate estimated future net revenues, current prices are calculated using the average of the first-day-of-the-month price for the trailing 12-month period. These prices are used except where different prices are fixed and determinable through contractual arrangements.

At June 30, 2013, the Company’s ceiling test computation did not result in a write-down and was based on twelve-month average prices of $88.13 per barrel of oil plus adjustments by lease for quality, transportation fees, and regional price differentials and $3.44 per MMBtu of natural gas plus adjustments by lease for energy content, transportation fees, and regional price differentials. For 2012, the Company’s ceiling test computation resulted in a $37.0 million write-down and was based on twelve-month average prices of $91.21 per barrel of oil, plus adjustments and $2.76 per MMBtu of natural gas, plus adjustments.

Sales of proved and unproved properties are accounted for as adjustments of capitalized costs, with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in current income.

During the first quarter of 2013, the Company sold a 50% working interest in undeveloped acreage onshore Texas to an unrelated third party for $17.3 million. The Company will also receive a $17.3 million net carry from this unrelated third party. The sale was recorded as a reduction to our net oil and gas properties on the accompanying condensed consolidated balance sheets, with no income statement impact because the sale did not significantly alter the relationship between capitalized costs and proved reserves.

During the fourth quarter of 2012, the Company sold approximately 40,000 acres in Oklahoma to a former joint venture partner. The sales price was approximately $10.0 million and was recorded as a reduction to our net oil and gas properties on the accompanying condensed consolidated balance sheets, with no income statement impact because the sale did not significantly alter the relationship between capitalized costs and proved reserves.

During the third quarter of 2012, the Company sold approximately 15,000 net acres in oil, gas and/or mineral leases and a total of approximately 56,000 net acres, which includes options in oil, gas and/or mineral leases, located in Texas and Louisiana and a well and related equipment located in Louisiana, along with all of our contracts and agreements related to this property to an unrelated third party. The sales price was approximately $14.0 million and was recorded as a reduction to net oil and gas properties on the accompanying condensed consolidated balance sheets, with no income statement impact because the sale did not significantly alter the relationship between capitalized costs and proved reserves.

During the second quarter of 2012, the Company sold a wellbore and production facility in Louisiana state waters to an unrelated third party. The sales price was approximately $2.0 million and was recorded as a reduction to our net oil and gas properties on the accompanying condensed consolidated balance sheets, with no income statement impact because the sale did not significantly alter the relationship between capitalized costs and proved reserves.

There are certain related party entities that are joint interest and revenue partners in certain of the Company’s properties. See Note 9 for further information.

Derivative Activities

The Company’s revenues are primarily the result of sales of its oil and natural gas production. Market prices of oil and natural gas may fluctuate and affect operating results. The Company engages in derivative activities that primarily include the use of floors, costless collars and futures transactions in order to minimize the downside risk from adverse price movements but allow for the realization of upside profits, if available.

The Company recognizes its derivative instruments on the balance sheet as either assets or liabilities measured at fair value with such amounts classified as current or long-term based on anticipated settlement dates. The Company has not designated its derivative instruments as cash flow hedges for accounting purposes and, as a result, marks its derivative instruments to fair value and records the unrealized changes in fair value in Realized and unrealized gains (losses) on derivatives, net in the accompanying condensed consolidated statements of operations. All realized cash settlements of derivative activities are also recorded in Realized and unrealized gains (losses) on derivatives, net in the accompanying condensed consolidated statements of operations. See Note 5, Commodity Derivative Instruments and Derivative Activities included elsewhere in this quarterly report for further details on the unrealized changes in fair value between periods and the realized cash settlements received or paid in each reporting period.

Asset Retirement Obligations

In accordance with the provisions of Financial Accounting Standards Board (“FASB”) guidance related to accounting for asset retirement obligations (“ARO”) and FASB guidance on accounting for conditional asset retirement obligations, costs associated with the retirement of fixed assets (e.g., oil and gas production facilities, etc.) that the Company is legally obligated to incur are accrued. The fair value of the obligation is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The Company reassesses its ARO on a quarterly basis and records necessary increases or decreases as changes in estimates in the respective quarter. The Company evaluates whether there are any indicators that suggest that the expected cash flows underlying the ARO liability have changed materially.

The associated asset retirement costs are capitalized as part of the carrying amount of the fixed asset and are depreciated over the life of the applicable asset. Accretion of the discounted asset retirement obligations is recognized as an increase in the carrying amount of the liability and as an expense in Depreciation, depletion and amortization on the accompanying condensed consolidated statements of operations.

The change in the Company’s asset retirement obligations is set forth below:

In thousands
Balance of ARO as of January 1, 2013	$39,373
Accretion expense	679
Additions	2,313
Settlement of ARO	(1,472)
Changes in ARO estimate	(1,388)

Balance of ARO as of June 30, 2013	$39,505

Operating Segments

The Company operates in one business segment — the exploration, development and sale of oil and gas.

New Accounting Pronouncements

On January 1, 2013 the Company adopted Accounting Standards Update (“ASU”) 2011-11, “Disclosures About Offsetting Assets and Liabilities,” (“ASU 2011-11”) which requires enhanced disclosure information about offsetting and related arrangements to enable users of the Company’s consolidated financial statements to understand the effect of these arrangements on its financial position. The Company included appropriate disclosures pursuant to ASU 2011-11 with respect to its derivative transactions, which are the only financial instruments impacted by this new disclosure requirement. The adoption of ASU 2011-11 did not result in any change to the Company’s financial position and only affected disclosures included in Note 3 of the Company’s condensed consolidated financial statements.

3.	Fair Value Measurements

FASB guidance establishes a three-level hierarchy for fair value measurements. The hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date.

•	Level 1 – Valuation is based upon unadjusted quoted prices for identical assets or liabilities in active markets.

•

Level 2 – Valuation is based upon quoted prices for similar assets and liabilities in active markets, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 – Valuation is based upon other unobservable inputs that are significant to the fair value measurements.

The classification of fair value measurements within the hierarchy is based upon the lowest level of input that is significant to the measurement. At June 30, 2013 and December 31, 2012, the Company’s commodity derivative contracts were recorded at fair value. The fair values of these instruments were measured using valuations based upon quoted prices for similar assets and liabilities in active markets valued by reference to similar financial instruments, adjusted for credit risk and restrictions and other terms specific to the contracts (Level 2).

The following table presents the Company’s derivative assets and liabilities measured at fair value on a recurring basis:

	Fair Value Measurements Using
In Thousands	Quoted Price in Active Markets (Level 1)	Significant Other Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value	Netting(1)	Carrying Amount
June 30, 2013
Assets:
Commodity derivatives	$—	$3,283	$—	$3,283	$(1,078)	$2,205
Liabilities:
Commodity derivatives	—	(2,700)	—	(2,700)	1,078	(1,622)
December 31, 2012
Assets:
Commodity derivatives	$—	$8,429	$—	$8,429	$(4,679)	$3,750
Liabilities:
Commodity derivatives	—	(6,884)	—	(6,884)	4,679	(2,205)

(1)	The derivative fair values are based on analysis of each contract on a gross basis, even where the legal right of offset exists.

The Company accounts for derivative instruments in accordance with ASC Topic 815, “Derivatives and Hedging,” and all derivative instruments are reflected as either assets or liabilities at fair value in the accompanying condensed consolidated balance sheets. These fair values are recorded by netting asset and liability positions where counterparty master netting arrangements contain provisions for net settlement. The fair market value of the Company’s derivative assets and liabilities and their locations on the accompanying condensed consolidated balance sheets are as follows:

	Fair Value Measurements Using Significant Other Observable Inputs (Level 2)
Description	June 30, 2013	December 31, 2012
In thousands
Assets:
Fair value of commodity derivatives – current assets	$448	$2,369
Fair value of commodity derivatives – long-term assets	1,757	1,381

Total Assets	$2,205	$3,750

Liabilities:
Fair value of commodity derivatives – current liabilities	$(1,229)	$(1,114)
Fair value of commodity derivatives – long-term liabilities	(393)	(1,091)

Total Liabilities	$(1,622)	$(2,205)

During September 2010, July 2011 and April 2013, the Company issued senior secured notes (the “Notes”). At June 30, 2013, the fair value of the Notes was estimated to be approximately $260.0 million, based on the prices the bonds have recently been quoted at in the market, which represent Level 2 inputs. As of June 30, 2013, a total of $250.0 million notional amount of the Notes was outstanding. The carrying amount of the Notes including unamortized premium and discount was $251.3 million as of June 30, 2013. See Note 6, Debt for further information.

The carrying value of Cash and cash equivalents, Accounts receivable, Revenues receivable, Accounts payable, and Revenues payable approximate fair value because of the short-term maturity of those instruments. Borrowings under the Amended Revolving Credit Facility (as defined in Note 6) are at variable interest rates and accordingly their carrying amounts approximate fair value.

4.	Accounts and Revenues Receivable

Accounts and revenues receivable at June 30, 2013 and December 31, 2012 were $31.3 million and $33.1 million, respectively, all of which were due from companies in the oil and gas industry. Of the revenues receivable, $22.3 million and $24.0 million were due from five companies at June 30, 2013 and December 31, 2012, respectively.

Since all of RAAM Global’s accounts receivable from purchasers and joint interest owners at June 30, 2013 and December 31, 2012 resulted from sales of crude oil, condensate, natural gas and/or joint interest billings to third-party companies in the oil and gas industry, this concentration of customers and joint interest owners may impact the Company’s overall credit risk, either positively or negatively, in that these entities may be similarly affected by changes in economic or other conditions. Management believes that allowances for doubtful accounts were adequate to absorb estimated losses as of June 30, 2013 and December 31, 2012. Management obtains letters of credit from its major purchasers and continually evaluates the creditworthiness of its partners.

5.	Commodity Derivative Instruments and Derivative Activities

In order to manage the variability in cash flows associated with the sale of its oil and gas production, the Company has developed a strategy to combine the use of floors, costless collars and futures transactions in order to minimize the downside risk from adverse price movements but allow for the realization of upside profits, if available. The use of derivatives involves the risk that the counterparties to such instruments will be unable to meet the financial terms of those contracts. Our derivative contracts are with multiple counterparties to minimize our exposure to any individual counterparty.

With respect to any collar transaction, the counterparty is required to make a payment to the Company if the settlement price for any settlement period is below the floor price for such transaction, and the Company is required to make payment to the counterparty if the settlement price for any settlement period is above the ceiling price of such transaction. For any particular floor contract, the counterparty is required to make a payment to the Company if the settlement price for any settlement period is below the floor price for such transaction. The Company is not required to make any payment in connection with the settlement of a floor contract.

All of the Company’s commodity derivative transactions are settled based on reported settlement prices on the New York Mercantile Exchange (“NYMEX”). The estimated fair value of these transactions is based on various factors that include closing exchange prices on the NYMEX, over-the-counter quotations, volatility and the time value of options. The calculation of the fair value of collars and floors utilizes the Black-Scholes option-pricing model. See Note 2, Basis of Presentation and Significant Accounting Policies, for additional information on the Company’s derivative activities.

The table below summarizes the amount of derivative instrument gains and losses reported in the condensed consolidated statements of operations as Realized and unrealized gains (losses) on derivatives, net, for the periods indicated. These derivative instruments are not designated as hedging instruments for accounting purposes.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Commodity derivatives:
Realized (losses) gains	$(1,492)	$3,354	$488	$30,405
Unrealized gains (losses)	7,218	12,548	(962)	(8,086)

Realized and unrealized gains (losses) on derivatives, net	$5,726	$15,902	$(474)	$22,319

Due to the volatility of oil and natural gas prices, the estimated fair values of the Company’s commodity derivative instruments are subject to large fluctuations from period to period. The Company has experienced the effects of these commodity price fluctuations in both the current period and prior periods and expects that volatility in commodity prices will continue.

As of June 30, 2013, the Company held the commodity derivative instruments shown below related to the forecasted sale of its U.S. Gulf Coast natural gas production for 2013, 2014 and 2015:

Remaining Contract Term	Contract Type	Volume in MMBtus/Month	NYMEX Strike Price
July 2013 – September 2013	Swap	30,667	$3.70
July 2013 – December 2013	Swap	153,333	$3.67
July 2013 – December 2013	Swap	288,583	$3.81
July 2013 – December 2013	Swap	114,933	$3.79
July 2013 – December 2013	Swap	166,119	$3.86
July 2013 – December 2013	Swap	29,130	$3.91
January 2014 – June 2014	Swap	150,833	$4.09
January 2014 – December 2014	Swap	152,083	$3.67
January 2014 – December 2014	Swap	121,083	$4.15
January 2014 – December 2014	Swap	79,850	$4.00
July 2014 – December 2014	Swap	30,667	$4.00
January 2015 – December 2015	Swap	167,042	$4.94
January 2015 – December 2015	Swap	85,433	$4.35

As of June 30, 2013, the Company held the commodity derivative instruments shown below related to the forecasted sale of its U.S. Gulf Coast oil production for 2013 and 2014:

Remaining Contract Term	Contract Type	Volume in BBls/Month	NYMEX Strike Price
July 2013 – December 2013	Call – Sell	13,401	$125.00
July 2013 – December 2013	Swap	5,088	$95.72
July 2013 – December 2013	Put – Sell	21,467	$70.00
July 2013 – December 2013	Put – Buy	21,467	$70.00
July 2013 – December 2013	Call – Sell	13,401	$109.10
July 2013 – December 2013	Call – Buy	13,401	$109.10
July 2013 – December 2013	Call – Sell	13,401	$105.25
July 2013 – December 2013	Call – Buy	13,401	$125.00
July 2013 – December 2013	Swap	9,792	$95.35
July 2013 – December 2013	Swap	15,333	$85.50
January 2014 – June 2014	Swap	24,133	$85.40
January 2014 – September 2014	Put – Sell	21,233	$63.60
July 2014 – September 2014	Swap	21,467	$85.90

Additional information regarding the fair value of the Company’s derivatives can be referenced in Note 3, Fair Value Measurements.

6.	Debt

2015 Senior Secured Notes

On September 24, 2010, the Company completed an offering of $150.0 million senior secured notes at a coupon rate of 12.5% (the “Original Notes”) with a maturity date of October 1, 2015. Interest on the Original Notes is payable in cash semi-annually in arrears on April 1 and October 1 of each year, which commenced on April 1, 2011, to holders of record at the close of business on the preceding March 15 or September 15. Interest on the Original Notes is computed on the basis of a 360-day year of twelve 30-day months. The Original Notes were sold at 99.086% of their face amount and were recorded at their discounted amount, with the discount to be amortized over the life of the notes. The Company used a portion of the net proceeds from the offering to repay all outstanding indebtedness under the Amended Revolving Credit Facility (as defined below) and the remainder of the proceeds was used to fund a portion of our planned capital expenditures for development and drilling. On May 10, 2011, the Company closed an exchange offer registering substantially all of the Original Notes.

On July 15, 2011, the Company completed the issuance and sale of $50.0 million aggregate principal amount of additional 12.5% Senior Notes due 2015 (the “Additional Notes,” collectively with the Original Notes, the “Existing Notes”). The Additional Notes are additional notes permitted under the indenture dated as of September 24, 2010, pursuant to which the Company initially issued the Original Notes, as supplemented by the First Supplemental Indenture dated as of July 15, 2011. The Additional Notes were sold at 102.5% of their face amount and were recorded at their premium amount, with the premium to be amortized over the life of the notes. The Additional Notes have identical terms, other than the issue date and issue price, and constitute part of the same series as the Original Notes. On November 18, 2011, the Company closed an exchange offer registering all of the Additional Notes.

On April 11, 2013, the Company completed the issuance and sale of $50.0 million aggregate principal amount of additional 12.5% Senior Notes due 2015 (the “New Notes,” collectively with the Original Notes and the Additional Notes, the “Notes”). The New Notes are additional notes permitted under the indenture dated as of September 24, 2010, pursuant to which the Company initially issued the Original and Additional Notes, as supplemented by the First Supplemental Indenture dated as of July 15, 2011 (the “First Supplemental Indenture”), the Second Supplemental Indenture dated as of April 11, 2013 (the “Second Supplemental

Indenture”) and the Third Supplemental Indenture dated as of April 11, 2013 (the “Third Supplemental Indenture,” and together with the Base Indenture, First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”). The New Notes have identical terms, other than the issue date and issue price, and constitute part of the same series as the Original and Additional Notes, although they bear a different CUSIP number than the Original and Additional Notes until they are no longer restricted securities under the Securities Act. The New Notes are jointly and severally, and unconditionally, guaranteed (the “Guarantees”) on a senior secured basis by all of the Company’s existing and future domestic subsidiaries that guarantee the indebtedness under our Amended Revolving Credit Facility entered into on November 29, 2011 (collectively, the “Guarantors”). The New Notes were sold at 103.0% of their face amount and were recorded at their premium amount, with the premium to be amortized over the life of the notes. The Company received net proceeds from the issuance and sale of the New Notes of approximately $50.3 million, after underwriting fees and estimated offering expenses. The Company used the net proceeds from the offering to repay existing indebtedness under the Company’s revolving credit facility and for general corporate purposes.

As of June 30, 2013, a total of $250.0 million notional amount of the Notes was outstanding. The carrying amount of the Notes including unamortized premium and discount was $251.3 million as of June 30, 2013. At June 30, 2013, the fair value of the Notes was estimated to be approximately $260.0 million, based on the prices the Notes have recently been quoted at in the market.

The Notes are guaranteed on a senior secured basis by each of our existing and future domestic subsidiaries that guarantee indebtedness under our amended revolving credit facility. The Notes and the guarantees are secured by a security interest in substantially all of our and our existing future domestic subsidiaries’ (other than certain future unrestricted subsidiaries’) assets to the extent they constitute collateral under our Amended Revolving Credit Facility, subject to certain exceptions. Pursuant to an Intercreditor Agreement, the lien securing the Notes is subordinated and junior to liens securing our Amended Revolving Credit Facility.

As of May 15, 2013, the Company was not in compliance with a non-financial covenant included within Section 4.03 of the Indenture as a result of the non-timely filing of its March 31, 2013 quarterly condensed consolidated financial statements on Form 10-Q. The Indenture includes customary grace and cure periods of 120 days, and the violation was cured with the filing of the Company’s March 31, 2013 Form 10-Q on August 14, 2013. Accordingly, no reclassification of the outstanding Notes to current liabilities was required.

Amended Revolving Credit Facility

The Company’s Third Amended and Restated Credit Agreement, as amended (the “Amended Revolving Credit Facility”) has a maturity date of July 1, 2015. The borrowing base remains $62.5 million of which zero and $50.0 million were drawn at June 30, 2013 and at December 31, 2012. The Credit Agreement governing the Amended Revolving Credit Facility includes covenants restricting certain of the Company’s financial ratios, including its current ratio and a debt coverage ratio, and a limitation on general and administrative expenses. The covenants also include limitations on borrowings, investments and distributions. The Company was in compliance with these debt covenants at June 30, 2013, with the following exception. As of May 30, 2013, the Company was not in compliance with a non-financial covenant included within Section 6.2(b) of the Credit Agreement as a result of the non-timely filing of its March 31, 2013 quarterly condensed consolidated financial statements on Form 10-Q. The Company received a waiver from its lenders through August 15, 2013 with respect to this violation, and it was cured with the filing of the Company’s March 31, 2013 Form 10-Q on August 14, 2013. Accordingly, no reclassification of the outstanding obligation to current liabilities was required.

Promissory Note

The Company has a promissory note related to the construction of the Houston office building. The balance was approximately $2.7 million at June 30, 2013 and at December 31, 2012. The note requires monthly installments of principal and interest in the amount of approximately $27,000 until September 1, 2025. There are no covenant requirements under this promissory note.

Finance Agreement

During May 2013, the Company entered into an agreement to finance the premiums for its annual insurance policies. At June 30, 2013, $5.5 million was outstanding under this agreement. The finance agreement requires monthly installments of principal and interest in the amount of approximately $0.6 million until April 1, 2014. There are no covenant requirements under this agreement.

7.	Income Taxes

Income tax expense for the three months ended June 30, 2013 was $1.3 million or an effective tax rate of 39.2% compared to an income tax benefit of $1.9 million or an effective tax rate of 50.8% for the three months ended June 30, 2012. The Income tax benefit for the six months ended June 30, 2013 was $26,000 or an effective tax rate of 648.0% compared to income tax expense of $1.4 million or an effective tax rate of 30.2% for the six months ended June 30, 2012. The Company’s effective income tax rates for the three and six months ended June 30, 2013 and 2012 differed from the federal statutory rate of 35.0% primarily because of state and local income taxes, percentage depletion in excess of cost basis, the domestic production activities deduction and certain other permanent differences.

8.	Shareholders’ Equity

During the six months ended June 30, 2013, dividends were paid at $25.00 per share to shareholders of record effective March 15, 2013. During the six months ended June 30, 2012, dividends were paid at $25.00 per share to shareholders of record effective March 15, 2012 and June 25, 2012.

9.	Related-Party Transactions

There are certain related party entities that are joint interest and revenue partners in certain of the Company’s properties. Amounts due from such related parties of $0.9 million and $1.1 million at June 30, 2013 and December 31, 2012, respectively, are included in Accounts receivable in the Company’s condensed consolidated balance sheets and represent joint interest owner receivables. Amounts due to such related parties of $3.6 million and $6.6 million at June 30, 2013 and December 31, 2012, respectively, are included in Revenues payable in the Company’s condensed consolidated balance sheets and represent revenue owner payables.

10.	Commitments and Contingencies

The Company has been named as a defendant in certain lawsuits arising in the ordinary course of business. While the outcome of these lawsuits cannot be predicted with certainty, management does not expect that any of these matters will have a material adverse effect on the financial position, cash flows or results of operations of the Company.

11.	Condensed Consolidating Financial Information

The following condensed consolidating financial information is presented in accordance with SEC Regulation S-X requirements relating to multiple subsidiary guarantors of securities issued by the parent company of those subsidiaries. Each of RAAM Global’s 100%-owned subsidiaries are guarantors of the Notes described in Note 6, Debt. The guarantees are full and unconditional and joint and several.

The following tables present condensed consolidating balance sheets as of June 30, 2013 and December 31, 2012, condensed consolidating statements of operations for the three and six months ended June 30, 2013 and 2012, and condensed consolidating statements of cash flows for the six months ended June 30, 2013 and 2012, and should be read in conjunction with the condensed consolidated financial statements herein.

Condensed Consolidating Balance Sheets

At June 30, 2013 (in thousands)

	RAAM Global Energy Company	Subsidiary Guarantors	Non- guarantor VIEs	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$528	$55,358	$5	$—	$55,891
Receivables, net	1,276	41,926	1,061	(11,686)	32,577
Deferred tax asset – current portion	—	1,705	—	—	1,705
Commodity derivatives – current portion	—	448	—	—	448
Prepaids and other current assets	2,444	9,499	—	—	11,943

Total current assets	4,248	108,936	1,066	(11,686)	102,564

Net oil and gas properties	989	664,284	12,930	—	678,203
Total other assets	555,041	2,560	—	(545,476)	12,125

Total assets	$560,278	$775,780	$13,996	$(557,162)	$792,892

Liabilities and shareholders’ equity
Current liabilities:
Payables and accrued liabilities	$8,887	$52,839	$10,638	$(11,686)	$60,678
Commodity derivatives – current portion	—	1,229	—	—	1,229
Asset retirement obligations – current portion	—	11,027	—	—	11,027
Debt – current portion	143	5,542	—	—	5,685

Total current liabilities	9,030	70,637	10,638	(11,686)	78,619

Other liabilities:
Commodity derivatives	—	393	—	—	393
Asset retirement obligations	—	28,296	182	—	28,478
Debt	2,511	—	—	—	2,511
Senior secured notes	251,334	—	—	—	251,334
Deferred income taxes	5,198	133,198	956	—	139,352
Other long-term liabilities	196	—	—	—	196

Total other liabilities	259,239	161,887	1,138	—	422,264

Total liabilities	268,269	232,524	11,776	(11,686)	500,883

Total shareholders’ equity attributable to RAAM Global	289,789	543,256	2,220	(545,476)	289,789

Noncontrolling interest	2,220	—	—	—	2,220
Total shareholders’ equity	292,009	543,256	2,220	(545,476)	292,009

Total liabilities and shareholders’ equity	$560,278	$775,780	$13,996	$(557,162)	$792,892

Condensed Consolidating Balance Sheets

At December 31, 2012 (in thousands)

	RAAM Global Energy Company	Subsidiary Guarantors	Non- guarantor VIEs	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$514	$68,148	$9	$—	$68,671
Receivables, net	1,305	45,760	1,096	(13,598)	34,563
Deferred tax asset – current portion	—	872	—	—	872
Commodity derivatives – current portion	—	2,369	—	—	2,369
Prepaids and other current assets	1,939	5,304	—	—	7,243

Total current assets	3,758	122,453	1,105	(13,598)	113,718

Net oil and gas properties	364	640,675	13,229	—	654,268
Total other assets	505,011	2,230	—	(495,773)	11,468

Total assets	$509,133	$765,358	$14,334	$(509,371)	$779,454

Liabilities and shareholders’ equity
Current liabilities:
Payables and accrued liabilities	$7,354	$44,516	$12,505	$(13,598)	$50,777
Advances from joint interest partners	—	85	—	—	85
Commodity derivatives – current portion	—	1,114	—	—	1,114
Asset retirement obligations – current portion	—	11,195	—	—	11,195
Debt – current portion	138	1,837	—	—	1,975

Total current liabilities	7,492	58,747	12,505	(13,598)	65,146

Other liabilities:
Commodity derivatives	—	1,091	—	—	1,091
Asset retirement obligations	—	28,014	164	—	28,178
Debt	2,584	50,000	—	—	52,584
Senior secured notes	199,982	—	—	—	199,982
Deferred income taxes	5,198	133,002	396	—	138,596
Other long-term liabilities	328	—	—	—	328

Total other liabilities	208,092	212,107	560	—	420,759

Total liabilities	215,584	270,854	13,065	(13,598)	485,905

Total shareholders’ equity attributable to RAAM Global	292,280	494,504	1,269	(495,773)	292,280

Noncontrolling interest	1,269	—	—	—	1,269
Total shareholders’ equity	293,549	494,504	1,269	(495,773)	293,549

Total liabilities and shareholders’ equity	$509,133	$765,358	$14,334	$(509,371)	$779,454

Condensed Consolidating Statements of Operations

Three Months Ended June 30, 2013 (in thousands)

	RAAM Global Energy Company	Subsidiary Guarantors	Non- guarantor VIEs	Eliminations	Consolidated
Revenues:
Gas sales	$—	$15,033	$773	$—	$15,806
Oil sales	—	22,012	857	—	22,869
Realized and unrealized gains on derivatives, net	—	5,726	—	—	5,726

Total revenues	—	42,771	1,630	—	44,401

Costs and expenses:
Production and delivery costs	—	8,139	113	—	8,252
Production taxes	—	1,755	65	—	1,820
Workover costs	—	797	5	—	802
Depreciation, depletion and amortization	189	16,912	754	—	17,855
General and administrative expenses	2,152	2,500	3	—	4,655

Total operating expense	2,341	30,103	940	—	33,384

Income (loss) from operations	(2,341)	12,668	690	—	11,017

Other income (expenses):
Interest expense, net	(7,719)	(81)	—	—	(7,800)
Income from equity investment in subsidiaries	11,785	—	—	(11,785)	—
Other, net	8	(33)	—	—	(25)

Total other income (expenses)	4,074	(114)	—	(11,785)	(7,825)

Income (loss) before taxes	1,733	12,554	690	(11,785)	3,192

Income tax (benefit) provision	(208)	1,200	259	—	1,251

Net income (loss) including noncontrolling interest	$1,941	$11,354	$431	$(11,785)	$1,941

Net income attributable to noncontrolling interest (net of tax)	431	—	—	—	431

Net income (loss) attributable to RAAM Global	$1,510	$11,354	$431	$(11,785)	$1,510

Condensed Consolidating Statements of Operations

Three Months Ended June 30, 2012 (in thousands)

	RAAM Global Energy Company	Subsidiary Guarantors	Non- guarantor VIEs	Eliminations	Consolidated
Revenues:
Gas sales	$—	$13,465	$390	$—	$13,855
Oil sales	—	29,307	680	—	29,987
Realized and unrealized gains on derivatives, net	—	15,902	—	—	15,902

Total revenues	—	58,674	1,070	—	59,744

Costs and expenses:
Production and delivery costs	—	9,608	126	—	9,734
Production taxes	—	2,283	57	—	2,340
Workover costs	—	478	—	—	478
Depreciation, depletion and amortization	81	42,836	742	—	43,659
General and administrative expenses	1,146	3,526	1	—	4,673

Total operating expense	1,227	58,731	926	—	60,884

Income (loss) from operations	(1,227)	(57)	144	—	(1,140)

Other income (expenses):
Interest expense, net	(2,512)	(157)	—	—	(2,669)
Income from equity investment in subsidiaries	4,219	—	—	(4,219)	—
Other, net	2	23	—	—	25

Total other income (expenses)	1,709	(134)	—	(4,219)	(2,644)

Income (loss) before taxes	482	(191)	144	(4,219)	(3,784)

Income tax provision (benefit)	2,342	(4,324)	58	—	(1,924)

Net income (loss) including noncontrolling interest	$(1,860)	$4,133	$86	$(4,219)	$(1,860)

Net income attributable to noncontrolling interest (net of tax)	86	—	—	—	86

Net income (loss) attributable to RAAM Global	$(1,946)	$4,133	$86	$(4,219)	$(1,946)

Condensed Consolidating Statements of Operations

Six Months Ended June 30, 2013 (in thousands)

	RAAM Global Energy Company	Subsidiary Guarantors	Non- guarantor VIEs	Eliminations	Consolidated
Revenues:
Gas sales	$—	$30,947	$1,545	$—	$32,492
Oil sales	—	47,950	1,841	—	49,791
Realized and unrealized losses on derivatives, net	—	(474)	—	—	(474)

Total revenues	—	78,423	3,386	—	81,809

Costs and expenses:
Production and delivery costs	—	15,709	229	—	15,938
Production taxes	—	3,776	134	—	3,910
Workover costs	—	1,452	6	—	1,458
Depreciation, depletion and amortization	361	34,330	1,490	—	36,181
General and administrative expenses	3,932	5,694	4	—	9,630

Total operating expense	4,293	60,961	1,863	—	67,117

Income (loss) from operations	(4,293)	17,462	1,523	—	14,692

Other income (expenses):
Interest expense, net	(14,039)	(510)	—	—	(14,549)
Income from equity investment in subsidiaries	18,543	—	—	(18,543)	—
Other, net	(150)	3	—	—	(147)

Total other income (expenses)	4,354	(507)	—	(18,543)	(14,696)

Income (loss) before taxes	61	16,955	1,523	(18,543)	(4)

Income tax provision (benefit)	39	(637)	572	—	(26)

Net income (loss) including noncontrolling interest	$22	$17,592	$951	$(18,543)	$22

Net income attributable to noncontrolling interest (net of tax)	951	—	—	—	951

Net income (loss) attributable to RAAM Global	$(929)	$17,592	$951	$(18,543)	$(929)

Condensed Consolidating Statements of Operations

Six Months Ended June 30, 2012 (in thousands)

	RAAM Global Energy Company	Subsidiary Guarantors	Non- guarantor VIEs	Eliminations	Consolidated
Revenues:
Gas sales	$—	$29,537	$699	$—	$30,236
Oil sales	—	56,961	1,124	—	58,085
Realized and unrealized gains on derivatives, net	—	22,319	—	—	22,319

Total revenues	—	108,817	1,823	—	110,640

Costs and expenses:
Production and delivery costs	—	17,936	192	—	18,128
Production taxes	—	4,676	89	—	4,765
Workover costs	—	1,440	—	—	1,440
Depreciation, depletion and amortization	162	61,347	1,218	—	62,727
General and administrative expenses	2,587	7,706	2	—	10,295

Total operating expense	2,749	93,105	1,501	—	97,355

Income (loss) from operations	(2,749)	15,712	322	—	13,285

Other income (expenses):
Interest expense, net	(8,590)	(186)	—	—	(8,776)
Income from equity investment in subsidiaries	16,436	—	—	(16,436)	—
Other, net	187	30	—	—	217

Total other income (expenses)	8,033	(156)	—	(16,436)	(8,559)

Income (loss) before taxes	5,284	15,556	322	(16,436)	4,726

Income tax provision (benefit)	1,985	(677)	119	—	1,427

Net income (loss) including noncontrolling interest	$3,299	$16,233	$203	$(16,436)	$3,299

Net income attributable to noncontrolling interest (net of tax)	203	—	—	—	203

Net income (loss) attributable to RAAM Global	$3,096	$16,233	$203	$(16,436)	$3,096

Condensed Consolidating Statements of Cash Flows

Six Months Ended June 30, 2013 (in thousands)

	RAAM Global Energy Company	Subsidiary Guarantors	Non- guarantor VIEs	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$2,599	$58,044	$3,031	$(18,543)	$45,131

Investing activities
Change in investments between affiliates	(49,164)	32,499	(1,878)	18,543	—
Change in advances from joint interest partners	—	(85)	—	—	(85)
Additions to oil and gas properties and equipment	(1,751)	(74,273)	(1,157)	—	(77,181)
Proceeds from net sales of oil and gas properties	—	17,320	—	—	17,320

Net cash (used in) provided by investing activities	(50,915)	(24,539)	(3,035)	18,543	(59,946)

Financing activities
Proceeds from borrowings	—	6,757	—	—	6,757
Payments on borrowings	(67)	(53,052)	—	—	(53,119)
Issuance of 12.5% Senior Secured Notes due 2015	51,500	—	—	—	51,500
Payments of deferred bond costs	(1,540)	—	—	—	(1,540)
Payment of dividends	(1,563)	—	—	—	(1,563)

Net cash provided by (used in) financing activities	48,330	(46,295)	—	—	2,035

Increase (decrease) in cash and cash equivalents	14	(12,790)	(4)	—	(12,780)
Cash and cash equivalents, beginning of period	514	68,148	9	—	68,671

Cash and cash equivalents, end of period	$528	$55,358	$5	$—	$55,891

Condensed Consolidating Statements of Cash Flows

Six Months Ended June 30, 2012 (in thousands)

	RAAM Global Energy Company	Subsidiary Guarantors	Non- guarantor VIEs	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$5,565	$69,405	$1,706	$(16,436)	$60,240

Investing activities
Change in investments between affiliates	3,291	(19,727)	—	16,436	—
Change in advances from joint interest partners	—	(197)	—	—	(197)
Payment of prepaid drilling expenses	—	(1,000)	—	—	(1,000)
Additions to oil and gas properties and equipment	(27)	(118,367)	(1,708)	—	(120,102)
Proceeds from net sales of oil and gas properties	—	2,015	—	—	2,015

Net cash provided by (used in) investing activities	3,264	(137,276)	(1,708)	16,436	(119,284)

Financing activities
Proceeds from borrowings	—	58,212	—	—	58,212
Payments on borrowings	(65)	(3,280)	—	—	(3,345)
Payment of dividends	(3,125)	—	—	—	(3,125)

Net cash (used in) provided by financing activities	(3,190)	54,932	—	—	51,742

Increase (decrease) in cash and cash equivalents	5,639	(12,939)	(2)	—	(7,302)
Cash and cash equivalents, beginning of period	340	51,389	14	—	51,743

Cash and cash equivalents, end of period	$5,979	$38,450	$12	$—	$44,441

Annex A

LETTER OF TRANSMITTAL

TO TENDER

OLD 12.50% SENIOR NOTES DUE 2015

(CUSIPs: 74920AAA7 and U7501B AA9)

OF

RAAM GLOBAL ENERGY COMPANY

PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS

DATED                     , 2013

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2013 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE ISSUER.

The Exchange Agent for the Exchange Offer is The Bank of New York Mellon Trust Company, N.A., and its contact information is as follows:

By Registered & Certified Mail:	By Regular Mail or Overnight Courier:	In Person by Hand Only:

The Bank of New York Mellon Trust Company, N.A., as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations - Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, NY 13057

Attn: Christopher Landers

The Bank of New York Mellon Trust Company, N.A., as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations - Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, NY 13057

Attn: Christopher Landers

The Bank of New York Mellon Trust Company, N.A., as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations - Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, NY 13057

Attn: Christopher Landers

By Facsimile (for Eligible Institutions only):

732-667-9408

For Information or Confirmation by

Telephone: 315-414-3362

If you wish to exchange your issued and outstanding 12.50% Senior Notes due 2015 (the “old notes”) for an equal aggregate principal amount of 12.50% Senior Notes due 2015 (the “new notes”) with materially identical terms that have been registered under the Exchange Act of 1933 (the “Exchange Act”) pursuant to the exchange offer, you must validly tender (and not withdraw) old notes to the Exchange Agent prior to the Expiration Date.

We refer you to the Prospectus, dated                     , 2013 (the “Prospectus”), of RAAM Global Energy Company (the “Issuer”), and this Letter of Transmittal (this “Letter of Transmittal”), which together describe the Issuer’s offer (the “Exchange Offer”) to exchange the old notes for a like aggregate principal amount new notes. Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

The Issuer reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Issuer shall notify the Exchange Agent and each registered holder of the old notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the old notes. Tender of the old notes is to be made according to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”)

pursuant to the procedures set forth in the Prospectus under the caption “Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer generated message known as an “agent’s message” to the Exchange Agent for its acceptance. For you to validly tender your old notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your old notes; and

•	you agree to be bound by the terms of this Letter of Transmittal.

BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1. By tendering old notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2. By tendering old notes in the Exchange Offer, you represent and warrant that you have (1) full authority to tender the old notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the tender of old notes, (2) the Issuer will acquire good, marketable and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and other encumbrances, and (3) the old notes tendered hereby are not subject to any adverse claims or proxies.

3. You understand that the tender of the old notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Issuer as to the terms and conditions set forth in the Prospectus.

4. By tendering old notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the new notes issued in exchange for the old notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 (the “Securities Act”) (other than a broker-dealer who purchased old notes exchanged for such new notes directly from the Issuer to resell pursuant to Rule 144A or any other available exemption under the Securities Act and any such holder that is an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act), provided that such new notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such new notes.

5. By tendering old notes in the Exchange Offer, you hereby represent and warrant that:

(a) the new notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of you, whether or not you are the holder;

(b) you have no arrangement or understanding with any person to participate in the distribution of old notes or new notes within the meaning of the Securities Act;

(c) you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Company; and

(d) if you are a broker-dealer, that you will receive the new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and that you acknowledge that you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such new notes.

You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your old notes registered in the shelf registration statement described in the Registration Rights Agreement, dated as of April 11, 2013 (the “Registration Rights Agreement”), by and among the Issuer, the several guarantors named therein, and the Initial Purchasers (as defined therein). Such election may be made by notifying the Issuer in writing at 1537 Bull Lea Road, Suite 200, Lexington, Kentucky 40511, Attention: Corporate Secretary. By making such election, you agree, as a holder of old notes participating in a shelf registration, to indemnify and hold harmless the Issuer, each of the directors of the Issuer, each of the officers of the Issuer who signs such shelf registration statement, each person who controls the Issuer within the meaning of either the Securities Act or the Securities Exchange Act of 1934 (the “Exchange Act”), and each other holder of old notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to you furnished in writing by or on behalf of you expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

6. If you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you acknowledge by tendering old notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such new notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

7. If you are a broker-dealer and old notes held for your own account were not acquired as a result of market-making or other trading activities, such old notes cannot be exchanged pursuant to the Exchange Offer.

8. Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.	Book-Entry Confirmations.

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of old notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as Agent’s Message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date.

2.	Partial Tenders.

Tenders of old notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of old notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all old notes is not tendered, then old notes for the principal amount of old notes not tendered and new notes issued in exchange for any old notes accepted will be delivered to the holder via the facilities of DTC promptly after the old notes are accepted for exchange.

3.	Validity of Tenders.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered old notes will be determined by the Issuer, in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any old notes. The Issuer’s interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as the Issuer shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of old notes, neither the Issuer, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

4.	Waiver of Conditions.

The Issuer reserves the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5.	No Conditional Tender.

No alternative, conditional, irregular or contingent tender of old notes will be accepted.

6.	Request for Assistance or Additional Copies.

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent using the contact information set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7.	Withdrawal.

Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “Exchange Offer—Withdrawal of Tenders.”

8.	No Guarantee of Late Delivery.

There is no procedure for guarantee of late delivery in the Exchange Offer.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”), in which RAAM Global Energy Company is incorporated, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Any indemnification under subsections (a) and (b) of Section 145 of the DGCL (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Article Seven of our Certificate of Incorporation provides that any person who is permitted to be indemnified under Section 145 of the DGCL shall be indemnified to the fullest extent permitted by Section 145 of the DGCL and Section 9.1 of our Bylaws provides a non-exclusive indemnification for certain acts by persons acting as an officer, director, employee or agent of the Company.

The Company determines whether the indemnification of the present or former director, officer, employee or agent is proper in the circumstances in accordance with Section 145 of the DGCL as described above.

We carry directors and officers liability coverages designed to insure our officers and directors and those of our subsidiaries against certain liabilities incurred by them in the performance of their duties, and also providing for reimbursement in certain cases to us and our subsidiaries for sums paid to directors and officers as indemnification for similar liability.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	The exhibits required to be filed pursuant to the requirements of Item 601 of Regulation S-K are set forth in the Index to Exhibits accompanying this registration statement.

Schedules are omitted because they either are not required or are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

Item 22.	Undertakings.

Each registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if such registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of such registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of such registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(b)	any free writing prospectus relating to the offering prepared by or on behalf of such registrant or used or referred to by the undersigned registrants;

(c)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of such registrant; and

(d)	any other communication that is an offer in the offering made by such registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(9) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of Kentucky, on September 18, 2013.

RAAM GLOBAL ENERGY COMPANY

By:	/s/ Howard A. Settle
Howard A. Settle
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated.

Signatures	Title	Date

/s/ Howard A. Settle Howard A. Settle	President, Chief Executive Officer and Chairman (Principal Executive Officer)	September 18, 2013

* Jeffrey T. Craycraft	Treasurer, Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 18, 2013

* Michael J. Willis	Director	September 18, 2013

* Jonathan B. Rudney	Director	September 18, 2013

* Thomas M. Lewry	Director, Vice President	September 18, 2013

* Robert E. Fox	Director	September 18, 2013

*By:	/s/ Howard A. Settle
Howard A. Settle
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of Kentucky, on September 18, 2013.

CENTURY EXPLORATION NEW ORLEANS, LLC

By:	/s/ Howard A. Settle
Howard A. Settle
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated.

Signatures	Title	Date

/s/ Howard A. Settle Howard A. Settle	President and Director (Principal Executive Officer)	September 18, 2013

* Jeffrey T. Craycraft	Treasurer (Principal Financial and Accounting Officer)	September 18, 2013

* Jonathan B. Rudney	Director	September 18, 2013

* Michael J. Willis	Director	September 18, 2013

* Thomas M. Lewry	Director	September 18, 2013

* Robert E. Fox	Director	September 18, 2013

*By:	/s/ Howard A. Settle
Howard A. Settle
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of Kentucky, on September 18, 2013.

CENTURY EXPLORATION HOUSTON, LLC

By:	/s/ Howard A. Settle
Howard A. Settle
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated.

Signatures	Title	Date

/s/ Howard A. Settle Howard A. Settle	President and Director (Principal Executive Officer)	September 18, 2013

* Jeffrey T. Craycraft	Treasurer (Principal Financial and Accounting Officer)	September 18, 2013

* Jonathan B. Rudney	Director	September 18, 2013

* Michael J. Willis	Director	September 18, 2013

* Thomas M. Lewry	Director	September 18, 2013

* Robert E. Fox	Director	September 18, 2013

*By:	/s/ Howard A. Settle
Howard A. Settle
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of Kentucky, on September 18, 2013.

CENTURY EXPLORATION RESOURCES, LLC

By:	/s/ Howard A. Settle
Howard A. Settle
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated.

Signatures	Title	Date

/s/ Howard A. Settle Howard A. Settle	President and Director (Principal Executive Officer)	September 18, 2013

* Jeffrey T. Craycraft	Treasurer (Principal Financial and Accounting Officer)	September 18, 2013

* Jonathan B. Rudney	Director	September 18, 2013

* Michael J. Willis	Director	September 18, 2013

* Thomas M. Lewry	Director	September 18, 2013

* Robert E. Fox	Director	September 18, 2013

*By:	/s/ Howard A. Settle
Howard A. Settle
Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Description

3.1	Certificate of Incorporation of RAAM Global Energy Company, dated November 19, 2003 (Incorporated by reference to Exhibit 3.1 to RAAM Global Energy Company’s Registration Statement on Form S-4 filed on March 17, 2011 (Reg. No. 333-172897)).

3.2	Bylaws of RAAM Global Energy Company (Incorporated by reference to Exhibit 3.2 to RAAM Global Energy Company’s Registration Statement on Form S-4 filed on March 17, 2011 (Reg. No. 333-172897)).

4.1	Indenture, dated as of September 24, 2010, among RAAM Global Energy Company, the several guarantors named therein, and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent (Incorporated by reference to Exhibit 4.1 to RAAM Global Energy Company’s Registration Statement on Form S-4 filed on March 17, 2011 (Reg. No. 333-172897)).

4.2	First Supplemental Indenture, dated as of July 15, 2011, by and among RAAM Global Energy Company, the several guarantors named therein, and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent (Incorporated by reference to Exhibit 4.2 to RAAM Global Energy Company’s Current Report on Form 8-K filed on July 19, 2011 (File No. 333-172897)).

4.3	Second Supplemental Indenture, dated April 11, 2013, among RAAM Global Energy Company, Century Exploration New Orleans, LLC, Century Exploration Houston, LLC and Century Exploration Resources, LLC (Incorporated by reference to Exhibit 4.2 to RAAM Global Energy Company’s Current Report on Form 8-K filed on April 11, 2013 (File No. 333-172897)).

4.4	Third Supplemental Indenture, dated April 11, 2013, among RAAM Global Energy Company, Century Exploration New Orleans, LLC, Century Exploration Houston, LLC and Century Exploration Resources, LLC (Incorporated by reference to Exhibit 4.2 to RAAM Global Energy Company’s Current Report on Form 8-K filed on April 11, 2013 (File No. 333-172897)).

4.5	Registration Rights Agreement, dated April 11, 2013, among RAAM Global Energy Company, Century Exploration New Orleans, LLC, Century Exploration Houston, LLC, Century Exploration Resources, LLC and Global Hunter Securities, LLC (Incorporated by reference to Exhibit 4.3 to RAAM Global Energy Company’s Current Report on Form 8-K filed on April 11, 2013 (File No. 333-172897)).

4.6	Intercreditor Agreement, dated as of September 24, 2010, by and among Union Bank, N.A., as administrative agent for the first lien creditors named therein, the Bank of New York Mellon Trust Company, N.A., as indenture trustee for the second lien creditors named therein, Century Exploration New Orleans, Inc., Century Exploration Houston, Inc. and RAAM Global Energy Company (Incorporated by reference to Exhibit 4.3 to RAAM Global Energy Company’s Registration Statement on Form S-4 filed on March 17, 2011 (Reg. No. 333-172897)).

4.7	Security Agreement, dated September 24, 2010, by RAAM Global Energy Company and the several guarantors name therein in favor of Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent (Incorporated by reference to Exhibit 4.4 to RAAM Global Energy Company’s Registration Statement on Form S-4 filed on March 17, 2011 (Reg. No. 333-172897)).

5.1**	Opinion of Vinson & Elkins L.L.P.

10.1	Fourth Amended and Restated Credit Agreement, dated November 29, 2011, by and among Century Exploration New Orleans, LLC, Century Exploration Houston, LLC, Union Bank, N.A., individually and as administrative agent, and the lenders named therein (Incorporated by reference to Exhibit 10.5 to RAAM Global Energy Company’s Form 10-K filed on March 27, 2012).

10.2	Premium Finance Agreement, dated May 1, 2010, between RAAM Global Energy Company and Century Exploration Resources, Inc., as borrowers, and USI Southwest-Houston, as lender (Incorporated by reference to Exhibit 10.5 to RAAM Global Energy Company’s Registration Statement on Form S-4 filed on March 17, 2011 (Reg. No. 333-172897)).

Exhibit Number	Description

10.3	Promissory Note, dated August 8, 2005, between RAAM Global Energy Company and GE Commercial Finance Business Property Corporation (Incorporated by reference to Exhibit 10.6 to RAAM Global Energy Company’s Registration Statement on Form S-4 filed on March 17, 2011 (Reg. No. 333-172897)).

10.4	First Amendment to the Fourth Amended and Restated Credit Agreement, dated as of December 27, 2011, among Century Exploration New Orleans, LLC, Century Exploration Houston, LLC and Century Exploration Resources, LLC, the lenders party thereto and Union Bank, N.A., as administrative agent (Incorporated by reference to Exhibit 10.4 to RAAM Global Energy Company’s Annual Report on Form 10-K filed on March 27, 2013 (Reg. No. 333-172897)).

10.5	Second Amendment to the Fourth Amended and Restated Credit Agreement, dated as of March 5, 2013, among Century Exploration New Orleans, LLC, Century Exploration Houston, LLC and Century Exploration Resources, LLC, the lenders party thereto and Union Bank, N.A., as administrative agent. (Incorporated by reference to Exhibit 10.1 to RAAM Global Energy Company’s Current Report on Form 8-K, filed on March 11, 2013).

10.6†	Form of Stock Purchase Agreement, effective August 24, 2011, between the Sellers defined therein and RAAM Global Energy Company (Incorporated by reference to Exhibit 10.10 to RAAM Global Energy Company’s Registration Statement on Form S-4 filed on August 29, 2011
(Reg. No. 333-172897)).

10.7†	Employment Agreement, dated October 1, 2012, between RAAM Global Energy Company and Ken Young (Incorporated by reference to Exhibit 10.7 to RAAM Global Energy Company’s Annual Report on Form 10-K filed on March 27, 2013 (Reg. No. 333-172897)).

10.8	Lease Agreement, dated January 1, 2011, between ATMA Investments, LLC and RAAM Global Energy Company (Incorporated by reference to Exhibit 10.11 to RAAM Global Energy Company’s Registration Statement on Form S-4 filed on March 17, 2011 (Reg. No. 333-172897)).

10.9	December 2004 Agreement, dated December 1, 2004, between RAAM Global Energy and RAAM Exploration LLC (Incorporated by reference to Exhibit 10.12 to RAAM Global Energy Company’s Registration Statement on Form S-4 filed on March 17, 2011 (Reg. No. 333-172897)).

10.10	Termination of the December 2004 Agreement, dated June 3, 2009, between RAAM Global Energy and Ram Development LLC and RAAM Exploration LLC (Incorporated by reference to
Exhibit 10.13 to RAAM Global Energy Company’s Registration Statement on Form S-4 filed on March 17, 2011 (Reg. No. 333-172897)).

10.11	September 2003 Agreement, dated September 22, 2003, between Century Exploration Company and RAAM Exploration LLC (Incorporated by reference to Exhibit 10.14 to RAAM Global Energy Company’s Registration Statement on Form S-4 filed on March 17, 2011 (Reg. No. 333-172897)).

10.12	Participation and Exploration Agreement, dated August 3, 2009, between RAAM Global Energy Company, Century Exploration Houston, Inc. and TechXplore, L.P (Incorporated by reference to Exhibit 10.15 to RAAM Global Energy Company’s Registration Statement on Form S-4 filed on March 17, 2011 (Reg. No. 333-172897)).

10.13	After Payout Overriding Royalty Plan of RAAM Global Energy Company and Century Exploration New Orleans, Inc., dated December 1, 2004 (Incorporated by reference to Exhibit 10.16 to RAAM Global Energy Company’s Registration Statement on Form S-4 filed on March 17, 2011
(Reg. No. 333-172897)).

10.14†	Employment Agreement, dated April 19, 2011, between Century Exploration Resources, Inc., James A. Honert, Peter T. Loeffler, and Frederick P. LeGrand (Incorporated by reference to Exhibit 10.14 to RAAM Global Energy Company’s Annual Report on Form 10-K filed on March 27, 2013
(Reg. No. 333-172897)).

Exhibit Number	Description

10.15†	Employee Bonus Agreement, dated September 30, 2011, between Century Exploration Resources, Inc., James A. Honert, Peter T. Loeffler, and Frederick P. LeGrand (Incorporated by reference to Exhibit 10.15 to RAAM Global Energy Company’s Annual Report on Form 10-K filed on March 27, 2013 (Reg. No. 333-172897)).

10.16†	Form of Stock Purchase Agreement, effective August 24, 2011, between the Sellers defined therein and RAAM Global Energy Company (Incorporated by reference to Exhibit 10.10 to RAAM Global Energy Company’s Registration Statement on Form S-4 filed on August 29, 2011
(Reg. No. 333-172897)).

10.17†	Employment Agreement, dated October 1, 2012, between RAAM Global Energy Company and Ken Young (Incorporated by reference to Exhibit 10.15 to RAAM Global Energy Company’s Annual Report on Form 10-K filed on March 27, 2013 (Reg. No. 333-172897)).

10.18	Lease Agreement, dated January 1, 2011, between ATMA Investments, LLC and RAAM Global Energy Company (Incorporated by reference to Exhibit 10.11 to RAAM Global Energy Company’s Registration Statement on Form S-4 filed on March 17, 2011 (Reg. No. 333-172897)).

10.19	December 2004 Agreement, dated December 1, 2004, between RAAM Global Energy and RAAM Exploration LLC (Incorporated by reference to Exhibit 10.12 to RAAM Global Energy Company’s Registration Statement on Form S-4 filed on March 17, 2011 (Reg. No. 333-172897)).

10.20	Termination of the December 2004 Agreement, dated June 3, 2009, between RAAM Global Energy and Ram Development LLC and RAAM Exploration LLC (Incorporated by reference to
Exhibit 10.13 to RAAM Global Energy Company’s Registration Statement on Form S-4 filed on March 17, 2011 (Reg. No. 333-172897)).

10.21	September 2003 Agreement, dated September 22, 2003, between Century Exploration Company and RAAM Exploration LLC (Incorporated by reference to Exhibit 10.14 to RAAM Global Energy Company’s Registration Statement on Form S-4 filed on March 17, 2011 (Reg. No. 333-172897)).

10.22	Participation and Exploration Agreement, dated August 3, 2009, between RAAM Global Energy Company, Century Exploration Houston, Inc. and TechXplore, L.P (Incorporated by reference to Exhibit 10.15 to RAAM Global Energy Company’s Registration Statement on Form S-4 filed on March 17, 2011 (Reg. No. 333-172897)).

10.23	After Payout Overriding Royalty Plan of RAAM Global Energy Company and Century Exploration New Orleans, Inc., dated December 1, 2004 (Incorporated by reference to Exhibit 10.16 to RAAM Global Energy Company’s Registration Statement on Form S-4 filed on March 17, 2011
(Reg. No. 333-172897)).

10.24†	Employment Agreement, dated April 19, 2011, between Century Exploration Resources, Inc., James A. Honert, Peter T. Loeffler, and Frederick P. LeGrand (Incorporated by reference to Exhibit 10.14 to RAAM Global Energy Company’s Annual Report on Form 10-K filed on March 27, 2013
(Reg. No. 333-172897)).

10.25†	Employee Bonus Agreement, dated September 30, 2011, between Century Exploration Resources, Inc., James A. Honert, Peter T. Loeffler, and Frederick P. LeGrand (Incorporated by reference to Exhibit 10.15 to RAAM Global Energy Company’s Annual Report on Form 10-K filed on March 27, 2013 (Reg. No. 333-172897)).

10.26†	Employment Agreement, dated February 26, 2013, between RAAM Global Energy Company and Ken Young (Incorporated by reference to Exhibit 10.7 to RAAM Global Energy Company’s Annual Report on Form 10-K filed on March 27, 2013 (File No. 333-172897)).

10.27	Purchase Agreement, dated April 5, 2013, among RAAM Global Energy Company, Century Exploration New Orleans, LLC, Century Exploration Houston, LLC, Century Exploration Resources, LLC and Global Hunter Securities, LLC (Incorporated by reference to Exhibit 10.1 to RAAM Global Energy Company’s Current Report on Form 8-K filed on April 11, 2013 (File No. 333-172897)).

Exhibit Number	Description

12.1*	Computation of Ratio of Earnings to Fixed Charges.

21.1**	Subsidiaries of RAAM Global Energy Company.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Netherland, Sewell & Associates, Inc.

23.3*	Consent of H.J. Gruy and Associates, Inc.

23.4*	Consent of Cawley, Gillespie & Associates, Inc.

23.5**	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

24.1**	Powers of Attorney.

25.1**	Statement of Eligibility on Form T-1 of The Bank of New York Mellon Trust Company, N.A.

99.1*	Summary Report of Netherland, Sewell & Associates, Inc.

99.2*	Summary Report of H.J. Gruy and Associates, Inc.

99.3*	Summary Report of Cawley, Gillespie & Associates, Inc.

101.INS***	XBRL Instance Document.

101.SCH***	XBRL Taxonomy Extension Schema Document.

101.CAL***	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF***	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB***	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE***	XBRL Taxonomy Extension Presentation Linkbase Document.

*	Filed herewith.
**	Previously filed.
***	Pursuant to Rule 406T of Regulation S-T, these interactive data files are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 and 12 of the Securities Act of 1933, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934 and otherwise are not subject to liability under those sections.
†	Management contract or compensatory plan or arrangement.